Exhibit 4.5

Execution Version

CREDIT AND GUARANTY AGREEMENT

dated as of

January 30, 2013,

among

ALCATEL-LUCENT USA INC.,

as Borrower,

ALCATEL-LUCENT HOLDINGS INC.,

as Holdings and a Guarantor,

ALCATEL LUCENT

as Parent and a Guarantor,

THE SUBSIDIARY GUARANTORS FROM TIME TO TIME PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

CREDIT SUISSE AG,

as Administrative Agent and Collateral Agent,

and

GOLDMAN SACHS BANK USA,

as Syndication Agent

CREDIT SUISSE SECURITIES (USA) LLC and GOLDMAN SACHS BANK USA,

as Joint Lead Arrangers,

CREDIT SUISSE SECURITIES (USA) LLC, GOLDMAN SACHS BANK USA,

CITIGROUP GLOBAL MARKETS INC. and DEUTSCHE BANK SECURITIES INC.,

as Joint Bookrunners

and

CITICORP NORTH AMERICA, INC. and DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Co-Documentation Agents

$500.0 million Asset Sale Loan Facility (“Term Loan B”)

$1,750.0 million US Term Loan Facility (“Term Loan C”)

€300.0 million Euro Term Loan Facility (“Term Loan D”)

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

i

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

SCHEDULES

Schedule 1.01(a)	-	Certain Existing Indebtedness
Schedule 1.01(b)	-	Subsidiary Guarantors
Schedule 1.01(c)	-	Mandatory Costs
Schedule 1.01(d)	-	Closing Date Liens
Schedule 1.01(e)	-	Closing Date Investments
Schedule 2.01	-	Lenders and Commitments
Schedule 3.07	-	Subsidiaries
Schedule 3.09	-	Litigation
Schedule 3.20	-	Anticorruption Matters
Schedule 3.21	-	Export Controls and Sanctions Matters
Schedule 4.01(c)	-	Local Counsel
Schedule 4.01(g)	-	Additional Closing Date Security Documents
Schedule 5.16	-	Post-Closing Obligations
Schedule 5.17	-	Inactive Holdcos and Subsidiaries

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Assumption
Exhibit C	-	Form of Affiliated Lender Assignment and Assumption
Exhibit D	-	Form of Borrowing Request
Exhibit E-1	-	Form of Pledge and Security Agreement
Exhibit E-2	-	Forms of French Pledge and Security Agreements
Exhibit F-1	-	Form of Opinion of Kirkland & Ellis LLP
Exhibit F-2	-	Forms of Local Counsel Opinions
Exhibit G	-	Form of Compliance Certificate
Exhibit H	-	Form of Solvency Certificate
Exhibit I	-	Form of U.S. Tax Compliance Certificate
Exhibit J	-	Modified Dutch Auction Procedures
Exhibit K-1	-	Form of Lender Counterparty Joinder
Exhibit K-2	-	Form of Additional Secured Party Joinder
Exhibit L	-	Form of Subordinated Intercompany Note
Exhibit M	-	Form of Counterpart Agreement

v

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

This CREDIT AND GUARANTY AGREEMENT, dated as of January 30, 2013 (this “Agreement”), is entered into by and among ALCATEL-LUCENT USA INC., a Delaware corporation (the “Borrower”), ALCATEL-LUCENT HOLDINGS INC., a Delaware corporation (“Holdings”), ALCATEL LUCENT, a société anonyme incorporated under the laws of France (“Parent”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I) from time to time party hereto, the Lenders from time to time party hereto, CREDIT SUISSE AG, as administrative agent for the Lenders (in such capacity, including any successor thereto in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, including any successor thereto in such capacity, the “Collateral Agent”), and GOLDMAN SACHS BANK USA, as syndication agent (in such capacity, the “Syndication Agent”).

RECITALS

WHEREAS, the Borrower has requested the Lenders to extend credit in the form of senior secured credit facilities on the Closing Date, consisting of (a) US Term Loans in an aggregate principal amount of $1,750.0 million, (b) Euro Term Loans in an aggregate principal amount of €300.0 million and (c) Asset Sale Loans in an aggregate principal amount of $500.0 million;

WHEREAS, the proceeds of the Loans are to be used solely (a) to refinance Existing Indebtedness of the Borrower, Parent and its Restricted Subsidiaries and to pay fees, costs and expenses in connection therewith, and (b) for their working capital and general corporate purposes;

WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and Lien upon certain of its assets as and to the extent set forth in the applicable Security Documents;

WHEREAS, the Guarantors have agreed to guarantee the obligations of the Borrower under the Loan Documents and to secure their respective Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and Lien upon certain of their respective assets, in each case as and to the extent set forth in the applicable Security Documents; and

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the other Loan Documents, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate. No Euro Term Loan shall be an ABR Loan.

“Acknowledgment of Parallel Debt” shall have the meaning assigned to such term in Section 10.20.

“Acquired Debt” shall mean, with respect to any specified Person:

(a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of such specified Person; and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Secured Party Joinder” shall mean an Additional Secured Party Joinder, substantially in the form of Exhibit K-2, among the applicable Designated L/C Facility Counterparty thereunder, Parent, the Borrower, each Subsidiary Guarantor and the Collateral Agent.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) 1.00% per annum and (b) the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” of any specified Person shall mean any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Affiliated Lender Assignment and Assumption” shall mean an Assignment and Assumption entered into by an Affiliated Lender that is an Eligible Assignee and a Lender or, if the Affiliated Lender is the assignor, an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit C or such other form as shall be approved by the Administrative Agent.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“Affiliated Lenders” shall mean, at any time, any Lender that is Parent or Holdings.

“Agent” shall mean each of (a) the Administrative Agent, (b) the Collateral Agent, (c) the Syndication Agent, (d) the Co-Documentation Agents, (e) the Joint Bookrunners, (f) the Joint Lead Arrangers and (g) any other Person appointed under the Loan Documents to serve in an agent or similar capacity, including, without limitation, any Auction Manager.

“Agent Fees” shall have the meaning assigned to such term in Section 2.05(a).

“Agent’s Request” shall have the meaning assigned to such term in Section 7.14(c)(v).

“Aggregate Patent Proceeds” shall have the meaning assigned to such term in Section 6.04(h).

“Aggregate Payments” shall have the meaning assigned to such term in Section 7.02.

“Agreement” shall mean this Credit and Guaranty Agreement, dated as of January 30, 2013, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Agreement Currency” shall have the meaning assigned to such term in Section 10.21.

“Agreement Value” shall mean, for each of the Hedging Obligations, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Restricted Subsidiary would be required to pay if such Hedging Obligation was terminated on such date.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“AMF” shall have the meaning assigned to such term in Section 5.04(c).

“Anticorruption Laws” shall have the meaning assigned to such term in Section 3.20.

“Anti-Terrorism Laws” shall mean any laws, statutes, regulations and orders, and all applicable restrictions imposed by any Governmental Authority, relating to terrorism or money laundering, including the Executive Order and the Patriot Act.

“Applicable Margin” shall mean, (a) with respect to the Euro Term Loans, for any day with respect to any Eurodollar Term Loan, 6.50% per annum, (b) with respect to the US Term Loans for any day (i) with respect to any Eurodollar Term Loan, 6.25% per annum, and (ii) with respect to any ABR Term Loan, 5.25% per annum, and (c) with respect to the Asset Sale Loans, for any day (i) with respect to any Eurodollar Term Loan, 5.25% per annum, and (ii) with respect to any ABR Term Loan, 4.25% per annum.

“Approved Fund” shall mean, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“ASB” shall mean Alcatel-Lucent Shanghai Bell Co. Ltd.

“ASB Holdcos” shall have the meaning assigned to such term in the definition of “Permitted Liens.”

“Asset Sale” shall mean:

(a) the sale, lease, conveyance or other disposition (including by way of merger, and, for purposes of Section 2.13(d) only, casualty and condemnation) of any assets or rights by Parent or any of its Restricted Subsidiaries;

(b) the issuance of Capital Stock by any Restricted Subsidiary of Parent or the sale by Parent or any of its Restricted Subsidiaries of Capital Stock in any of Parent’s Subsidiaries; and

(c) any transaction under a Patent Monetization Program.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale or any part thereof:

(i) any single transaction or series of related transactions that involves (A) assets (other than Designated Assets or assets or property subject to a Patent Monetization Program) having a Fair Market Value of less than €25.0 million or (B) Patents that are transferred in connection with the settlement of Patent litigation (or threat thereof) that does not result in the receipt by the Borrower, Parent or any of its Restricted Subsidiaries of any Net Proceeds thereof; provided that the aggregate value, determined at the time of the applicable transaction and calculated in accordance with IFRS, of all such Patents shall not exceed €50.0 million in the aggregate in any fiscal year;

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(ii) (A) a transfer of assets (other than Collateral) (x) by a Restricted Subsidiary to a Loan Party or (y) by a Restricted Subsidiary that is not a Loan Party to another Restricted Subsidiary, and (B) a transfer of assets (including Collateral) between or among Loan Parties; provided that any such transfer of Collateral must be in compliance with Section 6.04(a)(ii);

(iii) (A) an issuance of Capital Stock by a Restricted Subsidiary of Parent to Parent, the Borrower or to a Restricted Subsidiary of Parent that is a Guarantor and (B) an issuance of Capital Stock by a Restricted Subsidiary of Parent that is not directly owned by the Borrower or a Guarantor to another Restricted Subsidiary of Parent;

(iv) (A) the sale, lease, assignment or other transfer of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets (other than Patents) in the ordinary course of business (including a transfer or other disposition of intellectual property (other than Patents) that is, in the reasonable judgment of Parent, either no longer economically practicable to maintain or no longer useful in the conduct of the business of Parent and its Restricted Subsidiaries taken as whole), and (B) the abandonment of intellectual property (including Patents) that is, in the reasonable judgment of Parent, either no longer economically practicable to maintain or no longer of material value, so long as such abandonment of intellectual property does not involve the sale, lease, assignment or voluntary transfer of such intellectual property by Parent or its applicable Restricted Subsidiary, as the case may be;

(v) licenses and sublicenses (including covenants-not-to-sue) by Parent or any of its Restricted Subsidiaries of software or Intellectual Property in the ordinary course of business other than in connection with a Patent Monetization Program;

(vi) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(vii) the granting of Liens not prohibited by Section 6.05;

(viii) the sale or other disposition of cash, Cash Equivalents or Permitted Investment Securities;

(ix) a Restricted Payment that does not violate Section 6.02 or a Permitted Investment;

(x) the disposition of receivables in connection with any Receivables Financing or in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(xi) the foreclosure or any similar action with respect to any property or other assets or a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(xii) Specified Patent Licenses and Permitted Patent Cross-Licenses;

(xiii) transfers described on Schedule 5.16 of assets or Capital Stock of Subsidiaries held directly or indirectly by Restricted Subsidiaries, in each case in connection with liquidations, mergers or consolidations of such Subsidiaries as and to the extent contemplated by such Schedule; and

(xiv) any reduction in the amount of any intercompany Indebtedness in connection with an increase in the share capitalization of Parent or its Restricted Subsidiaries, in each case as and to the extent required by governmental rules or regulations applicable to Parent or its Restricted Subsidiaries or consistent with past practice as it relates to such governmental or regulatory requirements.

“Asset Sale Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Asset Sale Loans hereunder as set forth on Schedule 2.01. As of the Closing Date, the aggregate principal amount of all of the Lenders’ Asset Sale Loan Commitments is $500.0 million.

“Asset Sale Loan Lender” shall mean a Lender with an Asset Sale Loan Commitment or an outstanding Asset Sale Loan.

“Asset Sale Loans” shall mean the asset sale loans made by the Asset Sale Loan Lenders to the Borrower pursuant to Section 2.01(c).

“Asset Sale Loan Maturity Date” shall mean the earlier of (a) August 1, 2016 and (b) the date on which all monetary obligations of the Borrower under the Loan Documents have become due and payable in full, whether by acceleration or otherwise.

“Assignment and Assumption” shall mean an Assignment and Assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent and consented to by the applicable parties as provided in Section 10.04, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Attributable Debt” in respect of a sale and leaseback transaction shall mean, at the time of determination, the amount of Indebtedness represented thereby determined in accordance with the definition of Capital Lease Obligations.

“Auction” shall have the meaning assigned to such term in Section 10.04(k)(i).

“Auction Manager” shall mean (a) the Administrative Agent or any Joint Lead Arranger, as determined by the Borrower, or any of their respective Affiliates, or (b) any other financial institution or advisor agreed by the Borrower and the Administrative Agent (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any repurchases pursuant to Section 10.04(k) or (l).

“Auditors’ Determination” shall have the meaning assigned to such term in Section 7.14(c)(v).

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Beneficiary” means each Agent, each Lender and each Lender Counterparty.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean:

(a) with respect to Parent or any French société anonyme, such corporation’s board of directors, and with respect to any other corporation, the members of the supervisory board or advisory board of the corporation or such corporation’s board of directors;

(b) with respect to a corporation, the board of directors (or analogous governing body) of the corporation or any committee thereof duly authorized to act on behalf of such board;

(c) with respect to a partnership, the board of directors of the general partner of the partnership;

(d) with respect to a limited liability company, the managing member or members (or analogous governing body) or any controlling committee of managing members thereof; and

(e) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City or Paris are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“Calculation Date” shall have the meaning assigned to such term in the definition of “Fixed Charge Coverage Ratio.”

“Canadian Guarantor” shall mean a Guarantor formed, incorporated or organized under the laws of Canada or any province or territory thereof.

“Canadian Pledge and Security Agreement” shall mean the Pledge and Security Agreement among each Canadian Guarantor and the Collateral Agent for the benefit of the Secured Parties.

“Capital Lease Obligations” shall mean, at the time any determination is to be made, the amount of the liability in respect of a lease that would at that time are or would be classified as a “Finance Lease” under GAAP (IAS 17) and capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” shall mean:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, respectively;

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock; and

(e) all warrants, options, depositary receipts or other rights to acquire Capital Stock (but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock).

“Cash Consideration” shall mean consideration received by the Borrower, Parent or any of its Restricted Subsidiaries in connection with Asset Sales that is in the form of cash or Cash Equivalents.

“Cash Equivalents” shall mean:

(a) securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a member state of the European Union (2004), or, in each case, any agency or instrumentality of thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(b) certificates of deposit and Eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having combined capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating at the time of acquisition of “B” or better;

(c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(d) commercial paper having a rating at the time of acquisition of at least “P-1” from Moody’s or at least “A-1” from S&P and in each case maturing within twelve months after the date of acquisition;

(e) corporate debt obligations maturing within twelve months after the date of acquisition thereof, rated at the time of acquisition at least “Aaa” or “P-1” by Moody’s or “AAA” or “A-1” by S&P;

(f) auction-rate preferred stock of any corporation maturing not later than 90 days after the date of acquisition thereof, rated at the time of acquisition at least “Aaa” by Moody’s or “AAA” by S&P;

(g) securities issued by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority thereof, maturing not later than six months after the date of acquisition thereof, rated at the time of acquisition at least “A” by Moody’s or S&P;

(h) Dollars, Canadian dollars and Euros;

(i) money market or mutual funds substantially all of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (h) of this definition.; and

(j) any items that are or would be properly classified as cash equivalents on a balance sheet prepared in accordance with GAAP and consistent with the Loan Parties’ investment policies and consistent with past practice.

“CFC” shall mean a controlled foreign corporation within the meaning of Section 957 of the Code and Stratus World Trade Corporation, a Delaware corporation.

“Change in Control” shall mean the occurrence of any of the following:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Parent and its Restricted Subsidiaries or the Borrower and its Restricted Subsidiaries, in each case, taken as a whole to any Person (including any person (as that term is used in Section 13(d)(3) of the Exchange Act));

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(b) the adoption of a plan relating to the liquidation or dissolution of Parent;

(c) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” as defined above) controls, directly or indirectly, Parent (and for the purposes of this clause “controls” shall have the meaning assigned to the term “contrôle” under article L.233-3 (I and II) of the French Commercial Code);

(d) during any consecutive three-year period, individuals who at the beginning of such period constituted the Board of Directors of Parent (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of Parent was approved by a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Parent then in office;

(e) the consummation of any transaction (including without limitation, any merger or consolidation), the result of which is that (i) Parent no longer holds directly or indirectly 100% of the Voting Stock of Holdings or (ii) Holdings no longer holds directly 100% of the Voting Stock of the Borrower; or

(f) any change in control (or similar event, however denominated) with respect to the Borrower, Parent or any of its Restricted Subsidiaries shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which the Borrower, Parent or any of its Restricted Subsidiaries is a party that results in such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“Charges” shall have the meaning assigned to such term in Section 10.09.

“Class”, when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Asset Sale Loans, US Term Loans or Euro Term Loans (or, if applicable, Incremental Term Loans or Revolving Loans), and, when used in reference to any Commitment, shall refer to whether such Commitment is an Asset Sale Loan Commitment, a US Term Loan Commitment or a Euro Term Loan Commitment (or, if applicable, an Incremental Term Loan Commitment or Revolving Commitment).

“Closing Date” shall mean the date on which the conditions set forth in Section 4.01 shall have been satisfied or waived in accordance with this Agreement, which date is January 30, 2013.

“Co-Documentation Agents” shall mean Citicorp North America, Inc. and Deutsche Bank Trust Company Americas, in their respective capacities as co-documentation agents hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, unless otherwise indicated.

“Collateral” shall mean all assets and personal property (including Capital Stock) of the Loan Parties, now owned or hereafter acquired, other than the Excluded Property, which are subject to the security interests or Liens granted (or purported to be granted) pursuant to any of the Security Documents.

“Collateral Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Commitment” shall mean, with respect to any Lender, such Lender’s Asset Sale Loan Commitment, US Term Loan Commitment or Euro Term Loan Commitment, as applicable. Unless the context shall otherwise require, the term “Commitment” with respect to any Lender shall include such Lender’s Incremental Term Loan Commitment or Revolving Commitment, as applicable.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 10.01.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated December 2012.

“Consolidated EBITDA” shall mean, with respect to any specified Person for any period, the reported consolidated income (loss) from operating activities of such specified Person and its Restricted Subsidiaries for such period, determined in accordance with IFRS, plus such specified Person’s and its Restricted Subsidiaries’ (i) consolidated depreciation and amortization of tangible and intangible assets and impairment of assets (with respect to Parent and its Restricted

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Subsidiaries, as disclosed in Parent’s financial statements in the note “Net cash provided (used) by operating activities before changes in working capital, interest and taxes”), (ii) any non-cash change relating to employee benefits accrual including changes in pension and other post-retirement benefit obligations, (iii) any non-cash change with respect to general risk reserves, inventory reserves and product sales reserves less cash-out related to product sales and general risk reserves, (iv) any non-cash change related to any valuation allowance for bad debt, (v) any non-cash impact related to capital gain (losses) and (vi) any non-cash compensation charge, including any such charge arising from any grant or issuance of stock, stock options or other equity based awards, in each case, to the extent that such items in such clauses (i) through (vi) were deducted or added, as applicable, in computing consolidated income (loss) from operating activities in computing consolidated income (loss) from operating activities of such specified Person and its Restricted Subsidiaries for such period; provided that:

(a) any gain or loss, together, realized in connection with any business or asset disposition outside the ordinary course of business, as determined in good faith by Parent, will be excluded;

(b) any extraordinary, exceptional or non-recurring gain or loss (including, without limitation, restructuring costs, impairment of assets, post-retirement benefit plan amendments and litigation), as determined in good faith by Parent, will be excluded; and

(c) the effect of goodwill impairment will be excluded;

in each case to the extent the items in clauses (a) through (c) were deducted or added in computing consolidated income (loss) from operating activities of such specified Person and its Restricted Subsidiaries for such period.

“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries which are Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary), determined in accordance with GAAP; provided that:

(a) all gains (losses) on disposal of consolidated entities, all income (losses) from discontinued operations, and all gains (losses) on the disposition of stocks, bonds and securities or the early extinguishment of Indebtedness, together with any related provision for Taxes on any such gain, will be excluded;

(b) the net income (loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary which is a Subsidiary of the Person;

(c) any net income (loss) of any Restricted Subsidiary (other than a Guarantor) will be excluded if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Parent by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

applicable to such Restricted Subsidiary or its shareholders; except that Parent’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to Parent or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(d) the effect of goodwill impairment will be excluded; and

(e) the cumulative effect of a change in accounting principles will be excluded.

“Consolidated Working Capital” shall mean, as of any date, the amount by which the total assets of Parent and its Restricted Subsidiaries on a consolidated basis (excluding cash and Cash Equivalents) that may be properly classified as current assets in conformity with IFRS exceed the total liabilities of Parent and its Restricted Subsidiaries on a consolidated basis (excluding the current portion of long-term Indebtedness) that may be properly classified as current liabilities in conformity with IFRS.

“continuing” shall mean, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contract Consideration” shall have the meaning assigned to such term in the definition of “Excess Cash Flow”.

“Contributing Guarantors” shall have the meaning assigned to such term in Section 7.02.

“Contribution Notice” shall mean a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the UK Pensions Act 2004.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Convertible Debt” shall mean Indebtedness existing on the Closing Date that is convertible or exchangeable for Capital Stock.

“Counterpart Agreement” shall mean a counterpart agreement substantially in the form of Exhibit M.

“Covered Jurisdiction” shall mean any State of the United States of America and the District of Columbia, France and any other jurisdiction the laws under which Parent, the Borrower or any Subsidiary Guarantor is formed, incorporated or organized.

“Credit Agreement Facilities” shall mean each Credit Facility provided under this Agreement.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“Credit Facilities” shall mean, with respect to Parent or any Restricted Subsidiary, one or more debt facilities, indentures, or arrangements, or commercial paper facilities and overdraft facilities with banks, other institutional lenders, or investors, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), bonds, surety or guarantee lines or letters of credit or other debt obligations, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors), in whole or in part from time to time (whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under one or more other credit or other agreements, indentures, financing agreements or otherwise) and, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing. Without limiting the generality of the foregoing, the term Credit Facilities shall include any agreement or instrument (a) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (b) adding Subsidiaries of Parent as additional borrowers or guarantors thereunder, (c) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (d) otherwise altering the terms and conditions thereof.

“Debtor Relief Laws” shall mean (a) Title 11 of the Bankruptcy Code of the United States of America, (b) Livre VI of the French Commercial Code or (c) any other law of the United States (or any political subdivision thereof), France (or any political subdivision thereof) or the laws of any other applicable jurisdiction or any political subdivision thereof relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors, as applicable.

“Default” shall mean any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Defaulting Lender” shall mean subject to Section 2.24(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied or waived, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

and the Borrower), or (d) the Administrative Agent has received notification that such Lender has, or has a direct or indirect parent company that is (i) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (ii) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Assets” shall mean any of the businesses disclosed in writing to the Lead Arrangers prior to the Closing Date and identified as “Designated Assets”.

“Designated Asset Sale Percentage” shall mean 100%; provided that, subject to Section 6.04(c), if elected by the Borrower by notice to the Administrative Agent substantially concurrent with the sale of such Designated Asset (such election being revocable within 360 days of such sale), such percentage shall be reduced to an amount no less than 50%.

“Designated Convertible Securities” shall mean the 2.875% Series A Convertible Bonds due 2023 and the 2.875% Series B Convertible Bonds due 2025.

“Designated L/C Facility Counterparty” shall mean each of (a) *CONFIDENTIAL*, acting through its New York branch, *CONFIDENTIAL* and *CONFIDENTIAL*, in its capacity as issuing bank under the applicable agreement described in clause (a)(i), (a)(ii) or (a)(iii) of the definition of Designated L/C Facility Obligations, and (b) from and after such time as a Restricted Subsidiary of Parent shall become (and for so long as such Restricted Subsidiary shall continue to be) a German Guarantor hereunder in accordance with the terms of this Agreement, *CONFIDENTIAL*, *CONFIDENTIAL* and *CONFIDENTIAL*, in its capacity as issuing bank under the applicable agreement described in clause (b)(i), (b)(ii), (b)(iii) or (b)(iv) of the definition of Designated L/C Facility Obligations.

“Designated L/C Facility Obligations” shall mean (a) Existing Indebtedness and related obligations of Holdings and the Borrower in respect of (i) the Reimbursement Agreement for Standby Letters of Credit, dated as of September 6, 2012, by and between *CONFIDENTIAL*, acting through its New York branch and the Borrower, (ii) the Continuing Agreement for Standby Letters of Credit, dated as of March 28, 2007, by and between *CONFIDENTIAL* and the Borrower, and (iii) the Continuing Agreement for Commercial and Standby Letters of Credit, dated as of March 28, 2007, by and among the Borrower, Holdings and *CONFIDENTIAL*, and (b) from and after such time as a Restricted Subsidiary of Parent shall become (and for so long as such Restricted Subsidiary shall continue to be) a German Guarantor hereunder in

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

accordance with the terms of this Agreement, Existing Indebtedness and related obligations of such German Guarantor in respect of (i) the *CONFIDENTIAL* L/C Facility, dated as of October 24, 2005 between *CONFIDENTIAL* and Alcatel-Lucent Deutschland AG (formerly Alcatel SEL Aktiengesellschaft), (ii) the *CONFIDENTIAL* L/C Facility, dated as of August 1, 2012 between *CONFIDENTIAL* and Alcatel-Lucent Deutschland AG, (iii) the *CONFIDENTIAL* L/C Facility, dated as of August 1, 2012 between *CONFIDENTIAL* and Alcatel-Lucent Deutschland AG, and (iv) the *CONFIDENTIAL* L/C Facility, dated as of November 8, 2007, between *CONFIDENTIAL* and Alcatel-Lucent Deutschland AG; provided that no Designated L/C Facility Counterparty shall be entitled to the benefits of the Security Documents unless and until such time as such Designated L/C Facility Counterparty shall have executed and delivered to the Administrative Agent and the Collateral Agent an Additional Secured Party Joinder.

“Designated Non-Cash Consideration” shall mean (a) the Fair Market Value of non-cash consideration received by Parent or any of its Restricted Subsidiaries in connection with an Asset Sale and subject to a first priority perfected Lien in favor of the Collateral Agent (provided that such Lien requirement shall not apply to assets (i) owned by a Restricted Subsidiary of Parent organized under the laws of China, (ii) located in China, (iii) the pledge of which are otherwise prohibited by applicable law and (iv) the pledge of which would have adverse tax consequences for Parent or the Borrower) that is designated as Designated Non-Cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, executed by a Responsible Officer of Parent, less (b) the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Designated Existing Subsidiary Indebtedness” shall mean Indebtedness of Restricted Subsidiaries outstanding on the Closing Date under Credit Facilities and any refinancings thereof up to an aggregate principal amount of €200.0 million that is designated as Designated Existing Subsidiary Indebtedness by a Responsible Officer.

“Disqualified Institutions” shall mean bona fide operating company competitors of Parent or any of its Subsidiaries from time to time specified by the Borrower to the Joint Lead Arrangers and the Administrative Agent in writing.

“Disqualified Stock” shall mean any Capital Stock that, by their terms (or by the terms of any security into which they are convertible, or for which they are exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder of such Capital Stock, in whole or in part, on or prior to the earlier of (a) the Term Loan Maturity Date and (b) the date that is 91 days after no Loan is outstanding. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Parent to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Parent may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.02. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Parent and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries formed, incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Electro Banque” shall mean a company organized and existing under the laws of France, whose registered office is located at 3, avenue Octave Gréard, 75007 Paris, registered in France under number 562 064 287 RCS Paris.

“Electro-Ré” shall mean a company organized and existing under the laws of Luxembourg, whose registered office is located at 19, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg (R.C.S. Luxembourg B 24.739).

“Eligible Assignee” shall mean any Person (other than a natural Person) that is (a) a Lender, an Affiliate of any Lender or an Approved Fund (any two or more related Approved Funds being treated as a single Eligible Assignee for all purposes hereof), (b) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans in the ordinary course or (c) at any time while any Event of Default has occurred and is continuing, any Person, subject in each case to any consent rights set forth in Section 10.04; provided that, except as expressly permitted pursuant to Section 10.04(k) or (l), “Eligible Assignee” shall not include the Borrower, any Guarantor or any of their respective Affiliates.

“Embargoed Person” shall have the meaning assigned to such term in Section 5.14.

“EMU” shall mean the economic and monetary union as contemplated in the Treaty on European Union.

“English Loan Party” shall mean any Loan Party formed, incorporated or organized under the laws of England and Wales.

“Environmental Claim” shall mean any notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” shall mean all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, the regulations promulgated thereunder and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 or 303 of ERISA or Section 412 or 430 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the failure of any Plan to meet the minimum funding standard of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) or 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of any Loan Party or any of its ERISA Affiliates from any Multiemployer Plan, (e) the receipt by any Loan Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or to appoint a trustee to administer any Plan, (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 436(f) of the Code, (g) the receipt by any Loan Party or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA, (h) the occurrence of a “prohibited transaction” (within the meaning of Section 4975 of the Code) with respect to which any Loan Party or any of its Restricted Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which any Loan Party or any such Restricted Subsidiary could otherwise be liable, (i) any Foreign Benefit Event, (j) a determination that any Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or (k) a determination that any Multiemployer Plan is in “critical” or “endangered” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) or (l) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of any Loan Party or any of its Restricted Subsidiaries.

“Euro” and “€“shall mean, at any time, the single currency of the participating members of the EMU at such time.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“Euro Equivalent” shall mean, with respect to any monetary amount in a currency other than Euro, at any time of determination thereof, the amount of Euros obtained by converting such currency into Euros at the spot rate for the purchase of Euros with the applicable currency as determined in good faith by a Responsible Officer of Parent. Except as expressly provided otherwise, whenever it is necessary to determine whether Parent or any of its Restricted Subsidiaries has complied with any covenant or other provision in this Agreement or if there has occurred an Event of Default and an amount is expressed in a currency other than Euros, such amount will be treated as the Euro Equivalent determined as of the date such amount is initially determined in such other currency.

“Euro Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Euro Term Loans hereunder as set forth on Schedule 2.01. As of the Closing Date, the aggregate principal amount of all of the Lenders’ Euro Term Loan Commitments is €300.0 million.

“Euro Term Loan Lender” shall mean a Lender with a Euro Term Loan Commitment or an outstanding Euro Term Loan.

“Euro Term Loan Repayment Date” shall have the meaning given such term in Section 2.11(b).

“Euro Term Loans” shall mean the term loans made by the Euro Term Loan Lenders to the Borrower pursuant to Section 2.01(b).

“Eurodollar”, when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate. All Euro Term Loans must be Eurodollar Loans.

“European Union (2004)” shall mean the European Union as of January 1, 2004, including the countries of Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom.

“European Union Regulation” shall have the meaning assigned to such term in Section 3.22.

“Events of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Cash Flow” shall mean, for any period, an amount equal to the positive difference (if any) of:

(a)	the sum, without duplication, of:

(i) Consolidated Net Income of Parent for such period;

(ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted or excluded in arriving at such Consolidated Net Income;

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(iii) decreases in Consolidated Working Capital of Parent for such period (other than any such decreases arising from acquisitions by Parent and its Restricted Subsidiaries completed during such period or the application of purchase accounting); and

(iv) an amount equal to the aggregate net non-cash loss on Asset Sales by Parent and its Restricted Subsidiaries during such period (other than Asset Sales in the ordinary course of business) to the extent deducted or excluded in arriving at such Consolidated Net Income; minus

(b)	the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (e) of the definition of Consolidated Net Income;

(ii) without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the amount of capital expenditures or acquisitions of intellectual property or other intangible assets, in each case, made in cash during such period by Parent and its Restricted Subsidiaries, to the extent that such capital expenditures or acquisitions were financed with internally generated cash flow of Parent or its Restricted Subsidiaries;

(iii) the aggregate amount of all principal payments of Indebtedness of Parent and its Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations of Parent and its Restricted Subsidiaries and (B) the amount of repayments of Loans pursuant to Section 2.12 and any mandatory prepayment of Term Loans pursuant to Section 2.13 to the extent required due to an Asset Sale that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other prepayments of Loans and (Y) all prepayments in respect of any revolving credit facility of Parent or any of its Restricted Subsidiaries, except to the extent there is an equivalent permanent reduction in commitments thereunder) made during such period, except to the extent financed with the proceeds of incurrence or issuance of other Indebtedness of Parent or its Restricted Subsidiaries or with the proceeds from the issuance of Capital Stock;

(iv) an amount equal to the aggregate net non-cash gain on Asset Sales by Parent and its Restricted Subsidiaries during such period (other than Asset Sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(v) increases in Consolidated Working Capital of Parent for such period (other than any such increases arising from acquisitions by Parent and its Restricted Subsidiaries completed during such period or the application of purchase accounting);

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(vi) cash payments by Parent and its Restricted Subsidiaries during such period in respect of long-term liabilities of Parent and its Restricted Subsidiaries other than Indebtedness (including such Indebtedness specified in clause (b)(iii) above);

(vii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments and acquisitions made during such period by Parent and its Restricted Subsidiaries to the extent that such Investments and acquisitions were financed with internally generated cash flow of Parent and its Restricted Subsidiaries;

(viii) the amount of Restricted Payments of Parent and its Restricted Subsidiaries paid during such period pursuant to Sections 6.02(b)(iv), (v), (vii) and (viii) to the extent such Restricted Payments were financed with internally generated cash flow of Parent, the Borrower and its Restricted Subsidiaries;

(ix) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Parent and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness;

(x) the aggregate amount of expenditures actually made by Parent and its Restricted Subsidiaries in cash from internally generated cash flow during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period;

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Parent or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to acquisitions, capital expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of Parent following the end of such period to the extent intended to be financed with internally generated cash flow of Parent and its Restricted Subsidiaries; provided that to the extent the aggregate amount utilized to finance such acquisitions, capital expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall, less the amount financed other than through internally generated cash flow of Parent and its Restricted Subsidiaries, shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters;

(xii) the amount of Taxes (including interest and penalties) paid in cash during such period by Parent and its Restricted Subsidiaries; and

(xiii) the amount of cash Taxes paid or tax reserves set aside or payable (without duplication) in such period by Parent and its Restricted Subsidiaries to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income of Parent and its Restricted Subsidiaries for such period.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“Excess Proceeds” shall have the meaning assigned to such term in Section 6.04(g).

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Property” shall have the meaning assigned to such term in the Pledge and Security Agreement.

“Excluded Swap Obligation” shall mean, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (or any successor provision thereof) (such obligation, a “Swap Obligation”), if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income (i) by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) as a result of a present or former connection between the recipient and the jurisdiction or governmental authority imposing such tax, other than the recipient’s entering into, performing (including receiving payments under), or enforcing its rights under, this Agreement (including any backup withholding in respect of any such Taxes imposed under Section 3406 of the Code), (b) any branch profits Taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above; (c) in the case of any Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)) or any Administrative Agent that is not a U.S. person, any U.S. federal withholding tax that is imposed on amounts payable to such Foreign Lender or such Administrative Agent pursuant to a law in effect on the date such Foreign Lender or such Administrative Agent becomes a party to or acquires an interest under this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.20(e) or any Administrative Agent’s failure to comply with Section 2.20(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to Section 2.20(a) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.

“Existing Class” shall have the meaning assigned to such term in Section 2.23(a).

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“Existing Indebtedness” shall mean Indebtedness and other obligations of the Borrower, Parent and its Restricted Subsidiaries outstanding as of the Closing Date, but excluding any such Indebtedness and other obligations in respect of Hedging Obligations.

“Existing Loans” shall have the meaning assigned to such term in Section 2.23(c).

“Existing Revolving Commitments” shall have the meaning assigned to such term in Section 2.23(c).

“Existing Revolving Credit Facility” shall mean that certain senior revolving credit facility agreement, dated April 5, 2007, by and among Parent and the other parties named therein, providing for up to €1.4 billion of revolving credit borrowings, including any related, instruments and agreements executed in connection therewith, and, in each case, as amended, restated or otherwise modified through the Closing Date.

“Export Controls and Sanctions Laws” shall mean any United States or other applicable export control law, rule or regulation, trade or economic sanctions law, or antiboycott law, including without limitation: the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), The Trading with the Enemy Act (50 U.S.C. App. § 1 et seq.), The Iran Sanctions Act (Pub.L. 104-172, Aug. 5, 1996, 110 Stat 1541), The Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 (Pub.L. 111-195, July 1, 2010, 124 Stat. 1312), The National Defense Authorization Act for 2012 (Pub. L. 112-81, Dec. 31, 2011, 125 Stat. 1298), The Iran Threat Reduction and Syria Human Rights Act of 2012 (Pub. L. 112-158, Aug. 10, 2012, 126 Stat. 1214), the U.S. Commerce Department antiboycott regulations (15 C.F.R. 560), the U.S. Treasury Department’s antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any applicable non-U.S. laws of a similar nature.

“Extended Loans” shall have the meaning assigned to such term in Section 2.23(c).

“Extended Maturity Date” shall have the meaning assigned to such term in Section 2.23(a).

“Extended Revolving Commitments” shall have the meaning assigned to such term in Section 2.23(c).

“Extension” shall have the meaning assigned to such term in Section 2.23(a).

“Extension Amendments” shall have the meaning assigned to such term in Section 2.23(f).

“Extension Offer” shall have the meaning assigned to such term in Section 2.23(a).

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s length transaction not involving distress or necessity of either party, determined in good faith by a Responsible Officer of Parent (unless otherwise provided in this Agreement).

“Fair Share” shall have the meaning assigned to such term in Section 7.02.

“Fair Share Contribution Amount” shall have the meaning assigned to such term in Section 7.02.

“FATCA” shall mean Sections 1471 through 1474 of the Code (as of the date hereof) (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” shall have the meaning assigned to such term in Section 3.20.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Fee Letter dated December 14, 2012, between the Borrower, Parent, Credit Suisse AG, Credit Suisse Securities (USA) LLC and Goldman Sachs Bank USA, as amended.

“Fees” shall mean, collectively, the Agent Fees, the Upfront Fees and the other fees described in Section 2.05.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Financial Support Direction” shall mean a financial support direction issued by the Pensions Regulator under section 43 of the UK Pensions Act 2004.

“Fixed Charge Coverage Ratio” shall mean with respect to any specified Person for any four-quarter period, the ratio of the Consolidated EBITDA of such Person for such four-quarter period to the Fixed Charges of such Person for such four-quarter period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the four-quarter period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

by a Responsible Officer of such Person) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, as applicable, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(a) acquisitions or dispositions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter period or subsequent to such four-quarter period and on or prior to the Calculation Date, or that are to be made on the Calculation Date (including any acquisitions or dispositions made during such four-quarter period or subsequent to such four-quarter period and on or prior to the Calculation Date by any Person that became a Restricted Subsidiary or was merged with and into the specified Person or any of its Restricted Subsidiaries on or prior to such Calculation Date), will be given pro forma effect (as determined in good faith by a Responsible Officer of such Person and may include factually supportable expense and cost reduction synergies reasonably expected to be achieved within 12 months after the consummation of the applicable acquisition or disposition; provided that the amount of such synergies shall not exceed an amount equal to 10% of Consolidated EBITDA of such Person for whom the Fixed Charge Coverage Ratio is being calculated for the four-quarter period of four consecutive fiscal quarters most recently ended prior to the relevant determination date) as if they had occurred on the first day of the four-quarter period;

(b) interest on Capital Lease Obligations shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP;

(c) the Fixed Charges attributable to interest on (i) any Indebtedness computed on a pro forma basis that was not outstanding during the four-quarter period for which the computation is being made but which bears, at the option of such Person, a fixed or floating rate of interest, shall be computed by applying, at the option of such Person, either the fixed or floating rate (or in the case of overdraft facilities any reasonable rate determined in good faith by Parent) and (ii) borrowings under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such borrowings during the applicable four-quarter period;

(d) the interest rate on any Indebtedness that bears a floating rate of interest shall be calculated as if the weighted average interest rate that would have been applicable to such Indebtedness over the latest 12-month period ending on the last calendar month immediately prior to the Calculation Date had been the applicable rate on such Indebtedness for the entire four-quarter period (taking into account any Hedging Obligation designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates (including any agreement that exchanges a fixed rate interest obligation for a floating rate interest obligation) applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months);

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(e) the Consolidated EBITDA of such Person attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(f) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries which are Restricted Subsidiaries following the Calculation Date;

(g) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(h) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

“Fixed Charges” shall mean, with respect to any specified Person for any period, the sum, without duplication, of:

(a) the consolidated net finance costs of such Person and its Restricted Subsidiaries for such period, calculated in accordance with GAAP; plus

(b) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(c) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Subsidiaries which are Restricted Subsidiaries, other than dividends on Capital Stock payable solely in Capital Stock of Parent (other than Disqualified Stock) or to Parent or a Restricted Subsidiary of Parent, in each case, determined on a consolidated basis in accordance with GAAP; minus

(d) non-cash interest expenses relating to the amortization of the equity component of the Convertible Debt for such period, calculated in accordance with GAAP.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan of any Loan Party or any of their respective Restricted Subsidiaries located within Belgium, Germany, the Netherlands, Switzerland, the United Kingdom and France, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority (for the avoidance of doubt, liabilities which are being funded in accordance with a deficit recovery plan or other analogous agreement will be permitted for this purpose), (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments provided that such failure is not remedied within a period of no more

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

than 60 days and, if required, such remedial period is agreed by any Government Authority or the recipient of such contributions, (c) the receipt of a notice by a Governmental Authority to terminate any such Foreign Pension Plan or giving notice to appoint a trustee or similar official to administer any such Foreign Pension Plan, or giving notice of insolvency in respect of such Foreign Pension Plan, (d) the incurrence of any liability, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect resulting from the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by any Loan Party or any of their respective Restricted Subsidiaries, or the imposition on any Loan Party or any of their respective Restricted Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $100.0 million or (f) the Pensions Regulator issues a Contribution Notice or a Financial Support Direction (as those terms are used in the UK Pensions Act 2004) to any Loan Party, any of their respective Subsidiaries or any Affiliate, or any Person takes any action to wind-up a UK DB Plan, and such Contribution Notice, Financial Support Direction or action, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

“Foreign Lender” shall mean any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Loan Party” shall mean Parent and any other Loan Party that is a Foreign Subsidiary.

“Foreign Pension Plan” shall mean any benefit plan that under applicable law is required (a) to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority or (b) to be registered under applicable pension benefits standards legislation.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“French Loan Party” shall mean any Loan Party formed, incorporated or organized under the laws of France.

“French Pledge and Security Agreement” shall mean any of the following security agreements substantially in the form of Exhibit E-2A (Financial Securities Pledge Agreement between Parent and the Collateral Agent), Exhibit E-2B (French Patents Pledge Agreement between Parent and the Collateral Agent), Exhibit E-2C (French Intercompany Receivables Pledge Agreement between Parent and the Collateral Agent), Exhibit E-2D (Financial Securities Pledge Agreement between Participations and the Collateral Agent) and Exhibit E-2E (French Intercompany Receivables Pledge Agreement between Participations and the Collateral Agent).

“Funding Guarantor” shall have the meaning assigned to such term in Section 7.02.

“GAAP” shall mean International Financial Reporting Standards promulgated by the International Accounting Standards Board and as adopted by the European Union and in effect on December 2, 2010.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“German Guarantor” shall have the meaning assigned to such term in Section 7.14(a).

“German Loan Party” shall mean any Loan Party formed, incorporated or organized under German law and/or domiciled in Germany.

“GmbH-Act” shall have the meaning assigned to such term in Section 7.14(a).

“Global IP” shall have the meaning assigned to such term in Section 3.14(c).

“Government Securities” shall mean securities that are directly and fully and unconditionally guaranteed or insured by a member state of the European Union (2004), or any agency or instrumentality thereof, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Indebtedness” shall mean, with respect to any specified Person, Indebtedness of such Person owed to the European Investment Bank, the International Finance Corporation or another governmental or European Union financial institution.

“Granting Lender” shall have the meaning assigned to such term in Section 10.04(i).

“Guarantee” shall mean, with respect to any specified Person, a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantors” shall mean Parent and any Restricted Subsidiary of Parent that executes a Guarantee in accordance with the provisions of this Agreement, in each case, until the Guarantee of such Person has been released in accordance with the provisions of this Agreement.

“Guaranty” shall mean the guaranty of each Guarantor set forth in Article VII.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law because of its hazardous, dangerous or deleterious properties or characteristics.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“Hazardous Materials Activity” shall mean any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under:

(a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(b) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(c) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holdings” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“IFRS” shall mean International Financial Reporting Standards promulgated from time to time by the International Accounting Standards Board (or any successor board or agency) and as adopted by the European Union.

“Immaterial Subsidiary” shall mean a Subsidiary that, together with all other Immaterial Subsidiaries, has (a) earnings before interest, tax, depreciation and amortization (calculated on the same basis as Consolidated EBITDA) representing no more than 10% of the Consolidated EBITDA of Parent and its Subsidiaries and (b) turnover representing no more than 10% of the turnover of Parent and its Subsidiaries on a consolidated basis, in each case excluding intercompany items.

“Incremental Facilities” shall have the meaning assigned to such term in Section 2.22(a).

“Incremental Facilities Amount” shall mean, at any time, (a) $250.0 million plus (b) so long as the Secured Indebtedness Leverage Ratio shall not exceed 2.75:1.00 on the date of incurrence of the applicable Incremental Facility and for the most recent determination period, after giving effect to any such Incremental Facilities (assuming the full amount thereof is drawn) and pro forma for any acquisitions, dispositions and other customary transactions during such determination period, an additional amount of up to $500.0 million, minus (c) the aggregate amount of all Incremental Facilities established prior to such time pursuant to Section 2.22 minus (d) the aggregate amount of Indebtedness incurred by the Borrower, Parent or any of its Restricted Subsidiaries pursuant to Section 6.03(b)(xvii).

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“Incremental Lender” shall have the meaning assigned to such term in Section 2.22(b).

“Incremental Loan Assumption Agreement” shall mean an Incremental Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Administrative Agent and one or more Incremental Lenders.

“Incremental Term Loan Commitments” shall have the meaning assigned to such term in Section 2.22(a).

“Incremental Term Loans” shall have the meaning assigned to such term in Section 2.22(a).

“incur” shall have the meaning assigned to such term in Section 6.03(a).

“Indebtedness” shall mean, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(c) in respect of banker’s acceptances;

(d) representing Capital Lease Obligations;

(e) representing the balance deferred and unpaid of the purchase price of any property or services (other than trade payables) due more than one year after such property is acquired or such services are completed;

(f) representing any Hedging Obligations;

(g) representing Attributable Debt;

(h) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); and

(i) all Guarantees by such Person of Indebtedness of any other Person,

if and only to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

The term Indebtedness shall not include: (i) in connection with the purchase by Parent or any of its Restricted Subsidiaries of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided that, at the time of closing, the amount of any such payment is not determinable and, to

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter; or (ii) any contingent obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Indemnified Liabilities” shall mean, collectively, any and all losses, claims, damages, liabilities and related expenses (but excluding Taxes, other than Taxes that represent losses, claims, damages, liabilities and other expenses arising from a non-Tax claim) (including reasonable and documented counsel fees of one firm of counsel to the Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and one special counsel for the Indemnitees (and, in the case of an actual or perceived conflict of interest, where the Person or Persons affected by such conflict inform the Borrower of such conflict and thereafter retains its own counsel, one additional firm of counsel (and, if necessary, one additional firm of local counsel and special counsel) for each such affected person), charges and disbursements imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to, in any way connected with, or arising out of or as a result of any actions, judgments, suits, litigations or investigations of any kind or nature whatsoever, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to, in any way connected with, or arising out of or as a result of (a) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Loans and other credit extensions, the syndication of the Credit Agreement Facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Loan Documents, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)), (b) the commitment letter (and any related fee letters) delivered by any Agent or any Lender to Parent and/or the Borrower with respect to the transactions contemplated by this Agreement, (c) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of any Loan Party or any of its Subsidiaries or (d) any claim, litigation or investigative, administrative or judicial proceeding or hearing relating to any of the foregoing, commenced or threatened by any Person, whether based on contract, tort or any other theory, whether or not any such Indemnitee is or shall be designated as a party or a potential party thereto (and regardless of whether such matter is initiated by a third party or by any Loan Party or any of its Affiliates or equityholders).

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.05(b).

“Information” shall have the meaning assigned to such term in Section 10.16.

“InsO” shall have the meaning assigned to such term in the definition of “Solvent”.

“Intellectual Property” shall have the meaning assigned to such term in the applicable Security Document.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“Intellectual Property Disposition” shall have meaning assigned to such term in Section 5.09(e).

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investments” shall mean, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations, but excluding (x) advances or extensions of credit to customers or suppliers made in the ordinary course of business and (y) vendor financing consistent with past practices), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities, together with all items that are or would be classified as financial assets on a balance sheet prepared in accordance with GAAP (IAS 32). If Parent or any of its Restricted Subsidiaries sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of Parent such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Parent, Parent will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Parent’s Investments in such Restricted Subsidiary that were not sold or otherwise disposed of in an amount determined as provided in Section 6.02(c). The acquisition by Parent or any of its Restricted Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by Parent or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 6.02(c). Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

subsequent changes in value. For the avoidance of doubt, in connection with the formation of a joint venture with any Person, the payment by Parent or any Restricted Subsidiary of expenses relating to such joint venture prior to the formation of a joint venture entity shall not constitute an Investment unless and until such joint venture entity is duly formed and Parent or such Restricted Subsidiary has received Capital Stock in such joint venture entity in exchange for such payment of expenses.

“Joint Bookrunners” shall mean Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., in their respective capacities as joint bookrunners hereunder.

“Joint Lead Arrangers” shall mean Credit Suisse Securities (USA) LLC and Goldman Sachs Bank USA, in their respective capacities as joint lead arrangers hereunder.

“Judgment Currency” shall have the meaning assigned to such term in Section 10.21.

“Legal Reservations” shall mean, with respect to a French Loan Party, a German Loan Party or an English Loan Party only, each of the following but only to the extent not relating to principles or matters of United States federal law or the laws of any state of the United States or the District of Columbia: (a) the principle that equitable remedies (or remedies that are analogous to equitable remedies in other jurisdictions) are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors; (b) the time barring of claims under applicable limitation laws and defenses of acquiescence, set-off or counterclaim (including the limitation acts) and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void; (c) the principle that in certain circumstances security granted by way of fixed charge may be re-characterized as a floating charge or that security purported to be constituted as an assignment may be re-characterized as a charge; (d) the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void; (e) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant; (f) the principle that the creation or purported creation of security over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which security has purportedly been created and (g) any other similar matters which are set out as qualifications or reservations (however described) regarding a matter of law (other than matters of United States federal law or the laws of any state of the United States or the District of Columbia) contained in any legal opinion delivered to the Agents, the Lenders and the Secured Parties on the Closing Date by (i) local counsel to the French Loan Parties, the English Loan Parties or the German Loan Parties or (ii) local counsel to the Agents in France, in each case in connection with any Loan Document.

“Lender Counterparty” shall mean any counterparty to an agreement or arrangement with respect to Hedging Obligations of a Loan Party if and to the extent that (a) such counterparty was a Lender, an Agent or an Affiliate of any of the foregoing as of the Closing Date or at the time such agreement or arrangement was entered into and (b) such counterparty executes and delivers to the Administrative Agent and the Collateral Agent a Lender Counterparty Joinder.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“Lender Counterparty Joinder” shall mean a Lender Counterparty Joinder, substantially in the form of Exhibit K-1, among the applicable Lender Counterparty, Parent, the Borrower, each Subsidiary Guarantor and the Collateral Agent.

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Assumption) and (b) any Person that has become a party hereto pursuant to an Assignment and Assumption or an Incremental Loan Assumption Agreement.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing or similar statement under the laws of any jurisdiction.

“Limitation Event” shall have the meaning assigned to such term in Section 7.14(b).

“Loan Documents” shall mean this Agreement, the Security Documents, each Incremental Loan Assumption Agreement, each Lender Counterparty Joinder, each Counterpart Agreement, each Additional Secured Party Joinder, each Subordinated Intercompany Note, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e) and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Loan Party or any Restricted Subsidiary for the benefit of any Agent or any Lender in connection with any of the foregoing prior to, on or after the Closing Date and designated therein as a “Loan Document.”

“Loan Parties” shall mean Parent, Holdings, the Borrower and the Subsidiary Guarantors.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“Loan Party Materials” shall have the meaning assigned to such term in Section 10.01.

“Loans” shall mean, collectively, the US Term Loans, the Euro Term Loans and the Asset Sale Loans. Unless the context shall otherwise require, the term “Loans” shall include the Incremental Term Loans and Revolving Loans.

“Luxembourg” shall mean the Grand Duchy of Luxembourg.

“Management Determination” shall have the meaning assigned to such term in Section 7.14(c)(iv).

“Mandatory Costs” shall mean the percentage rate per annum calculated by the Administrative Agent in accordance with Schedule 1.01(c).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results or projections of Parent and its Subsidiaries, taken as a whole, other than events disclosed by Parent or its applicable Subsidiary in Parent’s website (http://www.alcatel-lucent.com) as of the Closing Date or in a public filing with the Securities & Exchange Commission or any equivalent French governmental or regulatory authority (provided that changes in the underlying facts or related events or circumstances that were the subject of such filing may constitute a Material Adverse Effect), (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their obligations under any Loan Document to which any Loan Party is a party or (c) subject to the Legal Reservations (if and to the extent applicable), a material adverse effect on the rights and remedies of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than the Loans) of any one or more of the Loan Parties or any of their respective Restricted Subsidiaries in an aggregate principal amount exceeding €100.0 million. For purposes of determining Material Indebtedness, the “principal amount” of the Hedging Obligations of any Loan Party or any of its Restricted Subsidiaries at any time shall be the Agreement Value of such Hedging Obligations at such time.

“Material Non-Public Information” shall mean material non-public information with respect to any of the Loan Parties, their respective Subsidiaries or their respective assets or securities.

“Material Subsidiary” shall mean each direct or indirect Subsidiary of Parent (other than any Subsidiary formed, incorporated or organized under the laws of China or India), which (a) has earnings before interest, tax, depreciation and amortization (calculated on the same basis as Consolidated EBITDA) representing 10% or more of the Consolidated EBITDA of Parent and its Subsidiaries or (ii) has turnover representing 10% or more of the turnover of Parent and its Subsidiaries on a consolidated basis, in each case excluding intercompany items. For purposes of this definition, Consolidated EBITDA shall be calculated with respect to Parent and all of its Subsidiaries.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.09.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Assets” shall have the meaning assigned to such term in Section 7.14(b)(i).

“Net Proceeds” shall mean (a) the aggregate cash proceeds and Cash Equivalents received by Parent or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, Taxes paid or payable as a result of the Asset Sale (including any withholding Taxes payable on repatriation of such proceeds), in each case, after taking into account any then-available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets, if such reserve is required to be established in accordance with GAAP and (b) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of all Taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

“Non-Recourse ASB Debt” shall mean Indebtedness of ASB:

(a) as to which neither Parent nor any of its Restricted Subsidiaries (other than ASB and its Restricted Subsidiaries) (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (ii) is directly or indirectly liable as a guarantor or otherwise; and

(b) as to which the documentation contains customary provisions setting forth that lenders, noteholders or other creditors will not have any recourse to the stock or assets of Parent or any of its Restricted Subsidiaries (other than the stock or assets of ASB and its Restricted Subsidiaries).

“Non-Recourse Debt” shall mean Indebtedness:

(a) as to which neither Parent nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (ii) is directly or indirectly liable as a guarantor or otherwise; and

(b) as to which the documentation contains customary provisions setting forth that lenders, noteholders or other creditors will not have any recourse to the stock or assets of Parent or any of its Restricted Subsidiaries (other than the Capital Stock of an Unrestricted Subsidiary).

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“Obligations” shall mean (a) all obligations of every nature of each Loan Party, including, without limitation, obligations from time to time owed to the Agents (including former Agents), the Lenders (or any of them) and the Lender Counterparties under any Loan Document, the Fee Letter or any Secured Hedging Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), payments for early termination of Secured Hedging Agreements, fees, expenses, indemnification or otherwise and (b) subject to compliance with the proviso at the end of the definition of “Designated L/C Facility Obligations”, all Designated L/C Facility Obligations.

“Obligee Guarantor” shall have the meaning assigned to such term in Section 7.07.

“OFAC” shall have the meaning assigned to such term in the definition of “SDN List.”

“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery, performance or enforcement of, from the receipt or perfection of a security interest or Lien under or otherwise with respect to, any Loan Document, excluding any Excluded Taxes.

“Parent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Participant” shall have the meaning assigned to such term in Section 10.04(f).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(f).

“Participations” shall mean Alcatel Lucent Participations, a société anonyme incorporated under the laws of France.

“Patent” shall have the collective meaning assigned to such term in each Security Document.

“Patent Monetization Program” shall mean a sale, transfer, assignment, license, covenant-not-to-sue, cross-license, settlement or compromise of claim, judicial damages award (including for past damages and reasonable royalties for infringement), compulsory license, or any other disposition for value of any Patent (including, without limitation, by way of a disposition of a Subsidiary which owns or holds such Patent or other right), owned or held (with or without record title) by any Loan Party or any Subsidiary of any Loan Party, but excluding any defensive litigation or defensive threatened litigation by any Loan Party or any Subsidiary of any Loan Party or any resolution thereof; provided that any portion of consideration for a cross-license of Patents received by Parent or any of its Restricted Subsidiaries which does not consist of cash or Cash Equivalents in exchange for the grant of such cross-license (as opposed to in connection with any sales of products or services arising out of, or other exploitation of, the Patent or Patents subject to such cross-license) shall be deemed not to be a transaction under a Patent Monetization Program, if (a) such cross-license, together with all other cross-licenses of Patents consummated since the Closing Date, in the good faith judgment of Parent, does not materially impair the Fair Market Value of the Collateral, taken as a whole as of the Closing

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Date and (b) with respect to any cross-license that in the good faith judgment of Parent could have a substantial impact on the business of Parent and its Restricted Subsidiaries, taken as a whole, (i) Parent has consulted with the Administrative Agent regarding such cross-license no later than promptly following the closing of the cross-license and (ii) a Responsible Officer of Parent has certified to the Administrative Agent in writing that such proposed cross-license complies with clauses (a) and (b) of this proviso (any such cross-license that complies with the foregoing proviso, a “Permitted Patent Cross-License”). Any portion of consideration received for a cross-license of Patents covered under the immediately preceding sentence which consists of cash or Cash Equivalents shall be subject to the provisions of Section 6.04(b) (other than Specified Patent Licenses).

If any such Patent Monetization Program is consummated as part of an Asset Sale that involves assets other than Patents, the Borrower shall in good faith, in consultation with the Administrative Agent, allocate the consideration paid for such Asset Sale between the Patents subject to such Patent Monetization Program and such other assets. If in the good faith determination by a Financial Officer of the Borrower, such allocation cannot be accurately determined, then the Borrower shall reasonably determine in good faith, in consultation with the Administrative Agent, whether the Patents subject to such Patent Monetization Program constitutes a material portion of such Asset Sale (a “Material Patent Transfer”). If it is determined pursuant to, and in accordance with, the immediately preceding sentence that (i) a Material Patent Transfer has occurred, then the entire consideration for such Asset Sale shall be deemed to be allocated to the Patents subject to such Patent Monetization Program or (ii) a Material Patent Transfer has not occurred, then no portion of the consideration for such Asset Sale shall be deemed to be allocated to the Patent subject to such Patent Monetization Program. For the avoidance of doubt, an Asset Sale of Designated Assets shall not constitute a Patent Monetization Program.

“Patriot Act” shall mean the USA PATRIOT Improvement and Reauthorization Act, Public Law 109-177 (March 9, 2006), as amended.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pensions Regulator” shall mean the body corporate called the Pensions Regulator established under Part 1 of the UK Pensions Act 2004.

“Permitted Business” shall mean (i) any businesses, services or activities engaged in by Parent and its Restricted Subsidiaries on the Closing Date and (ii) any other business or activity which is ancillary, reasonably related or complementary thereto.

“Permitted Debt” shall have the meaning assigned to such term in Section 6.03(b).

“Permitted Investment Securities” shall mean (a) Government Securities, (b) certificates of deposit, commercial paper and short term debt instruments that are readily convertible to cash and (c) freely tradeable debt securities with a debt rating no lower than A granted by S&P or A2 granted by Moody’s for so long as such ratings are maintained.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“Permitted Investments” shall mean:

(a) any Investment in Parent or in a Restricted Subsidiary of Parent (including any such Investment in cash and Cash Equivalents (including in the form of intercompany loans or capital contributions)); provided that (i) any such Investment under this clause (a) that is subject to Section 6.04(a)(ii) (other than Investments in cash and Cash Equivalents (including in the form of intercompany loans or capital contributions)) complies with such Section and (ii) any such Investment in cash and Cash Equivalents (including in the form of intercompany loans or capital contributions) in a Restricted Subsidiary that is not the Borrower or a Guarantor shall not be made under this clause (a) in contemplation of an acquisition of a Person or other Investment in a Person that, in each case, is not or does not become a Restricted Subsidiary (unless such other Investment is otherwise permitted under clause (b), (l) or (q) below or under Section 6.04(a)(ii));

(b) any Investment in cash, Cash Equivalents and Permitted Investment Securities;

(c) any Investment by Parent or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

(i) such Person becomes a Restricted Subsidiary of Parent;

(ii) such Person is merged, consolidated or amalgamated with or into, or is liquidated into Parent or a Restricted Subsidiary of Parent, in each case in compliance with Section 6.06; or

(iii) such Person transfers or conveys substantially all of its assets to Parent or a Restricted Subsidiary of Parent, in each case in compliance with Section 6.04;

provided that any such Investment under this clause (c) that is subject to Section 6.04(a)(ii) complies with such Section;

(d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to, and in compliance with, Section 6.04;

(e) any acquisition of assets or Capital Stock solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of Parent;

(f) any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of Parent or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates;

(g) Investments in receivables owing to Parent or any of its Restricted Subsidiaries created or acquired in the ordinary course of business;

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(h) Investments represented by Hedging Obligations permitted by Section 6.03(b)(viii);

(i) loans, or extensions of credit advances to employees made in the ordinary course of business of Parent or any of its Restricted Subsidiaries;

(j) repurchases of the Loans pursuant to Sections 10.04(k) and 10.04(l);

(k) any Guarantee of Indebtedness permitted to be incurred under Section 6.03;

(l) (i) any Investment existing on the Closing Date, (ii) any Investment made pursuant to binding commitments existing on the Closing Date, as listed on Schedule 1.01(e), and (iii) (A) any Investment made pursuant to binding commitments existing on the Closing Date and not listed on Schedule 1.01(e) and (B) any extension, modification or renewal of any such Investment described in the foregoing clauses (i) and (ii), in an aggregate amount for all such Investments, extensions, modifications and renewals set forth in this clause (iii) not exceeding *CONFIDENTIAL* at any time outstanding;

(m) Investments acquired after the Closing Date as a result of the acquisition by Parent or any of its Restricted Subsidiaries of another Person, including by way of a merger, amalgamation or consolidation with or into Parent or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 6.06 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(n) Investments by Parent or any Restricted Subsidiary in connection with any Receivables Financing;

(o) Investments represented by insurance or reinsurance contracts written by Electro-Ré for so long as Elector-Ré is regulated by a recognized governmental entity or agency;

(p) Investments by Electro Banque permitted under applicable banking regulations and for so long as Electro Banque is regulated by a recognized governmental entity or agency; provided that such Investments are ancillary, reasonably related or complementary to Electro Banque’s financing business, as conducted by Electro Banque in the ordinary course of its business on the Closing Date, consistent with past practice; and

(q) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (q) since the Closing Date, net of any return on or of capital (including by way of sale) with respect to such Investments since the Closing Date (not to exceed the aggregate amount of such Investments), not exceeding *CONFIDENTIAL*; provided that if such Investment is made pursuant to this clause in (x) a Person that is not a Guarantor of the Borrower and such Person subsequently becomes a Guarantor of the Borrower, such Investment, if applicable, shall, at the Borrower’s option, thereafter be deemed to have been made pursuant to clause (a) of the

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

definition of “Permitted Investments” and not this clause (q) (and any return on or of capital (including by way of sale) with respect to such Investment shall also be excluded from any calculations under this clause (q)) or (y) a Person that is not a Restricted Subsidiary of Parent and such Person subsequently becomes a Restricted Subsidiary of Parent, such Investment, if applicable, shall, at the Borrower’s option, thereafter be deemed to have been made pursuant to clause (c) of the definition of “Permitted Investments” and not this clause (q) (and any return on or of capital (including by way of sale) with respect to such Investment shall also be excluded from any calculations under this clause (q)).

“Permitted Jurisdiction” shall mean any member state of the European Union (2004), the People’s Republic of China, India, Brazil, Switzerland, the United States, any state of the United States or the District of Columbia or any jurisdiction of a holding company whose assets consist primarily of the Capital Stock of an entity formed, incorporated or organized, and existing under the laws of the People’s Republic of China or India.

“Permitted Liens” shall mean:

(a) Liens in favor of Parent or its Restricted Subsidiaries that, to the extent such Liens are on all or any part of the Collateral, are subordinated to the Liens of, and are collaterally assigned to, the Collateral Agent on terms reasonably acceptable to the Collateral Agent;

(b) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of Parent or is merged with or into or consolidated with Parent or any of its Restricted Subsidiaries; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of Parent or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of Parent or is merged with or into or consolidated with Parent or any of its Restricted Subsidiaries;

(c) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Parent or any Subsidiary of Parent; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

(d) Liens or deposits made in the ordinary course of business or that are incidental to the conduct of business to secure the performance of statutory obligations, contracts, insurance, tender, bid, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations); provided that the aggregate amount of obligations secured by any such Lien (other than the Lien securing the Obligations) (i) on any cash and Cash Equivalents of Parent and its Restricted Subsidiaries shall not exceed *CONFIDENTIAL* at any one time outstanding (as such amount may be increased by up to *CONFIDENTIAL* pursuant to the proviso at the end of the immediately succeeding clause (ii)) and (ii) on any asset (other than cash and Cash Equivalents) of Parent and its Restricted Subsidiaries shall not exceed *CONFIDENTIAL* at any one time outstanding (provided that the Borrower may, by written notice to the Administrative Agent, elect to reduce such maximum amount by not more than *CONFIDENTIAL*, and the amount of such reduction shall increase on a dollar-for-dollar basis the maximum aggregate amount of *CONFIDENTIAL* set forth in the immediately preceding clause (i));

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(e) Liens to secure Indebtedness (including Capital Lease Obligations and Attributable Debt) permitted by Section 6.03(b)(iv) covering only the assets acquired with or financed by such Indebtedness;

(f) Liens existing on the Closing Date and listed on Schedule 1.01(d);

(g) Liens for Taxes, assessments or governmental charges or claims (civil or administrative) that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with IFRS has been made therefor;

(h) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(i) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(j) Liens created for the benefit of (or to secure) the Obligations;

(k) (i) Liens on cash in an aggregate amount not to exceed €150.0 million at any one time outstanding securing Hedging Obligations permitted under Section 6.03(b)(viii) and (ii) Liens securing Parent’s or any Restricted Subsidiary’s obligations under Secured Hedging Agreements, which Liens shall be created pursuant to the Security Documents;

(l) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement; provided, however, that:

(i) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(ii) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(m) bankers’ Liens (including any security interest or set-off arrangements entered into by any Loan Party formed, incorporated or organized in the Netherlands in the ordinary course of its banking arrangements which arise from the general banking conditions (algemene bankvoorwaarden)), any Lien created under customary general terms and conditions of banks, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(n) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(o) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(p) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods or services entered into in the ordinary course of business;

(q) Liens on accounts receivable and customary related assets securing obligations under any Receivables Financing);

(r) Liens covering only (i) the Capital Stock of ASB and its Restricted Subsidiaries or any assets or property of ASB and its Restricted Subsidiaries that are used only in the People’s Republic of China (which assets or property shall in no event include any Collateral) and (ii) the Capital Stock of Alcatel-Lucent Participations Chine, Alcatel-Lucent China Investment Co. Ltd and Lucent Technologies Investment Co. Ltd (collectively, the “ASB Holdcos”) or any assets or property of the ASB Holdcos that are used only in the People’s Republic of China (which assets or property shall in no event include any Collateral);

(s) (i) Liens securing Indebtedness of Electro Banque permitted by Section 6.03(b)(xvi) covering only the assets or property of Electro Banque (which assets or property shall in no event include any Collateral) and (ii) Liens securing obligations of Electro Ré with insurance brokers, insurance companies or re-insurance companies, in each case in the ordinary course of business, covering only the assets or property of Electro Ré (which assets or property shall in no event include any Collateral);

(t) Liens on Capital Stock of Unrestricted Subsidiaries that secure Non-Recourse Debt of such Unrestricted Subsidiaries;

(u) Liens created to the extent necessary to comply with the requirements under the German Partial Retirement Act (Altersteilzeitgesetz) or the German Social Code IV (Sozialgesetzbuch IV);

(v) Liens not otherwise identified in clauses (a) through (u) above on assets not constituting Collateral securing Indebtedness not to exceed €350.0 million at any one time outstanding;

(w) Liens on Collateral securing Indebtedness under Section 6.03(b)(xvii); and

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(x) licenses and sublicenses (and covenants-not-to-sue) by Parent or any of its Restricted Subsidiaries of software or Intellectual Property, in each case in compliance with Section 6.04;

provided, however, that no reference herein to Permitted Liens, including any statement or provision as to the acceptability of any Permitted Liens, shall in any way constitute or be construed as to provide for a subordination of any rights of any Secured Party hereunder or arising under any of the Loan Documents in favor of such Permitted Liens.

Notwithstanding anything to the contrary in the foregoing clauses (a) through (x), no Lien securing Indebtedness for borrowed money or Hedging Obligations upon any Collateral (or any assets or property intended to be included in the Collateral as contemplated by Sections 5.09, 5.11 and 5.16) in favor of a Person other than the Collateral Agent (for the benefit of the Lenders, the Agents and the Lender Counterparties) shall constitute a “Permitted Lien” unless and until (i) such Person shall have executed and delivered to the Collateral Agent an Additional Secured Party Joinder or (ii) such Person and the Collateral Agent shall have entered into intercreditor arrangements reasonably acceptable to the Collateral Agent.

“Permitted Patent Cross-License” shall have the meaning assigned to such term in the definition of Patent Monetization Program.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of Parent or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used, directly or indirectly, to renew, refund, refinance, replace, defease or discharge other Indebtedness of Parent or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(b) such Permitted Refinancing Indebtedness has a final maturity date not earlier than the final maturity date of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged (or, with respect to Permitted Refinancing Indebtedness used to renew, refund, refinance, defease or discharge Designated Convertible Securities, a final maturity date not earlier than the Refinancing Date), and has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(c) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is contractually subordinated in right of payment to any Obligations, such Permitted Refinancing Indebtedness is contractually subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(d) such Indebtedness is incurred either (i) by Parent, the Borrower or a Guarantor (if any of Parent, the Borrower or a Guarantor was the primary obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged) or (ii) by a Restricted Subsidiary (if none of Parent, the Borrower or any Guarantor was the primary obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged) and, in each case is guaranteed only by Persons who would otherwise be permitted to guarantee such Indebtedness pursuant to Section 6.03; and

(e) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is Non-Recourse ASB Debt, such Permitted Refinancing Indebtedness is Non-Recourse ASB Debt.

“Person” shall mean any natural person, corporation, partnership, joint venture, association, trust company, land trust, business trust, joint-stock company, trust, unincorporated organization, limited liability company or Government Authority or other entity, whether or not a legal entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 or 303 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 10.01.

“Pledge and Security Agreement” shall mean the Pledge and Security Agreement, substantially in the form of Exhibit E-1, among Parent, the Borrower, each Subsidiary Guarantor, each other Restricted Subsidiary party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Pledged Subsidiaries” shall have the meaning assigned to such term in Section 5.09(c).

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse AG as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by Credit Suisse based upon various factors including Credit Suisse’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Public Lender” shall have the meaning assigned to such term in Section 10.01.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligations, each Loan Party that has total assets exceeding $10.0 million at the time such Swap Obligations are incurred.

“Receivables Financing” shall mean any financing (whether or not characterized as a sale or reflected as debt on the consolidated balance sheet of Parent) of receivables of Parent or any Restricted Subsidiary, and, for the avoidance of doubt, may include obligations under or in respect of guarantees and indemnities given in connection therewith.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“Refinancing Date” shall mean the final maturity date of the Designated Convertible Securities being renewed, refunded, refinanced, defeased or discharged or, if earlier, the first put/call date of such Designated Convertible Securities.

“Register” shall have the meaning assigned to such term in Section 10.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, partners, members, trustees, agents, sub-agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the migration of any Hazardous Material through the air, soil, surface water or groundwater.

“Required Lenders” shall mean, at any time, Lenders having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding and unused Commitments at such time; provided that the Loans and Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payment” shall have the meaning assigned to such term in Section 6.02(a).

“Restricted Subsidiary” of a Person shall mean any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Retained Excess Cash Flow” shall mean, as of any date, the cumulative amount of Excess Cash Flow of Parent and its Restricted Subsidiaries for all fiscal years completed after the Closing Date and prior to such date, minus the portion of such Excess Cash Flow that has been (or is required to be) applied after the Closing Date and prior to such date to prepay the Loans in accordance with Section 2.13.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“Revolving Commitments” shall have the meaning assigned to such term in Section 2.22(a).

“Revolving Loans” shall have the meaning assigned to such term in Section 2.22(a).

“S&P” shall mean Standard & Poor’s Ratings Group.

“SDN List” shall mean the Specially Designated Nationals List published by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Secured Hedging Agreements” shall mean any agreement or arrangement with respect to Hedging Obligations (a) entered into by (i) a Loan Party and (ii) any Lender Counterparty, as counterparty, and (b) that has been designated by such Lender Counterparty and the Borrower, by written notice to the Administrative Agent, as a Secured Hedging Agreement pursuant to a Lender Counterparty Joinder.

“Secured Indebtedness” of any Person shall mean all Indebtedness in respect of borrowed money and all Indebtedness evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) of such Person secured by a Lien on any assets of such Person (other than Indebtedness incurred pursuant to Section 6.03(b)(vi)).

“Secured Indebtedness Leverage Ratio” shall mean, with respect to any Person, at any date the ratio of (a) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less cash and Cash Equivalents of the Borrower and the Guarantors not subject to a Lien (or held in escrow, cash collateralized or otherwise subject to a third party claim) in favor of a third party held by the Borrower or any Guarantor in an aggregate amount not to exceed $1,000.0 million to (b) Consolidated EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date of such calculation. In the event that Parent or any of its Restricted Subsidiaries incurs (including, without limitation, by way of acquisition of Acquired Debt), repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period.

“Secured Leverage Calculation Date” shall have the meaning assigned to such term in the definition of “Secured Indebtedness Leverage Ratio.”

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“Secured Obligations” shall have the meaning assigned to such term in the Pledge and Security Agreement or any other applicable Security Document.

“Secured Parties” shall have the meaning assigned to such term in the Pledge and Security Agreement or any other applicable Security Document.

“Security Documents” shall mean the Pledge and Security Agreement, the French Pledge and Security Agreements, the Canadian Pledge and Security Agreement and all other instruments, documents and agreements (including, without limitation, intellectual property security agreements) delivered by or on behalf of any Loan Party or any Restricted Subsidiary pursuant to this Agreement or any of the other Loan Documents in order to grant to, or perfect in favor of, the Collateral Agent, for the benefit of the Secured Parties, a Lien on any assets or property of such Loan Party or Restricted Subsidiary, as applicable, as security for the Obligations pursuant to Section 4.01(g), 5.09 or 5.11 or 5.16 and any such agreement, document or instrument delivered pursuant to, or in connection with, any such Security Document.

“Shared Collateral” shall have the meaning assigned to such term in the Pledge and Security Agreement.

“Significant Subsidiary” shall mean, at the date of determination, any Restricted Subsidiary of Parent that together with its Subsidiaries which are Restricted Subsidiaries of Parent (a) for the most recent fiscal year, accounted for more than 10% of the consolidated revenues of Parent or (b) as of the end of the most recent fiscal quarter, was the owner of more than 10% of the consolidated assets of Parent.

“Solvent” means, with respect to any Loan Party, that as of the date of determination, both (a) (other than with respect to a French Loan Party) (i) the sum of such Loan Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Loan Party’s present assets, (ii) such Loan Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and, with respect to Parent, as reflected in the projections delivered pursuant to Section 4.01(j), and (iii) such Loan Party has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (b) such Person is (i) (in the case of Loan Party formed, incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia) “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances, (ii) (in the case of a Loan Party formed, incorporated or organized under the laws of France) not “en cessation des paiements” (as defined in article L631-1 of the French Commercial Code), (iii) (in the case of a Loan Party formed, incorporated or organized under the laws of England and Wales), none of the following apply: (A) it is unable or admits inability to pay its debts as they fall due, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its Indebtedness; (B) the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities); or (C) a moratorium is declared in respect of any of its Indebtedness, (iv) (in the case of a Loan Party formed, incorporated or organized under

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

the laws of Germany), (x) not unable to or having admitted inability to pay its debts as they fall due within the meaning of Sec. 17 German Insolvency Code (“InsO”) and (y) not overindebted within the meaning of Sec. 19 InsO, (v) (in the case of a Canadian Guarantor) not an “insolvent person” under the Bankruptcy and Insolvency Act (Canada), and (vi) (in the case of a Loan Party formed, incorporated or organized under the laws of the Netherlands) has not ceased paying its debts (within the meaning of section 6 of the Dutch Bankruptcy Act) and does not foresee that it will become unable to pay its debts as they fall due (within the meaning of section 214 of the Dutch Bankruptcy Act). For purposes of this definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Solvency Certificate” shall mean a Solvency Certificate substantially in the form of Exhibit H.

“Specified Patent Licenses” shall mean licenses of Patents generating aggregate revenues in any calendar year not exceeding €200.0 million.

“SPV” shall have the meaning assigned to such term in Section 10.04(i).

“Stated Maturity” shall mean, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” shall mean any Indebtedness that is contractually subordinated in right of payment to any Obligations or to other senior Indebtedness of the Loan Parties (whether or not in existence at any date of determination) and any Permitted Refinancing Indebtedness with respect thereto which shall be deemed to be outstanding on the Closing Date (other than, in each case, any such Indebtedness between or among Parent and/or any Restricted Subsidiary). For purposes of this Agreement, the 7.75% cumulative trust preferred securities of Lucent Technologies Capital Trust I, outstanding on the Closing Date shall be deemed to be Subordinated Indebtedness but not Indebtedness for any other purpose.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“Subordinated Intercompany Note” shall mean a promissory note substantially in the form of Exhibit L.

“Subsidiary” shall mean, with respect to any specified Person:

(a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(b) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” shall mean each Restricted Subsidiary listed on Schedule 1.01(b), and each other Restricted Subsidiary of Parent (other than the Borrower) that is or becomes (or is required to become) a Guarantor; provided that no Subsidiary formed or acquired after the Closing Date shall be required to become a Subsidiary Guarantor to the extent and for so long as the provision of such guarantee would result in adverse tax consequences to Parent or the Borrower.

“Swap Obligation” shall have the meaning assigned to such term in the definition of “Excluded Swap Obligation.”

“Syndication Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Tax” shall mean any tax, duty, levy, impost, deductions, assessment or other charge imposed by any Governmental Authority (including penalties and interest related thereto, and, for the avoidance of doubt, including any withholding or deduction for or on account of Tax). “Taxes” and “Taxation” shall be construed to have corresponding meanings.

“Term Loan Maturity Date” shall mean the earlier of (a) January 30, 2019 and (b) the date on which all monetary obligations of the Borrower under the Loan Documents have become due and payable in full, whether by acceleration or otherwise.

“Term Loans” shall mean, collectively, the US Term Loans and the Euro Term Loans. Unless the context shall otherwise require (including the references to “Term Loans” in Section 2.22), the term “Term Loans” shall include any Incremental Term Loans.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“Total Assets” shall mean the consolidated total assets of Parent and its Restricted Subsidiaries as shown on the most recent consolidated balance sheet (excluding the footnotes thereto) of Parent.

“Total Debt” shall mean, at any time, the total Indebtedness of Parent and its Restricted Subsidiaries at such time (excluding (a) Indebtedness of the type described in clause (f) of the definition thereof and (b) all obligations of such Person as an account party in respect of letters of credit, except to the extent of any unreimbursed drawings thereunder).

“Trade Date” shall have the meaning assigned to such term in Section 10.04(b).

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties and any applicable Restricted Subsidiary of the Loan Documents to which they are a party and the making of the Borrowings hereunder, (b) the repayment of all amounts due or outstanding under or in respect of, and the termination of all commitments in respect of, the Existing Revolving Credit Facility, the termination or cash collateralization of any letters of credit outstanding thereunder and the termination, release and discharge of any guarantees, security interests and Liens granted in respect thereof, and (c) the payment of related fees and expenses.

“Treasury Rate” shall mean, as of any date of determination, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

“UK DB Plans” shall mean (a) the Lucent Technologies Retirement Benefits Plan governed by the rules dated February 8, 2010, as amended, (b) the Alcatel Pension Scheme governed by the Definitive Trust Deed and Rules dated May 16, 2007, as amended, (c) the Alcad Pension Plan governed by the Definitive Trust Deed and Rules dated December 10, 1984, as amended, (d) the Alcatel Telecom Retirement Benefits Plan governed by the Rules dated March 18, 2011, and (e) the Saft Limited Pension and Assurance Scheme which was wound up on November 10, 2008.

“Unrestricted Cash” means the aggregate amount of cash and, to the extent readily monetized, Cash Equivalents held in accounts of the Borrower or any Guarantor to the extent that the use of such cash or Cash Equivalents for application to payment of the Obligations or other Indebtedness is not prohibited by law or any contract or other agreement and such cash and Cash Equivalents are free and clear of all Liens and are not held in escrow, cash collateralized or otherwise subject to a third party claim (other than any such claim of the Collateral Agent).

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“Unrestricted Subsidiary” shall mean any Subsidiary of Parent (other than Holdings, the Borrower and any Material Subsidiary) that is designated by a Responsible Officer of Parent as an Unrestricted Subsidiary, but only to the extent that such Subsidiary:

(a) has no Indebtedness other than Non-Recourse Debt;

(b) is not party to any agreement, contract, arrangement or understanding with Parent or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Parent;

(c) is a Person with respect to which neither Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Capital Stock or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Parent or any of its Restricted Subsidiaries including the Obligations.

As of the Closing Date, there are no Unrestricted Subsidiaries.

“Unrestricted Subsidiary Total Assets” shall mean the consolidated total assets of all Unrestricted Subsidiaries, taken as a whole as shown on the most recent consolidated balance sheets (excluding the footnotes thereto) of such Unrestricted Subsidiaries.

“Upfront Fees” shall have the meaning assigned to such term in Section 2.05(b).

“US Guarantor” shall mean any Holdings and any other Guarantor that is a Domestic Subsidiary.

“US Loan Party” shall mean Holdings, the Borrower and any other Loan Party that is a Domestic Subsidiary.

“US Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make US Term Loans hereunder as set forth on Schedule 2.01. As of the Closing Date, the aggregate principal amount of all of the Lenders’ US Term Loan Commitments is $1,750.0 million.

“US Term Loan Lender” shall mean a Lender with a US Term Loan Commitment or an outstanding US Term Loan.

“US Term Loan Repayment Date” shall have the meaning given such term in Section 2.11(a).

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“US Term Loans” shall mean the term loans made by the US Term Loan Lenders to the Borrower pursuant to Section 2.01(a).

“Voting Stock” of any specified Person as of any date shall mean the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity (or, with respect to Designated Convertible Securities, at the Refinancing Date), in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares) and securities of management or employees of such Person under any employee stock option or stock purchase plan or employee benefit plan in existence at the time such Person became a subsidiary of such other Person or other ownership interests representing 100% of the Capital Stock are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Yield Differential” shall have the meaning assigned to such term in Section 2.22(b).

SECTION 1.02. Terms Generally. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) “will” shall be interpreted to express a command;

(f) provisions apply to successive events and transactions;

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(g) unsecured Indebtedness shall not be treated as subordinated or junior to Secured Indebtedness in right of payment merely because it is unsecured;

(h) Indebtedness shall not be treated as subordinated or junior in right of payment to any other Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral; and

(i) without prejudice to the generality of any provision of this Agreement, in this Agreement a reference to:

(i) a winding-up, administration or dissolution includes a redressement judiciaire, cession totale de l’entreprise, liquidation judiciaire, a procédure de sauvegarde or a procédure de sauvegarde financière accélérée under articles L. 620-1 to L. 644-6 of the French Commercial Code;

(ii) a composition, assignment or similar arrangement with any creditor includes a procédure de conciliation or a mandat ad hoc under articles L. 611-3 to L. 611-15 of the French Commercial Code;

(iii) a compulsory manager, receiver or administrator includes an administrateur judiciaire, mandataire ad hoc, conciliateur, mandataire liquidateur or any other person appointed as a result of any proceedings described in paragraphs (a) and (b) above; and

(iv) a person being unable to pay its debts includes that person being in a state of cessation des paiements as defined in article L. 631-1 of the French Commercial Code.

SECTION 1.03. Pro Forma Calculations. All pro forma calculations permitted or required to be made by any Loan Party or any Restricted Subsidiary pursuant to this Agreement shall include only those adjustments that would be (a) certified by a Financial Officer of Parent and the Borrower as having been prepared in good faith based upon reasonable and factually supportable assumptions and (b) required by the definition of “Fixed Charge Coverage Ratio”. For the avoidance of doubt all pro forma calculations in connection with the calculation of the Incremental Facilities Amount and the Secured Indebtedness Leverage Ratio shall be made giving effect to all applicable adjustments set forth in the definition of “Fixed Charge Coverage Ratio”.

SECTION 1.04. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Asset Sale Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Asset Sale Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Asset Sale Loan Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Asset Sale Loan Borrowing”).

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

ARTICLE II

The Credits

SECTION 2.01. Loans and Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(a) each US Term Loan Lender agrees, severally and not jointly, to make a US Term Loan to the Borrower on the Closing Date in a principal amount equal to its US Term Loan Commitment;

(b) each Euro Term Loan Lender agrees, severally and not jointly, to make a Euro Term Loan to the Borrower on the Closing Date in a principal amount equal to its Euro Term Loan Commitment; and

(c) each Asset Sale Loan Lender agrees, severally and not jointly, to make an Asset Sale Loan to the Borrower on the Closing Date in a principal amount equal to its Asset Sale Loan Commitment.

The Borrower may make only one borrowing under each of the US Term Loan Commitment, the Euro Term Loan Commitment and the Asset Sale Loan Commitment, which shall be on the Closing Date. Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.11, 2.12 and 2.13, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Term Loan Maturity Date or the Asset Sale Loan Maturity Date, as applicable. Each Lender’s US Term Loan Commitment, Euro Term Loan Commitment and Asset Sale Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s US Term Loan Commitment, Euro Term Loan Commitment and/or Asset Sale Loan Commitment on such date.

SECTION 2.02. Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Subject to Section 2.22, the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1.0 million (or €1.0 million for Euro Term Loans) and not less than $5.0 million (or €5.0 million for Euro Term Loans) (except with respect to the Incremental Facilities which shall be in an amount no less than $50.0 million) or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.08 and 2.15, each Borrowing shall consist entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03; provided that Euro Term Loan Borrowings shall consist entirely of Eurodollar Loans. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than 15 Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Each Lender shall make each Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received written notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the Closing Date in accordance with clause (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on the Closing Date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

SECTION 2.03. Borrowing Procedure. In order to request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before a proposed Borrowing (or, in the case of Eurodollar Borrowings made on the Closing Date, not later than 1:00 p.m., New York City time, one Business Day before the Closing Date), and (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before a proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand or electronic delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether such Borrowing then being requested is to be a US Term Loan Borrowing, a Euro Term Loan Borrower or an Asset Sale Loan Borrowing and whether, in the case of the US Term Loans and Asset Sale Loans, such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Loan of such Lender as provided in Section 2.11.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to clauses (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any conflict between such accounts and the Register, the Register shall govern.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 10.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05. Fees. (a) The Borrower agrees to pay to the Administrative Agent and the other Agents, for their own respective accounts, such fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Agent Fees”).

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(b) The Borrower agrees to pay to the Administrative Agent, (i) for the account of each US Term Loan Lender on the Closing Date, an upfront fee equal to *CONFIDENTIAL* of the aggregate principal amount of such Lender’s US Term Loans funded on the Closing Date, as a deduction from the proceeds to the Borrower of such US Term Loans, (ii) for the account of each Euro Term Loan Lender on the Closing Date, an upfront fee equal to *CONFIDENTIAL* of the aggregate principal amount of such Lender’s Euro Term Loans funded on the Closing Date, as a deduction from the proceeds to the Borrower of such Euro Term Loans, and (iii) for the account of each Asset Sale Loan Lender on the Closing Date, an upfront fee equal to *CONFIDENTIAL* of the aggregate principal amount of such Lender’s Asset Sale Loans funded on the Closing Date, as a deduction from the proceeds to the Borrower of such Asset Sale Loans (such upfront fees described in this clause (b), collectively, the “Upfront Fees”).

(c) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent or such other applicable Agent (in the case of the Administrative Agent, for distribution, if and as appropriate, among the Lenders). Once paid, none of the Fees shall be refundable or creditable under any circumstances.

SECTION 2.06. Interest on Loans. (a) Subject to Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Subject to Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan, except as otherwise provided in this Agreement, and on the applicable maturity date of such Loan. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(d) For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of any period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by the actual number of days in such other period of time.

SECTION 2.07. Default Interest. If (a) the Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder or under any other Loan Document, by acceleration or otherwise, or (b) if any Event of Default under Section 8.01(g) or (h) has occurred and is continuing with respect to the Borrower or any Guarantor, then, in the

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

case of clause (a) above, until such defaulted amount shall have been paid in full or, in the case of clause (b) above, for so long as such Event of Default is continuing, to the extent permitted by law, all past due amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, (i) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (ii) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum.

SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that Dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to the majority of Lenders of making or maintaining Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written, fax or electronic notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (a) any request by the Borrower for a Eurodollar Borrowing pursuant to Sections 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing or (b) with respect to outstanding Euro Term Loans, if the Administrative Agent or the Borrower so require, the Administrative Agent and the Borrower will negotiate in good faith for a period of not more than 30 days in order to agree on a mutually acceptable substitute basis for calculating the interest payable on the Euro Term Loans and, (i) if a substitute basis is agreed within that period between the Administrative Agent (with the consent of all the Lenders holding such Euro Term Loans) and the Borrower, then it shall apply in accordance with its terms (and may be retrospective to the beginning of the relevant Interest Period) and (ii) unless and until a substitute basis is so agreed, the interest payable to such Lenders on the applicable Euro Term Loans for the relevant Interest Period will be the rate notified to the Administrative Agent by that Lender to be its cost of funds (from any source which it may reasonably select) plus the Applicable Margin for Eurodollar Loans and, if applicable, Mandatory Costs. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09. [Reserved].

SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 1:00 p.m., New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing (other than a Borrowing of a Euro Term Loan) into an ABR Borrowing, (b) not later than 1:00 p.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period and (c) not later than 1:00 p.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(vii) no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than a US Term Loan Repayment Date or a Euro Term Loan Repayment Date, as applicable, occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings consisting of Term Loans with Interest Periods ending on or prior to such US Term Loan Repayment Date or Euro Term Loan Repayment Date, as applicable, and (B) the ABR Term Borrowings consisting of Term Loans would not be at least equal to the principal amount of Term Borrowings to be paid on such US Term Loan Repayment Date or Euro Term Loan Repayment Date, as applicable; and

(viii) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of an Event of Default, (A) no outstanding Loan (other than a Euro Term Loan) may be converted into, or continued as, a Eurodollar Loan and (B) no outstanding Euro Term Loans may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (a) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (b) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (c) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (d) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), (a) in the case of Euro Term Loans, be continued as a Eurodollar Loan with an interest period of one month and (b) in the case of any other Term Loan, automatically be continued as an ABR Borrowing.

SECTION 2.11. Amortization of Borrowings.

(a) The Borrower shall pay to the Administrative Agent, for the account of the US Term Loan Lenders, on each March 31, June 30, September 30 and December 31, beginning with March 31, 2013, or if any such date is not a Business Day, on the immediately preceding Business Day (each such date, a “US Term Loan Repayment Date”), a principal amount of the US Term Loans equal to 0.25% of the initial aggregate principal amount of such US Term Loans (as adjusted from time to time pursuant to Sections 2.12 and 2.13), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) The Borrower shall pay to the Administrative Agent, for the account of the Euro Term Loan Lenders, on each March 31, June 30, September 30 and December 31, beginning with March 31, 2013, or if any such date is not a Business Day, on the immediately preceding Business Day (each such date, a “Euro Term Loan Repayment Date”), a principal amount of the Euro Term Loans equal to 0.25% of the initial aggregate principal amount of such Euro Term Loans (as adjusted from time to time pursuant to Sections 2.12 and 2.13), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(c) To the extent not previously paid, all Term Loans and Asset Sale Loans shall be due and payable on the Term Loan Maturity Date or the Asset Sale Loan Maturity Date, as applicable, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

SECTION 2.12. Voluntary Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 1:00 p.m., New York City time; provided, however, that, unless such prepayment is for all of the then outstanding Loans of an applicable Class, each partial prepayment shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million.

(b) Voluntary prepayments of Loans shall be applied to US Term Loans, Euro Term Loans and/or Asset Sale Loans in the manner directed by the Borrower.

(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, however, that if such prepayment is for all of the then outstanding Loans, then the Borrower may revoke such notice and/or extend the prepayment date by not more than five Business Days; provided, further, that the provisions of Section 2.16 shall apply with respect to any such revocation or extension. All prepayments under this Section 2.12 shall be subject to Section 2.16 and to the payment of any applicable premiums pursuant to clauses (d) and (e) below, but otherwise without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(d) In the event that on or prior to the first anniversary of the Closing Date, (i) all or any portion of the Asset Sale Loans are repaid, refinanced, replaced or repriced for any reason (or repriced or effectively refinanced through any waiver, consent or amendment (in each case, in connection with any waiver, consent or amendment to the this Agreement)) other than as a result of a prepayment required under Sections 2.13(a) or 2.13(b) or (ii) a Lender must assign all or any portion of its Asset Sale Loans as a result of its failure to consent to an amendment, amendment and restatement or other modification of this Agreement that would have the effect of reducing the total yield then in effect for Asset Sale Loans, then in each case, such repayment, prepayment, refinancing, replacement, repricing or mandatory assignment will be made at 101.0% of the principal amount so repaid, prepaid, refinanced, replaced, repriced or assigned.

(e) In the event that on or prior to the second anniversary of the Closing Date, (i) all or any portion of the Term Loans are repaid, refinanced, replaced or repriced for any reason (or repriced or effectively refinanced through any waiver, consent or amendment (in each case, in connection with any waiver, consent or amendment to the this Agreement)) other than as a result of a prepayment required under Sections 2.13(a) or 2.13(b) or (ii) a Lender must assign all or any portion of its Term Loans as a result of its failure to consent to an amendment, amendment and restatement or other modification of this Agreement that would have the effect of reducing the total yield then in effect for Term Loans, then in each case, such repayment, prepayment, refinancing, replacement, repricing or mandatory assignment (I) occurring on or prior to the first anniversary of the Closing Date will be made at 102.0% of the principal amount so repaid, prepaid, refinanced, replaced, repriced or assigned or (II) occurring after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date will be made at 101.0% of the principal amount so repaid, prepaid, refinanced, replaced, repriced or assigned.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

SECTION 2.13. Mandatory Prepayments. (a) Net Proceeds of Assets Sales (and proceeds from, or otherwise generated in connection with, the monetization of proceeds from a Patent Monetization Program) shall be applied to prepay outstanding Loans in accordance with Section 2.13(d)(i) or (d)(ii), as applicable, as and when required by Section 6.04.

(b) No later than five Business Days after the date on which the financial statements with respect to such period are delivered pursuant to Section 5.04(a), the Borrower shall prepay outstanding Loans in accordance with Section 2.13(d) in an aggregate principal amount equal to (A) 50% of Excess Cash Flow of Parent and its Restricted Subsidiaries for the fiscal year then ended minus (B) voluntary prepayments of Loans under Section 2.12 during such fiscal year to the extent not funded with Indebtedness and only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness; provided that if, as of the last day of the most recently ended fiscal year of Parent, the Secured Indebtedness Leverage Ratio (determined for any such period by reference to the certificate delivered pursuant to Section 5.04(a)(iii) calculating the Secured Indebtedness Leverage Ratio as of the last day of such fiscal year of Parent and its Restricted Subsidiaries) shall be (x) 2.25:1.00 or less, the Borrower shall only be required to make the prepayments otherwise required under this clause (b) for such fiscal year in an amount equal to (1) 25% of such Excess Cash Flow minus (2) voluntary prepayments of Loans under Section 2.12 during such fiscal year to the extent not funded with Indebtedness and only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness, or (y) 1.50:1.00 or less, the Borrower shall not be required to make any such prepayments otherwise required under this clause (b) for such fiscal year.

(c) No later than five Business Days after the date of receipt by the Borrower, Parent or any of its Restricted Subsidiaries of any Net Proceeds from the issuance or incurrence of Indebtedness (other than Indebtedness permitted pursuant to Section 6.03), the Borrower or Parent shall apply (or cause to be applied) 100% of the Net Proceeds received with respect thereto to prepay outstanding Loans in accordance with Section 2.13(d)(i).

(d) (i) Mandatory prepayments of outstanding Loans under this Agreement (other than any such prepayments with Net Proceeds of Asset Sales, but including prepayments with Net Proceeds of Asset Sales constituting casualties or condemnations) shall be applied pro rata among the US Term Loans, the Euro Term Loans and the Asset Sale Loans, and further applied on a pro rata basis to scheduled amortization payments thereof in direct order of maturity to the next eight scheduled amortization payments thereof and then pro rata to the remaining scheduled amortization payments thereof, and (ii) mandatory prepayments of outstanding Loans under this Agreement with Net Proceeds of Asset Sales (other than any such prepayments with Net Proceeds of Asset Sales constituting casualties or condemnations) shall be applied, first, to the Asset Sale Loans and, second, pro rata to the US Term Loans and the Euro Term Loans.

(e) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(ii) to the extent practicable, at least three days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Sections 2.12(d), 2.12(e) and 2.16, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(f) No prepayment shall be required to be made by a German Loan Party under Sections 2.13(a) and (b) if and to the extent and only as long as it is unlawful for the relevant German Loan Party (including, without limitation, by reason of financial assistance, corporate benefit restrictions on upstreaming cash intra-group and the fiduciary duties of the directors of any German Loan Party (including, without limitation, statutory duties relating to German capital maintenance (Kapitalerhaltung / Einlagenrückgewähr)):

(i) to make the respective prepayment; and

(ii) to make funds available to any other Loan Party for the purpose of such other Loan Party making a prepayment hereunder; provided that at a times the Loans Parties shall (and shall cause the relevant Restricted Subsidiaries to):

(A) use other cash resources available to other Loan Parties which cash resources are not subject to such restrictions or obstacles, to the extent that to do so would not give rise to any issues referred to in Sections 2.13(f)(i) and (ii); and

(B) use reasonable best efforts to overcome any restrictions and obstacles preventing the relevant German Loan Party to make the prepayment required as soon as possible.

SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, liquidity, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender therein or shall subject any Lender or the Administrative Agent to any Tax (other than any Excluded Taxes and any Indemnified Taxes that are covered by Section 2.20) with respect to the Loans, the Commitments or other obligations, deposits, reserves or other capital or liability relating thereto, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

the Loans made to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section 2.14 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) With respect to US Term Loans and Asset Sale Loans,

(A) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(B) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

In the event any Lender shall exercise its rights under clause (A) or (B) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(ii) With respect to outstanding Euro Term Loans, if the Administrative Agent or the Borrower so require, the Administrative Agent and the Borrower will negotiate in good faith for a period of not more than 30 days in order to agree on a mutually acceptable substitute basis for calculating the interest payable on the Euro Term Loans and, (A) if a substitute basis is agreed within that period between the Administrative Agent (with the consent of all the Lenders holding such Euro Term Loans) and the Borrower, then it shall apply in accordance with its terms (and may be retrospective to the beginning of the relevant Interest Period) and (B) unless and until a substitute basis is so agreed, the interest payable to such Lenders on the applicable Euro Term Loans for the relevant Interest Period will be the rate notified to the Administrative Agent by that Lender to be its cost of funds (from any source which it may reasonably select) plus the Applicable Margin and, if applicable, Mandatory Costs.

(b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.16. Breakage. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

SECTION 2.17. Pro Rata Treatment. Subject to the express provisions of this Agreement which require, or permit, differing payments to be made to non-Defaulting Lenders as opposed to Defaulting Lenders, and as required under Section 2.15, or as permitted under Section 2.23, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar or Euro amount, as applicable.

SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (a) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest and (b) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Parent and Holdings (as to which the provisions of this Section 2.18 shall apply). Each Loan Party expressly consents to the foregoing arrangements and agree that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by any Loan Party to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

SECTION 2.19. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 1:00 p.m., New York City time, on the date when due in immediately available Dollars (with respect to US Term Loans and Asset Term Loans) or Euros (with respect to Euro Term Loans), in each case without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2.20. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes; provided that, if any Taxes are required by law to be withheld or deducted from such payments, then (i) if such Taxes are Indemnified Taxes, the sum payable by the Borrower or any other Loan Party shall be increased as necessary so that after making all required deductions or withholding for Indemnified Taxes (including Indemnified Taxes applicable to additional sums payable under this Section 2.20) the Administrative Agent and each Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or such Loan Party shall make such deductions or withholdings and (iii) the Borrower or such Loan Party shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay or cause to be paid any Other Taxes imposed on a Loan Party to the relevant Governmental Authority in accordance with applicable law or if notified in writing by the Administrative Agent, timely reimburse it for any Other Taxes.

(c) Without duplication of any obligation imposed under Section 2.20(a), the Borrower shall indemnify the Administrative Agent and each Lender, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than any penalties or interest arising from the failure of the Administrative Agent or a Lender to timely pay any Taxes required to be paid by it, if such failure results from the gross negligence of the Administrative Agent or such Lender, as the case may be), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate prepared in good faith as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on behalf of itself, a Lender, shall be conclusive absent manifest error.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law that is applicable to such Lender as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(e)(i) or (ii)) shall not be required if in the Lender’s good faith judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.20(e). If any form or certification previously delivered pursuant to this Section 2.20 expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(i) Without limiting the generality of the foregoing, any Foreign Lender shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a party hereto, two accurate and complete executed copies of whichever of the following is applicable: (A) IRS Form W-8BEN (or its successor form) claiming eligibility for benefits of an income tax treaty to which the U.S. is a party; (B) IRS Form W-8ECI (or its successor form); (C) IRS Form W-8IMY (or its successor form), together with all required attachments (each such attachment form being accurate, complete and properly executed); (D) IRS Form W-8EXP (or its successor form); or (E) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under the Code both, IRS Form W-8BEN and a U.S. Tax Compliance Certificate substantially in the applicable form of Exhibit I. Any Lender that is not a Foreign Lender shall deliver to Borrower and the Administrative Agent (at the times and in the manner provided with respect to Foreign Lenders under the preceding sentence) IRS Form W-9 (or its successor form).

(ii) If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA, such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent,

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.20(e)(ii), the definition of “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) The Administrative Agent shall provide the Borrower with two accurate and complete executed copies of (1) IRS Form W-8ECI with respect to payments to be received by it as a beneficial owner, (2) IRS Form W-8IMY (together with required accompanying documentation) with respect to payments to be received by it on behalf of the Lenders and (3) if applicable, the documentation described in Section 2.20(e)(ii).

(g) If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.20, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all reasonable documented out-of-pocket expenses of the Administrative Agent or such Lender incurred in connection with obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any interest, penalties or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.20(g), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph if the payment of such amount would place the Administrative Agent or such Lender in a less favorable net after-Tax position than it would have been in if the Taxes subject to the indemnification payments or additional amounts and giving rise to such refund had never been paid. Nothing in this Section 2.20(g) shall be construed to require the Administrative Agent or any Lender to make available its Tax returns or any other information relating to its Taxes that it deems confidential to the Borrower or any other Person.

SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders or (v) any Lender becomes a Defaulting Lender, then, in each case, the Borrower may, at its sole expense and effort

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(including with respect to the processing and recordation fee referred to in Section 10.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligation with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee (which Eligible Assignee may be an Affiliated Lender only if Section 10.04(l) is complied with) that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (x) the Borrower shall have received the prior written consent of the Administrative Agent, which consents shall not unreasonably be withheld or delayed, (y) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payment thereafter and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, plus all Fees and other amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16 and, if applicable, the prepayment fees pursuant to Sections 2.12(d) and 2.12(e) (with such assignment being deemed to be an voluntary prepayment for purposes of determining the applicability of Sections 2.12(d) and 2.12(e), such amount to be payable by the Borrower)); provided, further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification or shall cease to be a Defaulting Lender, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Assumption necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a) and the Administrative Agent will so execute and deliver the Assignment and Acceptance (on behalf of such Lender) upon request by the Borrower.

(b) If (i) any Lender shall request compensation under Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

SECTION 2.22. Incremental Facilities. (a) The Borrower may, by written notice to the Administrative Agent from time to time, request the establishment of one or more new term loan commitments (either in the form of a new tranche of term loans or an increase to the Term Loans) (the “Incremental Term Loan Commitments” (and the loans thereunder, the “Incremental Term Loans”)) and/or a revolving credit facility tranche (the “Revolving Commitments” (and the loans thereunder, the “Revolving Loans”) and, together with the Incremental Term Loan Commitments, the “Incremental Facilities”) in an aggregate amount for all such Incremental Facilities not to exceed the Incremental Facilities Amount; provided that the aggregate amount of all Revolving Commitments shall in no event exceed $250.0 million at any time. Such notice shall set forth (A) the amount of the Incremental Facilities being requested (which shall be in minimum increments of $1.0 million and a minimum aggregate amount of $50.0 million or such lesser amount equal to the remaining Incremental Facilities Amount), (B) the date on which such Incremental Facilities are requested to become effective, and (C) whether such Incremental Facility consists of Incremental Term Loan Commitments or Revolving Commitments.

(b) The Borrower may seek Incremental Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders (all of which must be Eligible Assignees, which Eligible Assignee may be an Affiliated Lender only if Section 10.04(l) is complied with) who will become Lenders (each, an “Incremental Lender”) in connection therewith. The Borrower and each Incremental Lender shall execute and deliver to the Administrative Agent an Incremental Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Facility of each Incremental Lender. The terms and provisions of the Incremental Term Loans shall be identical to those of the Term Loans except as otherwise set forth herein or in the applicable Incremental Loan Assumption Agreement; provided that (x) in no event shall any assets not included in the Collateral secure such Incremental Term Loans and (y) in no event shall any Person that is not a Loan Party guarantee or provide other credit support with respect to such Incremental Term Loans. In any event, (i) the final maturity date of the Incremental Term Loans shall be no earlier than the Term Loan Maturity Date, (ii) the average life to maturity of the Incremental Term Loans shall be no shorter than the remaining average life to maturity of the Term Loans, (iii) if the all-in yield on such Incremental Term Loans (after giving effect to interest rate margins, upfront or similar fees and original issue discount (with upfront or similar fees and original issue discount calculated based on the shorter of a four year life to maturity or the remaining weighted average life to maturity of the Term Loans), Adjusted LIBO Rate or

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Alternate Base Rate floors shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof or any fluctuations in the Adjusted LIBO Rate or the Alternate Base Rate) exceeds the all-in yield then in effect for Eurodollar Term Loans (after giving effect to interest rate margins, upfront or similar fees and original issue discount (with upfront or similar fees and original issue discount calculated based on the shorter of a four year life to maturity or the remaining weighted average life to maturity of the Term Loans), Adjusted LIBO Rate or Alternate Base Rate floors shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof or any fluctuations in the Adjusted LIBO Rate or the Alternate Base Rate) by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Margin then in effect for Term Loans shall automatically be increased by the Yield Differential, effective upon the making of such Incremental Term Loans; provided that, if the Incremental Term Loans include an interest rate “floor” greater than the applicable interest rate floor under the Term Loans, such differential between interest rate floors shall be equated to the Applicable Margin for purposes of determining whether an increase to the Applicable Margin under the Term Loans shall be required, but only to the extent an increase in the interest rate floor in the Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the Applicable Margin) applicable to the Term Loans shall be increased to the extent of such differential between interest rate floors, and (iv) if such Incremental Facility includes Revolving Commitments in addition to a then existing tranche of Revolving Commitments, such Revolving Commitments will be documented solely as an increase to the commitments with respect to the then existing Revolving Commitments, without any change in terms. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Loan Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Loan Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Facility and the Incremental Term Loans or Revolving Loans, as applicable, evidenced thereby, and the Administrative Agent and the Borrower may, without the consent of any other Lender or Incremental Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effect the provisions of this Section 2.22.

(c) Notwithstanding the foregoing, no Incremental Facility shall become effective under this Section 2.22 unless (i) no Default or Event of Default exists or would exist after giving effect to such Incremental Facility or to the incurrence of the Incremental Term Loans or Revolving Loans thereunder, as applicable, (ii) on the date of such effectiveness, the conditions set forth in Sections 4.01(m) and 4.01(n) shall be satisfied (with all references in such Sections to the Closing Date being deemed to be references to the applicable date of such Incremental Facility or the incurrence of the Incremental Term Loans or Revolving Loans thereunder, as applicable) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of Parent and the Borrower, (iii) all fees and expenses owing in respect of the incurrence of the Incremental Term Loans or Revolving Loans to the Administrative Agent and the Incremental Lenders shall have been paid and (iv) to the extent specified in the applicable Incremental Loan Assumption Agreement, the Administrative

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Agent shall have received (with sufficient copies for each of the Incremental Lenders) legal opinions, board resolutions and other closing certificates consistent with those delivered on the Closing Date pursuant to Section 4.01.

SECTION 2.23. Extension Amendments.

(a) The Borrower may from time to time, pursuant to the provisions of this Section 2.23, agree with one or more Lenders holding Loans and Commitments of any Class (“Existing Class”) to extend the maturity date and to provide for other terms consistent with this Section 2.23 (each such modification, an “Extension”) pursuant to one or more written offers (each an “Extension Offer”) made from time to time by the Borrower to all Lenders under any Class that is proposed to be extended under this Section 2.23, in each case on a pro rata basis (based on the relative principal amounts of the outstanding Loans of each Lender in such Class) and on the same terms to each such Lender. In connection with each Extension, the Borrower will provide notification to the Administrative Agent (for distribution to the Lenders of the applicable Class) of the requested new maturity date for the extended Loans of each applicable Class or Classes to be extended (each an “Extended Maturity Date”) and the due date for Lender responses no later than five Business Days prior to the date on which the applicable Lenders are requested to respond. In connection with any Extension, each Lender of the applicable Class wishing to participate in such Extension shall, prior to such due date, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension. In connection with any Extension, the Borrower shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, the Administrative Agent to accomplish the purposes of this Section 2.23.

(b) After giving effect to any Extension, the Loans or Commitments so extended shall cease to be a part of the Class that they were a part of immediately prior to the Extension and shall be a new Class hereunder; provided that at no time shall there be more than two different classes of Revolving Commitments; provided, further, that (i) in the case of any Extension Amendment relating to Revolving Commitments or Revolving Loans, all borrowings and all prepayments of Revolving Loans shall continue to be made on a ratable basis among all applicable Lenders, based on the relative amounts of their Revolving Commitments (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (B) repayments required upon the maturity date of the non-extending Revolving Credit Commitments), until the repayment of the Revolving Loans attributable to the non-extended Revolving Commitments on the relevant maturity date and (ii) no termination of Extended Revolving Commitments and no repayment of Extended Loans shall be permitted unless such termination or repayment (and corresponding pro rata permanent reduction of Extended Revolving Commitments, if applicable) is accompanied by at least a pro rata termination or permanent repayment (and corresponding pro rata permanent reduction of Extended Revolving Commitments, if applicable), as applicable, of the applicable Existing Loans or Existing Revolving Commitments (or all Existing Revolving Commitments of such Class and related Existing Loans shall have otherwise been terminated and repaid in full), as applicable.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(c) The consummation and effectiveness of each Extension shall be subject to the following:

(i) no Event of Default under Section 8.01(b), (f) or (g) shall have occurred and be continuing after giving effect to any amendment and/or waivers that are or become effective on the date such Extended Loans or Extended Revolving Commitments are established;

(ii) the Loans or Revolving Commitments, as applicable, of any Lender extended pursuant to any Extension (as applicable, “Extended Loans” or “Extended Revolving Commitments”) shall have the same terms as the Class of Loans or Revolving Commitments, as applicable, subject to the related Extension Amendment (as applicable, “Existing Loans” or “Existing Revolving Commitments”); except (A) the final maturity date of any Extended Loans or Extended Revolving Commitments of a Class to be extended pursuant to an Extension shall be later than the applicable maturity date of the Class of Existing Loans or Existing Revolving Commitments, as applicable, that is the subject of the related Extension Amendment, and the weighted average life to maturity of any Extended Loans or Extended Revolving Commitments of a Class to be extended pursuant to an Extension shall be no shorter than the weighted average life to maturity of the Class of Existing Loans or Existing Revolving Commitments, as applicable, that is subject of the related Extension Amendment, (B) the all-in pricing (including, without limitation, margins, fees and premiums) with respect to the Extended Loans or Extended Revolving Commitments, as applicable, may be higher or lower than the all-in pricing (including, without limitation, margins, fees and premiums) for the Existing Loans or Existing Revolving Commitments, as applicable, (C) the revolving credit commitment fee rate with respect to the Extended Revolving Commitments may be higher or lower than the revolving credit commitment fee rate for Existing Revolving Commitments, in each case, to the extent provided in the applicable Extension Amendment, (D) any applicable Extended Loans or Extended Revolving Commitments, as applicable, may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (E) the Extended Loans and/or Extended Revolving Commitments may contain a “most favored nation” provision for the benefit of Lenders holding Extended Loans or Extended Revolving Commitments, as applicable, and (F) the other terms and conditions applicable to Extended Loans and/or Extended Revolving Commitments may be different than those with respect to the Existing Loans or Existing Revolving Commitments, as applicable, so long as such terms and conditions only apply after the latest maturity date of the Existing Loans or Existing Revolving Commitments, as applicable, hereunder; provided, further, that each Extension Amendment may, without the consent of any Lender other than the applicable extending Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 2.23, including any amendments necessary to treat the applicable Loans and/or Commitments of the extending Lenders as a new “Class” of loans and/or commitments hereunder; provided, however, that no Extension Amendment may provide for any Class of Extended Loans or Extended

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Revolving Commitments to be secured by any Collateral or other assets or property of any Loan Party or any of their respective Subsidiaries that does not also secure the Existing Loans or Existing Revolving Commitments;

(iii) all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by the Borrower generally directed to the applicable Lenders under the applicable Class in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent;

(iv) a minimum amount in respect of such Extension (to be determined in the Borrower’s discretion and specified in the relevant Extension Offer, but in no event less than $25.0 million, unless another amount is agreed to by the Administrative Agent) shall be satisfied;

(v) no Extension shall become effective unless, on the proposed effective date of such Extension, the conditions set forth in Section 4.01(m) shall be satisfied (with all references in such Section to the Closing Date being deemed to be references to the Extension on the applicable date of such Extension), and the Administrative Agent shall have received a certificate to that effect dated the applicable date of such Extension and executed by a Financial Officer of Parent and the Borrower; and

(vi) no Extension consummated by the Borrower pursuant to this Section 2.23 shall constitute a voluntary or mandatory prepayment for purposes of Section 2.12 or 2.13.

(d) For the avoidance of doubt, it is understood and agreed that the provisions of Sections 2.17 and 10.08 will not apply to Extensions of Loans or Revolving Commitments, as applicable, pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.23, including to any payment of interest or fees in respect of any Extended Loans or Extended Revolving Commitments, as applicable, that have been extended pursuant to an Extension at a rate or rates different from those paid or payable in respect of Loans of any other Class, in each case as is set forth in the relevant Extension Offer.

(e) No Lender who rejects any request for an Extension shall be deemed a Non-Consenting Lender for purposes of Section 2.21.

(f) No consent of any Lender shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Commitments (or a portion thereof). The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Loan Documents as may be necessary in order to establish new Classes of Loans or Revolving Commitments, as applicable, created pursuant to an Extension, in each case on terms consistent with this Section 2.23 and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.23.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(g) Promptly following the consummation and effectiveness of any Extension, the Borrower will furnish to the Administrative Agent (who shall promptly furnish to each Lender) written notice setting forth the Extended Maturity Date and material economic terms of the Extension and the aggregate principal amount of each class of Loans and Commitments after giving effect to the Extension.

(h) If any Extension is treated as a significant modification of the Loans for U.S. federal income tax purposes, at reasonable request by the Borrower in connection with such Extension, the Administrative Agent shall take reasonable good faith efforts to provide the Borrower with sales price information, pricing quotes (including firm quotes and indicative quotes) or similar information requested by the Borrower that the Borrower may reasonably need in determining (x) whether the Loans are “traded on an established market” within the meaning of Section 1.1273-2(f) of the Treasury Regulations promulgated under the Code and (y) the fair market value of the Loans at the time of such Extension, but only to the extent such information is not confidential and reasonably available to the Administrative Agent.

SECTION 2.24. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law, any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8.01 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.04 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account subject to a first priority perfected Lien in favor of the Collateral Agent and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.01 were satisfied and waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Loans are held by the Lenders pro rata in accordance with the applicable Commitments (or, if the applicable Commitment shall have terminated, in accordance with the Commitments as in effect prior to such termination). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto. No Lender shall be entitled to receive any fees for any period during which such Lender is a Defaulting Lender.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the Lender, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (or, if the applicable Commitment shall have terminated, in accordance with the Commitments as in effect immediately prior to such termination), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c) Lender Counterparties. So long as any Lender is a Defaulting Lender, such Lender shall not be a Lender Counterparty with respect to any Secured Hedging Agreement entered into while such Lender was a Defaulting Lender.

ARTICLE III

Representations and Warranties

Each of the Loan Parties represents and warrants to each Agent and each Lender on the Closing Date and each other date specified in this Agreement that:

SECTION 3.01. Organization; Powers. Each of the Loan Parties and each of their respective Restricted Subsidiaries (a) is duly organized, validly existing and (where such concept exists) in good standing under the laws of the jurisdiction of its organization (except, with respect to any Restricted Subsidiary that (i) is not a Loan Party and (ii) is not a party to any Loan Document, where a failure to be so organized, validly existing and in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect), (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, except, in each case, where the failure to do so, or so possess, individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect, (c) is qualified to do business in, and is in good standing in (where such concept exists), every jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

failure to be so to qualified or in good standing individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder, and, in the case of each Guarantor, to guarantee the Obligations pursuant to this Agreement (subject to any applicable restrictions or limitations set out herein), and, in the case of the Borrower, each Guarantor and each applicable Restricted Subsidiary, to grant the Liens and security interests as and to the extent provided in the Security Documents (subject to any applicable restrictions or limitations set out therein).

SECTION 3.02. Authorization; No Conflict. The execution, delivery and performance by each Loan Party and each Restricted Subsidiary party to a Loan Document of the Loan Documents to which such Person is a party, and the consummation of the transactions contemplated thereby, (a) have been duly authorized by all requisite corporate or other applicable organizational action and, if required, stockholder action and (b) will not (i) violate (A) any provision of material applicable law, statute, rule or regulation, (B) any of the certificate or articles of incorporation or other organizational or constitutive documents or by-laws (or applicable foreign equivalent) of any of the Loan Parties or their respective Restricted Subsidiaries, or (C) any material order of any Governmental Authority, (ii) conflict with, result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, or require the granting of any Liens (other than any Lien created hereunder or under the Security Documents) to secure the obligations under, any provision of any indenture, agreement, contract, undertaking or instrument to which any of the Loan Parties or any of their respective Restricted Subsidiaries is a party or by which any of them or any of their respective assets or properties is or may be bound, except to the extent that such conflict, breach, default, right to accelerate, requirement to prepay, repurchase or redeem or requirement to grant a Lien could not reasonably be expected to have a Material Adverse Effect or (iii) require any approval of stockholders, members or partners or any approval or consent of any Person under any indenture, agreement, contract, undertaking or instrument to which any of the Loan Parties or any of their respective Restricted Subsidiaries is a party or by which any of them or any of their respective assets or properties is or may be bound, except for (A) such approvals or consents which have been obtained and are in full force and effect and (B) any such approvals or consents the failure of which to obtain, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by each Loan Party that is a party hereto or thereto and, subject to the Legal Reservations (if and to the extent applicable), constitutes, and each other Loan Document to which any Loan Party or any Restricted Subsidiary is a party, when executed and delivered by such Loan Party or Restricted Subsidiary and after the proper registries, as applicable, will, subject to the Legal Reservations (if and to the extent applicable), constitute, a legal, valid and binding obligation of such Loan Party or Restricted Subsidiary, as applicable, enforceable against such Loan Party or Restricted Subsidiary, as applicable, in accordance with its terms, in each case subject to the Legal Reservations (if and to the extent applicable) and applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

SECTION 3.04. Governmental Approvals. The execution, delivery and performance by the Loan Parties and their applicable Restricted Subsidiaries of the Loan Documents to which they are parties and the consummation of the transactions contemplated thereby do not require any registration or filing with, consent, exemptions, authorizations or approval of, or notice to, or other action to, with or by, any Governmental Authority except (a) for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Closing Date (except for those filings and recordings with respect to Intellectual Property to be executed, delivered and filed after the Closing Date as provided in the Security Documents), (b) such as have been made or obtained and are in full force and effect and (c) those registrations, approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Financial Statements. (a) Parent has heretofore furnished to the Joint Lead Arrangers and the Lenders the consolidated balance sheets and related statements of income, stockholder’s equity and cash flows of Parent and its consolidated Restricted Subsidiaries (i) as of and for the fiscal years ended December 31, 2009, December 31, 2010 and December 31, 2011, in each case audited by and accompanied by the opinion of Deloitte & Associés and Ernst & Young et Autres, independent public accountants, and on a consolidated basis as well as by significant operating segment and (ii) as of and for the fiscal quarters and the portion of the fiscal year ended March 31, 2012, June 30, 2012 and September 30, 2012, certified by Parent’s chief financial officer, in each case on a consolidated basis as well as by significant operating segment. Such financial statements present fairly the financial condition and results of operations and cash flows of Parent and its consolidated Restricted Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of Parent and its consolidated Restricted Subsidiaries as of the respective dates thereof. Such financial statements were prepared in accordance with IFRS applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

(b) On and as of the Closing Date, the projections of Parent and its consolidated Restricted Subsidiaries for the period of fiscal year 2011 through and including fiscal year 2015, which projections shall be on a consolidated basis as well as by significant operating segment, are based on good faith estimates and assumptions made by the management of Parent; provided such projections are not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from such projections and that the differences may be material; provided, further, that, as of the Closing Date, management of Parent believes that such projections are reasonable.

SECTION 3.06. No Material Adverse Change. Since December 31, 2011, no event, change, circumstance or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

SECTION 3.07. Subsidiaries. Schedule 3.07 sets forth in all material respects (or, in all respects, if failure to disclose a Subsidiary would reasonably be expected to adversely affect the Collateral Agent’s Lien on the Capital Stock of a Subsidiary intended to be granted pursuant to the Security Documents) as of the Closing Date a list of all Subsidiaries of the Loan Parties and the percentage ownership interest of each Loan Party therein. To the knowledge of the Loan Parties, as of the Closing Date, the Capital Stock so indicated on Schedule 3.07 is fully paid and, except with respect to any Subsidiary that is not a corporation, non-assessable. The Capital Stock so indicated on Schedule 3.07 is owned by the Loan Parties, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents and Permitted Liens).

SECTION 3.08. Ownership of Properties. Each of the Loan Parties and each of their respective Restricted Subsidiaries has good and marketable title to, or valid leasehold interests in, or easements or other limited property interests in, (a) all Collateral owned by it and (b) all of its material properties and assets necessary in the ordinary conduct of its business, in the case of this clause (b), except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All Collateral and all such material properties and assets are free and clear of Liens, other than Permitted Liens.

SECTION 3.09. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are no actions, investigations, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Loan Parties, threatened in writing against or affecting any of the Loan Parties or any of their respective Restricted Subsidiaries or any business, property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) None of the Loan Parties nor any of their respective Restricted Subsidiaries nor any of their respective material properties or assets is in violation of, to the knowledge of the Loan Parties, under investigation with respect to, and has not been threatened in writing to be charged with or given written notice of any violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including ERISA, any zoning, building, Environmental Law, ordinance, code or approval or any building permits but excluding any law, rule or regulation expressly addressed in Sections 3.19 through 3.21), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.

(c) Each of the Loan Parties and each of their respective Restricted Subsidiaries has all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, Governmental Authorities that are required in order to permit it to own or lease its property and assets and to carry on its business as presently conducted, including but not limited to entering into any loan, advance, mortgage or promissory note arrangements with employees or agents of the Loan Parties or any of their respective Restricted Subsidiaries, except for where the failure to make or hold any of the foregoing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

SECTION 3.10. No Defaults. (a) None of the Loan Parties nor any of their respective Restricted Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any indenture, agreement, contract, undertaking or instrument to which any of the Loan Parties or any of their respective Restricted Subsidiaries is a party or by which any of them or any of their respective assets or properties is or may be bound, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) No Default or Event of Default has occurred and is continuing hereunder.

SECTION 3.11. Federal Reserve Regulations. (a) None of the Loan Parties nor any of their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X, or (ii) to purchase or carry Margin Stock. After the application of the proceeds of any Loan, Margin Stock will constitute less than 25% of the value of those assets of the Loan Parties or any of their respective Restricted Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

SECTION 3.12. Investment Company Act. None of the Loan Parties nor any of their respective Subsidiaries is or is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.13. Tax Returns. Except as permitted under Section 5.03, each of the Loan Parties and each of their respective Restricted Subsidiaries has filed or caused to be filed all federal and material state, local, foreign and other Tax returns required to have been filed by it and has paid or caused to be paid all material Taxes due and payable by it or on its behalf and all assessments, fees and other governmental charges upon the Loan Parties and their respective Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable. There is no material Tax audit, claim or assessment pending or proposed in writing against any of the Loan Parties or any of their respective Restricted Subsidiaries which is not being actively contested by such Loan Party or such Restricted Subsidiary in good faith and by appropriate proceedings that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with IFRS shall have been made or provided therefor.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

SECTION 3.14. No Material Misstatements. (a) As of the Closing Date, (i) the Confidential Information Memorandum and (ii) each other report, financial statement, exhibit, schedule or other written information or information formally presented at a bank meeting or to one or more Lenders (other than any projections and other forward-looking statements and information of a general economic or industry nature) furnished or made available by or on behalf of any of the Loan Parties or any of their respective representatives to any Agent or any Lender (or any of their respective Affiliates) in connection with the Loan Documents or in connection with any of the transactions contemplated thereby or included therein or delivered pursuant thereto, when taken as a whole, are complete and correct in all material respects and do not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto).

(b) The projections and other forward-looking information furnished or made available by or on behalf of any of the Loan Parties or any of their respective representatives to any Agent or any Lender (or any of their respective Affiliates) in connection with the Loan Documents or in connection with any of the transactions contemplated thereby or included therein or delivered pursuant thereto have been prepared in good faith based upon accounting principles consistent with the financial statements described in Section 3.05(a) and upon assumptions that were reasonable at the time made and at the time the related projections and other materials were made available to such Agent or such Lender (or Affiliate thereof) (it being understood that projections are as to future events and are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material).

(c) To the best of the Loan Parties’ knowledge, the information, estimates and opinions provided by or on behalf of any of the Loan Parties or any of their respective representatives to Global Law Group L.L.C. (“Global IP”) in connection with Global IP’s valuation reports or used in the formation of Global IP’s conclusions, when taken as a whole, are true, complete and correct in all material respects and do not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the information, estimates and opinions, taken as a whole, not materially misleading in light of the circumstances under which such information, estimates and opinions are made or furnished (after giving effect to all supplements thereto).

SECTION 3.15. Security Documents. In the case of this paragraph as a whole, subject to the Legal Reservations (if and to the extent applicable) and the requirement to file the relevant Security Documents governed by the laws of England and Wales with the necessary registries within 21 days of entering into such Security Document in order to perfect the Collateral Agent’s security interest in the Collateral covered thereby, the Liens granted to the Collateral Agent pursuant to the Security Documents with respect to the Collateral (a) to the extent required by the Security Documents, constitute perfected Liens and security interests in such rights, title or interest as the applicable Loan Party or Restricted Subsidiary shall from time to time have in all personal property included in the Collateral, and (b) are subject to no Liens, except Liens permitted pursuant to Section 6.05 or privileges arising mandatorily by applicable law. Except to the extent (i) possession of portions of the Collateral by the Collateral Agent is required for perfection, (ii) registration on the share registry book, or amendment to the articles of

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

association, of the applicable Pledged Subsidiary is required for perfection, or (iii) the perfection formalities to be carried out by Parent pursuant to, and in accordance with, the relevant French Pledge and Security Agreements have not been completed as of the Closing Date (which registrations, amendments and other actions shall, in each case, be completed as provided in the relevant Security Document and, in any event, promptly upon execution and delivery of such Security Document) and except with respect to the assets covered by the provisions of Section 5.11, all such action as is necessary has been taken to establish and perfect the Collateral Agent’s rights in and to the Collateral to the extent required under the Loan Documents, including any recording, filing, registration, giving of notice or other similar action (assuming proper recordation of any such documents). To the extent required by the Security Documents, each Loan Party and each applicable Restricted Subsidiary have properly delivered or caused to be delivered or will cause to be delivered, or provided control of, to the Collateral Agent all Collateral in respect of which perfection of the Lien described above may be obtained by possession or control.

SECTION 3.16. Labor Matters. Except as could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (a) none of the Loan Parties nor any of their respective Restricted Subsidiaries has experienced any labor strike, lockout, work stoppage or slowdown due to labor disagreements for the period since December 31, 2011, and (b) each of the Loan Parties and each of their respective Restricted Subsidiaries is in compliance in all respects with any collective bargaining agreement to which it is a party.

SECTION 3.17. Intellectual Property. Each of the Loan Parties and each of their respective Restricted Subsidiaries owns, licenses or possesses the valid right to use all Intellectual Property used in or reasonably necessary for the operation of their respective businesses as currently conducted, in each case, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. To the knowledge of the Loan Parties, no Intellectual Property, advertising, product, process, method, substance, part or other material used by the Loan Parties or any of their respective Restricted Subsidiaries, or the operation of their respective businesses as currently conducted, infringes upon, misappropriates or violates any Intellectual Property rights held by any Person except for such infringements, misappropriations or violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim, litigation or proceeding regarding any of the Intellectual Property owned by the Loan Parties or any of their respective Restricted Subsidiaries or regarding any Intellectual Property owned by any other Person is pending or, to the knowledge of the Loan Parties, threatened in writing against the Loan Parties or any of their respective Restricted Subsidiaries, which claim, litigation or proceeding, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.18. Solvency. As of the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, each of (a) Parent, (b) the Borrower and (c) Participations, on a standalone basis, is Solvent.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

SECTION 3.19. Anti-Terrorism Laws. (a) None of the Loan Parties and none of their respective Subsidiaries and, to the knowledge of the Loan Parties, none of their respective Affiliates is in material violation of any Anti-Terrorism Laws.

(b) None of the Loan Parties and, to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans and the use or intended use of the proceeds thereof is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; or

(iii) a Person that is named on the most current SDN List published by OFAC or any comparable list of prohibited persons maintained by the European Union or under any government laws or regulations to which the Company or any Affiliate is subject.

(c) None of the representations and warranties given in this Section 3.19 shall be made by nor shall they apply to any German Loan Party or any Loan Party having an establishment in Germany in so far as they would result in a violation of or conflict with Section 4a of the German Foreign Trade Regulation (Außenwirtschaftsverordnung), any provision of Council Regulation (EC) 2271/1996 or any similar applicable anti-boycott law or regulation.

SECTION 3.20. Anticorruption. (a) Except as set forth in Schedule 3.20 (which matters have been specifically disclosed in the Deferred Prosecution Agreement entered between the United States Department of Justice and Parent in 2010), none of the Loan Parties or, to the knowledge of the Loan Parties, any Subsidiaries, Affiliates, directors, officers, employees or any authorized distributors, agents, representatives, sales intermediaries or other third parties acting on behalf of any Loan Party or any of its Affiliates has taken any material action in violation of any applicable laws relating to any applicable anticorruption law (“Anticorruption Laws”), including, without limitation, the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq., hereinafter “FCPA”).

(b) Each Loan Party and each of their respective Subsidiaries has kept and made books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Loan Parties and each of their respective Subsidiaries, and each Loan Party and each of their respective Subsidiaries has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS or any other criteria applicable to such statements, and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(c) There have not been, and are not pending or threatened, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, involving any Loan Party or any of their respective Subsidiaries in any way relating to this Section 3.20.

SECTION 3.21. Export Controls and Sanctions. (a) Except as set forth in Schedule 3.21, none of the Loan Parties, or, to the knowledge of the Loan Parties, any of their respective Subsidiaries nor any Affiliate, director, officer, employee any authorized distributor, agent, representative, sales intermediary or other third party acting on behalf of any Loan Party or any of its Affiliates has taken any action within the past five years in violation of any applicable laws relating to any applicable Export Controls and Sanctions Laws.

(b) Other than those incidents and circumstances specifically disclosed on Schedule 3.21, there are no pending or threatened, civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, involving the Loan Parties or any of their respective Subsidiaries in any way relating to this Section 3.21.

(c) None of the representations and warranties given in this Section 3.21 shall be made by nor shall they apply to any German Loan Party or any Loan Party having an establishment in Germany in so far as they would result in a violation of or conflict with Section 4a of the German Foreign Trade Regulation (Außenwirtschaftsverordnung), any provision of Council Regulation (EC) 2271/1996 or any similar applicable anti-boycott law or regulation.

SECTION 3.22. European Union Representation. With respect to any Loan Party formed, incorporated or organized in the European Union, for the purposes of The Council of the European Union Regulation No 1346/2000 on Insolvency Proceedings (the “European Union Regulation”), its center of main interest (as that term is used in Article 3(1) of the European Union Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the European Union Regulation) in any other jurisdiction.

SECTION 3.23. UK DB Plans.

(a) Except in relation to the UK DB Plans, none of the Loan Parties, any of their respective Subsidiaries nor any Affiliate is or has at any time in the last six years been an employer (for the purposes of sections 38 to 51 of the UK Pensions Act 2004) of an occupational pension scheme which is not a money purchase pension scheme (both terms as defined in the UK Pension Schemes Act 1993), or “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the UK Pensions Act 2004) of such an employer.

(b) The Pensions Regulator has not issued a Financial Support Direction or a Contribution Notice to any Loan Party, any of its respective Subsidiaries or any Affiliate and the Loan Parties are not aware of any circumstances which are reasonably likely to lead to the issue of either.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(c) The financial information regarding the UK DB Plans that has been provided to the Lenders is true and accurate in all material respects and no act or omission has occurred since the date as at which the financial information is presented which (allowing for market volatility) has had or could reasonably be expected to cause any material adverse change in the overall valuation of any of the UK DB Plans.

(d) To the Loan Parties’ knowledge, no event has occurred (including the entering into of this Agreement and complying with its terms), or set of circumstances existed, which could result in or entitle any person or body of persons to wind up any UK DB Plan.

(e) To the Loan Parties’ knowledge, no “notifiable event” for the purposes of the UK Pensions Act 2004 has occurred in relation to any UK DB Plan.

(f) There is no debt due under section 75 or 75A of the UK Pensions Act 1995 to the trustees of any UK DB Plan by any Loan Parties or their respective Subsidiaries.

(g) To the Loan Parties’ knowledge, no UK DB Plan is a cross-border scheme for the purposes of sections 287 to 295 of the UK Pensions Act 2004.

(h) The Saft Limited Pension and Assurance Scheme was wound up on 10 November 2008 and no liabilities remain outstanding.

ARTICLE IV

Conditions of Lending

SECTION 4.01. Closing Date. The obligations of each Lender to make Loans hereunder on the Closing Date is subject to the satisfaction or waiver in accordance with Section 10.08 of each of the following conditions before or concurrently with the Closing Date:

(a) The Administrative Agent shall have received (i) this Agreement, duly executed and delivered by the Persons party hereto and (ii) one or more promissory notes payable to the applicable Lender to the extent requested by such Lender pursuant to Section 2.04(e).

(b) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03.

(c) The Administrative Agent shall have received a favorable written opinion of (i) Kirkland & Ellis LLP, counsel for the Loan Parties, substantially to the effect set forth in Exhibit F-1, and (ii) each local counsel listed on Schedule 4.01(c), substantially to the effect set forth in Exhibit F-2, in each case (A) dated the Closing Date and (B) addressed to the Agents and Lenders.

(d) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, formation or organization (or foreign equivalent thereof, if applicable in such jurisdiction), including all amendments thereto, of each Loan Party and Stratus World Trade Corporation, in each case, if applicable, certified as of a recent date by the Secretary of State (or foreign equivalent, if any) of the state or other jurisdiction of its incorporation, formation or organization, and a certificate as to the good standing (or foreign equivalent, if any)

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

of each Loan Party and Stratus World Trade Corporation, in each case as of a recent date, from such Secretary of State (or foreign equivalent, if any), (ii) a certificate of the Secretary or Assistant Secretary or authorized signatory of each Loan Party (or other competent officer or director) and Stratus World Trade Corporation, in each case dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, limited liability company agreement, operating agreement, limited partnership agreement or other applicable governing document of such Loan Party or such other Person, in each case as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) and (C) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or any other competent corporate body) of such Loan Party or such other Person, authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and, in the case of each Guarantor, to guarantee the Obligations pursuant to this Agreement, and, in the case of the Borrower, each Guarantor and each applicable Restricted Subsidiary, to grant the Liens and security interests as and to the extent provided in the Security Documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) if applicable, that attached thereto is a true and complete copy of resolutions duly adopted by all the holders of the issued shares of such Loan Party or such other Person, authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and to guarantee the Obligations pursuant to this Agreement, and to grant the Liens and security interests as and to the extent provided in the Security Documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (D) that the certificate or articles of incorporation, formation or organization of such Loan Party or such other Person have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above or any other relevant document showing any relevant amendment, (E) as to the incumbency (if applicable) and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party or such other Person, and (F) if applicable, and in respect of Guarantors incorporated under Dutch law only, that attached thereto are true and complete copies of (a) the request for advice from each works council (ondernemingsraad) or central or European works council with jurisdiction over the transactions contemplated by the Loan Documents and (b) the unconditional positive advice from such works council, (iii) if market practice in the jurisdiction of the relevant Loan Party, a certificate of another officer as to the incumbency (if applicable) and specimen signature of the Secretary or Assistant Secretary or authorized signatory (or other competent officer or director) executing the certificate pursuant to clause (ii) above.

(e) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in Sections 4.01(l), (m) and (n).

(f) The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced reasonably prior thereto with appropriate supporting detail, reimbursement or payment of all out-of-pocket expenses (including the reasonable out-of-pocket fees and expenses of counsel to the Joint Lead Arrangers and the Agents) required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(g) The Collateral Agent shall have received the Pledge and Security Agreement, the French Pledge and Security Agreements and each other Security Document listed in Schedule 4.01(g), duly executed and delivered by the Persons party thereto, together with:

(i) except as set forth on Schedule 5.16, where and as required by the terms of such Security Documents, certificates representing the “Pledged Equity Interests” referred to therein (or the Capital Stock to be pledged thereunder) accompanied by undated stock powers executed in blank and instruments evidencing the “Pledged Debt” referred to therein (or the Indebtedness to be pledged thereunder) (including, without limitation, the Subordinated Intercompany Notes), indorsed in blank;

(ii) appropriately completed UCC financing statements (Form UCC-1) (or foreign equivalent, if any and if applicable), naming each Loan Party or the applicable Restricted Subsidiary (as the case may be) as debtor and the Collateral Agent as secured party, in form appropriate for filing under the Uniform Commercial Code of the applicable jurisdiction (or such other applicable foreign law), covering the Collateral described in each applicable Security Document;

(iii) if applicable in the relevant jurisdiction, (A) completed requests for information or a similar search report, dated on or before the Closing Date, listing all effective financing statements (or similar documents) filed in the Office of the Secretary of State of the state of incorporation or formation, as applicable, or with the Recorder of Deeds in the District of Columbia (or in the applicable foreign filing office), or in the jurisdiction in which the chief executive office of each such Person is located, that name each Loan Party or the applicable Restricted Subsidiary (as the case may be) as debtor, together with copies of such other financing statements (or similar documents), (B) United States Copyright Office searches with respect to each Loan Party and each applicable Restricted Subsidiary, (C) tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches listing all effective lien notices or comparable documents that name any Loan Party as debtor and that are filed in the state and county jurisdictions in which any Loan Party is formed, incorporated or organized or maintains its place of business (or its principal place of business or chief executive office if there is more than one place of business) or where any real property of any Loan Party (other than the Canadian Guarantor) is located (or, in the case of Parent or a Loan Party that is a Foreign Subsidiary, in the District of Columbia and, in the case of the Canadian Guarantor, all districts in the Province of Quebec and the districts of Toronto and Ottawa in the Province of Ontario), and (D) such other searches that the Administrative Agent or the Collateral Agent reasonably deems necessary or appropriate, in each case accompanied by evidence reasonably satisfactory to the Administrative Agent and the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.05 or have been or will be contemporaneously released or terminated; and

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(iv) evidence that all other action that the Administrative Agent or the Collateral Agent may deem reasonably necessary in order to perfect and protect the first priority Liens and security interests created under the Pledge and Security Agreement, the French Pledge and Security Agreements or any other Security Document has been taken as contemplated by the terms of the Security Documents.

(h) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, and evidence that the Collateral Agent has been named as loss payee and the Administrative Agent and each other Secured Party has been named as additional insured, as applicable, under each applicable insurance policy as required by Section 5.02.

(i) All fees, costs, expenses and other amounts due or outstanding under the Existing Revolving Credit Facility shall have been paid in full and the commitments thereunder terminated, and the Administrative Agent shall have received reasonably satisfactory evidence thereof.

(j) The Joint Lead Arrangers and the Lenders shall have received (i) the financial statements, projections and other documents referred to in Section 3.05, (ii) a written restructuring plan for the 2012-2015 fiscal years of Parent, with such detail as is reasonably acceptable to each of the Joint Lead Arrangers, and (iii) Global IP’s “Review and Valuations of Alcatel Lucent’s Patent Portfolio”, dated December 2012; it being understood that the Administrative Agent acknowledges that the deliverables previously received prior to December 14, 2012 satisfy the requirements contained in this clause (j).

(k) The Administrative Agent and the Joint Lead Arrangers shall have received (i) an executed Solvency Certificate from the chief financial officer of Parent, certifying that Parent, both before and after giving effect to the Transactions to occur on the Closing Date, is Solvent, and (ii) an executed Solvency Certificate from the chief financial officer of the Borrower certifying that the Borrower, both before and after giving effect to the Transactions to occur on the Closing Date, is Solvent.

(l) All requisite Governmental Authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required.

(m) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or similar qualifier, in which case, it shall be true and correct in all respects) on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or similar qualifier, in which case, it was true and correct in all respects) as of such earlier date.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(n) At the time of and immediately after giving effect to such Borrowing and the application of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

(o) At least five Business Days prior to the Closing Date, the Lenders shall have received, to the extent requested in writing at least 10 Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including but not limited to the Patriot Act.

ARTICLE V

Affirmative Covenants

Each of the Loan Parties covenants and agrees with each Agent and each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all expenses and other amounts payable under any Loan Document shall have been paid in full, each of the Loan Parties will, and will cause each of their respective Restricted Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties; Compliance with Laws. Do or cause to be done all things necessary to preserve and keep in full force and effect:

(a) its corporate existence, and the corporate, partnership or other existence of each of its Significant Subsidiaries or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in accordance with the respective organizational documents (as the same may be amended from time to time) of Parent or any such Significant Subsidiary or group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; and

(b) the rights (charter and statutory), licenses and franchises of Parent, the Borrower and its Significant Subsidiaries and any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; provided, however, that Parent shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Significant Subsidiaries or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, if the Responsible Officer shall determine that the preservation thereof is no longer desirable in the conduct of the business of Parent and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Lenders.

Nothing in this Section 5.01 shall prevent the merger or consolidation of any Restricted Subsidiary other than the Borrower with or into Parent or another Restricted Subsidiary.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

SECTION 5.02. Insurance.

(a) Keep its insurable properties insured in a manner and amount as is customary with companies in the same or similar businesses operating in the same or similar locations and maintain such other insurance as may be required by law.

(b) Cause (or, in the case of any Loan Party other than the Borrower or any US Loan Party, use its commercially reasonable efforts to cause) all such policies covering any Collateral to be endorsed or otherwise amended to include customary loss payable and additional insured endorsements, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent and use commercially reasonable efforts to cause each such policy to provide that it shall not be canceled or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, within 15 days after the cancellation or nonrenewal of any such policy of insurance, evidence of a renewal or replacement policy.

SECTION 5.03. Payment of Taxes. Pay, or cause to be paid, prior to delinquency, all federal and national income Taxes and all other material Taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Lenders.

SECTION 5.04. Financial Statements, Reports, Etc.

(c) So long as any Loans are outstanding, Parent shall furnish to the Administrative Agent (which shall furnish to each Lender):

(i) not later than the date when required to be publicly filed or, if no such public filing is required, within 120 days after the end of Parent’s fiscal year, (a) audited consolidated statements of income and statements of cash flow of Parent for the most recent two fiscal years and balance sheets of Parent as of the two most recent fiscal year-ends prepared in accordance with IFRS, including appropriate footnotes to such financial statements as required under IFRS, the opinion of the independent auditors on such financial statements (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, other than any such exception or explanatory paragraph with respect to, or resulting from, an upcoming maturity date under any Credit Facilities that is scheduled to occur within one year from the time such opinion is delivered) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of Parent and its consolidated Restricted Subsidiaries on a consolidated basis in accordance with IFRS consistently applied, together with a management report and (b) whether or not Parent is a publicly listed company, such pro forma income statement and balance sheet information as would be required to be publicly disclosed by a publicly listed company under French law or European Union regulation;

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(ii) not later than the date when required to be publicly filed or, if no such public filing is required, within 180 days after the end of Parent’s fiscal year, Parent’s annual report on Form 20-F for such fiscal year as filed with the U.S. Securities and Exchange Commission or, if Parent is no longer subject to U.S. reporting requirements under the Exchange Act or a publicly listed company, information with a level of detail that is substantially comparable and similar in scope to an annual report on Form-20F;

(iii) not later than the date when required to be publicly filed or, if no such public filing is required, within 75 days following the end of each of the first three fiscal quarters in each fiscal year of Parent, information including: (a) an unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed statements of income and cash flow for the most recent year-to-date period ending on the balance sheet date, and the comparable prior year period, together with condensed footnote disclosure, certified by a Responsible Officer as fairly presenting the financial condition and results of operations of Parent and its consolidated Restricted Subsidiaries on a consolidated basis in accordance with IFRS consistently applied, subject to normal year-end audit adjustments; (b) whether or not Parent is a publicly listed company, such pro forma income statement and balance sheet information as would be required to be publicly disclosed by a publicly listed company under French law or European Union regulation and (c) a management report to the extent required under French law or European Union regulation; and

(iv) promptly after the occurrence of any event not otherwise disclosed in clauses (ii) or (iii) above that would be required to be publicly disclosed by a publicly listed company under French law or European Union regulation or any other material event that Parent announces publicly, a report containing a description of such event and such other information as would be required of a publicly listed company under French law or European Union regulation, in each case whether or not Parent is a publicly listed company.

(b) If Parent has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Subsidiaries are Significant Subsidiaries, then the quarterly and annual financial information required by Section 5.04(a) will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of Parent and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Parent.

(c) Parent’s obligations under Section 5.04(a)(iii) will be satisfied by the furnishing of (i) Parent’s report on Form 6-K, in the form submitted to the U.S. Securities and Exchange Commission, containing quarterly or half yearly financial information, as the case may be, for the relevant periods that meets the requirements of Section 5.04(a)(iii) or (ii) if Parent is no longer subject to U.S. reporting requirements under the Exchange Act, (A) Parent’s press announcements containing first and third quarter financial information and (B) Parent’s half-yearly reports for the relevant periods in the form filed with the French Autorité des marchés financiers that meet the requirements of Section 5.04(a)(iii) (the “AMF”) (in each case, with English translations).

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(d) Parent will use its commercially reasonable efforts to post on its website the reports referred to in clauses (i) through (iv) of Section 5.04(a).

(e) In the case of each Loan Party, furnish to the Administrative Agent, which shall furnish to each Joint Lead Arranger and Lender:

(i) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by such Loan Party or any of its Restricted Subsidiaries with the Securities and Exchange Commission or any equivalent French governmental or regulatory authority, or any Governmental Authority succeeding to any or all of the functions of said commission or other authority, or with any national securities exchange, or distributed to its shareholders, as the case may be;

(ii) promptly after the request by any Agent or any Lender, all documentation and other information that such Agent or Lender, as applicable, reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and other Anti-Terrorism Laws; and

(iii) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Loan Parties or any of their respective Restricted Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or Collateral Agent may reasonably request.

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent, which shall furnish to each Lender, written notice of the occurrence of any of the following promptly upon obtaining knowledge thereof (except as otherwise specified below):

(a) any Default or Event of Default, specifying the nature and extent thereof;

(b) the filing or commencement of, or any threat or notice of intention of any Person or Governmental Authority to file or commence, any action, investigation, enforcement action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against any Loan Party or any of their respective Subsidiaries that could reasonably be expected to result in a Material Adverse Effect;

(c) any ERISA Event that, alone or together with any other ERISA Events that have occurred, resulted or could reasonably be expected to result, in a Material Adverse Effect, and such notice shall include a statement of a Responsible Officer of Borrower setting forth details as to such ERISA Event;

(d) any development that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(e) concurrently with the delivery of the financial statements under clause (i) or (iii) of Section 5.04, an Officer’s Certificate substantially in the form of Exhibit G; and

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(f) the public announcement and/or consummation of the sale, lease, conveyance or other disposition of one or more Designated Assets.

SECTION 5.06. Information Regarding Collateral. (a) Furnish to the Administrative Agent and the Collateral Agent (i) (A) in the case of the Borrower, at least 15 Business Days’ prior written notice of any proposed change, and (B) in the case of any other Loan Party, any other Restricted Subsidiary that is a party to a Security Document or any issuer of Capital Stock pledged by a French Loan Party pursuant to any French Pledge and Security Agreement, written notice within 30 days of any change, in each case relating to such Loan Party’s (x) corporate name, (y) without prejudice to any other limitations in this Agreement, jurisdiction of formation, incorporation or organization or jurisdiction in which its place of business (or the chief executive office if there is more than one place of business) is situated, or (z) identity or corporate structure, and (ii) written notice of any proposed change within 30 days thereof relating to any Loan Party’s Federal Taxpayer Identification Number (if applicable); provided that the Loan Parties agree not to effect or permit any such change unless and until all filings have been made under the Uniform Commercial Code (or foreign equivalent) or other filings, recordations or steps that are required have been made or taken, in each case, in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in, and Lien upon, all the Collateral. The Loan Parties also agree promptly to notify the Administrative Agent and the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

(b) Within 15 days after the end of each fiscal quarter of Parent, (i) deliver to the Collateral Agent a certificate of a Responsible Officer of Parent and each other applicable Loan Party listing all registrations, issuances, and applications for registration or issuance of Intellectual Property (including any Patents and Trademarks, but excluding Internet domain names, registered Copyrights and Copyright applications), (ii) with respect to US registered Copyrights, use reasonable best efforts to deliver to the Collateral Agent a certificate of a Responsible Officer of Parent and each other applicable Loan Party, listing all US registered Copyrights, in each case filed, acquired by, or transferred or assigned to, such Person at any time during such fiscal quarter, and (iii) deliver to the Collateral Agent a certificate of a Responsible Officer of Parent and each other applicable Loan Party listing any Patent that has become a Specified Patent (as defined in the Pledge and Security Agreement) during such fiscal quarter that has not previously been (A) identified as a Specified Patent in a Quarterly New IP and Specified Patent Report (as defined in the Pledge and Security Agreement) or (B) included in the definition of Specified Patent as of the Closing Date; provided that information not provided to Parent or such other applicable Loan Party by local counsel within such 15-day period shall be delivered, as required pursuant to this Section 5.06(b), in the certificate for the immediately succeeding fiscal quarter of Parent, and (ii) comply with the requirements of Section 5.09 with respect to such Intellectual Property in order to ensure that the Collateral Agent has a valid, perfected, first priority security interest in, and Lien upon, such Intellectual Property. Notwithstanding the foregoing, solely to the extent and solely during the period in which a Governmental Authority requires that a Patent or Patent application remains secret, no Loan Party shall be required to comply with the disclosure requirements of this Section 5.06(b) with respect to such Patent or Patent application.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings. (a) Keep proper books of record and account in which entries in conformity with IFRS and otherwise in compliance in all material respects with all requirements of law are made.

(b) Permit the Administrative Agent and the Collateral Agent, or any agent or representative designated by the Administrative Agent, on behalf of the Lenders, or the Collateral Agent, on behalf of the Secured Parties, (i) to visit and inspect the financial records and the properties and assets of such Person at reasonable times and upon written request and to make extracts from and copies of such financial records, limited to no more than two times during any calendar year; provided that, so long as no Event of Default shall have occurred and be continuing, the Borrower shall only reimburse the Administrative Agent and the Collateral Agent for the expense of one such visit in any year, and (ii) to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor (so long as such Person is afforded an opportunity to be present); provided that, upon the occurrence and during the continuance of an Event of Default, any Agent or any Lender or other Secured Party may exercise the rights of the Administrative Agent or the Collateral Agent, as applicable, under this Section 5.07(b).

(c) In the case of Parent and/or the Borrower, as applicable, (i) use commercially reasonable efforts to cause the Credit Agreement Facilities to be continuously rated by S&P and Moody’s and (ii) use commercially reasonable efforts to maintain (A) a public corporate rating from S&P in respect of Parent and the Borrower, and (B) a public corporate family rating from Moody’s in respect of Parent.

SECTION 5.08. Use of Proceeds. Use (a) the proceeds of the Loans only for the purposes specified in the introductory statement to this Agreement, and (b) the proceeds of any Incremental Facilities only for the purposes specified in the applicable Incremental Loan Assumption Agreement.

SECTION 5.09. Further Assurances. (a) Execute any and all further documents, financing statements (or foreign equivalents), agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements (or foreign equivalents) and intellectual property security agreements) that may be required under applicable law, or that the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect, to the extent required or reasonably contemplated by this Agreement and/or the Security Documents, the validity and first priority of the Liens and security interests created or intended to be created by the Security Documents.

(b) Each Loan Party will promptly cause any subsequently acquired or formed, incorporated or organized direct and indirect Wholly Owned Subsidiary that is (i) a Domestic Subsidiary (other than Unrestricted Subsidiaries, Immaterial Subsidiaries or any Domestic Subsidiary that is a Subsidiary of a CFC), (ii) a Foreign Subsidiary (other than Unrestricted Subsidiaries and Immaterial Subsidiaries owned by the Borrower) formed, incorporated or organized under the laws of (A) France, to the extent such Foreign Subsidiary is a direct or

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

indirect parent of the Borrower or (B) England & Wales, Canada or Brazil, or (iii) a Material Subsidiary, in each case, to become a Loan Party and a Guarantor by executing a Counterpart Agreement and each applicable Security Document in favor of the Collateral Agent, except, (A) in the case of clauses (ii) and (iii) only, (x) to the extent the provision of a Guaranty hereunder is prohibited under applicable law or (y) unless the Borrower and the Administrative Agent reasonably agree that the costs of becoming a Loan Party and a Guarantor are excessive in relation to the benefit to the Lenders of such Wholly Owned Subsidiary becoming a Loan Party and Guarantor, (B) if such Subsidiary is organized in a jurisdiction other than any State of the United States of America and if a Guaranty provided by such Subsidiary would result in adverse tax consequences to Parent or the Borrower, or (C) in the case of clause (iii) only, if the Administrative Agent or Required Lenders determine not to permit such Subsidiary to become a Guarantor. In connection with the foregoing, each Loan Party shall take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, opinions, agreements and certificates as are similar to those described in Sections 4.01(c), 4.01(d) and 4.01(g).

(c) Promptly upon request by any Agent, or any Lender through the Administrative Agent, each Loan Party will (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, assignments, financing statements (or foreign equivalents) and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender through the Administrative Agent, may reasonably require from time to time (in each case subject to clauses (c) and (g) of the definition of Legal Reservations (in each case if and to the extent applicable)) in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any of its property or assets (other than the Excluded Property), to the Liens now or hereafter intended to be covered by any of the Security Documents with respect to such Loan Party, (C) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder to the extent required or reasonably contemplated by this Agreement and/or the Security Documents and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which such Loan Party is or is to be a party. In furtherance and not in limitation of the foregoing, each Loan Party (and, in the case of clause (2), below, Stratus World Trade Corporation) shall take such actions as the Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that all Obligations are guaranteed by the Guarantors and are secured by the Collateral and all other assets of the same asset class as those asset classes constituting Collateral on the Closing Date (in each case (including, for the avoidance of doubt, any Collateral referred to in clauses (1) to (4) (each inclusive) below), perfected with a first priority Lien to the extent required or reasonably contemplated by the Loan Documents, subject solely to Permitted Liens), including, without limitation, (1) a first priority Lien on all intercompany debt held by the Borrower or any Guarantor, (2) a first-priority Lien on all Capital Stock held by the Borrower, all Guarantors and Stratus World Trade Corporation in their respective Subsidiaries (“Pledged Subsidiaries”);

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

provided that, the Collateral Agent shall not be entitled to document and perfect its Lien on the Capital Stock of any Foreign Subsidiary (other than any such Foreign Subsidiary that is a Guarantor) of Parent if such Subsidiary is formed, incorporated or organized in a jurisdiction that is not a Covered Jurisdiction, (3) a first-priority Lien on all Intellectual Property as provided, or otherwise reasonably contemplated, in this Agreement and the Security Documents and (4) all tangible and intangible assets of the US Guarantors (in each case, subject to the Excluded Property). Notwithstanding anything to the contrary herein, (A) in no event shall the Borrower or any Guarantor be required to pledge any of the outstanding Capital Stock of a CFC in excess of 66% of the voting power of all classes of Capital Stock of such CFC entitled to vote if a pledge of such amount would result in adverse tax consequences to Parent or the Borrower, and (B) in the case of the voting Capital Stock in SRA Computer C.V., SRA Holdings I L.L.C. and SRA Investments LLC, the pledge by Stratus World Trade Corporation shall be limited to 66% of such voting Capital Stock.

(d) Notwithstanding anything to the contrary herein, except to the extent required or reasonably contemplated by the Security Documents, in no event shall the Borrower or any Guarantor be required to take any action (i) to record or perfect any security interest outside of any Covered Jurisdiction or (ii) to grant or perfect any security interest in any Principal Property (as defined in the Indenture, dated as of April 1, 1996, between the Borrower and The Bank of New York, as trustee, relating to the Borrower’s 6.50% Debentures due 2028, and the Indenture, dated as of April 1, 1996, between the Borrower and The Bank of New York, as trustee, relating to the Borrower’s 6.45% Debentures due 2029) or in any debt or equity of any Subsidiary that owns Principal Property (and no such Subsidiary shall be required to become a Guarantor).

(e) At all times, the Loan Parties shall cause ownership of all Intellectual Property (other than Internet domain names) developed, created, acquired, issued or applied for on or after the Closing Date by any Loan Party or any Subsidiary to be vested, with title recorded to the extent applicable, in a Loan Party, except in instances where, in the commercially reasonable business judgment of the Loan Parties, a legitimate business need unrelated to the Loan Documents or the Obligations requires such Intellectual Property to be vested in another Person; provided that such Intellectual Property shall be subsequently vested in a Loan Party as soon as is reasonably practicable after such time (if any) such legitimate business need no longer exists. Unless a Default or an Event of Default has occurred and is continuing, a Loan Party shall be permitted hereunder to sell, transfer, assign, license, covenant-not-to-sue, settle or compromise a claim or undertake any other disposition for value with respect to Intellectual Property owned by such Loan Party (each an “Intellectual Property Disposition”); provided that such Intellectual Property Disposition shall (A) be subject to, and made in compliance with, Sections 6.02 and 6.04, and (B) otherwise be undertaken in accordance with the terms of the Loan Documents. Upon the occurrence and continuance of a Default or an Event of Default each Loan Party shall maintain the ownership of all Intellectual Property owned, developed, created, acquired, issued or applied for by it and shall not take or fail to take any action constituting of, or otherwise abide or permit to occur, any Intellectual Property Disposition.

(f) Parent shall not be obligated or permitted to cause any Restricted Subsidiary (other than a Restricted Subsidiary that is a Guarantor as of the Closing Date) to Guarantee the Loans (i) to the extent that such Guarantee by such Restricted Subsidiary would reasonably be

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

expected to give rise to or result in a violation of applicable law which, in any case, cannot be prevented or otherwise avoided through measures reasonably available to Parent or such Restricted Subsidiary or any liability for the officers, directors or shareholders of such Restricted Subsidiary or (ii) if the proposed Guarantor is a Foreign Subsidiary and either the Administrative Agent or the Required Lenders have notified Parent that such Guarantee shall not be required or permitted.

(g) Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, (i) the only Collateral securing any Designated L/C Facility Obligations shall be the Shared Collateral under and as defined in the Pledge and Security Agreement, and (ii) the Liens and security interests granted (or purported to be granted) pursuant to any Security Document upon any assets or property other than Shared Collateral shall be solely for the benefit of the Agents, the Lenders and the Lender Counterparties.

SECTION 5.10. Unrestricted Subsidiaries. A Responsible Officer of Parent may designate any Restricted Subsidiary (other than Holdings, the Borrower or a Material Subsidiary) to be an Unrestricted Subsidiary so long as (a) both immediately before and after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing, and (b) immediately after such designation, the Unrestricted Subsidiary Total Assets does not exceed 5.0% of Total Assets. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Parent and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 6.02 or under one or more clauses of the definition of Permitted Investments, as determined by Parent. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of Parent as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by filing with the Administrative Agent a Certificate of a Responsible Officer certifying that such designation complied with the preceding conditions and was permitted by Section 6.02. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 6.03, Parent will be in default of such covenant. A Responsible Officer of Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (a) such Indebtedness is permitted under Section 6.03, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (b) no Default or Event of Default would be in existence following such designation; provided, further, that any such Unrestricted Subsidiary that has been designated as a Restricted Subsidiary in accordance with the foregoing provisions may not at any time after such designation be re-designated as an Unrestricted Subsidiary.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

SECTION 5.11. Post-Closing Requirements Regarding Patents. For a period of 90 days following the Closing Date, Parent shall, and shall cause each of its Subsidiaries, to use reasonable best efforts to ensure that at least 90% of all registered or issued or applied for Patents of Parent and its Subsidiaries in the aggregate (whether or not recorded in the applicable offices of each Governmental Authority in the name of Parent or any of its Subsidiaries) are included in the Collateral and subject to the Lien of the Collateral Agent pursuant to, and subject to the terms of, the Security Documents by a date not later than 90 days after the Closing Date and shall provide all evidence thereof reasonably requested by the Collateral Agent to the Collateral Agent within 30 days after such deadline.

SECTION 5.12. European Union Loan Parties. With respect to any Loan Party formed, incorporated or organized in the European Union, for the purposes of the European Union Regulation, its center of main interest (as that term is used in Article 3(1) of the European Union Regulation) shall be situated in its jurisdiction of incorporation and it shall not have any “establishment” (as that term is used in Article 2(h) of the European Union Regulation) in any other jurisdiction.

SECTION 5.13. Anti-Terrorism Law; Anticorruption; Anti-Money Laundering. (a)Ensure that such Loan Party and its Subsidiaries do not use any of the proceeds of the Loans to (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.19, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, any other Anti-Terrorism Law or any Export Controls and Sanctions Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, any Anticorruption Law or any Export Controls and Sanctions Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ and their respective Subsidiaries’ compliance with this Section 5.13).

(b) Ensure that the funds of such Loan Party or of any of its Subsidiaries that are used to repay the Obligations are not derived from any unlawful activity with the result that the making of the Loans would be in violation of applicable law.

(c) This Section 5.13 shall not be applicable to any German Loan Party or any Loan Party having an establishment in Germany.

SECTION 5.14. Embargoed Person. Ensure that (a) none of the funds, properties or assets of the Loan Parties or any of their respective Subsidiaries that are used to repay the Loans or other Obligations constitute property of, or are beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under applicable law (each, an “Embargoed Person”) that is identified on (i) the SDN List or any comparable list of prohibited persons maintained by the European Union or under any law, statute, regulation or order of any Governmental Authority to which the Company or any Affiliate is subject, or (ii) the Executive Order, any related enabling legislation or any other similar executive orders, (b) no Embargoed Person has any direct or indirect interest, of any nature whatsoever in the Loan Parties or any of

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

their respective Subsidiaries, except for any insignificant holdings of publicly-traded shares and (c) none of the funds, properties or assets of the Loan Parties or any of their respective Subsidiaries that are used to repay the Loans or other Obligations are used, directly or indirectly, (i) to fund or facilitate any activities or business with any entity or individual listed on or owned or controlled by an entity or individual listed on the SDN List or such other comparable list, or (ii) for the benefit of any country, territory, entity or other person that would be prohibited as to United States persons or otherwise prohibited under any Export Controls and Sanctions Law. This Section 5.14 shall not be applicable to any German Loan Party or any Loan Party having an establishment in Germany.

SECTION 5.15. UK DB Plans.

(a) Ensure that (i) the participating employers in the UK DB Plans ensure that the UK DB Plans are funded in accordance with Part 3 of the UK Pensions Act 2004 and that no act or omission is taken in relation to the UK DB Plans which has or is reasonably likely to have a Material Adverse Effect and (ii) except for the UK DB Plans none of them nor any of their respective subsidiaries or Affiliates is or has at any time in the last six years been an employer (for the purposes of sections 38 to 51 of the UK Pensions Act 2004) of an occupational pension scheme which is not a money purchase pension scheme (both terms as defined in the UK Pension Schemes Act 1993), or “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the UK Pensions Act 2004) of such an employer.

(b) Furnish to the Administrative Agent, which shall furnish to each Lender, (i) all actuarial valuations and reports relating to the UK DB Plans, as soon as practicable after receipt of the signed reports from the trustees of each relevant UK DB Plan; (ii) details of any investigation or proposed investigation by the Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice to any Loan Party, any of their respective Subsidiaries or any Affiliate; and (iii) a copy of any Financial Support Direction or Contribution Notice issued by the Pensions Regulator to any Loan Party, any of their respective Subsidiaries or any Affiliate.

SECTION 5.16. Post-Closing Obligations. Deliver or cause to be delivered to the Administrative Agent such documents and instruments, and take or cause to be taken such other actions as set forth on Schedule 5.16, within the time periods set forth on Schedule 5.16. In connection with any Loan Documents to be executed pursuant to this Section 5.16, each Loan Party shall take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, opinions, agreements and certificates as are similar to those described in Sections 4.01(c), 4.01(d) and 4.01(g) and as requested by the Administrative Agent or the Collateral Agent, in each case, concurrently with the delivery of such Loan Documents in accordance with Schedule 5.16.

SECTION 5.17. Inactive Holdcos and Subsidiaries. (a) Unless and until such Subsidiary shall have (i) complied with the requirements set forth on Schedule 5.16 applicable to such Subsidiary or (ii) been dissolved or liquidated or merged with or been consolidated into Parent, the Borrower or any Restricted Subsidiary, in each case as contemplated by Schedule 5.16, cause each of the entities set forth on Schedule 5.17, (A) not to engage in any

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

business or conduct any operations other than the ownership of the Subsidiaries owned by it as of the Closing Date as set forth in Schedule 3.07 (and activities reasonably incidental thereto), (B) not to own any assets other than as contemplated by clause (A) above and (C) not to incur any liabilities or obligations in respect of any Indebtedness or otherwise other than its obligations under the Loan Documents, in each case except as set forth on Schedule 5.17, and (b) cause Alcatel-Lucent Participations Chine (i) not to engage in any business or conduct any operations other than the ownership of ASB and Alcatel-Lucent India Limited (and, in each case, activities reasonably incidental thereto), (ii) not to own any assets other than the assets identified in preceding clause (i) (and assets reasonably incidental thereto) or other assets used only in the People’s Republic of China (which assets or property, in each case, shall in no event include any Collateral) and (iii) not to incur any liabilities or obligations in respect of any Indebtedness or otherwise.

ARTICLE VI

Negative Covenants

Each of the Loan Parties covenants and agrees with each Agent and each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees, expenses and other amounts payable under any Loan Document have been paid in full, none of the Loan Parties will, nor will they cause or permit any of their respective Restricted Subsidiaries (or, in the case of Sections 6.10 and 6.11, any of their respective Subsidiaries) to:

SECTION 6.01. [Reserved].

SECTION 6.02. Restricted Payments and Restricted Investments. (a) Parent will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of Parent’s or any of its Restricted Subsidiaries’ Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving Parent or any of its Restricted Subsidiaries) or to the direct or indirect holders of Parent’s or any of its Restricted Subsidiaries’ Capital Stock in their capacity as such (other than dividends or distributions payable in Capital Stock (other than Disqualified Stock) of Parent and other than any such dividends or other payments or distributions payable to Parent or a Restricted Subsidiary);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Parent) any Capital Stock of Parent;

(iii) make any payment on or with respect to (other than regularly scheduled interest payments), or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Parent or any Restricted Subsidiary constituting Subordinated Indebtedness other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of (A) Subordinated Indebtedness purchased in anticipation of

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

satisfying a sinking fund obligation, principal installment or final maturity, in each case due within 12 months of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement, (B) Subordinated Indebtedness existing on the Closing Date, and (C) intercompany Indebtedness not prohibited by Section 6.03; or

(iv) make any Restricted Investment,

(all such payments and other actions set forth in clauses (i) through (iv) above, being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(A) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(B) at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four fiscal quarter period, the ratio of Total Debt of Parent and its Restricted Subsidiaries on a consolidated basis to Consolidated EBITDA of Parent as of the last day of such four fiscal quarter period does not exceed 3.75:1.00; and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Parent and its Restricted Subsidiaries since the Closing Date (excluding Restricted Payments permitted by clauses (ii), (iii), (v), (vi), (vii), (viii) and (ix) of Section 6.02(b)), is less than the sum, without duplication, of:

(1) 100% of the Retained Excess Cash Flow for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Closing Date to the end of Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2) 100% of the aggregate net cash proceeds and the Fair Market Value of all Cash Equivalents received by Parent from the Closing Date as a contribution to its common equity capital or from the issuance or sale of Capital Stock of Parent (other than Disqualified Stock); plus

(3) the amount by which Indebtedness of Parent is reduced in Parent’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of Parent) subsequent to the Closing Date of any Indebtedness of Parent or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Parent (less the amount of any cash, or Fair Market Value of other property distributed by Parent or any Restricted Subsidiary upon such conversion or exchange); plus

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(4) to the extent that any Restricted Investment that was made after the Closing Date is sold for cash and/or Cash Equivalents or otherwise liquidated, redeemed, repurchased or repaid (including by way of dividend or distribution) for cash and/or Cash Equivalents, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment.

Notwithstanding the foregoing, (i) no Restricted Payment (other than Restricted Investments not involving Collateral) be made utilizing the foregoing clauses (2) through (4) above until the date that is 18 months after the Closing Date, and (ii) no Restricted Investment involving Collateral may be made utilizing the foregoing clauses (1) through (4) above until the date that is 18 months after the Closing Date.

(b) The preceding provisions of Section 6.02(a) hereof will not prohibit:

(i) the payment of any dividend or the consummation of any irrevocable redemption within seven months after the date on which a dividend is publicly announced by the Board of Directors of Parent, if at the date of announcement the dividend or redemption payment would have complied with the provisions of this Agreement;

(ii) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Parent) of, Capital Stock of Parent (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Parent; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be excluded from Section 6.02(a)(C)(2);

(iii) the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness by exchange for, or with the net cash proceeds from an incurrence of, Permitted Refinancing Indebtedness;

(iv) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of Parent or any of its Restricted Subsidiaries held by any current or former member of management, officer, director, employee or consultant of Parent or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock may not exceed €5.0 million in any twelve-month period; provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed the cash proceeds from the sale of Capital Stock of Parent to members of management, officers, directors, employees or consultants of Parent or any of its Restricted Subsidiaries to the extent the cash proceeds from the sale of Capital Stock have not otherwise been applied to the making of Restricted Payments pursuant to Section 6.02(a)(C) or 6.02(b)(ii);

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(v) the repurchase of Capital Stock deemed to occur upon the exercise of stock options to the extent such Capital Stock represent a portion of the exercise price of those stock options or the withholding tax thereon;

(vi) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Parent or any preferred stock of any Restricted Subsidiary issued on or after the Closing Date in accordance with, and so long as in compliance with, the Fixed Charge Coverage Ratio test described in Section 6.03;

(vii) payments (including purchases, redemptions or other acquisition or retirement thereof, in each case to the extent the Indebtedness so purchased, redeemed, acquired or retired is cancelled and no longer outstanding) of Existing Indebtedness and Permitted Refinancing Indebtedness in respect thereof, in each case with the proceeds of the Loans;

(viii) payments of cash, dividends, distributions, advances or other Restricted Payments by Parent or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

(ix) the payment of (i) any dividend or other distribution (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Parent to the holders of its Capital Stock on a pro rata basis and (ii) the payment of any dividend or other distribution by ASB to holders of its Capital Stock who are not Affiliates of Parent or a Restricted Subsidiary of Parent; provided that the aggregate amount of all such dividends or other distributions to such holders shall not exceed the amount that such holders would be entitled to receive, on a pro rata basis, taking into account all dividends or other distributions by ASB previously received by Parent or a Restricted Subsidiary of Parent in their capacity as holders of Capital Stock in ASB; or

(x) so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments (net of return on or of capital (including by way of sale) with respect to such Restricted Payments) in an aggregate amount not to exceed €25.0 million.

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Parent or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

SECTION 6.03. Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) Parent will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Parent will not issue any Disqualified Stock and

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Parent may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and Parent’s Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio of Parent and its Restricted Subsidiaries for Parent’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.00:1.00, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) The provisions of Section 6.03(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities (including the Credit Agreement Facilities) in an aggregate principal amount at any one time outstanding under this Section 6.03(b)(i) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Parent and its Restricted Subsidiaries thereunder) not to exceed the sum of (A) €2.15 billion plus (B) the Incremental Facilities Amount plus (C) the aggregate principal amount of any Designated Existing Subsidiary Indebtedness;

(ii) the incurrence by Parent and its Restricted Subsidiaries of Existing Indebtedness listed on Schedule 1.01(a);

(iii) the incurrence by Parent and its Restricted Subsidiaries of additional Existing Indebtedness (other than the Credit Agreement Facilities) in an aggregate principal amount not to exceed €300.0 million.

(iv) the incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, purchase money obligations or Attributable Debt, in each case, incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of design, construction, lease, installation or improvement of property (real or personal), plant or equipment used or useful in the business of Parent or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed at any time outstanding the greater of €350.0 million and 1.5% of Total Assets;

(v) the incurrence by Parent or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under Section 6.03(a) or clauses (ii), (iii), (v), (xiii), (xvii) or (xix) of this Section 6.03(b);

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(vi) the incurrence by Parent or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Parent and any of such Restricted Subsidiaries; provided that (A) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than Parent or a Restricted Subsidiary of Parent and (B) any sale or other transfer of any such Indebtedness to a Person that is not either Parent or a Restricted Subsidiary of Parent will, in each case, be deemed to constitute an incurrence of such Indebtedness by Parent or such Restricted Subsidiary, as the case may be, that was not permitted by this Section 6.03(b)(vi); provided, further, that all such Indebtedness in excess of €10.0 million for any such Restricted Subsidiary shall be (x) in the case of any such Indebtedness owed to Parent, to the extent permitted by applicable laws and regulations, subordinated to the Obligations pursuant to the terms of a Subordinated Intercompany Note, and (y) evidenced by a Subordinated Intercompany Note, which note (and any assets or property securing the Indebtedness evidenced thereby, whether or not such assets or property would otherwise constitute Excluded Property) shall be pledged to the Collateral Agent and subject to the Liens in favor of the Collateral Agent pursuant to the Security Documents;

(vii) the issuance by any Restricted Subsidiary of Parent to Parent or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(A) any subsequent issuance or transfer of Capital Stock that results in any such preferred stock being held by a Person other than Parent or any of its Restricted Subsidiaries; and

(B) any sale or other transfer of any such preferred stock to a Person that is not either Parent or any of its Restricted Subsidiaries, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this Section 6.03(b)(vii);

(viii) the incurrence by Parent or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes (as determined in good faith by Parent);

(ix) the Guarantee by Parent or any of its Restricted Subsidiaries of Indebtedness of Parent or any of its Restricted Subsidiaries to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant;

(x) the incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness (including letters of credit) in respect of workers’ compensation claims, pension obligations, environmental remediation or other environmental obligations, self-insurance or similar obligations, bankers’ acceptances, customs, VAT and other tax guarantees (including tax guarantees resulting from any fiscal unity between Loan Parties formed, incorporated or organized in the Netherlands), bid, performance, surety and appeal bonds or guarantees (including in connection with contractual obligations to customers), in each case arising in the ordinary course of business;

(xi) a Guarantee by any Restricted Subsidiaries formed, incorporated or organized in the Netherlands of Indebtedness granted pursuant to a declaration of joint and several liability used for the purpose of Section 2:403 of the Dutch Civil Code (and any residual liability under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code);

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(xii) the incurrence by Parent or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within ten business days;

(xiii) Indebtedness of any Person outstanding on the date on which such Person becomes a Restricted Subsidiary of Parent or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) Parent or any of its Restricted Subsidiaries (other than Indebtedness incurred to provide all or any portion of the funds used to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary of Parent or was otherwise acquired by Parent or any of its Restricted Subsidiaries); provided, however, with respect to this Section 6.03(b)(xiii), that at the time of the acquisition or other transaction pursuant to which such Indebtedness was deemed to be incurred by Parent would have been able to incur €1.00 of additional Indebtedness pursuant to Section 6.03(a) after giving pro forma effect to the incurrence of such Indebtedness pursuant to this Section 6.03(b)(xiii);

(xiv) Indebtedness arising from agreements of Parent or any of its Restricted Subsidiaries providing for customary indemnification, obligations in respect of earnouts or other adjustments of purchase price or, in each case, similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary; provided that the maximum liability of Parent and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the Fair Market Value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by Parent and its Restricted Subsidiaries in connection with such disposition;

(xv) Indebtedness incurred by Parent or any of its Restricted Subsidiaries (including obligations under or in respect of related guarantees, indemnities and other contingent or actual payment obligations) under Receivables Financings;

(xvi) Indebtedness permitted to be incurred by Electro Banque under applicable banking regulations and for so long as Electro Banque is regulated by a recognized governmental entity or agency; provided that such Indebtedness is ancillary, reasonably related or complementary to Electro-Banque’s financing business, as conducted by Electro Banque in the ordinary course of its business on the Closing Date, consistent with past practice;

(xvii) Governmental Indebtedness incurred by Parent or any of its Restricted Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the lesser of (i) €500.0 million and (ii) the Incremental Facilities Amount less the aggregate amount of all Incremental Facilities established prior to such time pursuant to Section 2.22; provided that any Indebtedness incurred in reliance on this clause (xvii) shall reduce on a dollar-for-dollar basis the Incremental Facilities Amount;

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(xviii) Indebtedness incurred to comply with the requirements under the German Partial Retirement Act (Altersteilzeitgesetz) or the German Social Code IV (Sozialgesetzbuch IV);

(xix) Non-Recourse ASB Debt; provided that at the time of the incurrence of such Indebtedness Parent would have been able to incur €1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving pro forma effect to the incurrence of such Indebtedness pursuant to this Section 6.03(b)(xix); or

(xx) the incurrence by Parent or any of its Restricted Subsidiaries of additional Indebtedness or the issuance by Parent or any of its Restricted Subsidiaries of Disqualified Stock in an aggregate principal amount or liquidation preference (or accreted value, as applicable) at any time outstanding not to exceed €750.0 million.

(c) The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of Parent as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Parent or any of its Restricted Subsidiaries may incur pursuant to this Section 6.03 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(d) The amount of any Indebtedness outstanding as of any date will be:

(i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(i) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(ii) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(e) For purposes of determining compliance with any Euro-denominated restriction on the incurrence of Indebtedness, the Euro Equivalent of the principal amount of Indebtedness denominated in another currency will be calculated in good faith by a Responsible Officer of Parent based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of Indebtedness incurred under a revolving credit facility; provided that (1) if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Euros, and such refinancing would cause the applicable Euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Euro-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; (2) the Euro Equivalent of the principal amount of any such Indebtedness outstanding on the Closing Date will be calculated based on the relevant currency exchange rate in effect on the Closing Date; and (3) if and for so long as any such Indebtedness is subject to an agreement intended to protect against fluctuations in currency exchange rates with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the amount of such Indebtedness, if denominated in Euros, will be the amount of the principal payment required to be made under such currency agreement and, otherwise, the Euro Equivalent of such amount plus the Euro Equivalent of any premium which is at such time due and payable but is not covered by such currency agreement.

(f) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The ‘‘Increased Amount’’ of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

SECTION 6.04. Asset Sales.

(a) Parent will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:

(i) Parent (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Capital Stock issued or sold or otherwise disposed of;

(ii) except for Asset Sales consummated in compliance with Section 6.04(b) or 6.04(c), the sum of (A) the Fair Market Value of the Collateral transferred from (x) the Borrower, Parent or any other Guarantor to Restricted Subsidiaries that are not Guarantors or (y) the Borrower or any U.S. Guarantor to non-U.S. Guarantors the

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Guaranties of which are materially more limited in scope than the Guaranties of the U.S. Guarantors, plus (B) the value at the time of the applicable Patent Monetization Program, calculated in accordance with IFRS, of the aggregate amount of all consideration received by the Borrower, Parent or the applicable Restricted Subsidiary in respect of Patent Monetization Programs that constitute Asset Sales (other than Patent Monetization Programs described in Sections 6.04(b)) for which less than 75% of such consideration received substantially contemporaneously with the closing of such Asset Sale is Cash Consideration (less any return on or of capital (including by way of sale) with respect to such Asset Sale not to exceed the amount of such consideration), plus (C) the aggregate amount of Permitted Investments made pursuant to clauses (a) and (c) of the definition thereof made by (x) the Borrower, Parent or any other Guarantor in Restricted Subsidiaries that are not Guarantors or (y) the Borrower or any U.S. Guarantor in non-U.S. Guarantors the Guaranties of which are materially more limited in scope than the Guaranties of the U.S. Guarantors (less any return on or of capital (including by way of sale) with respect to such Permitted Investments not to exceed the amount of such applicable Permitted Investment), minus (D) the Fair Market Value of any assets that will constitute Collateral in accordance with Section 5.09 transferred from (x) a Restricted Subsidiary that is not a Guarantor to a Guarantor or the Borrower or (y) a non-U.S. Guarantor having a Guaranty which is materially more limited in scope than the Guaranties of the U.S. Guarantors to a U.S. Guarantor or the Borrower (not in excess of the aggregate amount of the Fair Market Value of Collateral transferred pursuant to clause (A) above), shall not exceed *CONFIDENTIAL* in the aggregate during the term of this Agreement (as such amount may be increased by up to *CONFIDENTIAL* pursuant to clause (F) below); and

(iii) except for Asset Sales consummated in compliance with Section 6.04(a)(ii) and Asset Sales consummated in compliance with Section 6.04(c), at least 75% of the consideration received in the Asset Sale by the Borrower, Parent or such Restricted Subsidiary is Cash Consideration.

For purposes of this Section 6.04, each of the following will be deemed to be Cash Consideration, so long as, in the case of clause (F) below, it is subject to a perfected Lien in favor of the Collateral Agent (provided that such Lien requirement shall not apply to assets (i) owned by a Restricted Subsidiary of Parent organized under the laws of China, (ii) located in China, (iii) the pledge of which are otherwise prohibited by applicable law and (iv) the pledge of which would have adverse tax consequences for Parent or the Borrower):

(A) any liabilities, as shown on Parent’s most recent consolidated balance sheet, of Parent or any of its Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the Loans) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases Parent or such Restricted Subsidiary from or indemnifies against further liability;

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(B) (i) any equity interest, securities, notes or other obligations received by Parent or any such Restricted Subsidiary from such transferee that are converted by Parent or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of the Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion, or (ii) any cash or Cash Equivalents received with respect to (including by way of dividend or otherwise) such equity interests, securities, notes or other obligations by Parent or any such Restricted Subsidiary within 180 days following the closing of the Asset Sale;

(C) Indebtedness of any Restricted Subsidiary of Parent that is no longer a Restricted Subsidiary of Parent as a result of such Asset Sale, to the extent that Parent and its Restricted Subsidiaries following such Asset Sale are released from any guarantee of such Indebtedness or Preferred Stock in connection with such Asset Sale;

(D) consideration consisting of Indebtedness of Parent or any of its Restricted Subsidiaries which is either repaid in full or cancelled in connection with such Asset Sale;

(E) any Capital Stock or assets of the kind referred to in clause (ii) or (iv) of Section 6.04(e); and

(F) any Designated Non-Cash Consideration received by Parent or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this covenant that is at that time outstanding, not to exceed *CONFIDENTIAL* (provided that the Borrower may, by written notice to the Administrative Agent, elect to reduce such maximum amount by not more than *CONFIDENTIAL*, and the amount of such reduction shall increase on a dollar-for-dollar basis the maximum aggregate amount of *CONFIDENTIAL* set forth in Section 6.04(a)(ii); it being understood and agreed that once reduced pursuant to this proviso, the maximum amount of Designated Non-Cash Consideration may not be increased).

(b) No later than the later of (i) 60 days after the end of each fiscal year of Parent and (ii) the date when Parent’s annual report on Form 20-F for such fiscal year is required to be publicly filed, the Borrower or Parent shall apply (or cause to be applied) an amount not less than 75% of the revenues received by Parent, the Borrower or any Restricted Subsidiary during such fiscal year with respect to Asset Sales consisting of licenses of Patents (for the avoidance of doubt, other than Specified Patent Licenses) to prepay the Loans in accordance with Section 2.13(d).

(c) No later than 10 days after the date of receipt by the Borrower, Parent or any of its Restricted Subsidiaries of any Net Proceeds from an Asset Sale, for which Asset Sale less than 75% of the consideration received by the Borrower (other than any such Asset Sales consummated in compliance with Sections 6.04(a)(ii) and 6.04(d)), Parent or any of its Restricted Subsidiaries is Cash Consideration, the Borrower or Parent shall apply (or cause to be applied) an amount not less than 56.3% (or, in the case of any such Asset Sale of Designated Assets, 75% of the Designated Asset Sale Percentage) of the total consideration received by the Borrower, Parent or any of its Restricted Subsidiaries with respect to such Asset Sale to prepay the Loans in accordance with Section 2.13(d).

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(d) Subject to Section 6.04(h), no later than 10 days after the date of receipt by the Borrower, Parent or any of its Restricted Subsidiaries of any Net Proceeds from a Patent Monetization Program (whether received in accordance with Section 6.04(a)(ii), 6.04(a)(iii) or otherwise, but excluding any Patent Monetization Program consummated in compliance with Section 6.04(b) or 6.04(c)) or from an Asset Sale of one or more Designated Assets (excluding any such Asset Sale consummated in compliance with Section 6.04(c)), the Borrower or Parent shall apply (or cause to be applied) an amount not less than (i) in the case of any such Patent Monetization Program, 75%, and (ii) in the case of any such Asset Sale of Designated Assets, the Designated Asset Sale Percentage, in each case of the Net Proceeds received with respect to such Patent Monetization Program or such other Asset Sale, as applicable, to prepay the Loans in accordance with Section 2.13(d).

(e) Within 360 days after the receipt by the Borrower, Parent or any of its Restricted Subsidiaries of any Net Proceeds from an Asset Sale (other than an Asset Sale consummated in compliance with Section 6.04(a)(ii), Section 6.04(b), 6.04(c) or 6.04(d)), the Borrower or Parent shall apply (or cause to be applied) an amount not less than such Net Proceeds:

(i) to repay or prepay the Loans and, after repayment or prepayment in full of all Loans and other Obligations under the Loan Documents, to repay, repurchase, prepay or redeem Indebtedness of Parent or a Restricted Subsidiary that is not subordinated in right of payment to the Obligations; provided, in each case, that, if the Indebtedness repaid is revolving credit Indebtedness, Parent or such Restricted Subsidiary will correspondingly reduce commitments with respect thereto;

(ii) subject to compliance with Section 5.09, to acquire any Capital Stock of any Permitted Business that as a result becomes a Restricted Subsidiary of Parent or is merged into Parent or a Restricted Subsidiary, or substantially all of the assets of, another Permitted Business;

(iii) to make a capital expenditure (including research and development expenses capitalized) or to incur any research and development expense not eligible for capitalization under IFRS; or

(iv) to acquire other assets that are not classified as current assets under IFRS and that are used or useful in a Permitted Business.

For the avoidance of doubt, if the assets or property (including Capital Stock) subject to such Asset Sale constitute Collateral other than Patents and Designated Assets, 100% of the Net Proceeds thereof, if not applied in accordance with the foregoing clauses (e)(ii) through (e)(iv) above shall be applied to prepay the Loans in accordance with Section 2.13(d).

(f) Pending the final application of any Net Proceeds, Parent (or the applicable Restricted Subsidiary) may invest the Net Proceeds in any manner that is not prohibited by this Agreement.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(g) Any Net Proceeds from Asset Sales of assets or property (including Capital Stock) not constituting Collateral that are not applied or invested as provided above in this covenant will constitute “Excess Proceeds”. At such time when the aggregate amount of Excess Proceeds exceeds €50.0 million, an amount not less than such Excess Proceeds and any amounts in respect of Excess Proceeds thereafter existing or arising shall be applied within 30 days thereof to prepay the Loans in accordance with Section 2.13(d).

(h) At such time when the aggregate amount of the Net Proceeds from Patent Monetization Programs that have not already been applied pursuant to this clause (h) (other than pursuant to Sections 6.04(b) and 6.04(c)) (such aggregate amount, the “Aggregate Patent Proceeds”) exceeds €67.0 million, an amount not less than 75% of all such Aggregate Patent Proceeds shall be applied within 10 days thereof to prepay the Loans in accordance with Section 2.13(d).

(i) The obligations contained in the foregoing clauses (b) through (h) above shall not apply to any German Loan Party if and to the extent and as long as it is unlawful (including, without limitation, by reason of financial assistance, corporate benefit restrictions on upstreaming cash intra-group and the fiduciary duties of the directors of any German Loan Party (including, without limitation, statutory duties relating to German capital maintenance (Kapitalerhaltung / Einlagenrückgewähr)):

(i) to perform the respective obligation; and/or

(ii) to make funds available to any other Loan Party for the purpose of such other Loan Party performing the respective obligation.

The Loan Parties shall procure that the relevant obligation under paragraphs (b) to (d) (each inclusive) is discharged using other cash resources available to the Loan Parties which cash resources are not subject to such restrictions or obstacles. To the extent that no such other cash resources are available the Loan Parties shall use reasonable endeavors to overcome any restrictions and obstacles preventing the relevant German Loan Party to discharge such obligation as required under the first sentence of this paragraph (e).

SECTION 6.05. Liens. Parent will not and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume any Lien other than Permitted Liens of any kind securing Indebtedness upon any of their property or assets, now owned or hereafter acquired.

SECTION 6.06. Merger and Consolidation; Re-domiciling.

(a) Parent and the Borrower will not, directly or indirectly, consolidate or merge with or into another Person unless:

(i) Parent or the Borrower, as applicable, is the surviving entity;

(ii) after giving pro forma effect to such merger or consolidation, no Default or Event of Default would exist; and

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(iii) after giving pro forma effect to such merger or consolidation and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (A) Parent and the Borrower would be permitted to incur at least €1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.03(a) or (B) the Fixed Charge Coverage Ratio of Parent and its Restricted Subsidiaries for Parent’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such merger or consolidation would not be less than it was prior to such transaction.

(b) (i) Parent shall not cease to be incorporated under the laws of France, (i) the Borrower shall not cease to be incorporated under the laws of any state of the United States or the District of Columbia and (iii) no U.S. Guarantor shall be incorporated, formed or organized under any laws other than the laws of any state of the United States or the District of Columbia.

ARTICLE VII

Guaranty

SECTION 7.01. Guaranty of the Obligations. Subject to the provisions of Section 7.02, the Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent and the Collateral Agent, for the ratable benefit of the Beneficiaries, the due and punctual payment in full of all Obligations (other than Designated L/C Facility Obligations) when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”); provided, however, that Guaranteed Obligations consisting of obligations of any Loan Party arising under any Secured Hedging Agreement shall exclude all Excluded Swap Obligations.

SECTION 7.02. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

of applicable law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.02), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.02. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.02 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.02.

SECTION 7.03. Payment by Guarantors. Subject to Section 7.02, the Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), the Guarantors will upon demand (such demand shall be automatically deemed given in the case of an Event of Default under Section 8.01(g) or (h)) pay, or cause to be paid, in cash, to the Collateral Agent for the ratable benefit of the Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Beneficiaries as aforesaid, for application in accordance with Section 8.02.

SECTION 7.04. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability;

(b) this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety; except that with respect to each Canadian Guarantor, this Guaranty is a contract of surety;

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(c) the Administrative Agent and the Collateral Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Loan Party and any Beneficiary with respect to the existence of such Event of Default;

(d) the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(e) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent or the Collateral Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(f) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Secured Hedging Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Loan Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents or any Secured Hedging Agreements; and

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(g) this Guaranty and the obligations of the Guarantors hereunder shall be (i) valid and enforceable notwithstanding, and (ii) shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of, in each case, the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (A) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents or any Secured Hedging Agreement, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (B) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, any of the Secured Hedging Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, such Secured Hedging Agreement or any agreement relating to such other guaranty or security; (C) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (D) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or any of the Secured Hedging Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Guaranteed Obligations) to the payment of Indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (E) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Parent, Holdings or any of their respective Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (F) any failure to perfect or continue perfection of a security interest in or Lien upon any collateral which secures any of the Guaranteed Obligations; (G) any defenses, set offs or counterclaims which the Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (H) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

SECTION 7.05. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of the Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Secured Hedging Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof. Notwithstanding any provision of this Agreement, any Guarantor incorporated under the laws of Brazil herein expressly waives any benefit it may have under Articles 366, 827, 829, 830, 834, 835, 837, 838 and 839 of the Civil Code of Brazil (Federal Law 10.406/02) and Article 595 of the Brazilian Civil Procedure Code (Federal Law 5.869/73); provided that no such waiver shall be construed so as to prejudice any right of any Lenders under this Agreement, which shall be absolute.

SECTION 7.06. Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and all Commitments shall have been terminated or expired, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and all Commitments shall have been terminated or expired, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.02. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full or all Commitments shall not have been terminated or expired, such amount shall be held in trust for the Collateral Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Collateral Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof. Nothing in this Section 7.06 shall prohibit a Guarantor from proving its claim in any bankruptcy or insolvency procedure opened against the Borrower or another Guarantor.

SECTION 7.07. Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Collateral Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Collateral Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

SECTION 7.08. Continuing Guaranty. Except as provided in Section 7.12, this Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and all Commitments shall have been terminated or expired. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

SECTION 7.09. Authority of Loan Parties. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Loan Party or any officer, director, representative or agent acting or purporting to act on behalf of any of them.

SECTION 7.10. Financial Condition of Borrower. Any Loan may be made to the Borrower or continued from time to time, and any Secured Hedging Agreement may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation or at the time such Secured Hedging Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Loan Documents and the Secured Hedging Agreement, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Beneficiary.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

SECTION 7.11. Bankruptcy, Etc. (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of the Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of the Guarantors and the Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. The Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent or the Collateral Agent, as applicable, or allow the claim of the Administrative Agent or the Collateral Agent, as applicable, in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

SECTION 7.12. Discharge of Guaranty Upon Sale of Guarantor or Upon Designation of Unrestricted Subsidiaries. If (a) any of the Capital Stock of any Guarantor (other than Parent) or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in a transaction permitted by, and in accordance with, the terms and conditions hereof, or (b) a Guarantor (other than Parent and any Material Subsidiary) is designated as an Unrestricted Subsidiary in accordance with Section 5.10, then the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or other disposition. The Administrative Agent and the Collateral Agent shall deliver any such termination or release documentation as the Credit Party may reasonably request to evidence such termination and release, and return to the Credit Party any related Collateral that is in the Collateral Agent’s possession.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

SECTION 7.13. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13, or otherwise under this Guaranty, as it relates to such Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.13 shall remain in full force and effect until the full and final payment and discharge of all Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 7.14. German Guarantee Limitations.

(a) Definitions. For the purpose of this Section 7.14 only:

(i) “AG Guarantor” means a German Guarantor incorporated as a stock corporation (Aktiengesellschaft).

(ii) “Business Day” means any banking day (Bankarbeitstag) of the German Central Bank (Bundesbank).

(iii) “German Guarantor” means a Guarantor formed, incorporated or organized under German law.

(iv) “GmbHG” means the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung).

(v) “GmbH Guarantor” means a German Guarantor incorporated as a limited liability company (Gesellschaft mit beschränkter Haftung).

(vi) “GmbH & Co. KG Guarantor” means a German Guarantor incorporated as a limited liability partnership (GmbH & Co. KG).

(vii) “Group Member” means Parent and any of its Subsidiaries.

(viii) “Guaranty” means any guaranty, indemnity and other liability created under this Section 7 or any other provision of any Loan Document.

(ix) “Guaranty Obligations” means the obligations and liabilities of the relevant Guarantor under Section 7 and under any other guaranty or indemnity provision in any Loan Document.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(x) “Guaranty Demand Date” means each date upon which a Beneficiary makes a demand upon the relevant Guarantor to make payment in respect of its Guaranty Obligations.

(xi) “HGB” means the German Commercial Code (Handelsgesetzbuch).

(xii) “Intercompany Agreement” means a domination agreement (Beherrschungsvertrag) and/or a profit pooling agreement (Gewinnabführungsvertrag) under section 291 paragraph (1) of the German Stock Corporation Act (§ 291 Absatz 1 Aktiengesetz).

(xiii) “Upstream or Cross-Stream Liabilities” means liabilities which are owed by direct or indirect shareholders of the relevant German Guarantor or Subsidiaries of such shareholders (such Subsidiaries not to include the German Guarantor and the Subsidiaries which are also Subsidiaries of that German Guarantor but only to the extent that the relevant liabilities of such Subsidiaries are not Guaranty Obligations which (either directly or through a chain of guaranties) guaranty liabilities of a direct or indirect shareholder of the German Guarantor).

(xiv) References in this Section 7.14 to a Subsidiary or Subsidiaries of a Person shall mean reference to any direct or indirect subsidiary or subsidiaries of that Person.

(b) Limitations relating to an AG Guarantor.

(i) The Guaranty granted by an AG Guarantor or by any Guarantor that is a Subsidiary of that AG Guarantor shall not secure Upstream or Cross-Stream Liabilities if the relevant AG Guarantor is not party to an Intercompany Agreement as the dominated party with a direct shareholder as the dominating party.

(ii) If an Intercompany Agreement is in force between the relevant AG Guarantor and a direct shareholder (with the direct shareholder as dominating party) the Guaranty granted by such AG Guarantor or by any Subsidiary of that AG Guarantor under this Agreement shall be enforceable except that it shall not be enforceable (vollstreckbar) if and to the extent (A) the payment by the AG Guarantor or by a Subsidiary of that AG Guarantor in respect of those Guaranty Obligations which secure Upstream or Cross-Stream Liabilities will, or must be expected to, result in an annual loss to that AG Guarantor and such annual loss would not be, or cannot reasonably be expected to be, compensated for by a compensation claim under the relevant Intercompany Agreement which compensation claim can be accounted for in the balance sheet of that AG Guarantor at full value (vollwertig), or (B) the payment by the AG Guarantor would result in the illiquidity (Zahlungsunfähigkeit) of the AG Guarantor and the AG Guarantor is not able to, and cannot reasonably be expected to be able to, avoid illiquidity (Zahlungsunfähigkeit) by means of the compensation claim under the relevant Intercompany Agreement or any advance payment (Abschlagszahlung) actually owed to the AG Guarantor and made to it with respect to that compensation claim no later than at the time payment under the Guaranty is actually made.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(iii) For the avoidance of doubt, the validity and enforcement of any Guaranty granted by an AG Guarantor or of any Subsidiary of that AG Guarantor in respect of any liabilities which are owed by that AG Guarantor or any of its Subsidiaries shall not be limited under paragraphs (b)(i) and (b)(ii) above, unless the relevant liabilities of such Subsidiaries are Guaranty Obligations which (either directly or through a chain of guaranties) guaranty liabilities of a direct or indirect shareholder of the German Guarantor.

(iv) The limitations set out in paragraph (b)(ii) above do not affect the rights of the Beneficiaries to claim any outstanding amount again at a later point in time if and to the extent that paragraph (b)(ii) above would allow this at that later point.

(v) For the avoidance of doubt, the limitations set out in paragraphs (b)(i) and (b)(ii) above shall not apply any longer from the date the AG Guarantor is no longer incorporated as a German stock corporation (Aktiengesellschaft) unless such German Guarantor is a Subsidiary of another AG Guarantor in which case paragraphs (b)(i) and (b)(ii) above shall apply in a way that the German Guarantor shall be treated as a Subsidiary of that other AG Guarantor in accordance with paragraphs (b)(i) and (b)(ii) above. In such event, the limitations set out in paragraphs (b)(i) and (b)(ii) above shall not apply to the Guaranty granted by that German Guarantor in respect of any liabilities which are owed by that other AG Guarantor or any of its Subsidiaries.

(c) Limitations relating to a GmbH Guarantor.

(i) To the extent that (x) the Guaranty is granted by a GmbH Guarantor, (y) the limitations set out in paragraphs (b)(i) and (b)(ii) above do not apply to the GmbH Guarantor as a Subsidiary of an AG Guarantor in respect of such AG Guarantor’s Upstream or Cross-Stream Liabilities and (z) the Guaranty secures Upstream or Cross-stream Liabilities, each of the Beneficiaries agrees not to enforce the Guaranty in respect of such amount:

(A) as is required to ensure that the amount of the relevant GmbH Guarantor’s net assets, calculated as the sum of the balance sheet positions shown under section 266 sub-section (2) (A), (B), (C), (D) and (E) HGB less the sum of the amounts shown under balance sheet positions shown under section 266 sub-section (3) (B), (C), (D) and (E) HGB and any amounts not available for distribution to its shareholders in accordance with section 268 sub-section (8) HGB, does not fall below the amount of its registered share capital (Stammkapital); or

(B) where the amount of the relevant GmbH Guarantor’s net assets already is below the amount of its registered share capital, as is required as to ensure that such amount is not further reduced.

(ii) The limitations in clauses (c)(i)(A) and (c)(i)(B) above will not apply:

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(A) to any amounts which correspond to funds that have been borrowed under this Agreement and have been on-lent to, or otherwise been passed on or made available to, the relevant GmbH Guarantor or any of its Subsidiaries, or other financial accommodation made available to, or bank guarantees issued for the benefit of creditors of, such GmbH Guarantor or a Subsidiary of such GmbH Guarantor by a Lender under the Loan Documents, and in each case to the extent still outstanding at the time the demand under the Guaranty is made against such GmbH Guarantor provided that the Administrative Agent waives with binding effect on the Parties the restrictions set out in Section 7.06 (Guarantor’s Rights of Subrogation, Contribution Etc.) in respect of the GmbH Guarantor’s recourse claims (if any) arising as a result of the enforcement of the Guarantee and the relevant GmbH Guarantor is able to immediately (i) set off its recourse claims (if any) against its obligation in respect of the funds on-lent or otherwise passed on or made available to it or in respect of the other financial accommodation or bank guarantees (each as described above) or (ii) otherwise use its recourse claims (if any) to settle or discharge such obligation. For the avoidance of doubt, if the Administrative Agent elects not to waive the restrictions set out in Section 7.06 (Guarantor’s Rights of Subrogation, Contribution Etc.) in respect of the GmbH Guarantor’s recourse claims (if any) arising as a result of the enforcement of the Guarantee, the limitations in paragraphs (c)(i)(A) and (c)(i)(B) above shall apply in relation to any amounts described in the first sentence of this paragraph (A) if and to the extent that any restrictions apply which prevent the relevant German Guarantor from discharging its respective obligation in respect of the funds on-lent or otherwise passed on or made available to it or in respect of the other financial accommodation or bank guarantees (each as described in the preceding sentence) with any recourse claim arising as a result of any payment by the respective German Guarantor under the Guaranty;

(B) if following the Guaranty Demand Date the relevant GmbH Guarantor does not provide financial statements in accordance with paragraphs (c)(iv) and (c)(v) below;

(C) if on the Guaranty Demand Date the relevant GmbH Guarantor (as dominated entity) is party to an Intercompany Agreement other than where despite the existence of such Intercompany Agreement there would be a violation of Sections 30 or 31 GmbHG; or

(D) if and to the extent the relevant GmbH Guarantor holds on the Guaranty Demand Date a fully recoverable indemnity claim or claim for refund (vollwertiger Gegenleistungs- oder Rückgewähranspruch) against its shareholder that can be accounted for in the balance sheet of the relevant GmbH Guarantor at full value (vollwertig).

(iii) For the purpose of the calculation of the net assets of the relevant GmbH Guarantor, the following balance sheet items shall be disregarded:

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(A) the amount of any increase of the relevant GmbH Guarantor’s registered share capital after the date of this agreement (1) if and to the extent it has been effected without the prior written consent of the Administrative Agent or later written approval of the Administrative Agent (if in accordance with the Loan Documents, each consent or approval not to be unreasonably withheld), or (2) if and to the extent that it is not fully paid up provided that the corresponding claim against the shareholders is not accounted for as an asset in the balance sheet of the GmbH Guarantor at the Guaranty Demand Date;

(B) loans provided to the relevant GmbH Guarantor by a Group Member if (1) such loans are subordinated (for the benefit of its creditors in general) or (2) are considered as subordinated in an insolvency proceeding over its assets pursuant to Section 39 sub-section 1 no. 5 of the German Insolvency Code, provided that the relevant Group Member granting such loan is not restricted to waive the repayment claim or to contribute it into the capital reserves of the relevant GmbH Guarantor or to extinguish the repayment claim in any other way (e.g. by assignment to the borrower under that loan) unless there is an important reason which precludes the extinguishment of such claim (e.g. considerable amounts of taxes are triggered); if the relevant Group Member is not restricted to extinguish the repayment claim and if such Group Member is a Guarantor, the corresponding amount of the repayment claim of that Group Member shall be disregarded when calculating the net assets (if applicable) of that Group Member in connection with the enforcement of the Guaranty or security interest or Lien created pursuant to a Security Document by that Group Member. The first sentence of this paragraph (B) shall not apply if the Administrative Agent notifies the respective GmbH Guarantor that it elects to enforce the Guaranty or security interest or Lien created pursuant to a Security Document against that other Group Member and the aforementioned payment claim is taken into account when calculating that other Group Member’s net assets (if applicable) available for such enforcement; and

(C) loans or other liabilities incurred in grossly negligent or willful violation of the provisions of this Agreement.

(iv) The relevant GmbH Guarantor shall deliver (within 15 Business Days following the Guaranty Demand Date) to the Administrative Agent a notification stating that and to which extent the amount payable in respect of its Guaranty Obligations shall be limited in accordance with paragraphs (c)(i)(A) and (c)(i)(B) above and taking into account the adjustments in paragraph (c)(iii) above, such notification to be supported by evidence reasonably satisfactory to the Administrative Agent, i.e. interim financial statements (Stichtagsbilanz) showing the balance sheet positions mentioned in paragraph (c)(i) above (taking into account the adjustments in paragraph (c)(iii) above) as of the date on which the enforcement of the obligations under the Guaranty is sought (as set forth above, the “Management Determination”).

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(v) Following the Administrative Agent’s receipt of the Management Determination, upon the Administrative Agent’s request (acting reasonably) (the “Agent’s Request”), the relevant GmbH Guarantor will deliver (within 20 Business Days following receipt of the Agent’s Request) to the Administrative Agent an up-to-date balance sheet drawn-up by its auditors or any other reputable auditing firm together with a determination of the net assets. Such balance sheet and determination of net assets shall be prepared in accordance with accounting principles pursuant to the HGB, be based on the same principles that were applied when establishing the previous year’s balance sheet and take into account the adjustments in paragraph (c)(iii) above. The determination by the auditors (as set forth above, the “Auditors’ Determination”) pertaining to the relevant GmbH Guarantor shall have been prepared as of the date of the Guaranty Demand Date.

(vi) The Administrative Agent shall be entitled to demand payment under the Guaranty in an amount which would, in accordance with the Management Determination or, if applicable and taking into account any previous enforcement in accordance with the Management Determination, the Auditors’ Determination, not cause the relevant GmbH Guarantor’s net assets to be reduced below the registered share capital of the relevant GmbH Guarantor or further reduced if already below such registered share capital. If and to the extent (A) the net assets as determined by the Auditors’ Determination are lower than the amount enforced in accordance with the Management Determination or (B) the Guaranty Obligations have been enforced without regard to the limitations set out in (c)(i)(A) and (c)(i)(B) above because (x) the Management Determination was not delivered within the relevant time frame or (y) the Auditors’ Determination was not delivered within the relevant time frame but has been delivered within 20 Business Days (or such longer period as the Parties shall agree upon if delivery of the Auditors’ Determination is delayed and such delay is not the fault of the GmbH Guarantor) following the due date for the delivery of the Auditors’ Determination, the Administrative Agent shall without undue delay repay to the relevant GmbH Guarantor upon written demand of the relevant GmbH Guarantor any amount (if and to the extent already paid to the Beneficiaries (or any of them)) (1) in the case of (A) above, equal to the difference between the amount paid and the amount payable resulting from the Auditor’s Determination, and (2) in the case of (B) above, which the Beneficiaries would not have been entitled to enforce had the Management Determination and the Auditors’ Determination been delivered in time provided such demand for repayment is made to the Administrative Agent within 6 months (Ausschlussfrist) from the date the Guaranty is enforced. The Administrative Agent may withhold any amount received pursuant to an enforcement of this Guaranty until final determination of the amount of the net assets pursuant to the Auditors’ Determination.

(vii) If pursuant to the Auditors’ Determination the amount of the available net assets is higher than that set out in the Management Determination, the relevant GmbH Guarantor shall pay such amount to the Beneficiaries within 5 Business Days after receipt of the Auditors’ Determination.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(viii) In a situation where the relevant GmbH Guarantor does not have sufficient net assets to maintain its registered share capital the relevant GmbH Guarantor shall within three months after a written request by the Administrative Agent, to the extent commercially justifiable, dispose of all assets which are not necessary for its business (nicht betriebsnotwendig) where the relevant assets are shown in the balance sheet of the relevant GmbH Guarantor with a book value which (in the reasonable opinion of the Administrative Agent) is significantly lower than the market value of such assets. After the expiry of such three months period the GmbH Guarantor shall, within three Business Days, notify the Administrative Agent of the amount of the net proceeds from the sale and submit a statement with a new calculation of the amount of the net assets of the relevant GmbH Guarantor taking into account such proceeds. Such calculation shall, upon the Administrative Agent’s request (acting reasonably), be confirmed by one of the auditors of the relevant GmbH Guarantor within a period of 20 Business Days following the request.

(ix) The limitations set out in clauses (c)(i)(A) and (c)(i)(B) above do not affect the rights of the Beneficiaries to claim any outstanding amount again at a later point in time if any to the extent that clauses (c)(i)(A) and (c)(i)(B) above would allow this at that later point.

(x) The Beneficiaries will not enforce the Guaranty against a GmbH Guarantor if and to the extent the enforcement of the Guaranty will trigger liability of any of the GmbH Guarantor’s managing directors under Section 64 sentence 3 GmbHG as a consequence of granting the Guaranty. If after the date of this Agreement there will be available a ruling of the German Federal Court (Bundesgerichtshof) or a final ruling of a German higher regional court (Oberlandesgericht) holding (A) that the granting of any up-stream and/or cross-stream guaranty or security may, in case of the enforcement of such guaranty or security, trigger any liability of any of the GmbH Guarantors’ managing directors pursuant to Section 64 sentence 3 GmbHG, or (B) that any such liability may not be triggered, the Parties shall enter into good faith negotiations and consider whether to make appropriate amendments to reflect such ruling.

(d) Limitations relating to a GmbH & Co. KG Guarantor. Paragraph (c) of this Section 7.14 shall apply mutatis mutandis if the Guaranty is granted by a GmbH & Co. KG Guarantor in relation to the limited liability company (GmbH) as general partner (Komplementär) of that GmbH & Co. KG Guarantor.

(e) Interpretation. This Section 7.14 shall be interpreted having regard to the substantive laws of the Federal Republic of Germany, excluding, for the avoidance of doubt, German rules on the conflict of laws (Auslegung gemäß deutschem materiellen Rechts unter Ausschluß des deutschen Internationalen Privatrechts).

SECTION 7.15. English Guaranty Limitations. This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 or any equivalent and applicable provisions under the laws of any Guarantor formed, incorporated or organized in England.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

SECTION 7.16. Dutch Guaranty Limitations. The obligations of a Guarantor incorporated under Dutch law or of any Subsidiary of a Guarantor incorporated under Dutch law under this Article VII and under any other Loan Document, shall exclude and shall not be or be construed as, any guarantee, indemnity, security or other obligation to the extent that it would constitute unlawful financial assistance within the meaning of section 2:98c of the Dutch Civil Code, the articles of association of a Guarantor incorporated under Dutch law or any other applicable financial assistance rules of any relevant jurisdiction.

SECTION 7.17. Canadian Guarantor Indemnity. As an original and independent obligation of the Guaranty, each Canadian Guarantor shall indemnify each Beneficiary against all costs, losses, expenses and liabilities of whatever kind resulting from the failure by any other Loan Party to make due and punctual payment of any of the Guaranteed Obligations or resulting from any of the Guaranteed Obligations being or becoming void, voidable or unenforceable against any other Loan Party.

ARTICLE VIII

Events of Default

SECTION 8.01. Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Restricted Subsidiary party to a Loan Document in any Loan Document or any representation, warranty, certification or statement of fact contained in any report, certificate, financial statement or other instrument required to be delivered in connection herewith or therewith, shall prove to have been false or incorrect or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made (i) in the payment of any interest on any Loan when as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days, or (ii) in the payment of any Fee or any other amount (other than an amount referred to in clause (b) above or in the preceding clause (i)) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by any Loan Party or any Restricted Subsidiary party to a Loan Document of any covenant, condition or agreement contained in Section 5.01(a), 5.06, 5.08, 5.16 or 5.17 or in Article VI;

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(e) default shall be made in the due observance or performance by any Loan Party or any Restricted Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) or (d) above), and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Administrative Agent to Parent or the Borrower (which notice shall also be given at the request of any Lender) or (ii) knowledge thereof of any Loan Party;

(f) (i) any Loan Party shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to the expiration of any grace or cure period as set forth therein), or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Loan Party or any of their respective Subsidiaries (other than an Immaterial Subsidiary), or of a substantial part of the property or assets of any Loan Party or any of their respective Subsidiaries (other than Immaterial Subsidiaries), under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, receiver-manager, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any of their respective Subsidiaries (other than Immaterial Subsidiaries) or for a material part of the property or assets of any Loan Party or any of their respective Subsidiaries (other than Immaterial Subsidiaries), (iii) the winding-up or liquidation of any Loan Party or any of their respective Subsidiaries (other than Immaterial Subsidiaries), (iv) any French Loan Party or any Subsidiary of a Loan Party (other than Immaterial Subsidiaries) formed, incorporated or organized in France is subject to any event described in Section 1.02(i), and such proceeding or petition shall continue undismissed for (x) in the case of a Loan Party formed, incorporated or organized under the laws of a European Union country, 21 days, and (y) in the case of any other Loan Party, 60 days, or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Loan Party or any of their respective Subsidiaries (other than Immaterial Subsidiaries) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to, or fail to contest the institution of, any proceeding or the filing of any petition described in paragraph (g) above, (iii) apply for or consent to the appointment of a receiver, receiver-manager, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any of their respective Subsidiaries (other than Immaterial Subsidiaries) or for a material part of the property or assets of any Loan Party or any of their respective Subsidiaries (other than Immaterial Subsidiaries), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(i) one or more judgments shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon Collateral of any Loan Party or any of their respective Restricted Subsidiaries to enforce any such judgment and such judgment is for the payment of money in an aggregate amount in excess of €100.0 million (excluding (A) a judgment that is covered by insurance from an unaffiliated insurer that is solvent and has not denied coverage or (B) a judgment that is covered by an indemnification obligation by a third party indemnitor reasonably satisfactory to the Administrative Agent);

(j) (i) there shall occur one or more ERISA Events which individually or in the aggregate result (or are reasonably likely to result) in liability of any of the Loan Parties or any of their respective ERISA Affiliates that could reasonably be expected to result in a Material Adverse Effect; or (ii) a Lien or security interest under Section 430(k) of the Code or under ERISA has been imposed on the Collateral, and such Lien secures outstanding amounts of any Loan Party or any of their respective ERISA Affiliates that could reasonably be expected to result in a Material Adverse Effect;

(k) (i) any Guaranty under this Agreement for any reason shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect (other than in accordance with its terms or as permitted hereunder), (ii) any Guarantor shall deny in writing that it has any further liability under the Pledge and Security Agreement, the French Pledge and Security Agreements or under any other Security Document (other than as a result of the discharge of such Guarantor in accordance with the terms of this Agreement or the repayment in full of the Guaranteed Obligations and termination of the Commitments) or (iii) (unless based on any Legal Reservation (if and to the extent applicable)) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability under any Loan Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral (other than an immaterial portion thereof) purported to be covered by the Security Documents (other than as a result of repayment in full of the Guaranteed Obligations and termination of the Commitments);

(l) any security interest in or Lien upon any Collateral purported to be created by any Security Document (other than any such security interest or Lien in an immaterial portion of the Collateral) shall cease to be, or shall be asserted by any Loan Party or any applicable Restricted Subsidiary not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document, the repayment in full of the Guaranteed Obligations and termination of the Commitments or as a result of the failure of the Collateral Agent to continue to hold Collateral delivered to it and required to be held in its possession pursuant to the terms of the Security Documents) security interest or Lien in the securities, assets or properties covered thereby; or

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(m) there shall have occurred a Change in Control;

then, and in every such event (other than an event described in clause (g) or (h) above with respect to any Loan Party formed, incorporated or organized under any laws other than the laws of a member of the European Union (2004)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) the Administrative Agent and the Collateral Agent may exercise any and all of their respective rights and remedies under applicable law, hereunder and under the other Loan Documents; and in any event described in clause (g) or (h) above with respect to any Loan Party formed, incorporated or organized under any laws other than the laws of a member of the European Union (2004), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding, and the Administrative Agent and the Collateral Agent may at any time exercise any and all of their respective rights and remedies under applicable law, hereunder and under the other Loan Documents.

SECTION 8.02. Application of Proceeds. (a) The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral (other than Shared Collateral) pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement or any other Loan Document, promptly by the Collateral Agent as follows:

(i) First, to the payment in full in cash of all costs and expenses, fees, commissions and Taxes of such sale, collection or other realization (including compensation to the Administrative Agent and the Collateral Agent and their respective agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent or the Collateral Agent in connection therewith and all amounts for which the Administrative Agent or the Collateral Agent, as applicable, is entitled to indemnification pursuant to the provisions of any Loan Document);

(ii) Second, to the payment in full in cash of all other reasonable costs and expenses of such sale, collection or other realization (including compensation to the Secured Parties (other than Designated L/C Facility Counterparties) and their respective agents and counsel and all costs, liabilities and advances made or incurred by the Secured Parties (other than Designated L/C Facility Counterparties) in connection therewith);

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(iii) Third, without duplication of amounts applied pursuant to clauses (i) and (ii) above, to the to the extent of any excess of such proceeds, to the payment in full in cash of all Secured Obligations (other than Designated L/C Facility Obligations), for the ratable benefit of the Secured Parties (other than Designated L/C Facility Counterparties); and

(iv) Fourth; the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (i) through (iii) of this Section 8.02(a), the Loan Parties shall remain liable, jointly and severally, for any deficiency.

(b) The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Shared Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement or any other Loan Document, promptly by the Collateral Agent as follows:

(i) First, to the payment in full in cash of all costs and expenses, fees, commissions and Taxes of such sale, collection or other realization (including compensation to the Administrative Agent and the Collateral Agent and their respective agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent or the Collateral Agent in connection therewith and all amounts for which the Administrative Agent or the Collateral Agent, as applicable, is entitled to indemnification pursuant to the provisions of any Loan Document);

(ii) Second, to the payment in full in cash of all other reasonable costs and expenses of such sale, collection or other realization (including compensation to the Secured Parties and their respective agents and counsel and all costs, liabilities and advances made or incurred by the Secured Parties in connection therewith);

(iii) Third, without duplication of amounts applied pursuant to clauses (i) and (ii) above, to the to the extent of any excess of such proceeds, to the payment in full in cash of all Secured Obligations, for the ratable benefit of the Secured Parties; and

(iv) Fourth; the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (i) through (iii) of this Section 8.02(b), the Loan Parties shall remain liable, jointly and severally, for any deficiency.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

ARTICLE IX

Agents

SECTION 9.01. Appointment of Agents. Each of Credit Suisse Securities (USA) LLC and Goldman Sachs Bank USA is hereby appointed a Joint Lead Arranger and a Joint Bookrunner hereunder, and each Lender hereby authorizes each of Credit Suisse Securities (USA) LLC and Goldman Sachs Bank USA to act as a Joint Lead Arranger and a Joint Bookrunner in accordance with the terms hereof and the other Loan Documents. Goldman Sachs Bank USA is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes Goldman Sachs Bank USA to act as Syndication Agent in accordance with the terms hereof and the other Loan Documents. Credit Suisse AG (acting through any of its branches or offices) is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Loan Documents, and each Lender hereby authorizes Credit Suisse AG (acting through any of its branches or offices) to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Loan Documents. Each of the Agents and Lenders other than the Administrative Agent and the Collateral Agent hereby grant power of attorney to the Administrative Agent and the Collateral Agent to be exercised for the purposes described in the foregoing. The Administrative Agent and the Collateral Agent shall be released from the restrictions of Section 181 German Civil Code (and any equivalent restriction under any applicable other laws). At the request of the Administrative Agent and/or the Collateral Agent, the other Agents and the Lenders shall grant special powers of attorney to the Administrative Agent and/or the Collateral Agent to enter into any Loan Documents, or any amendments thereof, on their behalf. Citicorp North America, Inc. and Deutsche Bank Trust Company Americas are hereby appointed Co-Documentation Agents hereunder, and each Lender hereby authorizes Citicorp North America, Inc. and Deutsche Bank Trust Company Americas to act as Co-Documentation Agents in accordance with the terms hereof and the other Loan Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article IX are solely for the benefit of the Agents and the Lenders and no Loan Party nor any of their respective Subsidiaries shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Loan Party or any of their respective Subsidiaries. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Each of the Syndication Agent and the Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, none of Credit Suisse Securities (USA) LLC or Goldman Sachs Bank USA Goldman Sachs, in their respective capacities as Joint Lead Arranger or Joint Bookrunner, Goldman Sachs Bank USA, in its capacity as Syndication Agent, nor Citicorp North America, Inc. or Deutsche Bank Trust Company Americas, in their respective capacities as Co-Documentation Agents, shall have any obligations but shall be entitled to all benefits of this

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Article IX. Each Joint Lead Arranger, each Joint Bookrunner, the Syndication Agent, each Co-Documentation Agent and any Agent described in clause (g) of the definition thereof may resign from such role at any time, with immediate effect, by giving prior written notice thereof to the Administrative Agent and the Borrower.

SECTION 9.02. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein. The Administrative Agent hereby agrees that it shall (a) furnish to Goldman Sachs Bank USA, in its capacity as Joint Lead Arranger, upon request, a copy of the Register, (b) cooperate with Goldman Sachs Bank USA, in its capacity as Joint Lead Arranger, in granting access to any Lender (or potential lenders) who Goldman Sachs Bank USA, in its capacity as Joint Lead Arranger, identifies to the Platform and (iii) maintain Goldman Sachs Bank USA’s (in its capacity as Joint Lead Arranger) access to the Platform.

SECTION 9.03. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Loan Party to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use or proposed use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Notwithstanding anything to the contrary contained herein, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to any Lender for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.08) and, upon receipt of such instructions from the Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to hire, and rely on opinions and judgments of, and shall be protected in hiring and relying on opinions and judgments of, attorneys (who may be attorneys for the Loan Parties and their respective Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.08).

(c) Delegation of Duties. The Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory, indemnification and other provisions of this Section 9.03 and of Section 9.06 shall apply to any of the Related Parties of the Agents and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as applicable. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.03 and of Section 9.06 shall apply to any such sub-agent and to the Related Parties of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Related Parties were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent or the Collateral Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent or the Collateral Agent, as applicable, and not to any Loan Party, any Lender or any other Person, and no Loan Party, no Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

SECTION 9.04. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Related Parties may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Loan Parties or any of their respective Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Parent, the Borrower or any Guarantor for services in connection herewith and otherwise without having to account for the same to the Lenders.

SECTION 9.05. Lenders’ Representations, Warranties and Acknowledgments.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Parent and its Subsidiaries in connection with the Loans and other credit extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Parent and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.

(b) Each Lender, by delivering its signature page to this Agreement, an Assignment and Assumption or an Incremental Loan Assumption Agreement, as applicable, and by funding its Loans on the Closing Date or on such other applicable date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable on the Closing Date or as of the date of funding of any applicable Incremental Facilities.

(c) Each Lender acknowledges that Parent and Holdings are, subject to the restrictions set forth in the definition of “Eligible Assignee” and Section 10.04, Eligible Assignees hereunder and may purchase Loans and/or Commitments hereunder from Lenders from time to time.

SECTION 9.06. Right to Indemnity. Each Lender, in proportion to its pro rata share of the aggregate Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans), severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by the Loan Parties, for and against any and all liabilities, obligations, losses, damages, penalties, actions,

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata share thereof; provided, further, that this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

SECTION 9.07. Successor Administrative Agent and Collateral Agent.

(a) The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to the Lenders and the Borrower. The Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent and/or Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Required Lenders, and the Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), unless such date is extended by the Administrative Agent in its sole discretion, (ii) the acceptance of such successor Administrative Agent by the Borrower and the Required Lenders or (iii) such other date, if any, agreed to by the Required Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Agent, the Required Lenders shall have the right, subject to the prior written consent of Parent and the Borrower, to appoint a successor Administrative Agent. If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by the Required Lenders or the Administrative Agent, any collateral security held by such Administrative Agent in its role as Collateral Agent on behalf of the Secured Parties under any of the Loan Documents or any of the Secured Hedging Agreements shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, securities and other items of Collateral held under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

successor Administrative Agent under the Loan Documents, (ii) assign its rights under the Acknowledgement of Parallel Debt to such successor Collateral Agent, and (iii) execute and deliver to such successor Agent such amendments to financing statements (or foreign equivalents), and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests and Liens created or purported to be created under the Security Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any such resignation of the Person acting as Administrative Agent (or its successor) pursuant to this Section 9.07 shall, if applicable, also constitute the resignation of such Person (or its successor) as Collateral Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section 9.07 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

(b) In addition to the foregoing, the Collateral Agent may resign at any time by giving prior written notice thereof to the Lenders and the Loan Parties. The Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Required Lenders and the Collateral Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation unless such date is extended by the Collateral Agent in its sole discretion, (ii) the acceptance of such successor Collateral Agent by the Borrower and the Required Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation, the Required Lenders shall have the right, subject to the prior written consent of Parent and the Borrower, to appoint a successor Collateral Agent. Until a successor Collateral Agent is so appointed by the Required Lenders or the Administrative Agent, any collateral security held by the Collateral Agent on behalf of the Secured Parties under any of the Loan Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement and the Security Documents, and the retiring Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, securities and other items of Collateral held hereunder or under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Security Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements (or foreign equivalents), and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests and Liens created or purported to be created under the Security Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Security Documents. After any Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Agreement and the Security Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Security Documents while it was the Collateral Agent hereunder.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

SECTION 9.08. Security Documents and Guaranty.

(a) Agents under Security Documents and Guaranty. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Security Documents; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Designated L/C Facility Obligations or any holder of Obligations with respect to any Secured Hedging Agreement. Subject to Section 10.08, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.08) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.08) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Notwithstanding anything to the contrary contained in any of the Loan Documents, Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Lenders or the Secured Parties, as applicable, in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(c) Rights under Designated L/C Facility Obligations or Hedging Obligations. No Designated L/C Facility Obligations or Hedging Obligations will create (or be deemed to create) in favor of any Designated L/C Facility Counterparty or Lender Counterparty, as applicable, that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents except, in the case of Hedging Obligations owed to any Lender Counterparty only, as expressly provided in Section 10.08(b)(vii). By accepting the benefits of the Collateral, each Designated L/C Facility Counterparty and each Lender Counterparty shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Loan Documents as a Designated L/C Facility Counterparty or a Lender Party, as applicable, and as a Secured Party, subject to the limitations set forth in this clause (c).

(d) Release of Collateral and Guarantees, Termination of Loan Documents. Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than Designated L/C Facility Obligations, Obligations in respect of any Secured Hedging Agreement and any unasserted contingent indemnification and unasserted reimbursement obligations) have been paid in full and all Commitments have terminated or expired, upon request of the Borrower, the Administrative Agent or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Lender, any Affiliate of any Lender that is a party to any Secured Hedging Agreement or of any Designated L/C Facility Counterparty) take such actions as shall be required to release its security interest in and Liens upon all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Designated L/C Facility Obligations or Obligations in respect of Secured Hedging Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Loan Party or any substantial part of its property, or otherwise, all as though such payment had not been made.

(e) No Duties of the Collateral Agent. The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party or any Restricted Subsidiary in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders or the Secured Parties for any failure to monitor or maintain any portion of the Collateral.

(f) Accessory and Non-Accessory Security Under German Law. The Collateral Agent shall (i) in case of non-accessory security rights under German law, hold, administer and, as the case may be, enforce the Collateral in its own name, but for the account of the Secured Parties; and (ii) in case of accessory security rights under German law created by way of pledge or other accessory instruments, administer and, as the case may be, enforce the Collateral in the name and for and on behalf of the Secured Parties or in its own name but in each case for the account of the Secured Parties.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(g) Release of Collateral in Respect of Asset Sales. Upon any disposition of property or liquidation permitted by this Agreement (other than to another Loan Party required to grant a Lien in such property), the Liens granted pursuant to the Security Documents in respect of such disposed property or such liquidation, as applicable, shall be deemed to be automatically released and such property shall automatically revert to the applicable Loan Party with no further action on the part of any Person. The Collateral Agent shall, at the applicable Loan Party’s expense, execute and deliver or otherwise authorize the filing of such documents as such Loan Party shall reasonably request to effectuate the release set forth in the immediately preceding sentence, in form and substance reasonably satisfactory to the Collateral Agent (including financing statement amendments to evidence such release), including, with respect to any such liquidation, prior to the effectiveness of such liquidation as and to the extent required by applicable law (as certified to the Administrative Agent and the Collateral Agent in writing by a Responsible Officer of the applicable Loan Party).

SECTION 9.09. Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

SECTION 9.10. Administrative Agent and Collateral Agent May File Bankruptcy Disclosure and Proof of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Loan Party, each of the Administrative Agent and the Collateral Agent (irrespective of whether the principal of any Loan or other Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent or the Collateral Agent shall have made any demand on the Borrower or any other Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including, without limitation, any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, the Collateral Agent, any other Agent and their respective agents and counsel and all other amounts due to the Administrative Agent, the Collateral Agent or any other Agent under Sections 2.05 and 10.05 allowed in such judicial proceeding); and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Secured Party to make such payments to the applicable Agent, as applicable, and, in the event that such Agent shall consent to the making of such payments directly to the Lenders or the Secured Parties, as applicable, to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the applicable Agent and their respective agents and counsel, and any other amounts due to such Agent under Sections 2.05 and 10.05. To the extent that the payment of any such compensation, expenses, disbursements and advances of the applicable Agent and their respective agents and counsel, and any other amounts due to such under Sections 2.05 and 10.05 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders or the Secured Parties may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent or the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Secured Party, as applicable, any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Secured Party, as applicable, or to authorize the Administrative Agent or the Collateral Agent to vote in respect of the claim of any Lender or any Secured Party, as applicable, in any such proceeding.

ARTICLE X

Miscellaneous

SECTION 10.01. Notices; Electronic Communications. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or -email, as follows:

(a) if to Parent, to it at 3, avenue Octave Gréard, 75007 Paris, Attention of Legal Department (Fax No. + 33 1 40 76 14 35), with a copy to the Borrower at Alcatel-Lucent USA Inc., 600 Mountain Avenue, Murray Hill, New Jersey 07974, Attention of Jorge Gracia, Deputy General Counsel (Fax No. 908-582- 2920 ), email Jorge.gracia@alcatel-lucent.com;

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(b) if to the Borrower or any Subsidiary Guarantor, to it at c/o Alcatel-Lucent USA Inc., 600 Mountain Avenue, Murray Hill, New Jersey 07974, Attention of Jorge Gracia, Deputy General Counsel (Fax No. 908-582- 2920 ), email Jorge.gracia@alcatel-lucent.com, with a copy to Parent, 3, avenue Octave Gréard, 75007 Paris, Attention of Legal Department (Fax No. + 33 1 40 76 14 35);

(c) if to the Administrative Agent or the Collateral Agent, to Credit Suisse AG, Agency Manager, Eleven Madison Avenue, New York, NY 10010, Fax No. 212-322-2291; e-mail: agency.loanops@credit-suisse.com; and

(d) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Assumption or the Incremental Loan Assumption Agreement pursuant to which such Lender shall have become a party hereto.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in the immediately following paragraph, shall be effective as provided in said paragraph.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notices may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Administrative Agent and its Related Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by Administrative Agent or any of its Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to any Loan Party, any Lender or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section 10.01(c), including through the Platform.

Each Loan Party hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, the “Loan Party Materials”) by posting the Loan Party Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive Material Non-Public Information (each, a “Public Lender”)). Each Loan Party hereby agrees that (i) all Loan Party Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Loan Party Materials “PUBLIC,” each Loan Party shall be deemed to have authorized each Agent and the Lenders to treat such Loan Party Materials as not containing any Material Non-Public Information for purposes of United States federal and state securities laws (provided, however, that to the extent such Loan Party Materials constitute Information, they shall be treated as set forth in Section 10.16), (iii) all Loan Party Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (iv) the Administrative Agent shall be entitled to treat any Loan Party Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Loan Party Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly and in writing that any such document contains Material Non-Public Information: (A) the Loan Documents, (B) administrative materials prepared by the Agents for Lenders, (C) notification of changes in the terms of the Credit Agreement Facilities and (D) all financial statements and certificates furnished pursuant to Section 5.04(a)(i), (a)(ii) and (a)(iii).

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain Material Non-Public Information for purposes of United States Federal or state securities laws.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of any Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 10.02. Survival of Agreement. All covenants, agreements, representations and warranties made by or on behalf of the Loan Parties and their respective Subsidiaries herein and in the other Loan Documents, and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document, shall be considered to have been relied upon by the Agents and the Lenders and shall survive the making of the Loans, regardless of any investigation made by the Agents and the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration or termination of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent or any Lender.

SECTION 10.03. Binding Effect. Subject to Section 4.01, this Agreement shall become effective when it shall have been executed by each Loan Party, the Administrative Agent and the Collateral Agent, and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

SECTION 10.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent and each Lender and any such attempted transfer or assignment shall be null and void, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with Section 10.04(b), (ii) by way of participation in accordance with Section 10.04(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.04(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement or the other Loan Documents, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, the Indemnitees and Participants to the extent provided in Section 10.04(f)) any legal or equitable right, remedy, obligation, liability or claim under or by reason of this Agreement or the other Loan Documents.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Credit Agreement Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section 10.04 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned and (B) in any case not described in Section 10.04(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1.0 million (or, in the case of Euro Term Loans, €1.0 million) or integral multiples thereof, unless the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment and/or Loans assigned;

(iii) (A) in the case of an assignment to a Disqualified Institution, the prior written consent of the Borrower; provided that no such consent under this clause (A) shall be required after the occurrence and during the continuation of an Event of Default under Section 8.01(b), (c), (g) or (h), or (B) in the case of any other assignment, the prior

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

written consent of the Borrower (such consent not to be unreasonably withheld or delayed); provided that no such consent under this clause (B) shall be required to an assignment (x) made to a then current Lender or an Affiliate or Approved Fund of a then current Lender, (y) after the occurrence and during the continuation of an Event of Default or (z) in connection with the primary syndication of the Credit Agreement Facilities; provided, further, that, in the case of clauses (A) and (B), such consent shall have been deemed to have been given if the Borrower has not responded within 10 Business Days of a request for such consent;

(iv) each assignment shall require the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed);

(v) the parties to each assignment shall either (A) execute and deliver to the Administrative Agent an Assignment and Assumption, or if required by Section 10.04(l), an Affiliated Lender Assignment and Assumption, via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, or if required by Section 10.04(l), an Affiliated Lender Assignment and Assumption, in the case of clauses (A) and (B), together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive or reduce such processing and recordation fee in the case of any assignment. The assignee, if it is not already a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain Material Non-Public Information) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and to the Borrower and the Administrative Agent all applicable tax forms required by Section 2.20(e);

(vi) no such assignment shall be made (A) to the Borrower, Parent or any of Parent’s Subsidiaries (other than, in the case of the Borrower or an Affiliated Lender only, pursuant to, and in accordance with Section 10.04(k) or 10.04(l), as applicable), or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B);

(vii) no such assignment shall be made to a natural Person;

(viii) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each other Lender hereunder (and interest accrued thereon) and the Borrower, and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and unused Commitments. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.04(e), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption or Affiliated Lender Assignment and Assumption, as applicable, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption or Affiliated Lender Assignment and Assumption, as applicable, covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(f).

(c) By executing and delivering an Assignment and Assumption or Affiliated Lender Assignment and Assumption, as applicable, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitments, and the outstanding balances of its Loans, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption or Affiliated Lender Assignment and Assumption, as applicable, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of any Loan Party or any Subsidiary or the performance or observance by any Loan Party or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Assumption or Affiliated Lender Assignment and Assumption, as applicable, (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.04 and such other documents and information as

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption or Affiliated Lender Assignment and Assumption, as applicable, (v) such assignee will independently and without reliance upon any, the assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents, (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto, and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption or Affiliated Lender Assignment and Assumption, as applicable, delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender (solely with respect to any entry relating to such Lender’s Loans and Commitments, and only at such office of the Administrative Agent), at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Assumption or Affiliated Lender Assignment and Assumption, as applicable, executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower to such assignment and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Assumption or Affiliated Lender Assignment and Assumption, as applicable, and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this clause (e).

(f) Any Lender may at any time, without the consent of, or notice to, the Borrower, any other Lender, the Collateral Agent or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agents and the Lenders shall continue to deal solely and directly with such

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.05(c) with respect to any payments made by such Lender to its Participant(s). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver decreasing any fees payable to such Participant or the amount of principal of or the rate at which interest is payable on the Loans in which such Participant has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such Participant has an interest, increasing or extending the Commitments in which such Participant has an interest or releasing Parent or all or substantially all of the Guarantors (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.02) or all or substantially all of the Collateral. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.16 and 2.20 (through the applicable Lender, and subject to the requirements and limitations set forth therein, including the requirements under Section 2.20(e) (it being understood that the documentation under Section 2.20(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.04; provided that such Participant (A) agrees to be subject to the provisions of Section 2.21 as if it were an assignee under Section 10.04(b) and (B) shall not be entitled to receive any greater payment under Sections 2.14, 2.16 or 2.20, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain at one or more of its offices a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other rights or obligations under the Loan Documents (each such register, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loans or other rights or obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations or, if different, under Section 871(h) or 881(c) of the Code. The entries in a Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Loan Parties furnished to such Lender by or on behalf of the Loan Parties; provided that, prior to

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

any such disclosure of Information or other information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 10.16.

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and that the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The Borrower agrees that each SPV shall be entitled to the benefits of Sections 2.14, 2.16 and 2.20 (subject to the requirements and limitations set forth therein, including the requirements under Section 2.20(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.04(b); provided that such SPV (A) agrees to be subject to the provisions of Section 2.21 as if it were an assignee under Section 10.04(b) and (B) neither the grant to any SPV nor the exercise by any SPV of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under Debtor Relief Law. In addition, notwithstanding anything to the contrary contained in this Section 10.04, any SPV may (1) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (2) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(j) None of the Loan Parties shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Collateral Agent and each Lender, and any attempted assignment without such consent shall be null and void.

(k) Notwithstanding anything to the contrary contained in this Section 10.04 or any other provision of this Agreement, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Commitment or Loans owing to it to Borrower on a non-pro rata basis (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments), subject to the following limitations:

(i) the Borrower may conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Loans, provided that, (A) notice of the Auction shall be made to all Lenders and (B) the Auction shall be conducted pursuant to such procedures as the Auction Manager may establish which are consistent with this Section 10.04(k) and the Auction procedures set forth on Exhibit J and are otherwise reasonably acceptable to the Borrower, the Auction Manager and the Administrative Agent;

(ii) with respect to all repurchases made by the Borrower pursuant to this Section 10.04(k), (A) the Borrower shall deliver to the Auction Manager a certificate of a Responsible Officer stating that (x) no Default or Event of Default has occurred and is continuing or would result from such repurchase and (y) as of the launch date of the related Auction and the effective date of any Affiliated Lender Assignment and Assumption, the Borrower (through its directors or officers) may be aware of Material Non-Public Information that (1) that has not been disclosed to the Auction Manager, the Administrative Agent and the non-Public Lenders prior to such date or (2) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign Loans to the Borrower, and (B) the assigning Lender and the Borrower shall execute and deliver to the Auction Manager an Affiliated Lender Assignment and Assumption;

(iii) the Borrower and its Affiliates (A) do not receive information provided solely to Lenders by any Agent or any Lender, and (B) are not be permitted to attend or participate in meetings attended solely by the Lenders and/or the Agents;

(iv) the aggregate principal amount of Loans purchased by assignment pursuant to this Section 10.04(k) or pursuant to Section 10.04(l) and held at any one time by the Borrower or Affiliated Lenders, as applicable, may not exceed 25% of the outstanding principal amount of all Loans; and

(v) following repurchase by the Borrower pursuant to this Section 10.04(k), the Loans so repurchased shall, without further action by any Person, be automatically

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

and irrevocably cancelled and retired for no consideration and no longer outstanding (and may not be participated in, resold, assigned or otherwise disposed of and shall be incapable of being participated in, resold, assigned or otherwise disposed of), including, without limitation, for all purposes of this Agreement and all other Loan Documents (including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (C) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document), and any related cancellation of indebtedness income shall be disregarded for purposes of calculating Consolidated EBITDA, Consolidated Net Income and all other financial definitions in the Loan Documents. In connection with any Loans repurchased and cancelled pursuant to this Section 10.04(k), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

(l) Notwithstanding anything to the contrary contained in this Section 10.04 or any other provision of this Agreement, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, each Lender shall have the right at any time to sell, assign or transfer all or a portion of its Commitment or Loans owing to it (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments) to any Affiliated Lender on a non pro rata basis through (A) Auctions (provided that (x) notice of the Auction shall be made to all Lenders and (y) the Auction shall be conducted pursuant to such procedures as the Auction Manager may establish which are consistent with the Auction procedures set forth on Exhibit J and are otherwise reasonably acceptable to the Borrower, the Auction Manager and the Administrative Agent) or (B) open market purchases, in each case subject to the following additional limitations:

(i) such Affiliated Lender shall deliver to the Auction Manager or the Administrative Agent, as applicable, a certificate of a Responsible Officer stating that (A) no Default or Event of Default has occurred and is continuing or would result from such repurchase and (B) (x) in the case of an open market purchase, as of the date of any such purchase and the effective date of any Affiliated Lender Assignment and Assumption, or (y) in the case of an Auction, as of the launch date of the related Auction and the effective date of any Affiliated Lender Assignment and Assumption, such Affiliated Lender (through its directors or officers) may be aware of Material Non-Public Information that (1) has not been disclosed to the Auction Manager, the Administrative Agent and the non-Public Lenders prior to such date or (2) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign Loans to such Affiliated Lender;

(ii) such Affiliated Lender (A) does not receive information provided solely to Lenders by any Agent or any Lender, and (B) is not be permitted to attend or participate in meetings attended solely by the Lenders and/or the Agents;

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(iii) the aggregate principal amount of Loans purchased by assignment pursuant to this Section 10.04(l) or pursuant to Section 10.04(k) and held at any one time by Affiliated Lenders or the Borrower, as applicable, may not exceed 25% of the outstanding principal amount of all Loans;

(iv) following repurchase by such Affiliated Lender pursuant to this Section 10.04(l), the Loans so repurchased shall, without further action by any Person, (A) be automatically and irrevocably cancelled and retired and no longer outstanding (and may not be participated in, resold, assigned or otherwise disposed of and shall be incapable of being participated in, resold, assigned or otherwise disposed of), including, without limitation, for all purposes of this Agreement and all other Loan Documents (including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (C) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document), and any related cancellation of Indebtedness income shall be disregarded for purposes of calculating Consolidated EBITDA, Consolidated Net Income and all other financial definitions in the Loan Documents. In connection with any Loans repurchased and cancelled pursuant to this Section 10.04(l), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation; and

(v) the assigning Lender and the Affiliated Lender purchasing such Lender’s Loans shall execute and deliver to the Auction Manager or the Administrative Agent, as applicable, an Affiliated Lender Assignment and Assumption.

SECTION 10.05. Expenses; Indemnity. (a) Parent and the Borrower agree, jointly and severally, to pay promptly (a) all the reasonable and documented out-of-pocket costs and expenses of the Agents incurred in connection with the negotiation, preparation, execution, delivery and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto, (b) all the costs of furnishing all opinions by counsel for the Loan Parties (and, if applicable, counsel to the Agents), (c) the reasonable and documented fees, expenses and disbursements of one firm of counsel to the Agents in connection with the negotiation, preparation, execution, delivery and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and one special counsel for the Agents (and, in the case of an actual or perceived conflict of interest, where the Person or Persons affected by such conflict inform the Borrower of such conflict and thereafter retains its own counsel, one additional firm of counsel (and, if necessary, one additional firm of local counsel and special counsel) for each such affected person), (d) all the actual costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, including filing and recording fees, expenses, search fees, title insurance premiums and reasonable and documented fees, expenses and disbursements of one firm of counsel to the Agents and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

special counsel acting in multiple jurisdictions) and one special counsel for the Agents (and, in the case of an actual or perceived conflict of interest, one additional firm of counsel (and, if necessary, one additional firm of local counsel and special counsel) for each such affected person), and the reasonable and documented fees, expenses and disbursements of counsel providing any opinions that any Agent or the Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Security Documents, (e) all the reasonable and documented out-of-pocket fees, expenses and disbursements of any auditors, accountants, experts, consultants, appraisers and other professional advisors, (f) all the reasonable and documented out-of-pocket costs and reasonable expenses (including the actual and reasonable fees, expenses and disbursements of any appraisers, experts, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral, (g) all other reasonable and documented out-of-pocket costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Loan Documents and any consents, amendments, waivers or other modifications thereto, and (h) after the occurrence of an Event of Default, all reasonable and documented out-of-pocket costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent and the Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

(b) In addition to the payment of expenses pursuant to Section 10.05(a), whether or not the transactions contemplated hereby shall be consummated, the Loan Parties agree, jointly and severally, to indemnify each Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all Indemnified Liabilities; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its controlled Affiliates or controlling Persons or any of the officers, directors, employees or members of any of the foregoing, in each case who are involved in or aware of the Transactions, or (ii) arise from disputes solely among Indemnitees (other than any Indemnitee acting in its capacity as an Agent or similar role) that do not involve an act or omission by any of the Loan Parties or any of their respective Affiliates. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.05 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Loan Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(c) To the extent that the Loan Parties fail to pay any amount required to be paid by them to the Administrative Agent or the Collateral Agent, under Sections 10.05(a) and 10.05(b), within thirty days after demand therefor, each Lender severally agrees to pay to the

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Administrative Agent or the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused Commitments at the time (in each case, determined as if no Lender were a Defaulting Lender).

(d) To the extent permitted by applicable law, no party hereto nor their respective Subsidiaries shall assert, and each hereby waives, any claim against any party hereto, on any theory of liability, for special, indirect, exemplary, consequential or punitive damages (as opposed to direct or actual damages) whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, or as a result of, or in any way related to, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions or the other transactions contemplated hereby or thereby, any Loan or the use or intended use of the proceeds thereof, or any act or omission or event occurring in connection therewith, and each party hereto hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the Transactions or the transactions contemplated hereby or thereby except to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee.

(e) The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration or termination of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section 10.05 shall be payable on written demand therefor.

SECTION 10.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Secured Party who is owed Obligations is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Secured Party to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Notwithstanding anything to the contrary contained herein, no Lender or its Affiliates shall have a right to set off and apply any deposits held or other Indebtedness owing by such Lender or its Affiliates, as the case may be, to or for the credit or the account of any Subsidiary of the Borrower that is a CFC (other than Stratus World Trade Corporation). The rights of each Secured Party under this Section 10.06 are in addition to other rights and remedies (including other rights of setoff) that such Secured Party may have. Each Secured Party agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.07. Applicable Law. EXCEPT AS AND TO THE EXTENT OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION, WHETHER SOUNDING IN CONTRACT LAW OR TORT LAW OR OTHERWISE, BASED UPON, ARISING OUT OF OR RELATING TO THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

SECTION 10.08. Waivers; Amendment. (a) No failure or delay of any Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Loan Party in any case shall entitle such Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement, the other Loan Documents (other than the Fee Letter, which may be amended, waived or modified only in accordance with the terms thereof) nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall:

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender directly adversely affected thereby;

(ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender;

(iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 10.04(j) or the provisions of this Section 10.08(b), without the prior written consent of each Lender;

(iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class disproportionately from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class;

(v) modify the protections afforded to an SPV pursuant to the provisions of Section 10.04(i) without the written consent of such SPV;

(vi) except as otherwise permitted under the terms of this Agreement, release Parent or all or substantially all of the Guarantors from their Guaranty hereunder or all or substantially all of the Collateral (except as expressly provided in the Loan Documents and except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Required Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Loan Documents (in which case only the consent of the Requisite Lenders will be needed for such release)), without the prior written consent of each Lender;

(vii) amend Section 10.04 to impose additional restrictions on Lender’s ability to assign;

(viii) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments on the date hereof);

(ix) amend, modify or waive this Agreement or any Security Document so as to alter the ratable treatment of Obligations arising under the Loan Documents and Obligations arising under Secured Hedging Agreement or the definition of “Lender Counterparty,” “Hedging Obligations,” “Obligations,” “Secured Hedging Agreements” or “Secured Obligations” (as defined in any applicable Security Document) in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty; provided that this clause (ix) shall be subject to Section 2.23; or

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(x) amend, modify, terminate or waive any provision of the Loan Documents as the same applies to any Agent, or any other provision thereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(c) Notwithstanding anything to the contrary contained herein, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any other Loan Document (other than the Fee Letter) to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by the Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

SECTION 10.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate, firstly, by reducing the amount of interest required to be paid in respect of such Loan pursuant to Section 2.06, Section 2.07 or Section 2.08, as applicable, and secondly, by reducing all other Charges required to be paid in respect of such Loan which would constitute “interest” under applicable law. To the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.10. Entire Agreement. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

SECTION 10.11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.11 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS AND OTHER CREDIT EXTENSIONS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT

SECTION 10.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10.03. Delivery of an executed signature page to this Agreement by facsimile transmission or in electronic (e.g., “pdf” or “tif”) format shall be as effective as delivery of a manually signed counterpart of this Agreement. The words “execution,” “signed,”

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“signature,” and words of like import in any Loan Documents, Assignment and Assumption or Affiliated Lender Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 10.15. Jurisdiction; Consent to Service of Process. Except as otherwise expressly provided in any Security Document with respect to such Security Document only:

(a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America, in each case, sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or any of the Obligations, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or any of the Obligations, against any Loan Party or their respective properties or assets in the courts of any Covered Jurisdiction.

(b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or any of the Obligations, in any New York State or Federal court (other than with respect to actions by any Agent in respect of rights under any Security Document governed by laws other than the laws of the State of New York or with respect to any Collateral subject thereto). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party hereto agrees that (i) service of all process in any such action or proceeding in any such court may be made by registered or certified mail, return receipt requested, to the applicable Person at its address provided in accordance with Section 10.01, (ii) agrees that service as provided in the foregoing clause (i) is sufficient to confer personal

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

jurisdiction over the applicable Person in any such action or proceeding in any such court, and otherwise constitutes effective and binding service in every respect and (iii) agrees that the parties hereto retain the right to serve process in any other manner permitted by law or to bring proceedings against any Loan Party in the courts of any other jurisdiction in connection with the exercise of any rights under any Security Document or the enforcement of any rights under any judgment.

(d) Each Foreign Loan Party hereby irrevocably and irreversibly appoints Alcatel Lucent-USA Inc., with an office at 600 Mountain Avenue, Murray Hill, New Jersey 07974, as its agent for service of process with broad powers to receive, on such Guarantor’s behalf and in its name, summons, notices, citations and any other form of communication whatsoever in connection or within the context of any lawsuit, arbitration proceeding, dispute or any other type of proceeding conducted before NY courts involving the Guarantor and arising in connection with, resulting from or in any way related to any Loan Document. The agent for service of process shall also have powers to sign forms, certificates, notices, documents, receipts and requirements on behalf of such Guarantor, and, so, perform any and all acts necessary for the good and faithful fulfillment of the powers granted hereby. For the avoidance of doubt, any summon, notice, citation or any other form of communication whatsoever served to the agent for service of process, on behalf of the Guarantor, shall be deemed as having been served to the Guarantor itself for all legal purposes. Guarantor shall not revoke any of the powers granted to the agent for service of process to act as its attorney-in-fact, which shall remain in full force and effect at least until the later of (i) termination of this Agreement; or (ii) the final settlement of the last lawsuit, arbitration proceeding, dispute or any other type of proceeding which could arise in connection with, result from or in any way relate to any Loan Document.

SECTION 10.16. Confidentiality. Each Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), it being understood and agreed by the Loan Parties that, in any event, the Administrative Agent may disclose the Information to the Lenders, and each Agent and each Lender may make disclosures of the Information (a) to its and its Affiliates’ officers, directors, partners, members, employees and agents, including accountants, legal counsel, numbering, administration and settlement service providers and other experts and advisors, on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Person agrees to inform the Borrower promptly thereof, and reasonably cooperate with Borrower, at Borrower’s expense, in seeking a protective order or other confidential treatment for the applicable Information, to the extent not prohibited by law), (c) upon the request or demand of any regulatory or quasi-regulatory authority (including the National Association of Insurance Commissioners) purporting to have jurisdiction over such Person or any of its Affiliates (in which case such Person agrees to inform the Borrower promptly thereof if permitted by law), (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same or no less restrictive than those of this Section 10.16, to (i) any actual or prospective assignee, transferee or participant in connection with the contemplated

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

assignment, transfer or participation of any Loans or Commitments or (ii) any actual or prospective direct or indirect contractual counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party or any Subsidiary or any of their respective obligations, (f) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from any Agent or any Lender, (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (h) with the consent of the Borrower, (i) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.16 or (j) for purposes of establishing a “due diligence” defense. For the purposes of this Section 10.16, “Information” shall mean all information received from any Loan Party and related to a Loan Party or its business, other than any such information that was available to any Agent or any Lender other than as a result of a breach of this Section 10.16; provided that, in the case of Information received from any Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

SECTION 10.17. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent.

SECTION 10.18. Patriot Act Notice. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party and each other Person providing security for the Obligations that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party and each such other Person, which information includes the name and address of each Loan Party and each such other Person and other information that will allow such Lender or Agent, as applicable, to identify each Loan Party and each such other Person in accordance with the Patriot Act.

SECTION 10.19. No Fiduciary Duty. The Agents, the Lenders and their respective Affiliates (collectively, the “Lender Parties”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other. The Loan Parties acknowledge and agree that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Loan Parties, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender Party has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (ii) each Lender Party is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with the transactions contemplated by the Loan Documents or the process leading thereto.

SECTION 10.20. Collateral Agent as Creditor – Parallel Debt. (a) Each of the Secured Parties agrees, and Parent and each other Loan Party (provided that for the purposes of this Section 10.20, “Loan Party” shall also include Stratus World Trade Corporation) acknowledges by way of an abstract acknowledgement of debt (the “Acknowledgement of Parallel Debt”), that each and every Obligation of any such Loan Party (and any of its successors pursuant to this Agreement) under this Agreement, the other Loan Documents and the Secured Hedging Agreements shall also be owing in full to the Collateral Agent (and each of the latter’s successors under this Agreement), and that accordingly the Collateral Agent will have its own separate and independent claim to receive payment and its own independent right to demand performance by such Loan Party of those obligations. The payment undertaking of each Loan Party to the Collateral Agent under its Acknowledgement of Parallel Debt is irrevocable and unconditional. The Collateral Agent undertakes towards the relevant Loan Party that in case of any discharge of any such Obligation owing to an Agent or a Secured Party, it will, to the same extent, not make a claim against that Loan Party under the Acknowledgement of Parallel Debt at any time. For the avoidance of doubt, the relevant Loan Party shall have all defenses against claims of the Collateral Agent hereunder as it has against the primary obligation. The obligations under the Acknowledgement of Parallel Debt will be payable in the currency or currencies of each primary obligation and shall be due and payable at the same time as the primary obligation. An Event of Default in respect of the primary obligation shall constitute a default (verzuim) within the meaning of section 3:248 of the Dutch Civil Code with respect to the obligations under the Acknowledgement of Parallel Debt without any notice being required. Where and to the extent the obligations of a Loan Party under the Acknowledgement of Parallel Debt have been irrevocably paid or discharged, the corresponding obligations of that Loan Party to any Secured Party under any Loan Document or any Secured Hedging Agreement shall be decreased to the same extent and where the obligations of a Loan Party under the Loan Documents or Secured Hedging Agreements have been irrevocably paid or discharged, the corresponding obligations of a Loan Party under the Acknowledgement of Parallel Debt shall be irrevocably decreased or discharged to the same extent.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(b) Without limiting or affecting the Collateral Agent’s rights against any Loan Party (whether hereunder or under any other provision of the Loan Documents or the Secured Hedging Agreements), the Agent agrees with each other Secured Party (on a several and divided basis) that, subject as set out in the next sentence, it will not exercise its rights under the Acknowledgement of Parallel Debt in relation to a Secured Party except with the consent of the relevant Secured Party. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Collateral Agent’s right to act in the protection or preservation of rights under or to enforce any Security Document as contemplated by this Agreement, the relevant Security Document, any other Loan Document (or to do any act reasonably incidental to the foregoing) or any Secured Hedging Agreement. Each Lender and each Agent (for itself and not on behalf of any Lender or any other Secured Party) hereby notifies each Loan Party and each other Person providing security for the Obligations that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party and each such other Person, which information includes the name and address of each Loan Party and each such other Person and other information that will allow such Lender or Agent, as applicable, to identify each Loan Party and each such other Person in accordance with the Patriot Act.

SECTION 10.21. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment in given. The obligation of any Loan Party in respect of such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from a Loan Party in the Agreement Currency, the Loan Parties jointly and severally agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the applicable Loan Party (or to any other Person who may be entitled thereto under applicable law).

SECTION 10.22. Limitations Act, 2002. Each of the parties hereto agree that any and all limitation periods provided for in the Limitations Act, 2002 (Ontario) shall be excluded from application to the Obligations and any undertaking, covenant, indemnity or other agreement of any Canadian Guarantor provided for in any Loan Document to which it is a party in respect thereof, in each case to fullest extent permitted by such Act.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

SECTION 10.23. Time. Time is of the essence in all respects hereof.

SECTION 10.24. Bankruptcy and Insolvency Act (Canada). Notwithstanding any other provision contained herein or in any other Loan Document, if a “secured creditor” (as that term is defined under the Bankruptcy and Insolvency Act (Canada)) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then each Canadian Guarantor’s Obligations, to the extent such Obligations are secured, only shall be several obligations and not joint or joint and several obligations.

SECTION 10.25. Power of Attorney (Netherlands). If any Loan Party formed, incorporated or organized under the laws of the Netherlands is represented by an attorney in connection with the signing and/or execution of this Agreement (including by way of accession to this Agreement) or any other agreement, deed or document referred to in or made pursuant to this Agreement, it is hereby expressly acknowledged and accepted by the other parties to this Agreement that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his or her authority shall be governed by the laws of the Netherlands.

[Signature Pages Follow]

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALCATEL-LUCENT USA INC., as Borrower

By:	/s/ Paul Tufano
Name:	Paul Tufano
Title:	Authorized Signatory

ALCATEL-LUCENT HOLDINGS INC., as Holdings and a Guarantor

By:	/s/ Paul Tufano
Name:	Paul Tufano
Title:	Authorized Signatory

ALCATEL LUCENT, as Parent and a Guarantor

By:	/s/ Paul Tufano
Name:	Paul Tufano
Title:	Chief Financial Officer

Credit and Guaranty Agreement

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

ALCATEL LUCENT PARTICIPATIONS, S.A., as a Guarantor

By:	/s/ Thomas Geary
Name:	Thomas Geary
Title:	Chairman and CEO

[SUBSIDIARY GUARANTORS], as a Guarantor

By:	/s/ Paul Tufano
Name:	Paul Tufano
Title:	Authorized Signatory

Credit and Guaranty Agreement

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent, Collateral Agent and a Lender

By:	/s/ Robert Hetu
Name:	Robert Hetu
Title:	Managing Director

By:	/s/ Alex Verdone
Name:	Alex Verdone
Title:	Associate

Credit and Guaranty Agreement

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

GOLDMAN SACHS BANK USA, as Syndication Agent

By:	/s/ Robert Ehudin
Name:	Robert Ehudin
Title:	Authorized Signatory

Credit and Guaranty Agreement

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

M-5

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Schedule 1.01(a)

Existing Indebtedness

Alcatel-Lucent Shanghai Bell Co, Ltd (ASB)

1.	ASB’s 3.5% Commission Loan Facility of $130M, dated March 12, 2012, by and between ASB and *CONFIDENTIAL*, due March 12, 2013.

Alcatel Lucent (the “Parent”)

2.	Approximately 507 million Euro of Indebtedness incurred in connection with the Parent’s 8.50% Senior Notes due 2016, issued pursuant to the Indenture, dated as of December 2, 2010, by and between the Parent and Citibank, N.A., as trustee.

3.	Approximately 927 million Euro of Indebtedness incurred in connection with the Parent’s 5.00% Bonds convertible into and/or exchangeable for new or existing Alcatel Lucent shares (Obligations à option de conversion et/ou d’échange en actions nouvelles ou existantes) due on January 1, 2015, issued pursuant to the International Offering Memorandum, dated as of September 2, 2009, by and among the Parent and CALYON, Crédit Suisse, HSBC, Morgan Stanley, Société Générale Corporate & Investment Banking, as Joint Lead Managers and Joint Bookrunners.

4.	Approximately 503 million Euro of Indebtedness incurred in connection with the Parent’s 6.375% Notes due April 2014, issued pursuant to the Fiscal Agency Agreement, dated as of April 5, 2004, by and among the Parent, BNP Paribas Securities Services, as fiscal agent and principal paying agent, and the Paying Agents named therein.

5.	Approximately 86 million Euro of Indebtedness incurred in connection with the Parent’s Crédit d’Impôt Recherche receivable (state tax refund) Discounting Agreement without Recourse (Convention de cession de créance professionnelles sans recours à titre d’escompte), dated June 28, 2011, by and between the Parent and *CONFIDENTIAL* for an amount of €90,7M, due on May 31, 2014.

6.	Approximately 80 million Euro of Indebtedness incurred in connection with the Parent’s Crédit d’Impôt Recherche receivable (state tax refund) Discounting Agreement without Recourse (Convention de cession de créance professionnelles sans recours à titre d’escompte), dated June 26, 2012, by and between the Parent and *CONFIDENTIAL* for an amount of € 86,0M, due on June 1, 2015.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Alcatel-Lucent USA Inc. (the “Borrower”)

7.	Approximately 215 million Euro of Indebtedness incurred in connection with the Borrower’s 6.50% Debentures due 2028, issued pursuant to the Indenture, dated as of April 1, 1996, between the Borrower (formerly known as Lucent Technologies Inc.) and The Bank of New York, as trustee.

8.	Approximately 961 million Euro of Indebtedness incurred in connection with the Borrower’s 6.45% Debentures due 2029, issued pursuant to the Indenture, dated as of April 1, 1996, between the Borrower (formerly known as Lucent Technologies Inc.) and The Bank of New York, as trustee.

9.	Approximately 658 million Euro of Indebtedness incurred in connection with the Borrower’s 7.75% Convertible Subordinated Debentures due 2017, issued pursuant to the Indenture, dated as of March 19, 2002, between the Borrower (formerly known as Lucent Technologies Inc.) and The Bank of New York, as trustee.

10.	Approximately 570 million Euro of Indebtedness incurred in connection with the Borrower’s 2 3/4% Series A Convertible Senior Debentures due 2023, issued pursuant to the Indenture, dated as of June 4, 2003, between the Borrower (formerly known as Lucent Technologies Inc.) and The Bank of New York, as trustee.

11.	Approximately 51 million Euro of Indebtedness incurred in connection with the Borrower’s 2 3/4% Series B Convertible Senior Debentures due 2025, issued pursuant to the Indenture, dated as of June 4, 2003, between the Borrower and The Bank of New York, as trustee.

12.	The Borrower’s Lease Agreement issued pursuant to the Lease Agreement, dated January 20, 2012 by and between the Borrower and *CONFIDENTIAL* entered into subject to the terms and conditions of the Master Lease Agreement, dated August 1, 2011 by and between Alcatel-Lucent International and *CONFIDENTIAL*.

13.	Alcatel-Lucent Canada Inc.’s Lease Agreement issued pursuant to the Lease Agreement, dated January 9, 2012, by and between Alcatel-Lucent Canada Inc. and *CONFIDENTIAL* entered into subject to the terms and conditions of the Master Lease Agreement, dated August 1, 2011, by and between Alcatel-Lucent International and *CONFIDENTIAL*.

14.	Approximately 13 million Euro of Indebtedness incurred in connection with the Standby Letter of Credit and Reimbursement Agreement, dated as of March 28, 2007, by and between the Borrower (formerly known as Lucent Technologies Inc.) and *CONFIDENTIAL*.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

15.	Approximately 14 million Euro of Indebtedness incurred in connection with the Continuing Agreement for Standby Letters of Credit, dated as of March 28, 2007, by and between *CONFIDENTIAL* and the Borrower (formerly known as Lucent Technologies Inc.).

16.	Approximately 17 million Euro of Indebtedness incurred in connection with the Continuing Agreement for Commercial and Standby Letters of Credit, dated as of March 28, 2007, by and among the Borrower (formerly known as Lucent Technologies Inc.), Holdings (formerly known as Alcatel USA, Inc.) and *CONFIDENTIAL*.

17.	Approximately 9 million Euro of Indebtedness incurred in connection with the Reimbursement Agreement for Standby Letters of Credits, dated as of September 6, 2012, by and between the Borrower and *CONFIDENTIAL*, acting through its New York Branch.

18.	Supplemental Terms Agreement, dated as of March 28, 2007, by and between the Borrower (formerly known as Lucent Technologies Inc.) and *CONFIDENTIAL*, acting through its New York Branch.

Alcatel-Lucent International (“ALU-I”)

19.	Approximately 7 million Euro of Indebtedness incurred in connection with ALU-I’s Master Managed Services Agreement, dated October 20, 2009, by and between *CONFIDENTIAL*, acting on behalf of itself to facilitate the provision of services, by *CONFIDENTIAL* and Alcatel-Lucent International, to facilitate the anticipated purchase of services (including provision of equipment leases), by ALU-I and Alcatel Lucent Affiliates.

20.	ALU-I’s Lease Agreement issued pursuant to the Master Lease Agreement, dated August 1st, 2011 by and between ALU-I and *CONFIDENTIAL*.

Alcatel-Lucent Teletas Telekomunikasyon A.S. (“Teletas”)

21.	Approximately 6 million Euro of Indebtedness incurred in connection with the Loan Agreement for purpose of Working Capital Financing dated as of December 28, 2012, by and between *CONFIDENTIAL* and Teletas.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

22.	Approximately 5 million Euro of Indebtedness incurred in connection with the Working Capital Credit as of December 27, 2012, under General Credit Agreement by and between *CONFIDENTIAL* and Teletas.

23.	Approximately 7 million Euro of Indebtedness incurred in connection with the Loan Agreement for purpose of Working Capital Financing dated as of December 28, 2012, by and between *CONFIDENTIAL* and Teletas.

24.	Credit for purpose of tax payment as of December 28, 2012 under General Credit Agreement by and between *CONFIDENTIAL* and Teletas.

25.	Credit for purpose of Social Security Institution payment under General Credit Agreement by and between *CONFIDENTIAL* and Teletas.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Schedule 1.01(e)

Closing Date Investments

Investing entity	Beneficiary of investment	Purpose of investment	Amount
Alcatel-Lucent Austria	*CONFIDENTIAL*	Equity investment for a project finance	€ 3.33 Million
Alcatel-Lucent France	*CONFIDENTIAL*	Equity investment for a project finance	€ 1.90 million
Alcatel-Lucent Participations	*CONFIDENTIAL*	Equity in a technology company	€ 3.15 million
Alcatel-Lucent Participations	*CONFIDENTIAL*	Equity in a technology company	€ 2.4 million
Alcatel-Lucent USA Inc.	*CONFIDENTIAL*	Promissory Note to be received for a real estate sale (Holmdel)	$ 20 million

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Schedule 1.01(b)

Subsidiary Guarantors

1.	Alcatel-Lucent Canada Inc. (Canada)

2.	Alcatel-Lucent Participations (France)

3.	Alcatel-Lucent UK Limited (England & Wales)

4.	Alcatel-Lucent Telecom Limited (England & Wales)

5.	ALU-Servicos em Telecomunicacoes S.A. (Brazil)

6.	Alcatel-Lucent Brasil S.A. (Brazil)

7.	Alcatel Equipamentos Ltda (Brazil)

8.	Alcatel-Lucent N.V. (Netherlands)

9.	Alcatel-Lucent Services International B.V. (Netherlands)

10.	Alcatel Lucent Technologies B.V. (Netherlands)

11.	Alcatel-Lucent Managed Solutions LLC

12.	Lucent Venture Partners Inc.

13.	Alcatel-Lucent International Holdings Inc.

14.	Alcatel-Lucent OAP LLC

15.	AG Communication Systems Corporation

16.	Lucent Technologies GRL LLC

17.	Western Electric Company, Incorporated

18.	Bell Laboratories, Inc.

19.	Nassau Metals Corporation

20.	Alcatel-Lucent Eastern Ventures Holdings Inc.

21.	Alcatel-Lucent World Services Inc.

22.	Alcatel-Lucent Americas Holdings Inc.

23.	Alcatel-Lucent Thailand Holdings Inc.

24.	Alcatel-Lucent Management Services Inc.

25.	Alcatel-Lucent Eurasia Holdings Inc.

26.	Ascend Communications, Inc.

27.	Western Electric International, Incorporated

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Schedule 1.01(c)

Mandatory Costs

1.	The Mandatory Cost is an addition to the interest rate to compensate Euro Term Loan Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Euro Term Loan Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Euro Term Loan Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Euro Term Loan Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Euro Term Loan Lender lending from a Facility Office in a Participating Member State will be the percentage notified in writing by such Euro Term Loan Lender to the Administrative Agent. This percentage will be certified by such Euro Term Loan Lender in its written notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Euro Term Loan Lender’s participation in all Euro Term Loans made from such Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from such Facility Office.

4.	The Additional Cost Rate for any Euro Term Loan Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

A x 0.01	per cent. per annum.
300

Where A above is designed to compensate Euro Term Loan Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(a)	“Fees Rules” shall mean the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

(b)	“Fee Tariffs” shall mean the fee tariffs specified in the Fees Rules under Column 1 of the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate).

(c)	“Facility Office” shall mean, in respect of a Euro Term Loan Lender, the office or offices notified by such Euro Term Loan Lender to the Administrative Agent in writing on or before the date it becomes a Euro Term Loan Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

(d)	“Participating Member State” shall mean any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

(e)	“Reference Banks” shall mean the principal London offices of Credit Suisse AG (or a nominated Affiliate thereof) and two other Euro Term Loan Lenders (or their Affiliates) selected by the Administrative Agent, in each case, with respect to a Facility Office located in a Participating Member State or such other banks as may be appointed by the Administrative Agent in consultation with the Borrower.

(f)	“Tariff Base” shall have the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.	Each Euro Term Loan Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Euro Term Loan Lender shall supply the following information on or prior to the date on which it becomes a Euro Term Loan Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Euro Term Loan Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

8.	The rates of charge of each Reference Bank for the purpose of A above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Euro Term Loan Lender notifies the Administrative Agent to the contrary, each Euro Term Loan Lender’s obligations in relation to cash ratio deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

9.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Euro Term Loan Lender and shall be entitled to assume that the information provided by any Euro Term Loan Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Euro Term Loan Lenders on the basis of the Additional Cost Rate for each Euro Term Loan Lender based on the information provided by each Euro Term Loan Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

11.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Euro Term Loan Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

12.	The Administrative Agent may from time to time, after consultation with the Borrower and the Euro Term Loan Lenders, determine and notify to all parties to this Agreement any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Schedule 1.01(d)

Closing Date Liens

1.	Liens on cash collateral supporting approximately $12,543,165 million in obligations in respect of that certain Continuing Agreement for Standby Letters of Credit, dated as of March 28, 2007, by and between Société Générale and Alcatel-Lucent USA Inc. (formerly known as Lucent Technologies Inc.).

2.	Liens granted by Alcatel-Lucent Holding GmbH to Deutsche Bank AG under their general business terms and conditions over Deposit No. 1183839 00 (deposit of shares in Alcatel-Lucent Deutschland AG).

3.	Liens granted in connection with approximately £16,600.00 in a rent deposit deed charge, dated as of November 24, 2000, over Alcatel IP Networks Limited in favor of TBF Thompson Estates Limited.

4.	Liens granted in connection with approximately £6,125.00 in a rent deposit deed charge, dated as of December 9, 2003, over Alcatel IP Networks Limited in favor of TBF Thompson Estates Limited.

5.	Liens granted in connection with approximately £7,175.00. in a rent deposit deed charge, dated as of December 9, 2003, over Alcatel IP Networks Limited in favor of TBF Thompson Estates Limited.

6.	Liens granted in connection with approximately £276,051.56 in a rent deposit deed charge, dated as of January 26, 2010, over Alcatel-Lucent Telecom Limited in favor of CPPF Jersey Nominee 3(A) and CPPF Jersey Nominee 3(B) Limited, secured by all monies due or to become due from the company to the charge under the terms of the instrument created or evidence the charge.

7.	Liens granted in connection with approximately £57,777.69 as the initial amount in a rent deposit deed charge, dated as of July 25, 2005, over Velocix Limited in favor of the Masters Fellows and Scholars Trinity College Cambridge.

8.	Liens granted in connection with approximately £10,827.63 in a rent deposit charge, dated as of June 6, 2006, over Velocix Limited in favor of the Masters Fellows and Scholars Trinity College Cambridge.

9.	Liens granted in connection with a debenture related charge, dated July 1, 2009, over Velocix Limited in favor of Kreos Capital III (Luxembourg) with the amount secured: fixed and floating charge over the undertaking and all property and assets present and future, include goodwill, book debts, uncalled capital, buildings, fixtures, fixed plant & machinery.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Debtor	Jurisdiction	Type of filing found	Secured Party	Collateral	Original File Date	File Number
Alcatel-Lucent USA Inc.(formerly known as Alcatel USA Resources, Inc.)	DE – SOS	UCC-1	Wells Fargo Equipment Finance, Inc.	Aircraft, automobile, and equipment pursuant to aircraft lease	10/21/2003	32755240
Alcatel-Lucent USA Inc. (formerly known as Lucent Technologies Inc.)	DE – SOS	UCC-1	Gelco Corporation DBA GE Fleet Services	Automobile	10/5/2004	42785493
Alcatel-Lucent USA Inc. (formerly known as Lucent Technologies Inc.)	DE – SOS	UCC-1	Sun Microsystems Global Financial Services, a business of Sun Microsystems, Inc.	Equipment	08/29/2008	2008 2953725
Alcatel-Lucent USA Inc. (formerly known as Lucent Technologies Inc.)	DE – SOS	UCC-1	Société Générale, New York Branch	Receivables	12/31/2008	2008 4334544
Alcatel-Lucent USA Inc.	DE – SOS	UCC-1	Société Générale, New York Branch	Receivables	3/31/2009	2009 1021390
Alcatel-Lucent USA Inc.	DE – SOS	UCC-1	BNP Paribas, acting through its New York Branch	Receivables	3/31/2009	2009 1024642
Alcatel-Lucent USA Inc.	DE – SOS	UCC-1	Société Générale, New York Branch	Receivables	6/30/2009	2009 2099171

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Debtor	Jurisdiction	Type of filing found	Secured Party	Collateral	Original File Date	File Number
Alcatel-Lucent USA Inc.	DE – SOS	UCC-1	Xerox Corporation	Equipment	9/22/2009	2009 3030852
Alcatel-Lucent USA Inc.	DE – SOS	UCC-1	Société Générale, New York Branch	Receivables	9/30/2009	2009 3132336
Alcatel-Lucent USA Inc.	DE – SOS	UCC-1	Xerox Corporation	Equipment	10/30/2009	2009 3498414
Alcatel-Lucent USA Inc.	DE – SOS	UCC-1	Xerox Corporation	Equipment	11/23/2009	2009 3754097
Alcatel-Lucent USA Inc.	DE – SOS	UCC-1	Société Générale, New York Branch	Receivables	12/31/2009	2009 4193253
Alcatel-Lucent USA Inc.	DE – SOS	UCC-1	Société Générale, New York Branch	Receivables	3/31/2010	2010 1107188
Alcatel-Lucent USA Inc.	DE – SOS	UCC-1	Société Générale, New York Branch	Receivables	6/30/2010	2010 2285629
Alcatel-Lucent USA Inc.	DE – SOS	UCC-1	Elektra Purchase No. 26 Limited	Receivables	10/4/2010	2010 3453192
Alcatel-Lucent USA Inc.	DE – SOS	UCC-1	Xerox Corporation	Equipment	11/23/2010	2010 4603662
Alcatel-Lucent USA Inc.	DE – SOS	UCC-1	Elektra Purchase No. 26 Limited	Receivables	12/30/2010	2010 4632703
Alcatel-Lucent USA Inc.	DE – SOS	UCC-1	Elektra Purchase No. 26 Limited	Receivables	3/30/2011	2011 1171274

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Debtor	Jurisdiction	Type of filing found	Secured Party	Collateral	Original File Date	File Number
Alcatel-Lucent USA Inc.	DE – SOS	UCC-1	Elektra Purchase No. 26 Limited	Receivables	6/29/2011	2011 2510025
Alcatel-Lucent USA Inc.	DE – SOS	UCC-1	Elektra Purchase No. 26 Limited	Receivables	9/30/2011	2011 3762906
Alcatel-Lucent USA Inc.	DE – SOS	UCC-1	ePlus Group, Inc.	Equipment	12/19/2011	2011 4865518
Alcatel-Lucent USA Inc.	DE – SOS	UCC-1	Elektra Purchase No. 26 Limited	Receivables	1/12/2012	2012 0158941
Alcatel-Lucent USA Inc.	DE – SOS	UCC-1	MB Financial Bank, N.A	Equipment	1/19/2012	2012 0238206
Alcatel-Lucent USA Inc.	DE – SOS	UCC-1	Elektra Purchase No. 26 Limited	Receivables	3/30/2012	2012 1232059
Alcatel-Lucent USA Inc.	DE – SOS	UCC-1	MB Financial Bank, N.A	Equipment	4/18/2012	2012 1486416
Alcatel-Lucent USA Inc.	DE – SOS	UCC-1	ePlus Group, Inc.	Equipment	4/18/2012	2012 1486465
Alcatel-Lucent USA Inc.	DE – SOS	UCC-1	Xerox Corporation	Equipment	5/31/2012	2012 2086728
Alcatel-Lucent USA Inc.	DE – SOS	UCC-1	Elektra Purchase No. 26 Limited	Receivables	7/2/2012	2012 2540948
Alcatel-Lucent USA Inc.	DE – SOS	UCC-1	ePlus Group, Inc.	Equipment	7/25/2012	2012 2857722

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Debtor	Jurisdiction	Type of filing found	Secured Party	Collateral	Original File Date	File Number
Alcatel-Lucent USA Inc.	DE – SOS	UCC-1	Prime Alliance Bank	Equipment	7/25/2012	2012 2857763
Alcatel-Lucent USA Inc.	DE – SOS	UCC-1	Prime Alliance Bank	Equipment	9/5/2012	2012 3423276
Alcatel-Lucent USA Inc.	DE – SOS	UCC-1	Elektra Purchase No. 26 Limited	Receivables	9/28/2012	2012 3756022
Alcatel-Lucent USA Inc.	DE – SOS	UCC-1	ePlus Group, Inc.	Equipment	10/09/2012	2012 3880848
Alcatel-Lucent USA Inc.	DE – SOS	UCC-1	ePlus Group, Inc.	Equipment	12/26/2012	2012 5033479
Alcatel-Lucent USA Inc.	DE – SOS	UCC-1	Elektra Purchase No. 26 Limited	Receivables	12/28/2012	2012 5080553
Alcatel-Lucent USA Inc. (formerly known as Alcatel USA Marketing, Inc.)	DE – SOS	UCC-1	BNP Paribas, acting through its New York Branch	Receivables	4/2/2007	2007 1225522
Alcatel-Lucent USA Inc. (formerly known as Alcatel USA Marketing, Inc.)	DE – SOS	UCC-1	Koch Financial Corporation	Equipment	12/10/2007	2007 4641378
Alcatel-Lucent USA Inc. (formerly known as Alcatel USA Sourcing, Inc.)	DE – SOS	UCC-1	Dell Financial Services L.L.C.	Equipment	9/10/2010	2010 3155615

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Debtor	Jurisdiction	Type of filing found	Secured Party	Collateral	Original File Date	File Number
Alcatel-Lucent USA Inc. (formerly known as Alcatel USA Sourcing, Inc.)	DE – SOS	UCC-1	Dell Financial Services L.L.C.	Equipment	12/27/2010	2010 4592022
Alcatel-Lucent USA Inc. (formerly known as Lucent Technologies Inc.)	DE – SOS	UCC-1	General Electric Capital Corporation	Equipment	7/24/2002	21826803
Alcatel-Lucent USA Inc. (formerly known as Lucent Technologies Inc.)	DE – SOS	UCC-1	CCA Financial LLC and Wachovia Bank	Equipment	8/10/2004	42236489
Alcatel-Lucent USA Inc. (formerly known as Lucent Technologies Inc.)	DE – SOS	UCC-1	IBM Credit LLC and MB Financial Bank, N.A	Equipment	3/10/2005	50770280
Alcatel-Lucent USA Inc. (formerly known as Lucent Technologies Inc.)	DE – SOS	UCC-1	BNP Paribas, New York Branch	Receivables	4/2/2007	2007 1225514
Alcatel-Lucent USA Inc. (formerly known as Lucent Technologies Inc.)	DE – SOS	UCC-1	General Electric Capital Corporation	Equipment	8/29/2008	2008 2953725

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Debtor	Jurisdiction	Type of filing found	Secured Party	Collateral	Original File Date	File Number
Alcatel-Lucent USA Inc. (formerly known as Lucent Technologies Inc.)	DE – SOS	UCC-1	Société Générale, New York Branch	Receivables	9/30/2008	2008 3314075
Alcatel-Lucent USA Inc. (formerly known as Motive, Inc.)	DE – SOS	UCC-1	Dell Financial Services L.L.C.	Equipment	9/8/2008	2008 3033444
Alcatel-Lucent USA Inc. (formerly known as Reachview Technologies LLC)	DE – SOS	UCC-1	Dell Financial Services L.L.C.	Equipment	12/4/2008	2008 84027585

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Jurisdiction	Debtor	Secured Party	Judgments, Suits, Tax Liens	Date Filed	File No.	Description
New Jersey - Superior Court	Alcatel-Lucent USA Inc. (formerly known as Alcatel USA Marketing, Inc.)	State of New Jersey Division of Taxation	State tax lien as of 12/2/2010	12/2/2010	DJ30741610	Unpaid New Jersey taxes: $215,875.41
New Jersey - Superior Court	Alcatel-Lucent USA Inc. (formerly known as Lucent Technologies Inc.)	State of New Jersey Division of Employer Accounts	State tax lien as of 5/9/2012	5/9/2012	DJ09740512	Unpaid New Jersey taxes: $45,035.34
New Jersey - Superior Court	Bell Laboratories, Inc.	State of New Jersey Division of Taxation	State tax lien as of 3/10/2011	3/10/2011	DJ07652711	Unpaid New Jersey taxes: $3,718.10
California - Los Angles Count Superior Court	Alcatel-Lucent USA Inc. (formerly known as Lucent Technologies Inc.)	Jossef Mouallem	Verdict entered 2/9/2005	2/3/2003	LC063824	Judgment entered on Special Verdict for the Plaintiff
New Jersey -Superior Court	Alcatel-Lucent USA Inc. (formerly known as Lucent Technologies Inc.)	Metro Courier	Judgment entered 10/20/2003	7/31/2003	DJ25204803	Judgment for: $10,829.43
Ohio - Court of Common Pleas of Franklin County	Alcatel-Lucent USA Inc. (formerly known as Lucent Technologies Inc.)	State of Ohio Department of Taxation	Judgment entered 4/12/2012	7/31/2003	A1913D06	Unpaid Ohio taxes: $79,154.53

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Jurisdiction	Debtor	Secured Party	Judgments, Suits, Tax Liens	Date Filed	File No.	Description
Ohio - Court of Common Pleas of Franklin County	Alcatel-Lucent USA Inc. (formerly known as Lucent Technologies Inc.)	State of Ohio Department of Taxation	Judgment entered	1/28/2004	A2690D15	Unpaid Ohio taxes: $749,184.38
Ohio - Court of Common Pleas of Franklin County	Alcatel-Lucent USA Inc. (formerly known as Lucent Technologies Inc.)	State of Ohio Department of Taxation	Judgment entered 3/18/2006	6/6/2006	C0734C14	Unpaid Ohio taxes: $197.03
Ohio - Court of Common Pleas of Franklin County	Alcatel-Lucent USA Inc. (formerly known as Lucent Technologies Inc.)	State of Ohio Department of Taxation	Judgment entered 3/4/2006	6/6/2006	C0738D04	Unpaid Ohio taxes: $9,897.05
Ohio - Court of Common Pleas of Franklin County	Alcatel-Lucent USA Inc. (formerly known as Lucent Technologies Inc.)	State of Ohio Department of Taxation	Judgment entered 10/31/2006	12/19/2006	C5962E20	Unpaid Ohio taxes: $19,538.47
Ohio - Court of Common Pleas of Franklin County	Alcatel-Lucent USA Inc. (formerly known as Lucent Technologies Inc.)	State of Ohio Department of Taxation	Judgment entered 10/31/2006	12/19/2006	C5993I16	Unpaid Ohio taxes: $119,598.51

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Schedule 2.01

Lenders and Commitments

Lender	Commitment Percentage
Credit Suisse AG	100%

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Schedule 3.07

Subsidiaries

Entity Holding Ownership Interest	Subsidiary	Jurisdiction of Organization/Formation	% of Outstanding Shares Owned
Alcatel-Lucent USA Inc.	AG Communication Systems Corporation	U.S.A. - US	100.00%
Alcatel-Lucent UK Limited	Alcad Limited	England & Wales - GB	100.00%
Alcatel-Lucent Services International B.V.	Alcatel Baku Limited Liability Company[1]	Azerbaijan - AZ	50.00%
Alcatel-Lucent Trade International AG	Alcatel Baku Limited Liability Company[2]	Azerbaijan - AZ	50.00%
Alcatel-Lucent Services International B.V.	Alcatel Centroamerica S.A.	Costa Rica - CR	100.00%
Alcatel-Lucent N.V.	Alcatel Centroamerica S.A.	Costa Rica - CR	0.00%[3]
Alcatel-Lucent Participations	Alcatel China Trading Limited	Hong Kong - HK	100.00%
Alcatel-Lucent Services International B.V.	Alcatel de El Salvador, S.A. de C.V.	El Salvador - SV	100.00%
Alcatel-Lucent Trade International AG	Alcatel de El Salvador, S.A. de C.V.	El Salvador - SV	0.00%[4]
Alcatel-Lucent Services International B.V.	Alcatel de Guatemala, S.A.	Guatemala - GT	99.99%
Alcatel-Lucent Trade International AG	Alcatel de Guatemala, S.A.	Guatemala - GT	0.01%
Alcatel-Lucent Services International B.V.	Alcatel de Honduras, S.A. de Cv	Honduras - HN	99.63%
Alcatel-Lucent Trade International AG	Alcatel de Honduras, S.A. de Cv	Honduras - HN	0.37%
Alcatel-Lucent Participations	Alcatel de Venezuela C.A	Venezuela - VE	100.00%

[1]	Alcatel Baku Limited Liability Company in liquidation.
[2]	Alcatel Baku Limited Liability Company in liquidation.
[3]	Entity owns nominal number of shares.
[4]	Entity owns nominal number of shares.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Entity Holding Ownership Interest	Subsidiary	Jurisdiction of Organization/Formation	% of Outstanding Shares Owned
ALU-Servicos em Telecomunicacoes S.A.	Alcatel Equipamentos Ltda	Brazil - BR	99.99%
Alcatel-Lucent USA Inc.	Alcatel IP Networks Ltd	England & Wales - GB	100.00%
Alcatel-Lucent Participations	Alcatel Lucent Middle East North Africa DFZ JLT	United Arab Emirates - AE	100.00%
Alcatel-Lucent Telecom Limited	Alcatel Networks Limited	England & Wales - GB	100.00%
Alcatel Networks Ltd	Alcatel Networks Services Limited	England & Wales - GB	100.00%
Alcatel-Lucent Services International B.V.	Alcatel Saudi Arabia Limited[5]	Saudi Arabia - SA	51.00%
Alcatel-Lucent Trade International AG	Alcatel Saudi Arabia Limited[6]	Saudi Arabia - SA	49.00%
Alcatel-Lucent Deutschland AG	Alcatel Sel Unterstützungs Gmbh	Germany - DE	100.00%
Alcatel-Lucent Australia Limited	Alcatel Submarine Networks Pty Limited	Australia - AU	100.00%
Alcatel-Lucent China Investment Co., Ltd	Alcatel Telecommunication Software Development (Shanghai) Co. Ltd	China - CN	100.00%
Alcatel-Lucent Services International B.V.	Alcatel-Lucent (Thailand) Co., Ltd	Thailand - TH	100.00%
Alcatel-Lucent Trade International AG	Alcatel-Lucent (Thailand) Co., Ltd	Thailand - TH	0.00%[7]
Alcatel-Lucent China Limited	Alcatel-Lucent (Thailand) Co., Ltd	Thailand - TH	0.00%[8]
Alcatel-Lucent International Holdings Inc.	Alcatel-Lucent Americas Holdings Inc.	U.S.A. - US	100.00%
Alcatel-Lucent Participations	Alcatel-Lucent Australia Limited	Australia - AU	100.00%
Alcatel-Lucent Services International B.V.	Alcatel-Lucent Baltics Sia	Latvia - LV	100.00%

[5]	Alcatel Saudi Arabia Limited to be liquidated.
[6]	Alcatel Saudi Arabia Limited to be liquidated.
[7]	Entity owns nominal number of shares.
[8]	Entity owns nominal number of shares.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Entity Holding Ownership Interest	Subsidiary	Jurisdiction of Organization/Formation	% of Outstanding Shares Owned
Alcatel-Lucent N.V.	Alcatel-Lucent Bell NV	Belgium - BE	100.00%
Alcatel-Lucent Services International B.V.	Alcatel-Lucent Bell NV	Belgium - BE	0.00%[9]
Alcatel-Lucent Participations	Alcatel-Lucent Benin	Benin - BJ	100.00%
Alcatel-Lucent Services International B.V.	Alcatel-Lucent Bosnia D.O.O. Za Proizvodnju I Trgovinu Sarajevo[10]	Bosnia-Herzegovina - BA	100.00%
Alcatel-Lucent Participations	Alcatel-Lucent Brasil S.A.	Brazil - BR	74.72%
Alu-Servicos em Telecomunicacoes S.A.	Alcatel-Lucent Brasil S.A.	Brazil - BR	25.28%
Alcatel-Lucent Services International B.V.	Alcatel-Lucent Bulgaria Eood	Bulgaria - BG	100.00%
Coralec	Alcatel-Lucent Canada Inc.	Canada - CA	100.00%
Alcatel-Lucent Participations	Alcatel-Lucent Caribbean, Inc.	Puerto Rico - PR	100.00%
Alcatel-Lucent Participations	Alcatel-Lucent China Investment Co., Ltd	China - CN	100.00%
Alcatel-Lucent Participations	Alcatel-Lucent China Limited	Hong Kong - HK	100.00%
Alcatel China Trading Limited	Alcatel-Lucent China Limited	Hong Kong - HK	0.00%[11]
Alcatel-Lucent Services International B.V.	Alcatel-Lucent Czech S.R.O.	Czech Republic - CZ	100.00%
Alcatel-Lucent Participations	Alcatel-Lucent de Argentina S.A.	Argentina - AR	94.64%
Alcatel-Lucent Services International B.V.	Alcatel-Lucent de Argentina S.A.	Argentina - AR	5.36%
Alcatel-Lucent Participations	Alcatel-Lucent de Chile S.A.	Chile - CL	59.39%
Alcatel-Lucent Services International B.V.	Alcatel-Lucent de Chile S.A.	Chile - CL	40.61%

[9]	Entity owns nominal number of shares.
[10]	Alcatel-Lucent Bosnia D.O.O. Za Proizvodnju I Trgovinu Sarajevo being liquidated
[11]	Entity owns nominal number of shares.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Entity Holding Ownership Interest	Subsidiary	Jurisdiction of Organization/ Formation	% of Outstanding Shares Owned
Alcatel-Lucent N.V.	Alcatel-Lucent de Chile S.A.	Chile - CL	0.00%[12]
Alcatel-Lucent Services International B.V.	Alcatel-Lucent Del Peru S.A.	Peru - PE	99.99%
Alcatel-Lucent Participations	Alcatel-Lucent Del Peru S.A.	Peru - PE	0.01%
Alcatel-Lucent Trade International AG	Alcatel-Lucent Del Peru S.A.	Peru - PE	0.00%[13]
Alcatel-Lucent N.V.	Alcatel-Lucent Denmark A/S	Denmark - DK	100.00%
Alcatel-Lucent Holding Gmbh	Alcatel-Lucent Deutschland AG	Germany - DE	100.00%
Alcatel-Lucent Deutschland AG	Alcatel-Lucent Digitalfunk Betriebsgesellschaft Mbh	Germany - DE	100.00%
Alcatel-Lucent Participations	Alcatel-Lucent East Africa Limited	Kenya - KE	100.00%
Alcatel-Lucent France	Alcatel-Lucent East Africa Limited	Kenya - KE	0.00%[14]
Alcatel-Lucent International Holdings Inc.	Alcatel-Lucent Eastern Ventures Holdings Inc.	U.S.A. - US	100.00%
Alcatel-Lucent Services International B.V.	Alcatel-Lucent Ecuador S.A.	Ecuador - EC	100.00%
Alcatel-Lucent N.V.	Alcatel-Lucent Ecuador S.A.	Ecuador - EC	0.00	%[1][5]
Alcatel-Lucent International Holdings Inc.	Alcatel-Lucent El Salvador, S.A. de C.V.	El Salvador - SV	99.00%
Alcatel-Lucent Americas Holdings Inc.	Alcatel-Lucent El Salvador, S.A. de C.V.	El Salvador - SV	1.00%
Alcatel-Lucent Participations	Alcatel-Lucent Enterprise	France - FR	100.00%
Alcatel-Lucent Participations	Alcatel-Lucent España S.A.	Spain - ES	100.00%

[12]	Entity owns nominal number of shares.
[13]	Entity owns nominal number of shares.
[14]	Entity owns nominal number of shares.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Entity Holding Ownership Interest	Subsidiary	Jurisdiction of Organization/ Formation	% of Outstanding Shares Owned
Alcatel-Lucent International Holdings Inc.	Alcatel-Lucent Eurasia Holdings Inc.	U.S.A. - US	100.00%
Alcatel-Lucent Deutschland AG	Alcatel-Lucent Finanz Beteiligungs- und Anlagegesellschaft Mbh	Germany - DE	100.00%
Alcatel-Lucent International Holdings Inc.	Alcatel-Lucent Guatemala, S.A.	Guatemala - GT	99.00%
Alcatel-Lucent World Services Inc.	Alcatel-Lucent Guatemala, S.A.	Guatemala - GT	1.00%
Alcatel-Lucent Participations	Alcatel-Lucent Hellas	Greece - GR	100.00%
Alcatel-Lucent Participations	Alcatel-Lucent Holding Gmbh	Germany - DE	75.00%
Alcatel Lucent	Alcatel-Lucent Holding Gmbh	Germany - DE	25.00%
Alcatel-Lucent Participations	Alcatel-Lucent Holdings Inc.	U.S.A. - US	100.00%
Alcatel-Lucent Services International B.V.	Alcatel-Lucent Hungary Telecommunications Ltd	Hungary - HU	100.00%
Alcatel-Lucent Participations	Alcatel-Lucent International	France - FR	99.78%
Alcatel Lucent	Alcatel-Lucent International	France - FR	0.22%
Alcatel-Lucent USA Inc.	Alcatel-Lucent International Holdings Inc.	U.S.A. - US	100.00%
Alcatel-Lucent Deutschland AG	Alcatel-Lucent Internetworking Deutschland Gmbh	Germany - DE	100.00%
Alcatel-Lucent USA Inc.	Alcatel-Lucent Investment Management Corporation	U.S.A. - US	100.00%
Alcatel-Lucent Participations	Alcatel-Lucent Ireland Limited	Ireland - IE	100.00%
Alcatel-Lucent Participations	Alcatel-Lucent Israel Ltd	Israel - IL	99.43%
Alcatel-Lucent Bell NV	Alcatel-Lucent Israel Ltd	Israel - IL	0.57%
Alcatel-Lucent N.V.	Alcatel-Lucent Italia S.P.A.	Italy - IT	100.00%
Alcatel-Lucent Participations	Alcatel-Lucent Japan Ltd.	Japan - JP	100.00%

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Entity Holding Ownership Interest	Subsidiary	Jurisdiction of Organization/Formation	% of Outstanding Shares Owned
Alcatel-Lucent Services International B.V.	Alcatel-Lucent Kazakhstan Limited Liability Partnership	Kazakhstan - KZ	99.99%
Alcatel-Lucent Participations	Alcatel-Lucent Kazakhstan Limited Liability Partnership	Kazakhstan - KZ	00.01%
Alcatel-Lucent Participations	Alcatel-Lucent Korea Ltd	South Korea - KR	100.00%
Alcatel-Lucent Holdings Inc.	Alcatel-Lucent Managed Solutions LLC	U.S.A. - US	100.00%
Alcatel-Lucent International Holdings Inc.	Alcatel-Lucent Management Services Inc.	U.S.A. - US	100.00%
Alcatel-Lucent Participations	Alcatel-Lucent MSC Malaysia SDN BHD	Malaysia - MY	100.00%
Alcatel-Lucent Participations	Alcatel-Lucent N.V.	Netherlands - NL	100.00%
Alcatel-Lucent N.V.	Alcatel-Lucent Nederland B.V.	Netherlands - NL	100.00%
Alcatel-Lucent N.V.	Alcatel-Lucent Network Operations and Build B.V.	Netherlands - NL	100.00%
Alcatel-Lucent Holding Gmbh	Alcatel-Lucent Network Services Gmbh	Germany - DE	100.00%
Alcatel-Lucent Deutschland AG	Alcatel-Lucent Networks Gmbh	Germany - DE	100.00%
Alcatel-Lucent Australia Limited	Alcatel-Lucent New Zealand Limited	New Zealand - NZ	100.00%
Alcatel-Lucent Services International B.V.	Alcatel-Lucent Nigeria Limited	Nigeria - NG	100.00%
Alcatel-Lucent Trade International AG	Alcatel-Lucent Nigeria Limited	Nigeria - NG	0.00%
Alcatel Lucent	Alcatel-Lucent Norway AS	Netherlands - NL	100.00%
Alcatel-Lucent USA Inc.	Alcatel-Lucent OAP LLC	U.S.A. - US	100.00%
Alcatel-Lucent Services International B.V.	Alcatel-Lucent Paraguay S.A.	Paraguay - PY	98.59%
Alcatel-Lucent Trade International AG	Alcatel-Lucent Paraguay S.A.	Paraguay - PY	1.41%
Alcatel Lucent	Alcatel-Lucent Participations	France - FR	100.00%

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Entity Holding Ownership Interest	Subsidiary	Jurisdiction of Organization/Formation	% of Outstanding Shares Owned
Coralec	Alcatel-Lucent Participations	France - FR	0.00%[16]
Florelec	Alcatel-Lucent Participations	France - FR	0.00%[17]
Alcatel-Lucent Participations	Alcatel-Lucent Participations Chine	France - FR	100.00%
Alcatel-Lucent Participations	Alcatel-Lucent Polska Sp. Z O.O.	Poland - PL	68.41%
Alcatel-Lucent Technologies B.V.	Alcatel-Lucent Polska Sp. Z O.O.	Poland - PL	31.59%
Alcatel-Lucent N.V.	Alcatel-Lucent Portugal, S.A.	Portugal - PT	100.00%
Alcatel-Lucent Participations	Alcatel-Lucent Saudi Arabia	Saudi Arabia - SA	95.00%
Alcatel-Lucent Services International B.V.	Alcatel-Lucent Saudi Arabia	Saudi Arabia - SA	5.00%
Alcatel-Lucent N.V.	Alcatel-Lucent Schweiz AG	Switzerland - CH	100.00%
Alcatel-Lucent N.V.	Alcatel-Lucent Services International B.V.	Netherlands - NL	100.00%
Alcatel-Lucent Participations	Alcatel-Lucent Singapore Pte. Ltd.	Singapore - SG	100.00%
Alcatel-Lucent Services International B.V.	Alcatel-Lucent Slovakia A.S.	Slovak Republic - SK	100.00%
Alcatel Lucent	Alcatel-Lucent Submarine Networks	France - FR	100.00%
Alcatel-Lucent Submarine Networks	Alcatel-Lucent Submarine Networks (Cabo Verde), Lda	Cape Verde - CV	95.00%
Alcatel-Lucent Submarine Networks Limited	Alcatel-Lucent Submarine Networks (Cabo Verde), Lda	Cape Verde - CV	5.00%
Alcatel-Lucent Submarine Networks	Alcatel-Lucent Submarine Networks Inc.	U.S.A. - US	100.00%
Alcatel-Lucent Submarine Networks	Alcatel-Lucent Submarine Networks Limited	England & Wales - GB	100.00%

[16]	Entity owns nominal number of shares.
[17]	Entity owns nominal number of shares.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Entity Holding Ownership Interest	Subsidiary	Jurisdiction of Organization/Formation	% of Outstanding Shares Owned
Alcatel-Lucent Submarine Networks	Alcatel-Lucent Submarine Networks Marine A/S	Denmark - DK	100.00%
Alcatel-Lucent Enterprise	Alcatel-Lucent Suomi OY	Finland - FI	100.00%
Alcatel-Lucent Participations	Alcatel-Lucent Sweden AB	Sweden - SE	100.00%
Alcatel-Lucent Participations	Alcatel-Lucent Technologies B.V.	Netherlands - NL	100.00%
Alcatel-Lucent UK Limited	Alcatel-Lucent Telecom Limited	England & Wales - GB	100.00%
Alcatel-Lucent Canada Inc.	Alcatel-Lucent Telecom Limited	England & Wales - GB	0.00%[18]
Alcatel-Lucent International Holdings Inc.	Alcatel-Lucent Thailand Holdings Inc.	U.S.A. - US	100.00%
Alcatel-Lucent N.V.	Alcatel-Lucent Trade International AG	Switzerland - CH	100.00%
Alcatel-Lucent España S.A.	Alcatel-Lucent Transformation, Engineering & Consulting Services Spain S.L.U.	Spain - ES	100.00%
Alcatel-Lucent Participations	Alcatel-Lucent UK Limited	England & Wales - GB	100.00%
Alcatel-Lucent Services International B.V.	Alcatel-Lucent Ukraine SC	Ukraine - UA	100.00%
Alcatel-Lucent Services International B.V.	Alcatel-Lucent Uruguay SA	Uruguay - UY	100.00%
Alcatel-Lucent Holdings Inc.	Alcatel-Lucent USA Inc.	U.S.A. - US	100.00%
Alcatel-Lucent Participations	Alcatel-Lucent Vietnam Limited	Vietnam - VN	100.00%
Alcatel-Lucent International Holdings Inc.	Alcatel-Lucent World Services Inc.	U.S.A. - US	100.00%
Alcatel-Lucent Participations	Allnet Field Services India Private Limited	India - IN	99.80%
Florelec	Allnet Field Services India Private Limited	India - IN	0.20%

[18]	Entity owns nominal number of shares.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Entity Holding Ownership Interest	Subsidiary	Jurisdiction of Organization/Formation	% of Outstanding Shares Owned
Alcatel-Lucent Participations	Alu-Servicos em Telecomunicacoes S.A.	Brazil - BR	99.99%
Alcatel Lucent	Antelec	France - FR	100.00%
Alcatel-Lucent USA Inc.	Ascend Communications, Inc.	U.S.A. - US	100.00%
Alcatel-Lucent Bell NV	Bell Finopa N.V.	Belgium - BE	100.00%
Alcatel-Lucent N.V.	Bell Finopa N.V.	Belgium - BE	0.00%[19]
Alcatel-Lucent USA Inc.	Bell Laboratories Inc.	U.S.A. - US	100.00%
Alcatel-Lucent Participations	Bell Labs Seoul Ltd	South Korea - KR	100.00%
Velocix Limited	Cachelogic (Asia) Private Limited	Singapore - SG	100.00%
Velocix Limited	Cachelogic Inc.	U.S.A. - US	100.00%
Alcatel Lucent	Camilec	France - FR	100.00%
Alcatel Lucent	Coralec	France - FR	100.00%
Alcatel-Lucent Italia S.P.A.	COREAT Società Consortile A Responsabilità Limitada[20]	Italy - IT	100.00%
Electro RE	Electro Assurances	Luxemburg - LU	100.00%
Alcatel Lucent	Electro RE	Luxemburg - LU	100.00%
Alcatel-Lucent Participations	Evolium S.A.S.	France - FR	100.00%
Alcatel-Lucent Bell Pensioenfonds Ofp	Fide Holding NV	Belgium - BE	100.00%
Electro RE	First Beacon Insurance Company	U.S.A. - US	100.00%

[19]	Entity owns nominal number of shares.
[20]	COREAT Società Consortile A Responsabilità Limitada to be liquidated.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Entity Holding Ownership Interest	Subsidiary	Jurisdiction of Organization/Formation	% of Outstanding Shares Owned
Coralec	Florelec	France - FR	100.00%
LGS Innovations LLC	LGS Innovations International Inc.	U.S.A. - US	100.00%
Alcatel-Lucent USA Inc.	LGS Innovations LLC	U.S.A. - US	100.00%
LGS Innovations LLC	LGS Integrated Solutions Inc.	U.S.A. - US	100.00%
Alcatel-Lucent Participations	LNR Telecom S.R.O.	Czech Republic - CZ	100.00%
Alcatel-Lucent USA Inc.	LTI NJ Finance LLC	U.S.A. - US	100.00%
Alcatel-Lucent UK Limited	Lucent Pension Trustees Limited	England & Wales - GB	100.00%
Alcatel-Lucent International Holdings Inc.	Lucent Technologies Australia Pty. Ltd.	Australia - AU	100.00%
Alcatel-Lucent USA Inc.	Lucent Technologies Capital Trust I	U.S.A. - US	100%
Lucent Technologies Czech Republic S.R.O.	Lucent Technologies Ceska Republika, V.O.S.	Czech Republic - CZ	99.00%
LNR Telecom S.R.O.	Lucent Technologies Ceska Republika, V.O.S.	Czech Republic - CZ	1.00%
Alcatel-Lucent Participations	Lucent Technologies Czech Republic S.R.O.	Czech Republic - CZ	100.00%
Alcatel-Lucent International Holdings Inc.	Lucent Technologies de Costa Rica S.A.	Costa Rica - CR	100.00%
Alcatel-Lucent USA Inc.	Lucent Technologies GRL LLC	U.S.A. - US	100.00%
Alcatel-Lucent Ireland Limited	Lucent Technologies International Sales Limited[21]	Ireland - IE	100.00%
Alcatel-Lucent International Holdings Inc.	Lucent Technologies Investment Co. Ltd.	China - CN	100.00%
SRA Computer C.V.	Lucent Technologies Ireland Holding Limited[22]	Ireland - IE	100.00%

[21]	Lucent Technologies International Sales Limited in liquidation.
[22]	Lucent Technologies Ireland Holding Limited in liquidation.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Entity Holding Ownership Interest	Subsidiary	Jurisdiction of Organization/Formation	% of Outstanding Shares Owned
Alcatel-Lucent International Holdings Inc.	Lucent Technologies Italia S.P.A.[23]	Italy - IT	90.00%
Alcatel-Lucent Americas Holdings Inc.	Lucent Technologies Italia S.P.A. [24]	Italy - IT	10.00%
Alcatel-Lucent International Holdings Inc.	Lucent Technologies Jamaica Limited	Jamaica - JM	100.00%
Alcatel-Lucent International Holdings Inc.	Lucent Technologies Nanjing Telecommunications Co., Ltd.	China - CN	100.00%
Alcatel-Lucent UK Limited	Lucent Technologies Network Systems UK Ltd[25]	England & Wales - GB	100.00%
Alcatel-Lucent International Holdings Inc.	Lucent Technologies Nicaragua, S.A.	Nicaragua - NI	96.00%
Alcatel-Lucent Americas Holdings Inc.	Lucent Technologies Nicaragua, S.A.	Nicaragua - NI	2.00%
Alcatel-Lucent Thailand Holdings Inc.	Lucent Technologies Nicaragua, S.A.	Nicaragua - NI	2.00%
Lucent Technologies Investment Co. Ltd.	Lucent Technologies Optical Network (China) Ltd.	China - CN	100.00%
Alcatel-Lucent USA Inc.	Lucent Technologies Optical Networks (Israel) Ltd.[26]	Israel - IL	100.00%
Lucent Technologies Investment Co. Ltd.	Lucent Technologies Qingdao Telecommunications Equipments Ltd.	China - CN	100.00%
Alcatel-Lucent USA Inc.	Lucent Technologies Realty Inc.	U.S.A. - US	100.00%
Alcatel-Lucent International Holdings Inc.	Lucent Technologies South Africa (Proprietary) Limited	South Africa - ZA	100.00%
Alcatel-Lucent International Holdings Inc.	Lucent Technologies Telecom Systems Israel (1993) Ltd.[27]	Israel - IL	100.00%

[23]	Lucent Technologies Italia S.P.A. in liquidation.
[24]	Lucent Technologies Italia S.P.A. in liquidation.
[25]	Lucent Technologies Network Systems UK Ltd in liquidation.
[26]	Lucent Technologies Optical Networks (Israel) Ltd. to be liquidated.
[27]	Lucent Technologies Telecom Systems Israel (1993) Ltd. to be liquidated.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Entity Holding Ownership Interest	Subsidiary	Jurisdiction of Organization/Formation	% of Outstanding Shares Owned
Alcatel-Lucent World Services Inc.	Lucent Technologies Telecom Systems Israel (1993) Ltd. [28]	Israel - IL	0.00%[29]
Lucent Venture Partners Inc.	Lucent Venture Partners I LLC	U.S.A. - US	100.00%
Lucent Venture Partners Inc.	Lucent Venture Partners II LLC	U.S.A. - US	100.00%
Alcatel-Lucent USA Inc.	Lucent Venture Partners Inc.	U.S.A. - US	100.00%
Alcatel-Lucent Polska Sp. Z O.O.	MARIBEL INVESTMENTS Sp. Z O.O.	Poland - PL	100.00%
Alcatel-Lucent Schweiz AG	Mnc Mobile News Channel SA	Switzerland - CH	100.00%
Alcatel-Lucent USA Inc.	Mobilitec Israel Ltd.[30]	Israel - IL	100.00%
Alcatel-Lucent USA Inc.	Motive Communications Gmbh[31]	Switzerland - CH	100.00%
Alcatel-Lucent USA Inc.	MRAC, Inc	U.S.A. - US	100.00%
Alcatel-Lucent USA Inc.	Nassau Metals Corporation	U.S.A. - US	100.00%
Alcatel-Lucent USA Inc.	Netdevices India Ltd[32]	India - IN	100.00%
Alcatel-Lucent Holdings Inc.	Netdevices India Ltd[33]	India - IN	0.00%[34]
Alcatel-Lucent Canada Inc.	Newbridge Networks International Corporation[35]	Barbados - BB	100.00%
Pt. Alcatel-Lucent Indonesia	P.T. Alcatel Enkomindo	Indonesia - ID	99.95%

[28]	Lucent Technologies Telecom Systems Israel (1993) Ltd. to be liquidated.
[29]	Entity owns nominal number of shares.
[30]	Mobilitec Israel Ltd. to be liquidated.
[31]	Motive Communications Gmbh in liquidation.
[32]	Netdevices India Ltd to be liquidated.
[33]	Netdevices India Ltd to be liquidated.
[34]	Entity owns nominal number of shares.
[35]	Newbridge Newtworks International Corporation in liquidatation.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Entity Holding Ownership Interest	Subsidiary	Jurisdiction of Organization/Formation	% of Outstanding Shares Owned
Alcatel-Lucent France	P.T. Alcatel Enkomindo	Indonesia - ID	0.05%
Alcatel-Lucent Participations	PT. Alcatel-Lucent Indonesia	Indonesia - ID	99.00%
Alcatel-Lucent Singapore Pte. Ltd.	PT. Alcatel-Lucent Indonesia	Indonesia - ID	1.00%
Alcatel-Lucent International Holdings Inc.	P.T. Lucent Technologies Network Systems Indonesia[36]	Indonesia - ID	100.00%
Alcatel Lucent	Quatorzelec	France - FR	100.00%
Alcatel Lucent	SEIZELEC	France - FR	100.00%
Alcatel-Lucent Participations	Skybridge GP, Inc[37]	U.S.A. - US	100.00%
Skybridge GP, Inc[38]	Skybridge Satellite Operations, Inc.[39]	U.S.A. - US	100.00%
Stratus World Trade Corporation	SRA Computer C.V.	Netherlands - NL	89.00%
SRA Holding I L.L.C.	SRA Computer C.V.	Netherlands - NL	10.00%
SRA Investments LLC	SRA Computer C.V.	Netherlands - NL	1.00%
Stratus World Trade Corporation	SRA Holding I L.L.C.	U.S.A. - US	100.00%
Stratus World Trade Corporation	SRA Investments LLC	U.S.A. - US	100.00%
Alcatel-Lucent UK Limited	STC	England & Wales - GB	100.00%
Ascend Communications, Inc.	Stratus World Trade Corporation	U.S.A. - US	100.00%
Alcatel-Lucent Italia S.P.A.	Telettra International	Luxemburg - LU	100.00%

[36]	P.T. Lucent Technologies Network Systems Indonesia under liquidation.
[37]	Skybridge GP, Inc in liquidation.
[38]	Skybridge GP, Inc in liquidation.
[39]	Skybridge Satellite Operations, Inc. in liquidation.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Entity Holding Ownership Interest	Subsidiary	Jurisdiction of Organization/Formation	% of Outstanding Shares Owned
Alcatel-Lucent UK Limited	Velocix Limited	England & Wales - GB	99.96%
Alcatel-Lucent USA Inc.	Western Electric Company, Inc.	U.S.A. - US	100.00%
Alcatel-Lucent USA Inc.	Western Electric International, Incorporated	U.S.A. - US	100.00%
Alcatel-Lucent Participations	Westol Investments SA40	Uruguay - UY	100.00%
Alcatel-Lucent France	Alcatel-Lucent Bell Labs France	France - FR	100.00%
Alcatel-Lucent France	Alcatel-Lucent Centro Caribbean Holding Limited	England & Wales - GB	100.00%
Alcatel-Lucent Participations	Alcatel-Lucent de Colombia S.A.	Colombia - CO	76.45%
Alcatel-Lucent Services International B.V.	Alcatel-Lucent de Colombia S.A.	Colombia - CO	21.55%
Alcatel-Lucent Trade International AG	Alcatel-Lucent de Colombia S.A.	Colombia - CO	2.01%
Alcatel-Lucent Participations	Alcatel-Lucent France	France - FR	100.00%
Alcatel-Lucent France	Barlotel Limited	England & Wales - GB	100.00%
Alcatel-Lucent France	Mnc Mobile News Channel France	France - FR	100.00%
Alcatel-Lucent France	Treizelec	France - FR	100.00%
Alcatel Lucent	Electro Banque	France - FR	100.00%
Alcatel-Lucent International Holdings Inc.	Lucent Technologies Philippines Inc.	Philippines - PH	100.00%
Alcatel-Lucent USA Inc.	Motive Communications India Private Limited	India - IN	100.00%
Alcatel-Lucent Enterprise	Alcatel-Lucent Tunisie	Tunisia - TN	40.00%
Alcatel-Lucent France	Alcatel-Lucent Tunisie	Tunisia - TN	40.00%

[40]	Westol Investments SA in liquidation.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Entity Holding Ownership Interest	Subsidiary	Jurisdiction of Organization/Formation	% of Outstanding Shares Owned
Alcatel-Lucent Participations	Alcatel-Lucent Tunisie	Tunisia - TN	20.00%
Lucent Technologies Holdings de Mexico S. de R.L. de C.V.	Alcatel-Lucent de Nogales Sociedad Anonima	Mexico - MX	100.00%
Alcatel-Lucent Mexico S.A. de C.V.	Alcatel-Lucent de Nogales Sociedad Anonima	Mexico - MX	0.00%[41]
Alcatel-Lucent Participations	Alcatel-Lucent Holding, S.A. de C.V	Mexico - MX	100.00%
Alcatel Lucent	Alcatel-Lucent Holding, S.A. de C.V	Mexico - MX	0.00%[42]
Alcatel-Lucent Holding, S.A. de C.V.	Alcatel-Lucent Inmobiliaria, S.A. de C.V.	Mexico - MX	100.00%
Alcatel-Lucent Mexico S.A. de C.V.	Alcatel-Lucent Inmobiliaria, S.A. de C.V.	Mexico - MX	0.00%[43]
Alcatel-Lucent Holding, S.A. de C.V.	Alcatel-Lucent Mexico S.A. de C.V.	Mexico - MX	100.00%
Alcatel-Lucent Inmobiliaria, S.A. de C.V.	Alcatel-Lucent Mexico S.A. de C.V.	Mexico - MX	0.00%[44]
Alcatel-Lucent France	Alcatel-Lucent West And Central Africa SA	Senegal - SN	99.99%
Alcatel-Lucent N.V.	Alcatel-Lucent Austria AG	Austria - AT	99.98%
Alcatel-Lucent Participations	Alcatel-Lucent Closed Joint Stock Company	Russian Federation - RU	99.98%
Alcatel-Lucent Zao	Alcatel-Lucent Closed Joint Stock Company	Russian Federation - RU	0.02%
Alcatel-Lucent International Holdings Inc.	Lucent Technologies Dominicana C. Por A.	Dominican Republic - DO	99.92%
Alcatel-Lucent Americas Holdings Inc.	Lucent Technologies Dominicana C. Por A.	Dominican Republic - DO	0.01%
Alcatel-Lucent Eastern Ventures Holdings Inc.	Lucent Technologies Dominicana C. Por A.	Dominican Republic - DO	0.01%

[41]	Entity owns nominal number of shares.
[42]	Entity owns nominal number of shares.
[43]	Entity owns nominal number of shares.
[44]	Entity owns nominal number of shares.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Entity Holding Ownership Interest	Subsidiary	Jurisdiction of Organization/Formation	% of Outstanding Shares Owned
Alcatel-Lucent Eurasia Holdings Inc.	Lucent Technologies Dominicana C. Por A.	Dominican Republic - DO	0.01%
Alcatel-Lucent Thailand Holdings Inc.	Lucent Technologies Dominicana C. Por A.	Dominican Republic - DO	0.01%
Lucent Technologies de Guatemala S.A.	Lucent Technologies Dominicana C. Por A.	Dominican Republic - DO	0.01%
Lucent Technologies El Salvador, S.A. de C.V.	Lucent Technologies Dominicana C. Por A.	Dominican Republic - DO	0.01%
Alcatel-Lucent International Holdings Inc.	Alcatel-Lucent India Limited	India - IN	63.40%
Alcatel-Lucent France	Alcatel-Lucent India Limited	India - IN	23.51%
Alcatel-Lucent Bell Nv	Alcatel-Lucent India Limited	India - IN	12.18%
Alcatel-Lucent USA Inc.	Alcatel-Lucent India Limited	India - IN	0.31%
Alcatel-Lucent Participations	Alcatel-Lucent India Limited	India - IN	0.31%
Bell Finopa N.V.	Alcatel-Lucent India Limited	India - IN	0.08%
Coralec	Alcatel-Lucent India Limited	India - IN	0.00%[45]
Alcatel Lucent	Alcatel-Lucent India Limited	India - IN	0.00%[46]
Alcatel-Lucent Participations Chine	Alcatel-Lucent India Limited	India - IN	0.00%[47]
Florelec	Alcatel-Lucent India Limited	India - IN	0.00%[48]
Alcatel-Lucent France	Societe de Telecommunication Camerounaise Sotelcam[49]	Cameroun - CM	99.60%
Alcatel-Lucent Telecom Limited	Alcatel Pension Trustees Limited	England & Wales - GB	99.00%

[45]	Entity owns nominal number of shares.
[46]	Entity owns nominal number of shares.
[47]	Entity owns nominal number of shares.
[48]	Entity owns nominal number of shares.
[49]	Societe de Telecommunication Camerounaise Sotelcam in liquidation.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Entity Holding Ownership Interest	Subsidiary	Jurisdiction of Organization/Formation	% of Outstanding Shares Owned
Alcatel-Lucent France	Alcatel Cable Contracting Maroc[50]	Morocco - MA	50.92%
Alcatel-Lucent Maroc	Alcatel Cable Contracting Maroc[51]	Morocco - MA	49.00%
Alcatel-Lucent Maroc	Societe Marocaine du Telephone – Somartel[52]	Morocco - MA	50.99%
Alcatel-Lucent France	Societe Marocaine du Telephone – Somartel[53]	Morocco - MA	48.97%
Alcatel-Lucent Participations	Alcatel-Lucent Egypt for Telecommunications, S.A.E.	Egypt - EG	98.00%
Alcatel Lucent	Alcatel-Lucent Egypt for Telecommunications, S.A.E.	Egypt - EG	0.00%[54]
Alcatel-Lucent France	Alcatel-Lucent Romania S.R.L.	Romania - RO	66.69%
DATATIM SA	Alcatel-Lucent Romania S.R.L.	Romania - RO	31.59%
Alcatel-Lucent Participations	Alcatel-Lucent Romania S.R.L.	Romania - RO	0.86%
Alcatel-Lucent France	Alcatel-Lucent Maroc	Morocco - MA	57.27%
Alcatel-Lucent Enterprise	Alcatel-Lucent Maroc	Morocco - MA	23.63%
Alcatel-Lucent Participations	Alcatel-Lucent Maroc	Morocco - MA	15.28%
Marotelec	Alcatel-Lucent Maroc	Morocco - MA	3.82%
Alcatel-Lucent Participations	Europe*Star Limited	England & Wales - GB	95.00%
Europe*Star Limited	Europe*Star Marketing International Ltd	England & Wales - GB	100.00%

[50]	Alcatel Cable Contracting Maroc to be liquidated.
[51]	Alcatel Cable Contracting Maroc to be liquidated.
[52]	Alcatel Cable Contracting Maroc to be liquidated.
[53]	Alcatel Cable Contracting Maroc to be liquidated.
[54]	Entity owns nominal number of shares.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Entity Holding Ownership Interest	Subsidiary	Jurisdiction of Organization/Formation	% of Outstanding Shares Owned
Alcatel-Lucent France	S.C. Datatim SA	Romania - RO	94.01%
Kindsight, Inc.	Kindsight Canada Corp.	Canada - CA	100.00%
Alcatel-Lucent USA Inc.	Kindsight, Inc.	U.S.A. - US	86.49%
Alcatel-Lucent Portugal, S.A.	Alcatel-Lucent Angola, Limitada	Angola - AO	90.00%
Alcatel-Lucent France	Alcatel-Lucent Pakistan Limited	Pakistan - PK	90.00%
Alcatel-Lucent Submarine Networks	Alda Marine Ile de Re - Ile de Brehat	France - FR	69.40%
Alda Marine[55]	Alda Marine Ile de Re - Ile de Brehat	France - FR	30.60%
Alcatel-Lucent France	Alcatel-Lucent Malaysia Sdn Bhd	Malaysia - MY	81.00%
Telettra International S.A.	Telettra Saudi Arabia Ltd.	Saudi Arabia - SA	75.00%
Alcatel-Lucent India Limited	Alcatel-Lucent Network Management Services India Limited	India - IN	74.00%
Alcatel-Lucent France	Alcatel-Lucent South Africa (Proprietary) Ltd	South Africa - ZA	59.20%
Alcatel-Lucent N.V.	Alcatel-Lucent South Africa (Proprietary) Ltd	South Africa - ZA	10.80%
Alcatel-Lucent India Limited	Alcatel-Lucent Managed Solutions India Private Limited	India - IN	99.99%
Alcatel-Lucent N.V.	Alcatel-Lucent Teletas Telekomunikasyon A.S.	Turkey - TR	65.00%
Alcatel-Lucent Bell Nv	Alcatel-Lucent Training Center	Russian Federation - RU	36.45%
Alcatel-Lucent Zao	Alcatel-Lucent Training Center	Russian Federation - RU	27.10%
Taiwan International Standard Electronics Limited	Alcatel-Lucent Taiwan Hi-Tech Co. Ltd	Taiwan - TW	100.00%

[55]	Pursuant to a contractual arrangement, Alda Marine has joint voting control.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Entity Holding Ownership Interest	Subsidiary	Jurisdiction of Organization/Formation	% of Outstanding Shares Owned
Alcatel-Lucent Participations	Taiwan International Standard Electronics Limited	Taiwan - TW	60.00%
Alcatel-Lucent Austria Ag	Alcatel-Lucent Kapsch Telecommunication Gmbh[56]	Austria - AT	60.00%
Alcatel-Lucent Submarine Networks[57]	Alda Marine	France - FR	51.00%
Alda Marine[58]	Alda Marine Gestion Lodbrog Peter Faber	France - FR	100.00%
Alda Marine[59]	Alda Marine Ingenierie Ile de Sein	France - FR	100.00%
Alda Marine[60]	Alda Marine Services Ile de Batz	France - FR	100.00%
Alcatel-Lucent Participations	C-Dot Alcatel-Lucent Research Centre Private Limited	India - IN	51.00%
Alcatel-Lucent Deutschland AG	Cjsc Alcatel-Lucent MPOVT	Belarus - BY	51.00%
Alcatel-Lucent France	Gie Alcatel-Lucent Fransemi Helcom	France - FR	51.00%
Alcatel-Lucent Shanghai Bell Co., Ltd	Alcatel Shanghai Bell Lao Sole Co. Ltd.	Laos - LA	100.00%
Alcatel-Lucent Shanghai Bell Co., Ltd	Alcatel-Lucent Beijing Technologies Co., Ltd	China - CN	100.00%
Alcatel-Lucent Shanghai Bell Co., Ltd	Alcatel-Lucent Shanghai Bell (Hong-Kong) Limited	Hong Kong - HK	100.00%
Alcatel-Lucent Participations Chine	Alcatel-Lucent Shanghai Bell Co., Ltd	China - CN	26.29%[61]

[56]	Alcatel-Lucent Kapsch Telecommunication Gmbh in liquidation.
[57]	Pursuant to a contractual arrangement, Alcatel-Lucent Submarine Networks has joint voting control.
[58]	Pursuant to a contractual arrangement, Alda Marine has joint voting control.
[59]	Pursuant to a contractual arrangement, Alda Marine has joint voting control.
[60]	Pursuant to a contractual arrangement, Alda Marine has joint voting control.
[61]	Alcatel-Lucent Participations Chine, Alcatel-Lucent China Investment Co., Ltd, Lucent Technologies Investment Co. Ltd. own 50% of the equity, plus golden share.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Entity Holding Ownership Interest	Subsidiary	Jurisdiction of Organization/Formation	% of Outstanding Shares Owned
Alcatel-Lucent China Investment Co., Ltd	Alcatel-Lucent Shanghai Bell Co., Ltd	China - CN	16.77%[62]
Lucent Technologies Investment Co. Ltd.	Alcatel-Lucent Shanghai Bell Co., Ltd	China - CN	6.94%[63]
Alcatel-Lucent Shanghai Bell Co., Ltd	Alcatel-Lucent Shanghai Bell Enterprise Communications Co., Ltd.	China - CN	100.00%
Alcatel Shanghai Bell (Hk) Ltd	Alcatel-Lucent Shanghai Bell Information Products Co., Ltd	China - CN	100.00%
Alcatel-Lucent Shanghai Bell Co., Ltd	Alcatel-Lucent Shanghai Bell Software Co., Ltd.	China - CN	100.00%
Alcatel-Lucent Shanghai Bell Co., Ltd	Alcatel-Lucent Sichuan Bell Communication Co., Ltd.	China - CN	100.00%
Radio Frequency Systems Gmbh	R.F.S. (UK) Limited	England & Wales - GB	100.00%
Radio Frequency Systems Pty. Limited	Radio Frequency Systems (S) Pte Ltd	Singapore - SG	100.00%
Radio Frequency Systems Gmbh	Radio Frequency Systems de Mexico S.A. de C.V.	Mexico - MX	99.00%
Radio Frequency Systems France	Radio Frequency Systems de Mexico S.A. de C.V.	Mexico - MX	1.00%
RFS Holding Gmbh	Radio Frequency Systems France	France - FR	100.00%
RFS Holding Gmbh	Radio Frequency Systems Gmbh	Germany - DE	100.00%
Radio Frequency Systems Gmbh	Radio Frequency Systems Pty. Limited	Australia - AU	100.00%
RFS Holding Gmbh	Radio Frequency Systems, Inc.	U.S.A. - US	100.00%
Radio Frequency Systems Gmbh	RFS Brasil Telecomunicacoes Ltda	Brazil - BR	100.00%
Radio Frequency Systems France	RFS Brasil Telecomunicacoes Ltda	Brazil - BR	0.00%[64]

[62]	Alcatel-Lucent Participations Chine, Alcatel-Lucent China Investment Co., Ltd, Lucent Technologies Investment Co. Ltd. own 50% of the equity interest, plus golden share.
[63]	Alcatel-Lucent Participations Chine, Alcatel-Lucent China Investment Co., Ltd, Lucent Technologies Investment Co. Ltd. own 50% of the equity interest, plus golden share.
[64]	Entity owns nominal number of shares.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Entity Holding Ownership Interest	Subsidiary	Jurisdiction of Organization/Formation	% of Outstanding Shares Owned
Radio Frequency Systems Gmbh	RFS Denmark ApS	Denmark - DK	100.00%
Alcatel-Lucent Shanghai Bell Co., Ltd	RFS Holding Gmbh	Germany - DE	100.00%
Radio Frequency Systems Gmbh	RFS India Telecom Private Limited	India - IN	100.00%
Radio Frequency Systems France	RFS India Telecom Private Limited	India - IN	0.00%[65]
Radio Frequency Systems Gmbh	RFS Italia Srl	Italy - IT	100.00%
RFS Holding Gmbh	RFS Radio Frequency Systems (Shanghai) Co., Ltd.	China - CN	100.00%
Radio Frequency Systems Gmbh	RFS Trading (Shanghai) Co., Ltd.	China - CN	100.00%
Alcatel-Lucent Shanghai Bell Co., Ltd	Alcatel-Lucent Philippines Inc[66]	Philippines - PH	100.00%
Alcatel-Lucent International Holdings Inc.	Lucent Technologies Networks (Thailand) Limited	Thailand- TH	51%[67]

[65]	Entity owns nominal number of shares.
[66]	Alcatel-Lucent Philippines Inc share redemption in course/to be liquidated.
[67]	Alcatel-Lucent International Holdings Inc. holds a 51% voting interest.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Schedule 3.09

Litigation

None.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Schedule 3.20

Anticorruption Matters

1.	As disclosed in the Deferred Prosecution Agreement, from in or around 1998 through in or around 2007, within the Southern District of Florida, and elsewhere, Alcatel Lucent knowingly circumvented and knowingly failed to implement a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions were executed in accordance with management’s general and specific authorization; (ii) transactions were recorded as necessary (I) to permit preparation of financial statements in conformity with generally accepted accounting principles and any other criteria applicable to such statements, and (II) to maintain accountability for assets; (iii) access to assets was permitted only in accordance with management’s general and specific authorization; and (iv) the recorded accountability for assets was compared with the existing assets at reasonable intervals and appropriate action was taken with respect to any differences, to wit: Alcatel Lucent knowingly: (a) failed to implement sufficient anti-bribery compliance policies and procedures; (b) failed to maintain a sufficient system for the selection and approval of consultants, which, in turn, permitted corrupt conduct to occur at certain subsidiaries; (c) entered into purported business consulting agreements with no apparent basis, and without performing any due diligence, sometimes after the company had already won the relevant project; (d) failed to verify information provided by consultants, including failing to follow up in circumstances in which managers knew or were substantially certain illicit activity was taking place; (e) failed to prevent consultants from using multiple shell companies to receive commissions in excess of 10% knowing there was a substantial likelihood those consultants were acting as conduits for corrupt payments; (f) failed to conduct appropriate audits of payments to purported business consultants; (g) failed to prohibit lump sum payments being made to consultants that did not correspond to any contract; (h) failed to prohibit payments to consultants and public officials pursuant to an oral “gentlemen’s agreement”; (i) failed to appropriately investigate and respond to allegations of corrupt payments and discipline employees involved in making corrupt payments; G) failed to establish a sufficiently empowered and competent Corporate Compliance Office; (k) failed to exercise due diligence to prevent and detect criminal conduct; (1) failed to take reasonable steps to ensure the company’s compliance and ethics program was followed, including monitoring and internal audits to detect criminal conduct; (m) failed to evaluate regularly the effectiveness of the company’s compliance and ethics program; and (n) failed to provide appropriate incentives to perform in accordance with the compliance and ethics program; all in violation of Title 15, United States Code, Sections 78m(b)(2)(B), 78m(b)(5), and 78ff(a), and Title 18, United States Code, Section 2.

2.	As disclosed in the Deferred Prosecution Agreement, from in or around 1998 to in or around 2007, in the Southern District of Florida and elsewhere, Alcatel Lucent knowingly falsified and caused to be falsified books, records, and accounts required to, in reasonable detail, accurately and fairly reflect the transactions and dispositions of Alcatel Lucent, to wit: Alcatel Lucent: (a) drafted sham business consulting agreements to justify third party payments; (b) mischaracterized bribes in the corporate books and records as consulting fees and other seemingly legitimate expenses; (c) justified payments to purported business consultants based on false invoices; and (d) entered into purported business consulting agreements with no basis, sometimes after Alcatel Lucent had won the relevant project; all in violation of Title 15, United States Code, Sections 78m(b)(2)(A), 78m(b)(5), and 78ff(a), and Title 18, United States Code, Section 2.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Schedule 3.21

Export Controls and Sanctions Matters

Open Matters

1.	*CONFIDENTIAL*

2.	*CONFIDENTIAL*

Closed Matters

1.	*CONFIDENTIAL*

2.	On June 13, 2012, the U.S. Securities and Exchange Commission (“SEC”), in response to Alcatel Lucent’s Form 20-F filing for the year ending December 31, 2011, requested certain information regarding Alcatel-Lucent’s business activities in Iran, Syria, Sudan and Cuba. On July 16, 2012, Alcatel-Lucent provided the requested information, and on July 26, 2012, the SEC informed Alcatel-Lucent that it had completed its review of the filing. The correspondence between the SEC and Alcatel Lucent are part of the public record.

3.	*CONFIDENTIAL*

4.	*CONFIDENTIAL*

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Schedule 4.01(c)

Local Counsel

1.	Blake, Cassels and Graydon to provide an opinion as to matters of Canadian law.

2.	Freshfields Bruckhaus Deringer LLP, French counsel to the Parent and the French Guarantor to provide a capacity opinion as to matters of French law.

3.	Kirkland & Ellis International LLP (London) to provide an opinion as to matters of English law.

4.	Latham & Watkins (Paris) to provide an opinion as to matters of French law.

5.	Loyens & Loeff N.V. to provide an opinion as to matters of Dutch law.

6.	Souza, Cescon, Barrieu & Flesch Advogados to provide an opinion as to matters of Brazilian law.

7.	Veirano Advogados to provide an opinion as to matters of Brazilian law.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Schedule 4.01(g)

Additional Closing Date Security Documents

Brazil

1.	Credit Rights and Receivables Pledge Agreement dated as of January 30, 2013 between Alcatel-Lucent Brasil S.A., as Grantor and Credit Suisse AG, as Collateral Agent.

2.	Share Pledge Agreement dated as of January 30, 2013 among Alcatel-Lucent Participations, as Grantor, ALU – Serviços em Telecomunicações S.A., as intervening party and Credit Suisse AG, as Collateral Agent.

3.	Share Pledge Agreement dated as of January 30, 2013 among Alcatel-Lucent Participations and ALU – Serviços em Telecomunicações S.A., as Grantors, Alcatel-Lucent Brasil S.A., as intervening party and Credit Suisse AG, as Collateral Agent.

4.	Alcatel Equipamentos Ltda. Quota Share Pledge Agreement.

Canada

1.	Canadian Pledge and Security Agreement, dated as of January 30, 2013 between Credit Suisse AG, as Collateral Agent, and Alcatel-Lucent Canada Inc.

2.	Confirmation of Security Interest in Intellectual Property, dated as of January 30, 2013 between Credit Suisse AG, as Collateral Agent, and Alcatel-Lucent Canada Inc.

3.	U.S. Patent Security Agreement, dated as of January 30, 2013, between Alcatel-Lucent Canada, Inc., as Grantor in favor of Credit Suisse AG, as Collateral Agent.

4.	U.S. Trademark Security Agreement, dated as of January 30, 2013, between Alcatel-Lucent Canada, Inc., as Grantor in favor of Credit Suisse AG, as Collateral Agent.

France

1.	French Securities Account Pledge Agreement granted by Alcatel Lucent dated January 30, 2013.

2.	French Pledge of IP Rights Agreement granted by Alcatel Lucent dated January 30, 2013.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

3.	French Intercompany Receivables Pledge Agreement granted by Alcatel Lucent dated January 30, 2013.

4.	French Securities Account Pledge Agreement granted by Alcatel-Lucent Participations dated January 30, 2013.

5.	French Intercompany Receivables Pledge Agreement granted by Alcatel-Lucent Participations dated January 30, 2013.

Germany

1.	Share Pledge Agreement (Alcatel-Lucent Holding GmbH, Germany) to be granted by Alcatel Lucent and Alcatel-Lucent Participations.

Netherlands

1.	Deed of Disclosed Pledge over Receivables (Intercompany Claims), dated as of January 30, 2013, by and among Alcatel-Lucent N.V., Alcatel-Lucent Services International B.V. and Alcatel-Lucent Technologies B.V. as Pledgors and Credit Suisse AG, as Collateral Agent and Pledgee.

2.	U.S. Patent Security Agreement, dated as of January 30, 2013, between Alcatel Lucent N.V., as Grantor in favor of Credit Suisse AG, as Collateral Agent.

England

1.	English law Security Agreement, dated as of January 30, 2013 between Alcatel-Lucent Participations, and Alcatel-Lucent UK Limited and Alcatel-Lucent Telecom Limited, as the Chargors, and Credit Suisse AG, as Collateral Agent.

2.	English law Share Charge over Alcatel IP Networks Limited, dated as of January 30, 2013 between Alcatel-Lucent USA Inc. as the Chargor and Credit Suisse AG as the Collateral Agent.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Schedule 5.16

Post-Closing Obligations

Intellectual Property

In furtherance, but not in limitation, of the provisions of this Agreement and the Pledge and Security Agreement, the specific actions set forth below are agreed to be undertaken after the Closing Date:

1.	U.S. With regard to U.S. Patents, Trademarks, and Copyrights owned by the Grantors as of January 15, 2013, the Grantors (as that term is defined in the Pledge and Security Agreement, the “Grantors”) shall comply with the terms of Sections 4.3(a)(i), 4.3(b)(i) and 4.3(c) of the Pledge and Security Agreement before or on the Closing Date and shall file and deliver to the Collateral Agent reasonably satisfactory evidence of the filing of all the applicable Intellectual Property Security Agreements in the U.S. within five days of the Closing Date.

2.	France

a.	Patents. With respect to all French (national) Patents and Patent applications filed with which have designated France or may cover France when issued (“EPO and PCT Patents”) owned by the Grantors as of January 15, 2013 as to which all necessary legal status information in the records of the applicable intellectual property office or agency is current, the Grantors shall comply with the terms of Section 4.3(a)(ii) of the Pledge and Security Agreement within 30 days of the Closing Date and shall, contemporaneously therewith, file the applicable Intellectual Property Security Agreement (or an application for registration of the same) with the appropriate intellectual property office or agency, on an expedited filing basis (if available), and shall promptly thereafter deliver reasonably satisfactory evidence of such filing to the Collateral Agent and shall provide updates on the status of recordation thereafter pursuant to Section 5.06(b) of this Agreement or as requested by the Collateral Agent. For these purposes it is understood that more than one Intellectual Property Security Agreement may be executed and filed to permit perfection of those French (national) Patents and EPO and PCT Patents in a staggered manner. With respect to all other French (national) Patents and EPO and PCT Patents owned by a Grantor as of January 15, 2013 the following procedure shall apply:

i.	Within 15 days from the Closing Date, the Grantors shall confer with the Collateral Agent to fully identify the nature of any legal or regulatory impediments to filing an Intellectual Property Security Agreement (such as, e.g., record title issues) with respect to the remaining Patents and to agree on how and when such impediments will be eliminated with priority being given to expediting the time to filing through use of reasonable best efforts;

ii.	The Grantors shall use reasonable best efforts to remove such impediments, with priority given based on the assessment under Grantor’s internal patent ranking system (i.e., beginning with the “0’s” in the “0” to “4” scale), and the Grantors shall provide the Collateral Agent with periodic updates on such efforts on no less than a monthly basis, including identification of Patents which have been cleared, until such filing is made at the appropriate intellectual property office or agency;

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

iii.	At the Collateral Agent’s request, the Grantors shall comply with the requirements of Section 4.3(a)(ii) of the Pledge and Security Agreement with respect to the cleared Patents and shall provide any additional documentation necessary due to the staggered manner of the filings; and

iv.	Except as otherwise permitted under this Agreement or the Pledge and Security Agreement, the Grantors shall remove all legal or regulatory impediments that would prevent the Collateral Agent from making effective filings for the perfection of security interests for all French (national) Patents and EPO and PCT Patents owned by the Grantors within 180 days from the Closing Date. For the avoidance of doubt, the timing obligations provided herein are subject to the last sentence of Section 4.5 of the Pledge and Security Agreement.

b.	Trademarks. With regard to French (national) Trademarks and applications for Trademarks filed with and which have designated France or may cover France when registered (“CTM and WIPO Trademark”) owned by the Grantors as of January 15, 2013, the Grantors shall comply with the terms of Section 4.3(b)(ii) of the Pledge and Security Agreement within 30 days of the Closing Date and shall, contemporaneously therewith, file the applicable Intellectual Property Security Agreement with the appropriate intellectual property office or agency, on an expedited filing basis (if available), and shall promptly deliver reasonably satisfactory evidence of the filing of the applicable Intellectual Property Security Agreements with the appropriate intellectual property office or agency to the Collateral Agent. The Grantors shall provide updates regarding the status of the filing(s) pursuant to Section 5.06(b) of this Agreement or as requested by the Collateral Agent until such filing is effective and of record and shall deliver to the Collateral Agent evidence of the recording of the Trademark filings required to be made pursuant to Section 4.3(b)(ii) of the Pledge and Security Agreement with regard to French Trademarks and CTM and WIPO Trademarks owned by the Grantors as of the January 15, 2013 promptly after the receipt thereof from the appropriate intellectual property office or agency.

c.	Trademarks and Patents to be Abandoned. Notwithstanding anything to the contrary in this Section 2, Grantor shall not be required to record any update to the name or address or any other legal status or information for the owner on file in the records of the applicable intellectual property office or agency for any French (national) Patent or Trademark, any EPO and PCT Patent, or any CTM and WIPO Trademark that Grantor has decided to abandon as of January 15, 2013, as expressly indicated on Schedule 5.2 to the Pledge and Security Agreement, in accordance with the terms of the Loan Documents.

3.	Canada and the U.K. With regard to Canadian and U.K. (national) Patents owned by the Grantors as of January 15, 2013, the Grantors shall comply with the terms of Section 4.3(a)(iii)(A) of the Pledge and Security Agreement within five Business Days of the Closing Date and shall, contemporaneously therewith, file the applicable Intellectual Property Security Agreement with the appropriate intellectual property office or agency and shall promptly deliver reasonably satisfactory evidence of the filing of the applicable Intellectual Property Security Agreements in Canada and the U.K. to the Collateral Agent.

4.	Germany. With regard to German (national) Patents owned by Grantors as of January 15, 2013, Grantors shall comply with the terms of Section 4.3(a)(iii)(A) of the Pledge and Security Agreement within 30 days of the Closing Date.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

5.	Korea. With regard to Patents in the Republic of Korea owned by Grantors as of January 15, 2013, Grantors shall use commercially reasonable efforts to comply with the terms of Section 4.3(a)(iii)(A) of the Pledge and Security Agreement within 30 days of the Closing Date, but in any event shall comply within 90 days of the Closing Date.

6.	Japan.

a.	The Grantors and Collateral Agent shall agree on a plan for filing and recordation of the security interests in Patents owned by such Grantors in Japan in compliance with Sections 4.3(a)(iii)(A) and (B) of the Pledge and Security Agreement (which could include a determination by the Collateral Agent not to make filings with respect to certain such Patents) within five Business Days of the Closing Date. The plan shall set forth the further steps, if any, agreed upon by the Grantors and the Collateral Agent to create a valid and perfected security interest in the Patents in Japan, with the understanding that the considerations to be taken into account may include, but shall not be limited to, (i) legal or regulatory limitations that may prevent creation of security interest in Patent applications, (ii) any risks (including to the title, validity or enforceability of Patents) under applicable laws, regulations or rules associated with the assignment of Patents for collateral purposes, and (iii) that additional documentation may be required to be prepared and executed to memorialize that the Patents in such jurisdictions are only a portion of the Collateral pledged against the Secured Obligations or to provide for a collateral assignment arrangement. The plan shall also set forth the responsibilities and obligations of the Grantors and the Collateral Agent’s participation with respect to recording and filing of the security interests in Patents owned by such Grantors in Japan. In connection with the rights and obligations in this Section 6(a) and Section 6(b) it is the intention of Collateral Agent and the Loan Parties (x) to make filings in the most cost effective manner, and (y) that, in no event, shall the filing fees paid to appropriate intellectual property offices or agencies in connection therewith, pursuant to Section 4.3(a)(iii)(A) of the Pledge and Security Agreement and this Section 6(a) (as it pertains to Section 4.3(a)(iii)(A) of the Pledge and Security Agreement) with regard to Patents in Japan, exceed $460,000 (the “Japan Filing Fee Cap”).[68]

b.	In the event that the Collateral Agent determines that legal or regulatory impediments or the costs of creating a perfected security interest in the Patents in Japan would be impractical or exceed the Japan Filing Fee Cap, the Collateral Agent may require recordation and filings for security interests in Patents in other jurisdictions not provided for in Sections 4.3(a)(iii)(A) and (B) of the Pledge and Security Agreement in lieu of filing in Japan, so long as the filing costs for such alternative jurisdictions do not exceed the Japan Filing Fee Cap.

c.	With respect to Patents in Japan acquired after January 15, 2013 and covered by Section 4.3(a)(iii)(B) of the Pledge and Security Agreement, the filing fees paid to appropriate intellectual property offices or agencies shall not exceed $250.00 per Patent; provided, however, that if in accordance with the above, the Collateral Agent files in an alternative jurisdiction in lieu of filing in Japan, it is agreed that the filing fees in such alternative jurisdiction shall not exceed $250.00 per Patent, provided, further, that if 40 or more

[68]	Collateral Agent determined the Japan Filing Fee Cap based on a calculation of 0.4% of (Total Number of Issued Japanese Patents / Total Number of Issued Patents and Applications Less Japanese Applications as of January 15, 2013) multiplied by (the amount of the Loans).

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Patents are acquired by, or transferred or assigned to, the Grantors from a third party in a single transaction, Borrower and the Collateral Agent shall engage in discussions to evaluate in good faith a potential reduction to the aforementioned maximum filing fee payable to the appropriate intellectual property offices or agencies, with the understanding that the considerations to be taken into account may include, but shall not be limited to, (i) the considerations set forth in above subsections (i), (ii) and (iii) of Section 6(a) and (ii) whether the costs of obtaining a security interest or perfection in such Patents are excessive in relation to the benefit to the Lenders of the security to be afforded thereby.

7.	Certain After Acquired IP. With respect to any French Intellectual Property, German (national) Patents, Korean Patents and Japanese Patents listed in a Quarterly New IP and Specified Patent Report, each Grantor shall comply with the requirements of Sections 4.3(a)(ii), 4.3(a)(iii)(B) and 4.3(b)(ii) within 30 days of delivery of the applicable Quarterly New IP and Specified Patent Report in order to ensure that the Collateral Agent has, or will have, a valid, perfected, first priority security interest in such Collateral.

Except as otherwise provided specifically herein, but without limitation of any provisions of this Agreement or the Pledge and Security Agreement, it is understood that any fees and costs incident to the Collateral Agent’s filing, recordation and actions necessary to perfect as contemplated by the Intellectual Property provisions of this Schedule 5.16 will be borne by Parent and Borrower in accordance with Section 10.05 of this Agreement.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Security Documents

1.	Within (x) with respect to Restricted Subsidiaries organized under the laws of England, 90 days after the Closing Date and (y) with respect to any other Restricted Subsidiaries in existence on the Closing Date, 90 days after the Closing Date plus, if requested by the Borrower concurrent with delivery to the Agent of information reasonably demonstrating that the Borrower is diligently attempting to comply with this provision, an additional 90 days thereafter, or such later date in each case as may be reasonably agreed by the Collateral Agent, the Borrower shall deliver to the Collateral Agent Certificated Securities constituting Collateral, pursuant to Section 4.1 of the Pledge and Security Agreement for those Restricted Subsidiaries listed in Schedule 5.2 of the Pledge and Security Agreement in the table entitled “Pledged Foreign Equity by U.S. Grantors,” to the extent the Capital Stock of such subsidiaries constitutes Certificated Securities (whether or not any such Certificated Securities are then in possession of any Loan Party), including transfer powers or other instruments or transfer duly endorsed by such an effective endorsement, in each case, to the Collateral Agent or in blank; provided that, after the end of the applicable period or periods contemplated in clause (y) above, if the Borrower has diligently attempted to comply with this provision but has failed to do so and the local law of the jurisdiction in which the applicable Capital Stock is issued does not require the delivery of Certificated Securities in order to perfect a Lien thereon, then the foregoing provision shall cease to apply with respect to such Capital Stock.

2.	The Borrower shall use commercially reasonable efforts to deliver to the Collateral Agent, Certificated Securities constituting Collateral, pursuant to Section 4.1 of the Pledge and Security Agreement for those Restricted Subsidiaries listed in Schedule 5.2 of the Pledge and Security Agreement in the table entitled “Pledged Foreign Equity by Foreign Grantors (Non-Covered Jurisdictions),” (to the extent the Capital Stock of such Subsidiaries constitutes Certificated Securities) including transfer powers or other instruments or transfer duly endorsed by such an effective endorsement, in each case, to the Collateral Agent or in blank; provided that such commercially reasonable efforts shall not require any Restricted Subsidiary to reissue any such Certificated Securities to the extent such certificates are not in the possession or reasonable control of any Loan Party; provided, further that if the Borrower delivers an officer’s certificate certifying that the jurisdiction for which the Subsidiary is organized (which in no event shall include France, Germany, the Netherlands, England and Wales, Canada, Brazil or the U.S.) requires the owner of such Capital Stock to hold the Capital Stock in order to vote such Capital Stock, then such holder may hold the Capital Stock until such time as there is an Event of Default which is continuing and at such time, the Collateral Agent may request the immediate delivery thereof. Notwithstanding the foregoing, in no event shall the relief from the requirement of this provision to deliver Certificated Securities that is set forth in the immediately preceding sentence apply to “Designated Non-Cash Consideration” as defined in this Agreement.

3.

On or before both of the 60th and 90th days following the Closing Date, the Borrower shall update the table entitled “Pledged Foreign Equity by U.S. Grantors” of Schedule 5.2 of the Pledge and Security Agreement to reflect detailed information relating to Certificated Securities constituting Collateral. On or before both of the 60th and 90th days following the Closing Date, the Borrower shall update the table entitled “Pledged Foreign Equity by Foreign Grantors (Non-Covered Jurisdictions)” of Schedule 5.2 of the Pledge and Security Agreement to reflect detailed information relating to Certificated Securities constituting Collateral delivered pursuant to the immediately preceding paragraph of this Schedule 5.16.

4.	Within 90 days of the Closing Date, or such later date as may be reasonably agreed by the Collateral Agent, the Borrower shall deliver to the Collateral Agent any counterpart signatures to the Subordinated Intercompany Note, together with an effective endorsement duly endorsed in blank, in each case, that have not been received as of the Closing Date and that are otherwise required to have been so received.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Other Items

1.	Within 60 days after the Closing Date, or such later date as may be reasonably agreed by the Collateral Agent, the Borrower shall deliver to the Administrative Agent a certified copy of the charter of Western Electric International Incorporated, together with a certificate of good standing from the Secretary of State of the State of North Carolina dated as of a recent date.

2.	Within 180 days after the Closing Date (or such later date as may be reasonably agreed by the Collateral Agent), the Borrower shall deliver to the Administrative Agent evidence, reasonably satisfactory to the Administrative Agent, of the commencement of the process to liquidate, dissolve, merge or consolidate into Parent, the Borrower or any Subsidiary Guarantor, as applicable, those Subsidiaries listed in Schedule 5.17 of this Agreement under the heading “Subsidiaries to be liquidated/dissolved” (the “Designated Subsidiaries”) and shall continue to pursue such liquidation, dissolution, merger or consolidation, as applicable, and take all actions in connection therewith, that are reasonably within its control, and shall provide reasonably frequent summary updates to the Administrative Agent and the Collateral Agent with respect to such process; provided that the Capital Stock of each Designated Subsidiary that fails to so commence or continue with such process to liquidate, dissolve, merge or consolidate into Parent, the Borrower or any Guarantor within 180 days after the Closing Date and is not subject to an extension by the Administrative Agent shall no longer constitute “Excluded Property” pursuant to Section 2.2(m) of the Pledge and Security Agreement, and the Borrower shall execute and deliver such other Security Documents as contemplated in Section 5.09 of this Agreement as if such Designated Subsidiary had been subsequently acquired or formed after the Closing Date, in each case in a manner reasonably acceptable to the Administrative Agent and the Collateral Agent; provided in the event that the applicable Designated Subsidiary continues to pursue such process after the expiration of such 90-day period, and. in connection therewith, continues to take all actions reasonably within its control, such Capital Stock shall continue to constitute Excluded Collateral for so long as such Designated Subsidiary continues to pursue such process after the expiration of such 90-day period, and in connection therewith, continues to take all actions reasonably within its control to further such process of liquidation, dissolution, merger or consolidation.

Brazil

1.	As soon as practical after the Closing Date (and in any event no later than five days after the Closing Date or such later date as may be reasonably agreed by the Collateral Agent), (i) the parties to the Brazilian law Security Documents (the “BR Security Documents”) signing outside Brazil shall execute and arrange for notarization of the signatures, (ii) the parties to the BR Security Documents signing outside Brazil (except for the parties signing in France) shall arrange for the consularization of the notarized signatures at the nearest Brazilian consulate to the location of execution and (iii) the parties to the BR Security Documents shall remit the executed, notarized, and consularized BR Security Documents to counsel for the Borrower in Brazil and the Agents and Lenders in Brazil.

2.	Immediately after completion of step 1 above (and in any event no later than 20 days after the Closing Date or such later date as may be reasonably agreed by the Collateral Agent), the Borrower shall arrange for at least one original of each of the BR Security Documents signed by all parties thereto to be translated into Portuguese in Brazil pursuant to a sworn translation.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

3.	Following steps 1 and 2 above and within 20 days of the Closing Date (or such later date as may be reasonably agreed by the Collateral Agent), the Borrower shall deliver to the Collateral Agent (i) reasonably satisfactory written evidence of the request for registration of the pledges over any Collateral pledge under a Brazil law-governed Security Document (and any amendments thereto) before the competent local registries and (ii) promptly thereafter reasonably satisfactory written evidence of such registration.

4.	Within five Business Days of the Closing Date (or such later date as may be reasonably agreed by the Collateral Agent), the Borrower shall deliver to the Collateral Agent reasonably satisfactory written evidence of annotation of the pledges over 100% of Alcatel Lucent Brasil S.A.’s shares and 99.99% of ALU-Serviços em Telecomunicações S.A.’s share under the relevant BR Security Document (and any amendments thereto) in the Shares Registry Book (Livro de Registro de Ações Nominativas) of each of the relevant Restricted Subsidiaries.

5.	Within five Business Days of the Closing Date (or such later date as may be reasonably agreed by the Collateral Agent in its sole discretion), the Borrower shall deliver to the Collateral Agent reasonably satisfactory written evidence of annotation of the pledge of 99.9% Alcatel Equipamentos Ltda’s quotas under the relevant BR Security Document (and any amendments thereto) in the Articles of Association of the relevant Restricted Subsidiaries.

Canada

1.	Alcatel-Lucent Canada Inc. shall file the IP Confirmation of Security Interest with the Canadian Intellectual Property Office (“CIPO”) within 10 Business Days of the Closing Date (or such later date as may be reasonably agreed by the Collateral Agent) and shall provide the Collateral Agent with (i) evidence of such filing being made, and (ii) confirmation of the registration of the IP Confirmation of Security Interest upon receipt of such confirmation from CIPO.

England &Wales

1.	With respect to the English law Security Agreement between Alcatel-Lucent Participation, and Alcatel-Lucent UK Limited and Alcatel-Lucent Telecom Limited, as the Chargors, and Credit Suisse AG, as Collateral Agent (“English Security Agreement”), within five Business Days of the Closing Date (or such later date as may be reasonably agreed by the Collateral Agent) (i) give notice to each other party to the Pledged Debt (as that term is defined therein) that it has assigned or charged its rights under the Pledged Debt to the Collateral Agent; and (ii) use commercially reasonable efforts to procure that the relevant counterparty signs and delivers to the Collateral Agent an acknowledgement substantially in the form of that set out in the schedule to the relevant notice within 14 days of the execution of English law Security Agreement.

France

1.	With respect to the French Securities Account Pledge Agreement granted by Parent, the related pledged bank account certificate of pledge (attestation de nantissement) shall be sent within 10 Business Days after the Closing Date (or such later date as may be reasonably agreed by the Collateral Agent) by Parent to each bank account holder.

2.	With respect to the French Securities Account Pledge Agreement granted by Alcatel-Lucent Participations, the related pledged bank account certificate of pledge (attestation de nantissement) shall be sent within 10 Business Days (or such later date as may be reasonably agreed by the Collateral Agent) after the Closing Date by Parent to each bank account holder.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

3.	With respect to French Intercompany Receivables Agreement entered into on the Closing Date by Alcatel Lucent Participations and Parent as pledgors, such pledgors shall provide, within 10 Business Days (or such later date as may be reasonably agreed by the Collateral Agent) after having received the same from the Collateral Agent, countersigned originals of the related pledge notice(s).

Germany

1.	Within 60 days after the Closing Date, or such later date as may be reasonably agreed by the Administrative Agent, each of Alcatel-Lucent Deutschland AG and Alcatel-Lucent Holding GmbH shall seek approval from their respective supervisory boards to enter into the Loan Documents and each of Alcatel-Lucent Deutschland AG and Alcatel-Lucent Holding GmbH shall provide the Administrative Agent with written notice of the determination of its supervisory board immediately following its receipt thereof.

2.	Subject to and promptly after receipt of approval from their respective supervisory boards, (i) each of Alcatel-Lucent Deutschland AG and Alcatel-Lucent Holding GmbH shall promptly accede to this Agreement as a Subsidiary Guarantor and to the Pledge and Security Agreement as a Grantor and shall execute and deliver such other Loan Documents as contemplated in Section 5.09 of this Agreement (subject to clause 3 below), in each case in a manner reasonably acceptable to the Administrative Agent and the Collateral Agent and (ii) Alcatel-Lucent Holding GmbH shall deliver a copy of a letter of comfort to the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent and executed by a group company acceptable to the Collateral Agent for the issuance of such letter of comfort.

3.	To the extent that Alcatel-Lucent Deutschland AG and Alcatel-Lucent Holding GmbH accede to this Agreement and the Pledge and Security Agreement (as stated in clause 2 above) as Subsidiary Guarantors and Grantors respectively, they will not have any obligation to pledge the Capital Stock of Alcatel-Lucent Networks GmbH and Alcatel-Lucent Internetworking Deutschland GmbH owned by them, respectively, until the consummation of the merger of these two entities with and into Alcatel-Lucent Deutschland AG which shall take place on or before July 31, 2013 (subject to extension as contemplated by the immediately following sentence); provided however that if either Alcatel-Lucent Networks GmbH or Alcatel-Lucent Internetworking Deutschland GmbH fails to merge with and into Alcatel-Lucent Deutschland AG on or before July 31, 2013 (subject to extension as stated below), then Alcatel-Lucent Deutschland AG and Alcatel-Lucent Holding GmbH shall promptly pledge such Capital Stock as contemplated in Section 5.09 of this Agreement, in each case in a manner reasonably acceptable to the Administrative Agent and the Collateral Agent. Further, Administrative Agent and the Collateral Agent agree to postpone the above deadline of the merger (July 31, 2013) for so long as, and to the extent that the approval of such merger has been requested by Alcatel-Lucent Deutschland AG and Alcatel-Lucent Holding GmbH but is delayed due to the occurrence of any event not reasonably within such Person’s control (e.g., not recording by the Commercial Register in time) .

Netherlands

1.	Within ten Business Days after the Closing Date (or such later date as may be reasonably agreed by the Collateral Agent), Alcatel-Lucent Participations as Pledgor, Alcatel-Lucent N.V. as Company and Credit Suisse, AG, as Collateral Agent and Pledgee shall enter into a Deed of Pledge of Shares in the capital of Alcatel-Lucent N.V.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

2.	Within ten Business Days after the Closing Date (or such later date as may be reasonably agreed by the Collateral Agent), Alcatel-Lucent N.V. as Pledgor, Alcatel-Lucent Services International B.V. as Company and Credit Suisse, AG, as Collateral Agent and Pledgee shall enter into a Deed of Pledge of Shares in the capital of Alcatel-Lucent Services International B.V.

3.	Within 10 Business Days after the Closing Date (or such later date as may be reasonably agreed by the Collateral Agent), Alcatel-Lucent Participations as Pledgor, Alcatel Lucent Technologies B.V. as Company and Credit Suisse, AG, as Collateral Agent and Pledgee shall enter into a Deed of Pledge of Shares in the capital of Alcatel Lucent Technologies B.V.

4.	Within six weeks after the Closing Date (or such later date as may be reasonably agreed by the Collateral Agent), Alcatel-Lucent Nederland B.V. and Alcatel-Lucent Network Operations and Build B.V. shall provide the Administrative Agent with written notice of the outcome of the request for works council advice.

5.	Subject to and upon receipt of approval from the works council:

a.	Alcatel-Lucent Nederland B.V. shall promptly accede to this Agreement as a Subsidiary Guarantor and to the Pledge and Security Agreement as a Grantor and shall execute and deliver such other Loan Documents as contemplated in Section 5.09 of this Agreement, in each case in a manner reasonably acceptable to the Administrative Agent and the Collateral Agent;

b.	Alcatel-Lucent N.V. shall promptly pledge the shares of its subsidiary, Alcatel-Lucent Network Operations and Build B.V. and Alcatel-Lucent Nederland B.V. pursuant to a Dutch law share pledge in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent; and

c.	Alcatel-Lucent Nederland B.V. shall enter into a Deed of Disclosed Pledge over Receivables (Intercompany Claim) by Alcatel-Lucent Nederland B.V. as Pledgor and Credit Suisse AG, as Collateral Agent and Pledgee.

6.	It is the intention of Parent that (i) Alcatel-Lucent Nederland B.V. shall be the sole Restricted Subsidiary incorporated in the Netherlands and (ii) Alcatel-Lucent N.V., Alcatel-Lucent Services International B.V., Alcatel Lucent Technologies B.V. and Alcatel Lucent Network Operations and Build B.V. shall be dissolved, liquidated or consolidated into a Guarantor; provided that if Alcatel-Lucent Network Operations and Build B.V. fails to dissolve, merge or consolidate with and into Alcatel-Lucent Nederland B.V. within 90 days of the Closing Date, then Alcatel-Lucent Network Operations and Build B.V. shall promptly accede to this Agreement as a Subsidiary Guarantor and to the Pledge and Security Agreement as a Grantor and shall execute and deliver such other Loan Documents as contemplated in Section 5.09 of this Agreement, in each case in a manner reasonably acceptable to the Administrative Agent and the Collateral Agent.

7.	Within one Business Day after the Closing Date (or such later date as may be reasonably agreed by the Collateral Agent), Loyens & Loeff N.V. shall deliver to the Administrative Agent a favourable written opinion addressed to the Agents and the Lenders, dated as of such date and in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Schedule 5.17

Inactive Holdcos and Subsidiaries

Dormant Subsidiaries

Owner	Dormant Subsidiary	Jurisdiction of Organization of Dormant Entity	Notes
Alcatel Lucent	SEIZELEC	France	Dormant
Alcatel Lucent	Quatorzelec	France	Dormant
Alcatel Lucent	Camilec	France	Dormant
Alcatel Lucent	Antelec	France	Dormant
Alcatel-Lucent Canada Inc.	Newbridge Networks International Corporation	Barbados	Dormant
Alcatel-Lucent Participations	Europe*Star Limited	England	Alcatel-Lucent Participations holds a 95% interest in this JV. Its current assets are fully offset by its liabilities. Although not “dormant”, this entity has no operational activity.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Inactive Subsidiaries

Owner	Restricted Subsidiary	Jurisdiction of Organization of Restricted Subsidiary	Asset/Liability information	Notes
Alcatel-Lucent International Holdings Inc.	Lucent Technologies South Africa Pty Ltd	South Africa	As per Financial
Statements end 2011

Assets : $680,000
(including Cash
$590,000

Other Liabilities :
$290,000

A per annual
Financial Statement
end 30 Sept 2012 :

Assets : 5,902 Rand
(cash only)

Liabilities : 90,446
Rand

No material change
since then

Dormant company *CONFIDENTIAL*
Alcatel-Lucent Participations	LNR Telecom S.R.O.	Czech Republic	Please see the financial statement 2011 Assets 6,317 Czech Crowns No material changes in financial statement 2012	Dormant company
Alcatel-Lucent Participations	Lucent Technologies Czech Republic S.R.O.	Czech Republic	Please see the financial statement 2011 Assets : 540,000 Czech Crowns No material changes in financial statement 2012	Dormant company
Alcatel-Lucent UK Limited	STC	England	Assets of no economic value	Dormant, *CONFIDENTIAL*
Alcatel-Lucent Telecom Limited	Alcatel Networks Limited	England	Assets of no economic value	Dormant *CONFIDENTIAL*

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Alcatel-Lucent USA Inc.	Lucent Technologies Optical Networks (Israel) Ltd.	Israel	No Assets – No liabilities	Inactive company and *CONFIDENTIAL*
Alcatel-Lucent USA Inc.	Mobilitec Israel Ltd.	Israel	Assets : 1,515 K€ (Cash 1180 and Tax in Advance 335K€) Liabilities : 1,125K€ (Tax Accrual : 390K€ and Equity)	Inactive company and *CONFIDENTIAL*
Alcatel-Lucent International Holdings Inc.	Lucent Technologies Telecom Systems Israel (1993) Ltd.[69]	Israel	Assets: Cash: 283K€ and Tax in Advance: 225K€ ALU Israel: 1068K€ Liabilities: Equity: 1576K€	Inactive company and *CONFIDENTIAL*

[69]	NTD: Alcatel-Lucent World Services (US) owns 1 of 65502 shares (0.00%)

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Subsidiaries to be liquidated/dissolved

Owner	Restricted Subsidiary	Jurisdiction of Organization of Restricted Subsidiary	Asset/Liability information	Notes
Alcatel-Lucent Participations	Skybridge GP, Inc	U.S.A.	To the knowledge of the Loan Parties, this entity has no assets	In liquidation
Alcatel-Lucent Participations	Westol Investments SA	Uruguay	The amounts of the debt to IRS can be split into two main taxes : asset taxes for around $50,000 and income deductions	In liquidation
Alcatel-Lucent UK Limited	Lucent Technologies Network System UK	England	Remaining asset lent to Alcatel-Lucent UK Limited Loan to Alcatel-Lucent UK Limited £22.8m (this loan will be pledged)	In liquidation
Alcatel-Lucent Services International B.V	Alcatel Baku Limited Liability Company	Azerbaijan	No Asset - No liability	In liquidation
Alcatel-Lucent Services International B.V.	Alcatel Saudi Arabia Limited[70]	Saudi Arabia	Assets: Approximately 1,200,000 SR	*CONFIDENTIAL*

[70]	Alcatel-Lucent Services International B.V. owns 51% of the shares.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Owner	Restricted Subsidiary	Jurisdiction of Organization of Restricted Subsidiary	Asset/Liability information	Notes
Alcatel-Lucent Services International B.V.	Alcatel-Lucent Bosnia D.O.O. Za Proizvodnju I Trgovinu Sarajevo	Bosnia-Herzegovina		In liquidation
Alcatel-Lucent USA Inc.	Motive Communications GmbH	Switzerland	No Assets – No liabilities	In liquidation – in process of being erased from the commercial register
Alcatel-Lucent International Holdings Inc.	Lucent Technologies Philippines Inc.	Philippines	After Share redemption Settlement : Cash : 4.8M€ is left and will go the shareholder upon liquidation	Share redemption in course – *CONFIDENTIAL*.
Alcatel-Lucent International Holdings Inc.	P.T. Lucent Technologies Network Systems Indonesia	Indonesia	Tax liability exposure 20M€ Asset : 1,5M€ (Tax deposit)	Under liquidation since 2003 (cannot be fully liquidated since one of its shareholders was itself liquidated).
Alcatel-Lucent International Holdings Inc.	Lucent Technologies Italia S.p.A.	Italy	No material assets apart from the Share Capital as deposited in treasury the company has only Tax Credits (around 0.9 M Euros) currently under discussion with Tax Authorities.	In liquidation

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Owner	Restricted Subsidiary	Jurisdiction of Organization of Restricted Subsidiary	Asset/Liability information	Notes
Alcatel-Lucent Americas Holdings Inc.	Lucent Technologies Italia S.p.A.	Italy	No material assets apart from the Share Capital as deposited in treasury the company has only Tax Credits (around 0.9 M Euros) currently under discussion with Tax Authorities.	In liquidation
Alcatel-Lucent Participations	Alcatel China Trading Limited	Hong Kong	Assets : 600K€. Will go to its shareholder ALU Participations upon liquidation	*CONFIDENTIAL*
Alcatel-Lucent USA Inc.	MRAC, Inc.	U.S.A.	No material assets other than a trust account used to pay invoices. The current balance of the trust account is approximately $150,000.	*CONFIDENTIAL* following completion of environmental remediation, subject to compliance with terms of the existing consent decree

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

EXHIBIT A

TO CREDIT AND GUARANTY AGREEMENT

FORM OF ADMINISTRATIVE QUESTIONNAIRE

ALCATEL-LUCENT USA INC.

Agent Information	Agent Closing Contact
Credit Suisse AG	Jason Golz
Eleven Madison Avenue	Tel: (919) 994-6378
New York, NY 10010	Fax: (212) 322-2291
E-Mail: Jason.Golz@credit-suisse.com

Agent Wire Instructions

The Bank of New York Mellon

ABA 021000018

Account Name: CS Agency Cayman Account

Account Number: 8900492627

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Signature Block Information:

•	Signing Credit Agreement ☐ Yes ☐ No

•	Coming in via Assignment ☐ Yes ☐ No

Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other-please specify)

Lender Parent:

Lender Domestic Address	Lender Eurodollar Address

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Primary Operations Contact	Secondary Operations Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

Lender’s Domestic Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

II. Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

EXHIBIT B

TO CREDIT AND GUARANTY AGREEMENT

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement, the other Loan Documents and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective Credit Facilities identified below (including without limitation any guarantees included in such Credit Facilities), and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, the other Loan Documents, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	. Assignor is [not] a Defaulting Lender.

2.	Assignee:	[and is a[n] Affiliate/Approved Fund[1] of [identify Lender]]. Assignee is not a Defaulting Lender. Markit Entity Identifier (if any):

3.	Borrower:	Alcatel-Lucent USA Inc., a Delaware corporation (the “Borrower”).

4.	Administrative Agent:	Credit Suisse AG, as administrative agent for the Lenders (in such capacity, including any successor thereto in such capacity, the “Administrative Agent”).

5.	Credit Agreement:	Credit and Guaranty Agreement, dated as of January 30, 2013, among the Borrower, Alcatel-Lucent Holdings Inc., a Delaware corporation (“Holdings”), Alcatel Lucent, a société anonyme incorporated under the laws of France (“Parent”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, the Administrative Agent, Credit Suisse AG, as Collateral Agent, and the other Agents party thereto.

[1]	Select as applicable.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

6.	Assigned Interest[s]:

Credit Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[2]
___________[3]	$	$		%
___________	$	$		%
___________	$	$		%

Effective Date:             , 20            [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention: Telecopier:	Attention: Telecopier:

with a copy to:	with a copy to:

Attention: Telecopier:	Attention: Telecopier:

Wire Instructions:	Wire Instructions:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Asset Sale Loan Commitment”, “US Term Loan Commitment”, etc.).

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Consented to:][4]

ALCATEL-LUCENT USA INC.

By:
Name:
Title:

[4]	To be added only if the consent of Borrower or other relevant party is required by the terms of the Credit Agreement.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document (as defined below), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document delivered pursuant thereto, other than this Assignment and Assumption (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any other Loan Party, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, other Loan Party, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) it is not a Defaulting Lender, (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder and under the other Credit Documents, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vii) it has, independently and without reliance upon the Administrative Agent, any other Agent or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (viii) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including, without limitation, pursuant to Section 2.20 thereof), duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any other Agent, the Assignor or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.	Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.	General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterparty of a signature page of this Assignment and Assumption by facsimile transmission or in electronic (e.g., “pdf” or “tif”) format shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York without regard to conflict of laws principles thereof that would result in the application of any law other than the law of the State of New York.

[Remainder of page intentionally left blank]

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

EXHIBIT C

TO CREDIT AND GUARANTY AGREEMENT

FORM OF AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

This Affiliated Lender Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Borrower/Affiliated Lender] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date [in the case of an Auction in which the Borrower or an Affiliated Lender is the purchaser: inserted by the Auction Manager as contemplated in the Auction procedures set forth on Exhibit J to the Credit Agreement (the “Auction Procedures”)], (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement, the other Loan Documents and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective Credit Facilities identified below (including without limitation any guarantees included in such Credit Facilities), and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, the other Loan Documents, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption or the Credit Agreement, without representation or warranty by the Assignor.

1. Assignor:	. Assignor is [not] a Defaulting Lender.

2. Assignee:	[Borrower/Affiliated Lender]

3. Borrower:	Markit Entity Identifier (if any): Alcatel-Lucent USA Inc., a Delaware corporation (the “Borrower”).

4. Administrative Agent:	Credit Suisse AG, as administrative agent for the Lenders (in such capacity, including any successor thereto in such capacity, the “Administrative Agent”).

5. Credit Agreement:	Credit and Guaranty Agreement, dated as of January 30, 2013, among the Borrower, Alcatel-Lucent Holdings Inc., a Delaware corporation (“Holdings”), Alcatel Lucent, a société anonyme incorporated under the laws of France (“Parent”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, the Administrative Agent, Credit Suisse AG, as Collateral Agent, and the other Agents party thereto.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

6.	Assignor’s Interest under the Credit Agreement:

Credit Facility	Aggregate Principal Face Amount of [US Term] [Euro Term] [Asset Sale] Loans of Assignor	Percentage of Loans of Assignor[1]
[US Term] [Euro Term] [Asset Sale] Loans	$		%

7.	Assigned Interest:

List below the [US Term] [Euro Term] [Asset Sale] Loans to be assigned by the Assignor to the Assignee [in the case of an Auction in which the Borrower or an Affiliated Lender is the purchaser: , which shall be subject to the terms and conditions of the Auction, including, without limitation, the pro rata reduction procedures set forth in the Auction Procedures].

[in the case of an Auction in which the Borrower or an Affiliated Lender is the purchaser:

Reply Price with respect to [US Term] [Euro Term] [Asset Sale] Loans being offered for assignment to Assignee (price per $1,000 principal amount)[2]	Reply Amount (principal face amount of [US Term] [Euro Term] [Asset Sale] Loans to be Assigned to Assignee at relevant Reply Price) (subject to pro rata reduction)[3]	Pro Rated Principal Face Amount of [US Term] [Euro Term] [Asset Sale] Loans Assigned[4]	Percentage Assigned of [US Term] [Euro Term] [Asset Sale] Loans[5]

$	$	$		%

$	$	$		%

$	$	$		%

[1]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder. To be completed by Assignor.
[2]	To be completed by Assignor.
[3]	To be completed by Assignor. [In the case of an Auction in which the Borrower or an Affiliated Lender is the purchaser: The sum of Lender’s Reply Amount(s) may not exceed the aggregate principal face amount of [US Term] [Euro Term][Asset Sale] Loans held by it as lender of record on the date of submission of its Return Bid.]
[4]

[In the case of an Auction in which the Borrower or an Affiliated Lender is the purchaser: To be completed by the Auction Manager, if necessary, based on the proration procedures set forth in the Auction Procedures.]

[5]

[In the case of an Auction in which the Borrower or an Affiliated Lender is the purchaser: To be completed by the Auction Manager to at least 9 decimals as a percentage of the [US Term] [Euro Term] [Asset Sale] Loans of all Lenders thereunder.]

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

[in the case of an open market purchase involving an Affiliated Lender:

Credit Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[6]
___________[7]	$	$		%
___________	$	$		%
___________	$	$		%

8.	Effective Date: , 20 [in the case of an Auction in which the Borrower or an Affiliated Lender is the purchaser: TO BE INSERTED BY AUCTION MANAGER IN CONSULTATION WITH THE ASSIGNEE AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

9.	Notice and Wire Instructions:

ASSIGNOR:	ASSIGNEE:

[NAME OF ASSIGNOR]	[BORROWER/AFFILIATED LENDER]

Notices:	Notices:

Attention: Telecopier:	Attention: Telecopier:

with a copy to:	with a copy to:

Attention: Telecopier:	Attention: Telecopier:

Wire Instructions:

[6]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Loan Commitment”, “Term Loan Commitment”, etc.)

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

[In the case of an assignment via Dutch Auction only: The Assignor acknowledges and agrees that (a) submission of a Return Bid in respect of the [US Term] [Euro Term] [Asset Sale] Loans will constitute a binding agreement between the Assignor and the Assignee in accordance with the terms and conditions of the Auction Procedures and the Credit Agreement; (b) [US Term] [Euro Term] [Asset Sale] Loans will be deemed to have been accepted by the Assignee to the extent such [US Term] [Euro Term] [Asset Sale] Loans are validly offered by Assignor to Assignee in accordance with the terms and conditions of the Auction Procedures and the Credit Agreement upon notification by the Auction Manager to the Assignor that such [US Term] [Euro Term] [Asset Sale] Loans are part of a Qualifying Bid (subject to applicable proration in accordance with the terms and conditions of the Auction); and (c) it does not have any withdrawal rights with respect to any offer to assign of its [US Term] [Euro Term] [Asset Sale] Loans.

Subject to and effective upon the acceptance by the Assignee for purchase of the principal amount of the [US Term] [Euro Term] [Asset Sale] Loans to be assigned by the Assignor to the Assignee, the Assignor hereby irrevocably constitutes and appoints the Auction Manager as the true and lawful agent and attorney-in-fact of the Assignor with respect to such [US Term] [Euro Term] [Asset Sale] Loans, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to complete or fill-in the blanks in this Assignment and Assumption and deliver the completed Assignment and Assignment to the Assignee and the Assignor.]

[Signature page follows]

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

[In the case of an assignment via Dutch Auction only: The Assignor acknowledges and agrees that its offer to assign [US Term] [Euro Term] [Asset Sale] Loans pursuant to the Auction Procedures constitute the Assignor’s acceptance of the terms and conditions (including the proration procedures) contained in the Auction Procedures, the Credit Agreement and this Assignment and Assumption.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[BORROWER/AFFILIATED LENDER]

By:
Name:
Title:

Accepted:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent [and Auction Manager]

By:
Name:
Title:

By:
Name:
Title:

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is, and on the applicable Effective Date will be, free and clear of any lien, encumbrance or other adverse claim; (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own decision to enter into this Assignment and Assumption and to sell and assign the Assigned Interest on the basis of which it has made such decision; and (iv) it is not a Defaulting Lender, (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document (as defined below), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document delivered pursuant thereto, other than this Assignment and Assumption (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any other Loan Party, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any other Loan Party, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document, [in the case of an Auction in which the Borrower or an Affiliated Lender is the Purchaser: and (c) has read and agrees to all of the terms and conditions (including the pro ration procedures) of the Auction Procedures set forth in the Offer Documents]. The Assignor will, upon request, execute and deliver any additional documents deemed by Administrative Agent or the Assignee to be necessary or desirable to complete the sale, assignment and transfer of the Assigned Interest. In the event that the Assignor has determined for itself to not access any information disclosed by Assignee in connection with the Auction or this Assignment and Assumption, the Assignor acknowledges that (i) other Lenders may have availed themselves of such information and (ii) none of the Borrower, [the Auction Manager,] the Administrative Agent or any other Agent has any responsibility for the Assignor’s decision to limit the scope of the information it has obtained in connection with its evaluation of the Auction or its decision to enter into this Assignment and Assumption.

1.2

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement until such time as the Loans are automatically cancelled without further action by any Person on the Effective Date, (ii) it meets the requirements of an Eligible Assignee under the Credit Agreement, (iii) it has transmitted same day funds to the Assignor on the Effective Date, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent, any other Agent or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vii) it may be aware of Material Non-Public Information that (A) has not been disclosed to the Auction Manager, the Administrative Agent and the non-Public Lenders prior to such date or (B) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign Loans to the Assignee; (viii) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any other Agent, [the Auction Manager,] the Assignor or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it acknowledges and agrees that the Assigned Interest shall, from and after the Effective Date, and without further action by any Person, be automatically and irrevocably cancelled and retired and no longer outstanding (and may not be participated in, resold, assigned or otherwise disposed of and shall be incapable of being participated in, resold, assigned or otherwise disposed of), including, without limitation, for all purposes of the Credit Agreement and all other Credit Documents (including, but not limited to (A) the making of, or the application of, any payments to the Lenders under the Credit Agreement or any other Credit Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under the Credit Agreement or any other Credit Document or (C) the determination of Required Lenders, or for any similar or related purpose, under the Credit Agreement or any other Credit Document), and any related cancellation of indebtedness income shall be disregarded for purposes of calculating Consolidated EBITDA, Consolidated Net Income and all other financial definitions in the Credit Documents, and that the Assignee shall have no ability to vote or receive payments in respect of the Assigned Interest.

1.3	No Violation of Laws. Each of the Assignor and Assignee acknowledges that it has not violated any applicable laws relating to this Assignment and Assumption or the transactions contemplated herein.

2. Payments. Payment to the Assignor by the Assignee in respect of the settlement of the assignment of the Assigned Interest shall be paid by Assignee directly to the Assignor and shall include all unpaid interest that has accrued in respect of the Assigned Interest through the Effective Date. No interest shall accrue with respect to the Assigned Interest from and after the Effective Date and such Assigned Interest shall, from and after the Effective Date, and without further action by any Person, be deemed cancelled for all purposes and no longer outstanding.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

3. No Rights as Lender. The Assignee acknowledges and agrees that it shall have no right whatsoever:

(a) to vote in the capacity of a Lender with respect to any amendment, modification, waiver, consent or other such action with respect to any of the terms of the Credit Agreement or any other Credit Document;

(b) to attend or participate in (or receive any notice of) any meeting or conference call attended solely by the Lenders or any correspondence solely as between the Lenders and the Administrative Agent, any other Agent or any Lender, or receive any information provided to the Lenders by the Administrative Agent, any other Agent or any Lender; or

(c) to make or bring any claim, in its capacity as Lender, against the Administrative Agent, any other Agent or any Lender with respect to the duties and obligations of such Persons under the Credit Documents.

4. No Default. On the Effective Date, no Default or Event of Default has occurred and is continuing or would result from this Assignment and Assumption.

5. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterparty of a signature page of this Assignment and Assumption by facsimile transmission or in electronic (e.g., “pdf” or “tif”) format shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York without regard to conflict of laws principles thereof that would result in the application of any law other than the law of the State of New York.

[Remainder of page intentionally left blank]

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

EXHIBIT D

TO CREDIT AND GUARANTY AGREEMENT

FORM OF BORROWING REQUEST

Credit Suisse AG,

as Administrative Agent

Eleven Madison Avenue

New York, New York 10010

Attention: Jason Golz

Facsimile: (212) 322-2291

Telephone: (919) 994-6378

Email: Jason.Golz@credit-suisse.com

January     , 2013

Re:	Alcatel-Lucent USA Inc.

Ladies and Gentlemen:

Reference is made to the Credit and Guaranty Agreement, dated as of January 30, 2013 (as may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Alcatel-Lucent USA Inc., a Delaware corporation (the “Borrower”), Alcatel-Lucent Holdings Inc., a Delaware corporation (“Holdings”), Alcatel Lucent, a société anonyme incorporated under the laws of France (“Parent”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, Credit Suisse AG, as Administrative Agent and Collateral Agent, and the other Agents party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 2.03 of the Credit Agreement, the Borrower hereby gives you notice requesting that the Lenders make the following Loans to the Borrower, in accordance with the applicable terms and conditions of the Credit Agreement, on January 30, 2013 (which is a Business Day) (the “Borrowing Date”):

☐	US Term Loans:

☐ ABR Loans:	$ , ,

☐ Eurodollar Loans with an initial Interest Period of month(s):	$ , ,

☐	Euro Term Loans:

☐ Eurodollar Loans with an initial Interest Period of month(s):	$ , ,

☐	Asset Sale Loans:

☐ ABR Loans:	$ , ,

☐ Eurodollar Loans with an initial Interest Period of month(s):	$ , ,

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

The account to which funds are to be disbursed is set forth in the final funds flow memorandum delivered by the Borrower to the Administrative Agent on the Closing Date (the “Funds Flow Memorandum”). The Borrower hereby directs the Administrative Agent to net fees, expenses and similar amounts from the Loans and disburse such amounts as set forth in the Funds Flow Memorandum.

The Borrower hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the Borrowing Date:

(a) Each of the representations and warranties set forth in Article III of the Credit Agreement and in each other Loan Document are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or similar qualifier, in which case, it is true and correct in all respects) on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or similar qualifier, in which case, it was true and correct in all respects) as of such earlier date; and

(b) at the time of and immediately after giving effect to the Loans requested to be made on the Borrowing Date and the application of the proceeds thereof, no Default or Event of Default has occurred and be continuing or would result therefrom.

[Remainder of page intentionally left blank]

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Very truly yours, ALCATEL-LUCENT USA INC.

By:
Name:
Title:

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

EXHIBIT E-1

TO CREDIT AND GUARANTY AGREEMENT

FORM OF PLEDGE AND SECURITY AGREEMENT

E-1-1

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

PLEDGE AND SECURITY AGREEMENT

dated as of January 30, 2013

among

ALCATEL-LUCENT USA INC.,

as a Grantor,

ALCATEL-LUCENT HOLDINGS INC.,

as a Grantor,

ALCATEL LUCENT,

as a Grantor,

EACH OF THE OTHER GRANTORS

FROM TIME TO TIME PARTY HERETO

and

CREDIT SUISSE AG,

as Collateral Agent

E-1-2

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

E-1-3

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

SECTION 9. REMEDIES		34
9.1	Generally	34
9.2	Application of Proceeds	35
9.3	Sales on Credit	36
9.4	Investment Related Property	36
9.5	Grant of Intellectual Property License	36
9.6	Intellectual Property	37
9.7	Cash Proceeds	38

SECTION 10. COLLATERAL AGENT		39

SECTION 11. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS		39

SECTION 12. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM		40

SECTION 13. SECURITY INTEREST ABSOLUTE		40

SECTION 14. MISCELLANEOUS		43

SCHEDULE 4.3(a)(iii)(A) — MATERIAL FOREIGN PATENTS

SCHEDULE 5.1 — GENERAL INFORMATION

SCHEDULE 5.2 — COLLATERAL IDENTIFICATION

SCHEDULE 5.3 — FINANCING STATEMENTS

SCHEDULE 6 —CERTAIN EXCLUDED PROPERTY

SCHEDULE 13(d) — GERMAN LIMITATIONS

EXHIBIT A — PLEDGE SUPPLEMENT

EXHIBIT B — UNCERTIFICATED SECURITIES CONTROL AGREEMENT

EXHIBIT C-1 — U.S. PATENT SECURITY AGREEMENT

EXHIBIT C-2 — U.S. TRADEMARK SECURITY AGREEMENT

EXHIBIT D — FRENCH INTELLECTUAL PROPERTY SECURITY AGREEMENT

EXHIBIT E — U.S. COPYRIGHT SECURITY AGREEMENT

E-1-4

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

This PLEDGE AND SECURITY AGREEMENT, dated as of January 30, 2013 (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among ALCATEL-LUCENT USA INC., a Delaware corporation (the “Borrower”), ALCATEL-LUCENT HOLDINGS INC., a Delaware corporation (“Holdings”), ALCATEL LUCENT, a société anonyme incorporated under the laws of France (“Parent”), EACH SUBSIDIARY OF PARENT FROM TIME TO TIME PARTY HERETO, whether as an original signatory hereto or as an Additional Grantor (each such Subsidiary, together with the Borrower, Holdings and Parent, each a “Grantor”, and collectively, the “Grantors”), and CREDIT SUISSE AG, as collateral agent for the Secured Parties (in such capacity, including any successor thereto in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of the date hereof (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, Holdings, Parent, the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, Credit Suisse AG, as Administrative Agent and Collateral Agent, and the other Agents party thereto;

WHEREAS, subject to the terms and conditions of the Credit Agreement, certain Grantors may enter into one or more Secured Hedging Agreements;

WHEREAS, certain Grantors have entered into one or more Designated L/C Facilities with Designated L/C Facility Counterparties;

WHEREAS, in consideration of the extensions of credit and other accommodations of the Lenders, the Lender Counterparties and the Designated L/C Facility Counterparties as set forth in the Credit Agreement, the Secured Hedging Agreements and the Designated L/C Facilities, respectively, each Grantor has agreed to secure such Grantor’s obligations under the Loan Documents, the Secured Hedging Agreements and the Designated L/C Facilities as set forth herein; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, each Grantor and the Collateral Agent agree as follows:

SECTION 1. DEFINITIONS; GRANT OF SECURITY.

General Definitions. In this Agreement, the following terms shall have the following meanings:

“Additional Filing Jurisdiction” shall have the meaning assigned to such term in Section 4.3(a)(iii)(C).

“Additional Grantors” shall have the meaning assigned to such terms in Section 7.2.

“Agreement” shall have the meaning assigned to such term in the preamble.

E-1-5

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“Assigned Agreements” shall mean all agreements and contracts to which such Grantor is a party as of the date hereof, or to which such Grantor becomes a party after the date hereof, including, without limitation, the General Relations Agreement, as each such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Borrower” shall have the meaning assigned to such term in the preamble.

“Cash Proceeds” shall have the meaning assigned to such term in Section 9.7.

“Collateral” shall have the meaning assigned to such term in Section 2.1.

“Collateral Account” shall mean any account established by the Collateral Agent.

“Collateral Agent” shall have the meaning assigned to such term in the preamble.

“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Control” shall mean: (a) with respect to any Uncertificated Security, control within the meaning of Section 8-106(c) of the UCC, and (b) with respect to any Certificated Security, control within the meaning of Section 8-106(a) or (b) of the UCC.

“Copyright Licenses” shall mean all agreements, licenses and covenants providing for the granting of any use right under any Copyright or otherwise providing for a covenant not to sue for infringement or other violation of any Copyright (whether a Grantor is licensee or licensor thereunder).

“Copyrights” shall mean all United States, and foreign copyrights (whether or not the underlying works of authorship have been published), including but not limited to copyrights in software and all rights in and to databases, all designs (including but not limited to industrial designs, Protected Designs within the meaning of 17 U.S.C. § 1301 et. seq. and Community designs), and all Mask Works (as defined under 17 U.S.C. § 901 of the U.S. Copyright Act), whether registered or unregistered, as well as all moral rights, reversionary interests, and termination rights, and, with respect to each of the foregoing: (a) all registrations and applications therefor including, without limitation, the registrations and applications required to be listed in Schedule 5.2(a)(ii) under the heading “Copyrights” (as such schedule may be amended or supplemented from time to time), (b) all extensions and renewals thereof, (c) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (d) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and (e) all other rights corresponding thereto under applicable law.

E-1-6

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“Credit Agreement” shall have the meaning assigned to such term in the recitals.

“Designated L/C Facilities” shall mean each of the facilities described in the definition of “Designated L/C/ Facility Obligations” in Section 1.01 of the Credit Agreement.

“Excluded Domestic Subsidiaries” shall mean, collectively, LGS Innovations LLC, LGS Innovations International Inc., LGS Integrated Solutions Inc., Kindsight, Inc., Alcatel-Lucent Investment Management Corporation, Lucent Technologies Capital Trust I and LTI NJ Finance LLC.

“Excluded Property” shall have the meaning assigned to such term in Section 2.2.

“Existing Material U.S. Patents” shall mean the U.S. Patents set forth on Schedule 5.2(a)(ii).

“Existing U.S. Patent Applications” shall mean applications for U.S. Patents owned by any Grantor pending as of January 15, 2013.

“Grantor” and “Grantors” shall have the respective meanings assigned to such terms in the preamble.

“Holdings” shall have the meaning assigned to such term in the preamble.

“Insurance” shall mean all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof).

“Intellectual Property” shall mean, the collective reference to all rights, priorities and privileges in and to intellectual property, whether arising under the United States, multinational or foreign laws or otherwise, including without limitation, Copyrights, Patents, Trademarks, and Trade Secrets, and the right to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Intellectual Property Licenses” shall mean all Copyright Licenses, Patent Licenses, Trademark Licenses and Trade Secret Licenses, including the right to receive all proceeds therefrom, including license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Intellectual Property Security Agreement” shall mean each intellectual property security agreement executed and delivered by the applicable Grantors, substantially in the form set forth in Exhibit C-1, Exhibit C-2, Exhibit D or Exhibit E, as applicable.

“Investment Related Property” shall mean: (a) all “investment property” (as such term is defined in Article 9 of the UCC) and (b) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, Pledged Debt and the Collateral Account.

“Majority Holder” shall have the meaning assigned to such term in Section 10.

E-1-7

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“Material Intellectual Property” shall mean any Intellectual Property constituting Collateral that (i) is material to the business of the Borrower or Parent or any Grantor that succeeds to a substantial part of such business, or (ii) owned by any Grantor other than the Borrower or Parent and having a material Fair Market Value.

“Patent Licenses” shall mean all agreements, licenses and covenants providing for the granting of any right to practice under any Patent or otherwise providing for a covenant not to sue for infringement or other violation of any Patent (whether a Grantor is licensee or licensor thereunder).

“Patents” shall mean all United States and foreign patents and certificates of invention, and applications for any of the foregoing, including, without limitation: (a) each patent and patent application required to be listed in Schedule 5.2(a)(ii) under the heading “Patents” (as such schedule may be amended or supplemented from time to time), (b) all reissues, divisionals, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (c) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (d) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (e) all other rights corresponding thereto under applicable law.

“Permitted Prior Liens” shall mean Liens of the types described in clauses (b), (c), (d), (e), (f), (h), (i), (l) (to the extent Indebtedness being refinanced was secured by a Liens created pursuant to the Collateral Documents), (m), (n), (o), (p) and (q) of the definition of “Permitted Liens” set forth in Section 1.01 of the Credit Agreement.

“Pledge Supplement” shall mean any supplement to this Agreement in substantially the form of Exhibit A.

“Pledged Debt” shall mean all intercompany loans and other indebtedness for borrowed money owed to such Grantor, whether or not evidenced by any Instrument, evidencing such any of the foregoing (including, without limitation, the Subordinated Intercompany Note), and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.

“Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and any other participation or interests in any equity or profits of any business entity including, without limitation, any trust and all management rights relating to any Person whose Capital Stock is included as Pledged Equity Interests.

“Pledged LLC Interests” shall mean all interests in any limited liability company and each series thereof including, without limitation, all limited liability company interests listed on Schedule 5.2(a)(i) under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, Securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and all rights as a member of the related limited liability company.

E-1-8

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“Pledged Partnership Interests” shall mean all interests in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 5.2(a)(i) under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, Securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and all rights as a partner of the related partnership.

“Pledged Stock” shall mean, subject to the limitation contained in Section 2.2(b), all shares of capital stock owned by such Grantor, including, without limitation, all shares of capital stock described on Schedule 5.2(a)(i) under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, Securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

“Quarterly New IP and Specified Patent Report” shall mean a certificate of a Responsible Officer of Parent and each other applicable Grantor delivered pursuant to Section 5.06(b) of the Credit Agreement.

“Receivables” shall mean all rights to payment, whether or not earned by performance or by achievement of milestones, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” shall mean (a) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (b) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (c) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors, secured parties or agents thereof, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (d) all credit information, reports and memoranda relating thereto and (e) all other written or non-written forms of information related in any way to the foregoing or any Receivable.

E-1-9

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“Secured Obligations” shall have the meaning assigned in Section 3.1.

“Secured Parties” shall mean the Agents, the Lenders, the Lender Counterparties and the Designated L/C Facility Counterparties and shall include, without limitation, all former Agents, Lenders and Lender Counterparties to the extent that any Secured Obligations owing to such Persons were incurred while such Persons were Agents, Lenders or Lender Counterparties and such Secured Obligations have not been paid or satisfied in full; provided that no Designated L/C Facility Counterparty shall be entitled to the benefits of this Agreement unless and until such time as such Designated L/C Facility Counterparty shall have executed and delivered to the Administrative Agent and the Collateral Agent an Additional Secured Party Joinder.

“Securities” shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Shared Collateral” shall mean all Collateral upon which a Lien is granted by the Borrower or Holdings pursuant to this Agreement or any Guarantor organized under the laws of Germany that is party to a Designated L/C Facility.

“Specified Patent” shall mean, with respect to any Patent owned by any Grantor: (i) any Patent that has been identified through Parent and Borrower’s internal processes applied consistent with past practice as having a material Fair Market Value, including any such Patent that is subject to an anticipated or effected Patent Monetization Program; (ii) the Existing Material U.S. Patents; (iii) any U.S. Patent applications included in the Collateral; (iv) all Patents that belong to the same patent family as, or are a foreign counterpart of, any U.S. Patent described in clauses (i) or (ii) above; (v) any French Patents included in the Collateral; (vi) any Patent identified on Schedule 4.3(a)(iii)(A) or covered by Section 4.3(a)(iii)(B); (vii) any Patent that has been identified in writing by any Grantor to any third party as actually or potentially infringed by such third party; (viii) any Patent specifically identified in any written report submitted by Parent or Borrower to outside counsel for evaluation, other than licenses or sublicenses, including covenants-not-to-sue, which do not uniquely identify Patents; and (ix) any Patent identified as having actual or potential material Fair Market Value in a written valuation report prepared by Parent or Borrower or provided to Parent or Borrower by any third party purporting to have expertise in matters of valuation or assisting the Parent or Borrower in connection with a valuation study.

“Trademark Licenses” shall mean all agreements, licenses and covenants providing for the granting of any use right under any Trademark or otherwise providing for a covenant not to sue for infringement dilution or other violation of any Trademark or permitting co-existence with respect to a Trademark (whether a Grantor is licensee or licensor thereunder).

E-1-10

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

“Trademarks” shall mean all United States, and foreign trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, whether or not registered, and with respect to each of the foregoing: (a) all registrations and applications therefor including, without limitation, the registrations and applications required to be listed in Schedule 5.2(a)(ii) under the heading “Trademarks” (as such schedule may be amended or supplemented from time to time), (b) all extensions or renewals of any of the foregoing, (c) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (d) the right to sue or otherwise recover for any past, present and future infringement, dilution or other violation of any of the foregoing or for any injury to the related goodwill, (e) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (f) all other rights corresponding thereto under applicable law.

“Trade Secret Licenses” shall mean all agreements providing for the granting of any use right under any Trade Secret.

“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how whether or not the foregoing has been reduced to a writing or other tangible form: (a) the right to sue or otherwise recover for any past, present and future misappropriation or other violation thereof, (b) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (c) all other rights corresponding thereto under applicable law.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“U.S.” or “United States” shall mean the United States of America.

1.2 Definitions; Interpretation (a) In this Agreement, the following capitalized terms shall have the meaning given to them in the UCC (and, if defined in more than one Article of the UCC, shall have the meaning given in Article 9 thereof): Account, Account Debtor, Certificated Security, Chattel Paper, Commercial Tort Claims, Commodity Account, Deposit Account, Document, Electronic Chattel Paper, Equipment, Fixtures, General Intangibles, Goods, Instrument, Inventory, Letter of Credit Right, Payment Intangible, Proceeds, Record, Securities Account, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.

(b) All other capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. The incorporation by reference of terms defined in the Credit Agreement shall survive any termination of the Credit Agreement until this Agreement is terminated as provided in Section 11. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the

E-1-11

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2. GRANT OF SECURITY.

2.1 Grant of Security(a) (x) Each of the Borrower and Holdings hereby grants to the Collateral Agent, for the benefit of the Secured Parties and (y) each Grantor that is a Domestic Subsidiary (other than the Borrower, Holdings and Stratus World Trade Corporation) hereby grants to the Collateral Agent, for the benefit of the Secured Parties (other than the Designated L/C Facility Counterparties), in the case of each of clause (x) and (y) a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under all of the following personal property of such Grantor, in each case whether now or hereafter existing or in which any such Grantor now has or hereafter acquires an interest and wherever the same may be located:

(i) Accounts;

(ii) Assigned Agreements;

(iii) Chattel Paper;

(iv) Documents;

(v) General Intangibles;

(vi) Goods (including, without limitation, Inventory and Equipment);

(vii) Instruments;

(viii) Insurance;

(ix) Intellectual Property and Intellectual Property Licenses;

(x) Investment Related Property;

(xi) Receivables and Receivable Records;

E-1-12

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(xii) all other personal property of any kind and all Collateral Records, Collateral Support and Supporting Obligations, in each case relating to any of the foregoing; and

(xiii) all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

(b) Parent hereby grants to the Collateral Agent, for the benefit of the Secured Parties (other than the Designated L/C Facility Counterparties), a security interest in and continuing lien on all of Parent’s right, title and interest in, to and under all of the following personal property of Parent, in each case whether now or hereafter existing or in which Parent now has or hereafter acquires an interest and wherever the same may be located:

(i) Intellectual Property and Intellectual Property Licenses;

(ii) Pledged Equity Interests and Pledged Debt (solely to the extent constituting intercompany Indebtedness);

(iii) all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

(iv) all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

(c) (x) Each Grantor that is a Foreign Subsidiary hereby grants to the Collateral Agent, for the benefit of the Secured Parties (other than the Designated L/C Facility Counterparties) and (y) each of the Guarantors organized under the laws of Germany that is a party to a Designated L/C Facility hereby grants to the Collateral Agent for the benefit of the Designated L/C Facility Counterparties, in the case of each of clause (x) and (y) a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under all of the following personal property of such Grantor, in each case whether now or hereafter existing or in which any such Grantor now has or hereafter acquires an interest and wherever the same may be located:

(i) Intellectual Property and Intellectual Property Licenses;

(ii) Pledged Equity Interests and Pledged Debt (but solely to the extent constituting intercompany Indebtedness);

(iii) all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

(iv) all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

(d) Stratus World Trade Corporation hereby grants to the Collateral Agent, for the benefit of the Secured Parties (other than the Designated L/C Facility Counterparties), a security interest in and continuing lien on all of its right, title and interest in, to and under all of the following personal property, in each case whether now or hereafter existing or in which it now has or hereafter acquires an interest and wherever the same may be located:

E-1-13

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(i) Pledged Equity Interests; provided, however, in the case of the voting Pledged Equity Interests in SRA Computer C.V., SRA Holding I L.L.C. and SRA Investments LLC, the pledge by Stratus World Trade Corporation shall be limited to 66% of such voting Capital Stock;

(e) Notwithstanding anything to the contrary in this Agreement, with respect to Parent and each Grantor that is a Foreign Subsidiary, in the event of any conflict between this Agreement (or any portion hereof) and any other Security Document now existing or hereafter entered into by Parent or such other Grantor, as applicable, governed by the laws of the jurisdiction of formation, incorporation or organization of Parent or such other Grantor or of the asset or right over which such Security Document is granted, as applicable, as it relates to the granting of Liens or security interests by Parent or such other Grantor, as applicable, pursuant to clause (b) or (c), as applicable, of this Section 2.1, (x) the terms of such other Security Document and any action in rem taken thereunder shall prevail with respect to such matter to the extent any conflicting terms under this Agreement would render such other Security Document (or any portion thereof), or the granting of Liens and security interests thereunder, invalid, ineffective or unenforceable under the laws of the jurisdiction of formation, incorporation or organization of Parent or such other Grantor or of the asset or right over which such Security Document is granted, as applicable and (y) (without limitation to the generality of clause (x) above) any Lien created or purported to be created by this Agreement over such asset or right which is the subject-matter of such other Security Document shall be subordinated to the Lien created by any such other Security Document.

(f) Notwithstanding anything to the contrary in this Agreement, with respect to Parent and each Grantor that is a Foreign Subsidiary, the Pledged Equity Interests (i) that are issued by any Person formed, incorporated or organized in a Covered Jurisdiction, and (ii) upon which a security interest or Lien is granted (or purported to be granted) pursuant to Sections 2.1(b) and (c), shall, and the Collateral hereunder shall, in each case, be deemed not to include any portion of such Pledged Equity Interests that is otherwise subject to a security interest or Lien in favor of the Collateral Agent pursuant to a Security Document (whether now existing or hereafter entered into by Parent or such Foreign Subsidiary, as applicable) governed by the laws of the jurisdiction of formation, incorporation or organization of Parent or such Foreign Subsidiary, as applicable; provided that solely for the purposes of the provisions of Sections 5.2(a) or 5.4(a), such Pledged Equity Interests shall be deemed to constitute Collateral hereunder. Upon request of any Grantor and at such Grant’s sole cost and expense, the Collateral Agent shall reasonably promptly thereafter acknowledge in writing that any Pledged Equity Interests referred to in the immediately preceding sentence are not subject to the security interest created by this Agreement (but are instead subject to the security interest created by such Security Document).

All of the property described above in this Section 2.1 in clauses (a)(i) through (a)(xiii), (b)(i) through (b)(iv), (c)(i) through (c)(iv) and (d)(i) are collectively referred to herein as the “Collateral”.

E-1-14

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

2.2 Certain Limited Exclusions. Notwithstanding anything herein to the contrary, but subject to the proviso below, in no event shall the Collateral include or the security interest granted under Section 2.1 attach to: (a) any lease, license, sublicense, contract, Account, instrument, Document, General Intangible or agreement to which any Grantor is a party, and any of its rights or interest thereunder, if and to the extent that a security interest or lien therein (i) is prohibited by or in violation of (A) any law, rule, regulation or agreements with any Governmental Authority applicable to such Grantor or would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been received), including Patents and Patent Licenses generated in the course of contracts entered into with French Governmental Authority, such as contracts governed by the provisions of the cahier des clauses administratives générales, or (B) a term, provision or condition of any such lease, license, sublicense, contract, Account, instrument, Document, General Intangible or agreement, (ii) creates a right of termination or revocation, in whole or in part, in favor of any other Person party thereto after giving effect to the applicable anti-assignment provisions of the UCC or (iii) requires a consent from any Governmental Authority or any other Person that has not been obtained and under the terms of which lease, license, sublicense, contract, Account, instrument, Document, General Intangible or agreement any grant of a security interest or lien therein in the absence of such consent would result in the termination thereof (unless, in case of clauses (i), (ii) and (iii) above, such law, rule, regulation, agreement, term, provision, condition, right of termination or revocation, or requirement to obtain consent is or would be rendered ineffective with respect to the creation of the security interest or lien hereunder pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including Debtor Relief Laws) or principles of equity), in each case, so long as the applicable agreement, term, provision, condition, right of termination or revocation, or requirement to obtain consent was not incurred in anticipation of the Credit Facilities; provided, however, that the Collateral shall include (and such security interest and lien shall attach) to such lease, license, sublicense, contract, Account, instrument, Document, General Intangible or other agreement immediately at such time as the contractual or legal prohibition shall no longer be applicable and, to the extent severable, shall attach immediately to any portion of such lease, license, sublicense, contract, Account, instrument, Document, General Intangible or other agreement not subject to the prohibitions, restrictions or requirements specified in clause (i), (ii) or (iii) above; provided, further, that the exclusions referred to in clauses (i), (ii) and (iii) above shall not include any Proceeds or Receivables of any such lease, license, sublicense, contract, Account, instrument, Document, General Intangible or agreement, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition;

(b) any of the outstanding Capital Stock of a CFC in excess of 66% of the voting power of all classes of Capital Stock of such CFC entitled to vote; provided that immediately upon any amendment after the Closing Date of the Code to allow the pledge of a greater percentage of the voting power of Capital Stock k in a CFC without adverse tax consequences, the Collateral shall include, and the security interest granted by each Grantor shall attach to, such greater percentage of Capital Stock of each CFC;

(c) interests in any real property, any Principal Property (as defined in the Indenture, dated as of April 1, 1996, between the Borrower and The Bank of New York, as trustee, relating to the Borrower’s 6.50% Debentures due 2028, and the Indenture, dated as of April 1, 1996, between the Borrower and The Bank of New York, as trustee, relating to the Borrower’s 6.45% Debentures due 2029) or in any debt or equity of any Subsidiary that owns Principal Property;

(d) Receivables (and Receivables Records relating thereto) solely to the extent subject to factoring or discounting arrangements of Parent and its Subsidiaries;

E-1-15

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(e) motor vehicles or other goods subject to a certificate of title statute of any jurisdiction to the extent a security interest therein cannot be perfected by the filing of a UCC financing statement (or analogous procedures under applicable law in the relevant jurisdiction);

(f) Letter of Credit Rights and Commercial Tort Claims;

(g) any cash and Cash Equivalents (other than Proceeds of Collateral as to which perfection of the security interest in such Proceeds of Collateral is accomplished solely by the filing of a UCC financing statement (or analogous procedures under applicable law in the relevant jurisdiction));

(h) any Deposit Accounts, Securities Accounts (including Security Entitlements), bank accounts or any other property (other than, for the sake of clarity, Pledged Equity Interests) requiring perfection through a control agreement;

(i) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing and acceptance of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would void or impair the validity or enforceability of such intent-to-use application or any registration that issues from such intent-to-use application under applicable federal law;

(j) any Equity Interests of Excluded Domestic Subsidiaries so long as the contractual or governmental restriction on the pledge of the Equity Interests of such Excluded Domestic Subsidiaries was not incurred in anticipation of the Credit Facilities; provided that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or governmental restriction shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such Equity Interests not subject to the restrictions specified in this clause (j);

(k) those assets as to which the Collateral Agent and the Borrower reasonably agree that the costs of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby;

(l) any Intellectual Property and any rights or interest thereunder, if and to the extent that a security interest or lien therein requires a consent that has not been obtained from any Person with any interest in or to such Intellectual Property, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would void or impair the validity or enforceability of such Intellectual Property; provided, however, that the Collateral shall include (and such security interest and lien shall attach) to such Intellectual Property immediately at such time as the requirement shall no longer be effective; provided, further, that the foregoing exclusions shall not include any Proceeds or Receivables of any such Intellectual Property;

(m) Capital Stock of the entities described in Schedule 5.17 to the Credit Agreement or Schedule 6 of this Agreement;

E-1-16

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(n) Intercompany loans owing to Parent from Borrower designated by Parent as “OCA” loans and issued in connection with employee benefit plans; or

(o) assets of the types described in clause (F) of the last paragraph of Section 6.04(a) of the Credit Agreement that are (i) owned by a Restricted Subsidiary of Parent organized under the laws of China, (ii) located in China, (iii) the pledge of which is otherwise prohibited by applicable law or (iv) the pledge of which would have adverse tax consequences for Parent or the Borrower;

provided that (x) the foregoing clauses (a) through (n) shall not apply with respect to assets of the types described in clause (F) of the last paragraph of Section 6.04(a) of the Credit Agreement and (y) nothing set forth in this Section 2.2, shall limit the provisions of Section 5.11 or 6.04(a) of the Credit Agreement. All such property excluded from the definition of “Collateral” shall be referred to as “Excluded Property”, but only to the extent, and for so long as, it meets the requirements of one or more of the foregoing clauses (a) through (o).

SECTION 3. SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.

3.1 Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) (and any successor provision thereof)), of all Obligations (the “Secured Obligations”).

Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, (a) the only Collateral securing any Secured Obligations consisting of Designated L/C Facility Obligations shall be the Shared Collateral, and (b) the Liens and security interests granted (or purported to be granted) pursuant to this Agreement upon any assets or property other than Shared Collateral shall be solely for the benefit of the Secured Parties (other than the Designated L/C Facility Counterparties).

3.2 Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (a) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any other Secured Party, (b) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Equity Interests that constitute Collateral, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Equity Interests that constitute Collateral, and (c) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

E-1-17

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

SECTION 4. CERTAIN PERFECTION REQUIREMENTS.

4.1 Delivery Requirements. (a) With respect to any Certificated Securities constituting Collateral (other than Certificated Securities issued by a Foreign Subsidiary to Parent or another Foreign Subsidiary), subject to Section 4.5 hereof and Section 5.16 of the Credit Agreement, each Grantor shall deliver to the Collateral Agent the certificates evidencing such Certificated Securities duly indorsed by an effective endorsement (within the meaning of Section 8-107 of the UCC), or accompanied by share transfer powers or other instruments of transfer duly endorsed by such an effective endorsement, in each case, to the Collateral Agent or in blank.

(b) With respect to (i) the Subordinated Intercompany Note or (ii) any other Instruments constituting Collateral in excess of $100,000,000 individually or $500,000,000 in the aggregate and owned by a Grantor that is a Domestic Subsidiary, each Grantor shall deliver to the Collateral Agent all such intercompany notes or Instruments to the Collateral Agent duly endorsed in blank.

4.2 Control Requirements. With respect to any Uncertificated Security constituting Collateral (other than any Uncertificated Securities credited to a Securities Account or representing the Capital Stock of an Immaterial Subsidiary or Capital Stock of any Foreign Subsidiary owned by Parent or any Foreign Subsidiary), subject to Section 4.5, each Grantor shall cause (and with respect to an issuer that is not a Subsidiary or an Affiliate of a Grantor, use commercially reasonable efforts to cause) the issuer of such Uncertificated Security to either (a) register the Collateral Agent as the registered owner thereof on the books and records of the issuer or (b) execute an agreement substantially in the form of Exhibit B (or such other agreement in form and substance reasonably satisfactory to the Collateral Agent), pursuant to which such issuer agrees to the extent not in violation of any order of a court of competent jurisdiction to comply with the Collateral Agent’s instructions with respect to such Uncertificated Security without further consent by such Grantor or any other Person.

4.3 Intellectual Property Recording Requirements.

(a) Patents.

(i) U.S.

(A) In the case of any Collateral consisting of Existing Material U.S. Patents and Existing U.S. Patent Applications, each Grantor shall execute and deliver to the Collateral Agent an Intellectual Property Security Agreement in substantially the form of Exhibit C-1 covering all such Patents in appropriate form for recordation with the U.S. Patent and Trademark Office with respect to the security interest of the Collateral Agent created or purported to be created hereunder.

(B) In the case of any Collateral consisting of (1) U.S. Patents filed, acquired by, or transferred or assigned to, any Grantor after January 15, 2013; or (2) U.S. Specified Patents not already the subject of a recordation as provided in Section 4.3(a)(i)(A), in each case, as to which the Collateral Agent has reasonably determined that the benefit of perfecting the security interest created or purported to be created hereunder exceeds the cost of filing an Intellectual Property Security Agreement, each Grantor shall execute and deliver to the Collateral Agent an Intellectual Property Security Agreement in substantially the form of Exhibit C-1 covering all such Patents in appropriate form for recordation with the U.S. Patent and Trademark Office with respect to the security interest of the Collateral Agent created or purported to be created hereunder.

E-1-18

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(ii) France. In the case of any Collateral owned by any Grantor (whether now owned or hereafter acquired) consisting of issued French Patents and applications for Patents filed at the French Patent Office (Institut National de la Propriété Industrielle), or the European Patent Office or the World Intellectual Property Organization which have designated France or may cover France when issued, each Grantor shall execute an Intellectual Property Security Agreement in substantially the form of Exhibit C-2 (or a supplement thereto) covering all such Patents in appropriate form for recordation with the French Patent Office (Institut National de la Propriété Industrielle), or the European Patent Office or World Intellectual Property Organization, as applicable, with respect to the security interest of the Collateral Agent created or purported to be created hereunder, and shall comply with the specific requirements for delivery, recordation and other matters set forth on Schedule 5.16 of the Credit Agreement.

(iii) Rest of the World.

(A) In the case of any Collateral owned by any Grantor consisting of Patents issued, registered or filed in the U.K. (national), Japan, the Republic of Korea (“Korea”), Germany (national) and Canada and set forth on Schedule 4.3(a)(iii)(A), each Grantor shall execute and deliver to the Agent an Intellectual Property Security Agreement in appropriate form for recordation with the applicable intellectual property office set forth opposite such Patent on Schedule 4.3(a)(iii)(A) with respect to the security interest of the Collateral Agent created or purported to be created hereunder.

(B) In the case of any Collateral consisting of Patents owned by any Grantor (1) filed, acquired by, or transferred or assigned to, any Grantor which are issued, registered or filed in the U.K. (national), Japan, Korea, Germany (national) and Canada after January 15, 2013 and not already subject of a recordation as provided in Section 4.3(a)(iii)(A), and (2) Specified Patents not already the subject of a recordation as provided in Section 4.3(a)(iii)(A), in each case, as to which the Collateral Agent has reasonably determined that the benefit of perfecting the security interest created or purported to be created hereunder exceeds the cost of filing an Intellectual Property Security Agreement in the applicable jurisdiction, upon written notification from the Collateral Agent, the Grantor owning such Patents shall execute and deliver to the Collateral Agent an Intellectual Property Security Agreement in appropriate form for recordation with the applicable intellectual property office and otherwise in form and substance reasonably satisfactory to the Collateral Agent with respect to the security interest of the Collateral Agent created or purported to be created hereunder.

(C) In the case of any Collateral owned by any Grantor (whether now owned or hereafter acquired) consisting of issued Patents and applications for Patents filed in a jurisdiction other than the U.S., France, the U.K., Japan, Korea, Germany and Canada (each, an “Additional Filing Jurisdiction”) which belong to the same patent family as, or are foreign counterpart of, any Patent for which a security interest is recorded or

E-1-19

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

permitted to be recorded pursuant to Section 4.3(a)(i), to the extent that (i) such Additional Filing Jurisdictions is a primary and specific focus of a Patent Monetization Program, (ii) the subject Patents are of the same family as, or are foreign counterparts to, the Specified Patents and (iii) the Collateral Agent has reasonably determined that the benefit of perfecting the security interest created or purported to be created hereunder exceeds the cost of filing an Intellectual Property Security Agreement in such Additional Filing Jurisdiction, upon written notification from the Collateral Agent, the Grantor owning such Patents shall execute and deliver to the Collateral Agent an Intellectual Property Security Agreement in appropriate form for recordation with the applicable intellectual property office and otherwise in form and substance reasonably satisfactory to the Collateral Agent with respect to the security interest of the Collateral Agent created or purported to be created hereunder with respect to such Additional Filing Jurisdiction.

(D) In the event there is a material change in circumstances with respect to the law, regulation or rules of any Governmental Authority or a major geopolitical event or series of events, which change of circumstances or major geopolitical event or series of events, in the Collateral Agent’s reasonable determination, substantially impairs the value of the rights and remedies of a holder of a security interest in the Patents owned by such Grantor granted hereunder as a result of failing to record such security interest in an Additional Filing Jurisdiction, upon written notification from the Collateral Agent, the Grantor owning such Patents shall execute and deliver to the Collateral Agent an Intellectual Property Security Agreement in appropriate form for recordation with the applicable intellectual property office and otherwise in form and substance reasonably satisfactory to the Collateral Agent with respect to the security interest of the Collateral Agent created or purported to be created hereunder with respect to such Additional Filing Jurisdiction(s).

(E) Without limiting any other provisions herein or in the Credit Agreement, upon and during the continuance of any Event of Default, upon written notification from the Collateral Agent, each Grantor shall execute and deliver to the Collateral Agent an Intellectual Property Security Agreement in appropriate form for recordation with the applicable intellectual property office and otherwise in form and substance reasonably satisfactory to the Collateral Agent with respect to the security interest of the Collateral Agent created or purported to be created hereunder with respect to any Intellectual Property Collateral in any Additional Filing Jurisdiction(s).

(b) Trademarks.

(i) U.S. In the case of any Collateral owned by any Grantor (whether now owned or hereafter acquired) consisting of registered U.S. Trademarks and applications therefor, each Grantor shall execute and deliver to the Collateral Agent an Intellectual Property Security Agreement in substantially the form of Exhibit D-1 covering all such Trademarks in appropriate form for recordation with the U.S. Patent and Trademark Office with respect to the security interest of the Collateral Agent created or purported to be created hereunder.

E-1-20

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(ii) France. In the case of any Collateral owned by any Grantor (whether now owned or hereafter acquired) consisting of registered French Trademarks and applications for Trademarks filed in the French Trademark Office (Institut National de la Propriété Industrielle), or the Office of Harmonization for the Internal Market or the World Intellectual Property Organization and which have designated France or may cover France when registered, each Grantor shall execute an Intellectual Property Security Agreement in substantially the form of Exhibit D-2 (or a supplement thereto) covering all such Trademarks in appropriate form for recordation with the French Trademark Office (Institut National de la Propriété Industrielle) or similar office or agency in any other country or in any political subdivision, as applicable, with respect to the security interest of the Collateral Agent created or purported to be created hereunder, and shall comply with the specific requirements for delivery, recordation and other matters set forth on Schedule 5.16 of the Credit Agreement.

(c) Copyrights. In the case of any Collateral (whether now owned or hereafter acquired) consisting of the registered U.S. Copyrights owned by any Grantor or exclusive rights to registered U.S. Copyrights under 17 U.S.C. § 201(d)(2) set forth on Schedule 4.3(c) or identified in a Quarterly New IP and Specified Patent Report, each Grantor shall execute and deliver to the Collateral Agent an Intellectual Property Security Agreement in substantially the form of Exhibit E covering all such Copyrights and exclusive rights to registered U.S. Copyrights under 17 U.S.C. § 201(d)(2) in appropriate form for recordation with the U.S. Copyright Office with respect to the security interest of the Collateral Agent created or purported to be created hereunder.

4.4 Other Actions. (a) With respect to any Grantor that is not Parent or a Foreign Subsidiary, if any issuer of any Pledged Equity Interest that constitutes Collateral is organized under a jurisdiction outside of the United States, each Grantor shall take such additional actions reasonably requested by the Collateral Agent and to the extent not prohibited under applicable law, including, without limitation, causing the issuer to register the pledge on its books and records or making such filings or recordings, in each case as may be necessary, under the laws of such issuer’s jurisdiction to ensure the validity, perfection and priority of the security interest of the Collateral Agent; provided that the Collateral Agent shall not be entitled to document and perfect its Lien on the Equity Interests of any Foreign Subsidiary (other than any such Foreign Subsidiary that is a Guarantor) of Parent if such Subsidiary is organized or formed in a jurisdiction that is not a Covered Jurisdiction.

(b) With respect to any Pledged Partnership Interests and Pledged LLC Interests constituting any material portion of the Collateral, if the Grantors own less than 100% of the Equity Interests in any issuer of such Pledged Partnership Interests or Pledged LLC Interests, the Grantors shall use their commercially reasonable efforts to obtain the consent of each other holder of partnership interest or limited liability company interests in such issuer to (i) the security interest of the Collateral Agent hereunder and (ii) following an Event of Default, the transfer of such Pledged Partnership Interests and Pledged LLC Interests to the Collateral Agent or its designee, and to the substitution of the Collateral Agent or its designee as a partner or member with all the rights and powers related thereto. Each Grantor consents to the grant by each other Grantor of a Lien in all Investment Related Property that constitutes Collateral to the Collateral Agent and without limiting the generality of the foregoing consents to the transfer of any Pledged Partnership Interest that constitutes Collateral and any Pledged LLC Interest that constitutes Collateral to the Collateral Agent or its designee following an Event of Default and to the substitution of the Collateral Agent or its designee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

E-1-21

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

4.5 Timing and Notice. (a) With respect to any Collateral in existence on the Closing Date, each Grantor shall comply with the requirements of:

(i) Section 5.16 of the Credit Agreement, as and when required by such Section;

(ii) Sections 4.1 and 4.2 on the Closing Date;

(iii) Sections 4.3(a)(i)(A) and 4.3(b)(i), as applicable, on the Closing Date, with respect to the U.S. Patents and U.S. Trademarks owned by such Grantor as of January 15, 2013;

(iv) Schedule 5.16 of the Credit Agreement, with regard to French Patents and French Trademarks owned by such Grantor as of January 15, 2013;

(v) Section 4.3(c) and Section 4.3(a)(iii)(A), as applicable, no later than five Business Days after the Closing Date, with regard to U.S. registered Copyrights, Canadian Patents and U.K. (national) Patents owned by such Grantor as of January 15, 2013; and

(vi) Schedule 5.16 of the Credit Agreement, with regard to German (national), Japanese and Korean Patents owned by such Grantor as of January 15, 2013.

(b) With respect to any Collateral owned or acquired after the Closing Date, each Grantor shall comply with the requirements of Sections 4.1 and 4.2 within 30 days of such Grantor acquiring rights therein (or such later date as may be agreed by the Collateral Agent in its reasonable discretion). Each Grantor shall promptly inform the Collateral Agent of its acquisition of any Collateral for which any action is required by Sections 4.1 or 4.2.

(c) With respect to any U.S. Intellectual Property, U.K. (national) Patents and Canadian Patents listed in a Quarterly New IP and Specified Patent Report, each Grantor shall comply with the requirements of Sections 4.3(a)(i)(B), 4.3(a)(iii)(B), 4.3(b)(i), and 4.3(c) within five Business Days of delivery of the applicable Quarterly New IP and Specified Patent Report in order to ensure that the Collateral Agent has, or will have, a valid, perfected, first priority security interest in such Collateral; provided, that with respect to Canadian Patents, the requirements of Section 4.3(a)(iii)(A) and this Section 4.5(c) shall be limited to delivering an Intellectual Property Security Agreement in appropriate form for recordation under the Personal Property Security Act (PPSA).

(d) With respect to any French Patents listed in a Quarterly New IP and Specified Patent Report, each Grantor shall comply with the requirements set forth on Schedule 5.16 of the Credit Agreement.

(e) With respect to any German, Japanese or Korean Patents listed in a Quarterly New IP and Specified Patent Report, each Grantor shall comply with the requirements set forth on Schedule 5.16 of the Credit Agreement.

E-1-22

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(f) Upon receipt of written notice by the Collateral Agent pursuant to Section 4.3(a)(iii)(C), (D) or (E) such Grantor will take commercially reasonable efforts promptly to comply with the requirements of Section 4.3(a)(iii)(C), (D) or (E), as applicable.

Notwithstanding anything to the contrary herein, in the event that any Grantor is delayed in meeting its obligations under Section 4.3 or this Section 4.5 due to action or inaction of any Governmental Authority, such Grantor shall not be deemed to be in breach of Section 4.3 or this Section 4.5, as a result of such delay, so long as such Grantor has been, and is, taking commercially reasonable steps to comply with Section 4.3 or this Section 4.5.

SECTION 5. REPRESENTATIONS AND WARRANTIES.

Each Grantor (or, with respect to Sections 5.1(b) and 5.1(c) below, each Grantor that is not Parent or a Foreign Subsidiary) hereby represents and warrants on and as of (a) the Closing Date and (b) each other date specified in the Credit Agreement that:

5.1 Grantor Information and Status. (a) Schedules 5.1(A) and (B) (as such schedules may be amended or supplemented from time to time) set forth under the appropriate headings: (i) the full legal name of such Grantor, (ii) all trade names or other names under which such Grantor currently conducts business, (iii) the type of organization of such Grantor, (iv) the jurisdiction of organization of such Grantor, (v) its organizational identification number, if any, and (vi) the jurisdiction where the chief executive office or its sole place of business (or the principal residence if such Grantor is a natural person) is located.

(b) except as provided in Schedule 5.1(C), it has not changed its name, jurisdiction of organization, chief executive office or sole place of business (or principal residence if such Grantor is a natural person) or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) and has not done business under any other name, in each case, within the past five years;

(c) other than with respect to Permitted Liens, it has not within the past five years become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, which has not heretofore been terminated; and

(d) such Grantor has been duly organized and is validly existing as an entity of the type as set forth opposite such Grantor’s name on Schedule 5.1(A) solely under the laws of the jurisdiction as set forth opposite such Grantor’s name on Schedule 5.1(A). Except as set forth on Schedule 5.1(A), such Grantor has not filed any certificates of dissolution or liquidation, any certificates of domestication, transfer or continuance in any other jurisdiction.

5.2 Collateral Identification, Special Collateral. (a) Schedule 5.2 (as such schedule may be amended or supplemented from time to time) sets forth under the appropriate headings all of such Grantor’s: (i) Pledged Equity Interests that constitute Collateral, (ii) United States and foreign registrations and issuances of and applications for Patents and Trademarks (other than Internet domain name registrations), Internet domain registrations constituting Material Intellectual Property existing as of January 15, 2013, U.S. Copyright registrations or exclusive rights to registered U.S. Copyrights under 17

E-1-23

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

U.S.C. § 201(d)(2); provided that, with respect to U.S. registered Copyrights, such Grantor’s obligations under this Section 5.2(a) shall be limited to using reasonable best efforts to provide a complete list of all such Copyrights, and (iii) material Intellectual Property Licenses (excluding (x) licenses and sublicenses (including covenants-not-to-sue) in the ordinary course of business other than in connection with a Patent Monetization Program and (y) licenses and sublicenses (including covenants-not-to-sue) that are subject to confidentiality provisions that expressly prohibit such Grantor from disclosing the existence of such license; provided that the total number and general subject matter of such licenses is set forth on Section 5.2(a)(iii)); provided, further, that the Intellectual Property set forth on Schedule 5.2 on the Closing Date shall reflect only such Intellectual Property owned by such Grantor as of January 15, 2013; and

(b) all information supplied by any Grantor with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

5.3 Status of Security Interest. (a) Upon the filing of financing statements naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule 5.3 (as such schedule may be amended or supplemented from time to time), the security interest of the Collateral Agent in all Collateral that can be perfected by the filing of a financing statement under the Uniform Commercial Code as in effect in any jurisdiction (or similar document under any similar legislation such as the Personal Property Security Act of any Canadian province) will constitute a valid, perfected, first priority Lien subject in the case of priority only, to Permitted Prior Liens. Each agreement purporting to give the Collateral Agent Control over any Uncertificated Securities constituting Collateral is effective to establish the Collateral Agent’s Control of the Collateral subject thereto;

(b) with respect to Patents, Trademarks and Copyrights (including exclusive rights to U.S. Copyrights) arising under United States law and to the extent perfection or priority of the security interest therein is not subject to Article 9 of the UCC, upon the timely recordation of the security interests granted hereunder in Patents, Trademarks and Copyrights or exclusive rights to U.S. Copyrights under 17 U.S.C. § 201(d)(2) in the applicable intellectual property registries, including but not limited to the United States Patent and Trademark Office and the United States Copyright Office, the security interests granted to the Collateral Agent hereunder in such Collateral shall constitute valid, perfected, first priority Liens (subject, in the case of priority only, to Permitted Prior Liens); and

(c) except with respect to the pledge by Parent or any Foreign Subsidiary of the Capital Stock of any Foreign Subsidiary organized in a jurisdiction other than a Covered Jurisdiction, no authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other Person is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Collateral Agent hereunder or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) such consents or approvals as have been obtained or actions taken prior to the Closing Date, (B) for the filings contemplated by clause (a) above and (C) as may be required, in connection with the disposition of any Investment Related Property that constitutes Collateral, by laws generally affecting the offering and sale of Securities.

E-1-24

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

5.4 Pledged Equity Interests, Investment Related Property. (a) It is the record and beneficial owner of the Pledged Equity Interests that constitute Collateral free of all Liens other than Permitted Liens, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests that constitute Collateral;

(b) Except with respect to the pledge by Parent or any Foreign Subsidiary of the Capital Stock of any Foreign Subsidiary organized in a jurisdiction other than a Covered Jurisdiction, no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Pledged Equity Interests that constitute Collateral or the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof except such as have been obtained; and

(c) (i) none of the Pledged LLC Interests that constitute Collateral and Pledged Partnership Interests that constitute Collateral are or represent or will be or will represent interests that by their terms provide that they are securities governed by the Uniform Commercial Code of an applicable jurisdiction and (ii) none of the partnerships or limited liability companies that are issuers of Pledged Equity Interests constituting Collateral will amend their partnership agreement or limited liability company agreement, as applicable, to provide that they are securities governed by the Uniform Commercial Code of an applicable jurisdiction.

5.5 Intellectual Property. (a) Subject to Permitted Prior Liens, it is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property listed (and purported to the owned by such Grantor)on Schedule 5.2 (as such schedule may be amended or supplemented from time to time), except as set forth on Schedule 5.2 (as such schedule may be amended or supplemented from time to time) or Intellectual Property Licenses not required to be set forth on Schedule 5.2 and excluding Internet domain names. For the avoidance of doubt, nothing in this Section 5.5(a) shall be deemed to be a representation or warranty with respect to the recordation or filing status of the name of the owner of any Intellectual Property recorded or on file in the records of the applicable Intellectual Property office or any other similar Governmental Authority;

(b) Schedule 5.2 includes all U.S. and French Patents categorized by Global IP as “0’s”, “1’s” and “2’s” on Global IP’s “Review and Valuations of Alcatel Lucent’s Patent Portfolio”, dated December 2012;

(c) all Intellectual Property owned by such Grantor is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, nor, in the case of Patents, is any of the Intellectual Property the subject of a reexamination proceeding, and such Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Copyrights, Patents and Trademarks of such Grantor in full force and effect, in each case except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

E-1-25

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(d) no holding, decision, ruling, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity, enforceability, or scope of, or such Grantor’s right to register, own or use, any Intellectual Property owned by such Grantor, and no such action or proceeding is pending or, to the best of such Grantor’s knowledge, threatened, in each case except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(e) such Grantor has not made a previous assignment, sale, transfer, exclusive license, or similar arrangement constituting a conditional or future assignment, sale, transfer, exclusive license of any Material Intellectual Property that has not been terminated or released, in each case except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(f) such Grantor has been using appropriate statutory notice of registration in connection with its use of registered Trademarks owned by such Grantor, proper marking practices in connection with its use of Patents owned by such Grantor, and appropriate notice of copyright in connection with the publication of Copyrights owned by such Grantor, in each case except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(g) such Grantor has taken commercially reasonable steps to protect the confidentiality of the material Trade Secrets owned by such Grantor in accordance with industry standards;

(h) such Grantor controls the nature and quality in accordance with industry standards of all products sold and all services rendered under or in connection with all Trademarks of such Grantor, in each case consistent with industry standards, and has taken all action necessary to ensure that all licensees of the Trademarks owned by such Grantor comply with such Grantor’s standards of quality, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(i) no settlement or consents, covenants not to sue, co-existence agreements, non-assertion assurances, or releases have been entered into by such Grantor or bind such Grantor in a manner that could adversely affect such Grantor’s rights to own, license or use any Material Intellectual Property owned by such Grantor, except for such settlement or consents, covenants not to sue, co-existence agreements, non-assertion assurances, or releases which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

E-1-26

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Section 3.17 of the Credit Agreement is hereby incorporated by reference.

SECTION 6. COVENANTS AND AGREEMENTS.

Each Grantor hereby covenants and agrees as follows:

6.1 [Reserved]

6.2 [Reserved]

6.3 Status of Security Interest. Subject to the limitations set forth in Section 6.4 hereof and Section 5.09(c) of the Credit Agreement, each Grantor shall maintain the security interest of the Collateral Agent hereunder in all Collateral owned by such Grantor as valid, perfected, first priority Liens (subject, in the case of priority only to Permitted Prior Liens).

6.4 Goods and Receivables. With respect to Grantors that are Domestic Subsidiaries:

(a) It shall not deliver any Document evidencing any Equipment or Inventory constituting Collateral to any Person other than the issuer of such Document to claim the Goods evidenced therefor or the Collateral Agent;

(b) other than in the ordinary course of business, (i) it shall not amend, modify, terminate or waive any provision of any Receivable constituting Collateral in any manner which could reasonably be expected to have a material adverse effect on the value of the Collateral taken as a whole; and (ii) following and during the continuation of an Event of Default, such Grantor shall not (A) grant any extension or renewal of the time of payment of any Receivable constituting Collateral, (B) compromise or settle any dispute, claim or legal proceeding with respect to any Receivable constituting Collateral for less than the total unpaid balance thereof, (C) release, wholly or partially, any Person liable for the payment thereof, or (D) allow any credit or discount thereon; and

(c) the Collateral Agent shall have the right at any time following the occurrence and during the continuation of an Event of Default to: (i) direct the Account Debtors under any Receivables constituting Collateral to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent; (ii) notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables constituting Collateral have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Collateral Agent; and (iii) enforce, at the expense of such Grantor, collection of any Receivables constituting Collateral and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done; provided that the Collateral Agent shall endeavor to notify the Grantor of such exercise of its rights under this Section 6.4(c) reasonably promptly thereafter; provided, however, that any failure to so notify will not result in any liability to the Collateral Agent or any other Secured Party. If the Collateral Agent notifies any Grantor that it has elected to collect

E-1-27

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

the Receivables constituting Collateral in accordance with the preceding sentence, any payments of such Receivables received by such Grantor shall be forthwith (and in any event within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in the Collateral Account maintained under the sole dominion and control of the Collateral Agent, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of such Receivables, any Supporting Obligation or Collateral Support shall be held in trust for the benefit of the Collateral Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any such Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon.

6.5 Pledged Equity Interests, Investment Related Property. (a) Except as provided in the next sentence, in the event such Grantor receives any dividends, interest or distributions on any Pledged Equity Interest that constitutes Collateral or other Investment Related Property that constitutes Collateral (except in the case of distributions, to the extent such distributions are in the form of property or assets that would not otherwise constitute Collateral; provided that the form of such assets was not chosen solely in order to avoid the applicability of this provision), upon the merger, consolidation, liquidation or dissolution of any issuer, then (i) such dividends, interest, distributions, Securities or other property shall be included in the definition of Collateral without further action and (ii) such Grantor shall immediately take all steps, if any, necessary or advisable to ensure the validity, perfection, priority and, if applicable, control of the Collateral Agent over such Investment Related Property (including, without limitation, delivery thereof to the Collateral Agent) to the extent required by Sections 4.1 and 4.2 and pending any such action such Grantor shall be deemed to hold such dividends, interest, distributions, Securities or other property in trust for the benefit of the Collateral Agent and shall segregate such dividends, distributions, Securities or other property from all other property of such Grantor. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing or as otherwise expressly permitted pursuant to the terms of the Credit Agreement, the Collateral Agent authorizes each Grantor to retain all ordinary cash dividends and distributions paid in the normal course of the business of the issuer and consistent with the past practice of the issuer and all scheduled payments of interest.

(b) (i) So long as no Event of Default shall have occurred and be continuing, except as otherwise provided under the covenants and agreements relating to Investment Related Property in this Agreement or elsewhere herein or in the Credit Agreement, each Grantor shall be entitled to exercise or refrain from exercising all voting and other consensual rights pertaining to the Investment Related Property that constitutes Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; and

(ii) upon the occurrence and during the continuation of an Event of Default and upon three Business Days prior written notice from the Collateral Agent to such Grantor of the Collateral Agent’s intention to exercise such rights:

(A) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; and

E-1-28

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(B) in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (2) each Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth in Section 8.1.

(c) Except as permitted by the Credit Agreement, without the prior written consent of the Collateral Agent, it shall not vote to enable or take any other action to: (i) amend or terminate, or waive any default under or breach of any term or provision of, any partnership agreement, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents or any document or instrument governing or relating to Pledged Debt in any way that materially and adversely affects the validity, perfection or priority of the Collateral Agent’s security interest, or (ii) cause any issuer of any Pledged Partnership Interests that constitute Collateral or Pledged LLC Interests that constitute Collateral which are not securities (for purposes of the UCC) on the Closing Date to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC; provided, however, notwithstanding the foregoing, if any issuer of any Pledged Partnership Interests that constitute Collateral or Pledged LLC Interests that constitute Collateral takes any such action in violation of the foregoing in this clause (c), such Grantor shall promptly notify the Collateral Agent in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Collateral Agent’s “control” thereof.

6.6 Intellectual Property. (a) (i) It shall take such steps as are commercially reasonable, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any foreign counterpart of the foregoing, to pursue any application and maintain any registration or issuance of each Trademark, Patent, and Copyright owned by or exclusively licensed to any Grantor and constituting material Intellectual Property and (ii) it shall not take or knowingly fail to take any commercially reasonable action, including failure to prosecute, renew, maintain or pay required fees, whereby any of the material Intellectual Property owned by any Grantor may lapse, or become abandoned, canceled, dedicated to the public, forfeited, unenforceable or otherwise impaired, or which would adversely affect the validity, grant, or enforceability of the security interest granted therein or materially impair or prevent the creation of a security interest in, or the assignment of, such Grantor’s rights and interests in any material Intellectual Property owned by such Grantor;

E-1-29

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(b) it shall not, except where not commercially unreasonable, with respect to any material Trademarks owned by such Grantor, cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any of such Trademark at a level at least substantially consistent with the quality of such products and services as of the Closing Date, and such Grantor shall take all steps reasonably necessary to ensure that licensees of such Trademarks use such consistent standards of quality, in each case;

(c) it shall promptly notify the Collateral Agent if it knows that any item of Material Intellectual Property owned by such Grantor will, or could reasonably be expected to, become (i) abandoned or dedicated to the public or placed in the public domain (other than at the end of its nonrenewable or non-extendable statutory term), (ii) invalid or unenforceable, or (iii) subject to any materially adverse determination or development regarding such Grantor’s ownership, registration or use or the validity or enforceability of such item of Intellectual Property (including the institution of, or any materially adverse development with respect to, any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any state registry, any foreign counterpart of the foregoing, or any court);

(d) in the event that any Material Intellectual Property owned by or exclusively licensed to any Grantor is infringed, misappropriated, diluted or otherwise violated by a third party, such Grantor shall, to the extent consistent with its reasonable business judgment, stop such infringement, misappropriation, dilution or other violation and protect its rights in such Material Intellectual Property including, if appropriate, the initiation of a suit for injunctive relief and to recover damages;

(e) it shall take such steps as are reasonable to protect the secrecy of all material Trade Secrets owned by such Grantor, including, without limitation, entering into confidentiality agreements with employees and consultants and labeling and restricting access to secret information and documents;

(f) it shall use proper statutory notice in connection with its use of any of the Material Intellectual Property owned by such Grantor to the extent necessary, in such Grantor’s reasonable business judgment, to maintain and protect such Intellectual Property; and

(g) it shall collect, to the extent consistent with such Grantor’s reasonable business judgment, at its own expense, all amounts due or to become due to such Grantor in respect of the Material Intellectual Property owned by such Grantor or any portion thereof. In connection with such collections, such Grantor shall (i) take such action as Grantor may deem reasonably necessary or advisable to enforce collection of such amounts, and (ii) upon the occurrence and during the continuance of an Event of Default, at the Collateral Agent’s direction, take such action as the Collateral Agent may deem reasonably necessary or

E-1-30

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

advisable to enforce collection of such amounts. Notwithstanding the foregoing, the Collateral Agent shall have the right at any time upon the occurrence and during the continuance of an Event of Default, to notify, or require any Grantor to notify, any obligors with respect to any such amounts of the existence of the security interest created hereby.

SECTION 7. FURTHER ASSURANCES; ADDITIONAL GRANTORS.

7.1 Further Assurances Each Grantor agrees that from time to time, at the cost and expense of such Grantor, it shall promptly execute and deliver all further instruments and documents, and take all further action, that are reasonably necessary, or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of (in each case, to the extent required or reasonably contemplated hereunder, under the other Security Documents or under the Credit Agreement) and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder and under the Credit Agreement with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:

(i) file such financing or continuation statements, or amendments thereto, record security interests in Intellectual Property and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as are reasonably necessary, or as the Collateral Agent may reasonably request, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereby (with respect to Intellectual Property solely to the extent required by Section 4.3 and subject to Section 4.5);

(ii) take all actions as are reasonably necessary to ensure the valid creation, perfection, maintenance and recordation of appropriate evidence of the liens and security interests granted (or purported to be granted) hereunder in any Intellectual Property with any intellectual property registry in which said Intellectual Property is registered or issued or in which an application for registration or issuance is pending, including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office, the various Secretaries of State, and the foreign counterparts on any of the foregoing, in each case, solely to the extent required by Section 4.3 and subject to Section 4.5;

(iii) upon the occurrence and during the continuance of an Event of Default, at any reasonable time and upon the request of the Collateral Agent, assemble the Collateral and allow inspection of the Collateral by the Collateral Agent, or persons designated by the Collateral Agent; and

(iv) at the Collateral Agent’s reasonable request, appear in and defend any action or proceeding that may affect such Grantor’s title to or the Collateral Agent’s security interest in all or any material part of the Collateral.

E-1-31

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(b) Each Grantor hereby authorizes the Collateral Agent, upon notice to such Grantor, to file a Record or Records, including, without limitation, financing or continuation statements, Intellectual Property Security Agreements and amendments and supplements to any of the foregoing, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its reasonable discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Collateral Agent herein as provided for in Section 4.3; provided, that the Collateral Agent shall endeavor to notify such Grantor of the filing of such Record or Records with any Intellectual Property office or any other similar Governmental Authority reasonably promptly thereafter; provided, however, that any failure to so notify will not result in any liability to the Collateral Agent or any other Secured Party. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its reasonable discretion, is necessary or advisable to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including, without limitation, describing such property as “all assets, whether now owned or hereafter acquired, developed or created” or words of similar effect. Each Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail. The Collateral Agent shall endeavor to notify the Grantor of a filing under this Section 7.1 reasonably promptly thereafter; provided, that any failure to so notify will not result in any liability to the Collateral Agent or any other Secured Party.

(c) Each Grantor hereby authorizes the Collateral Agent to modify this Agreement after obtaining such Grantor’s approval of or signature to such modification by amending Schedule 5.2 (as such schedule may be amended or supplemented from time to time) to include reference to any right, title or interest in any existing Intellectual Property owned by such Grantor or any Intellectual Property which is the subject of the Intellectual Property recording requirements set forth in Section 4.3 or to delete any reference to any right, title or interest in any issuance, registration or application for issuance or registration of any Intellectual Property in which any Grantor no longer has or claims any right, title or interest.

7.2 Additional Grantors. From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Pledge Supplement. Upon delivery of any such Pledge Supplement to the Collateral Agent, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Collateral Agent not to cause any Subsidiary of Borrower to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 8. COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.

8.1 Power of Attorney. Each Grantor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following:

(a) upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Credit Agreement;

E-1-32

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(b) upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c) upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

(d) upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

(e) to prepare and file any UCC financing statements against such Grantor as debtor; provided that the Collateral Agent shall endeavor to notify such Grantor of the filing of such financing statements reasonably promptly thereafter; provided, however, that any failure to so notify will not result in any liability to the Collateral Agent or any other Secured Party;

(f) to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in any Intellectual Property constituting Collateral which is the subject of the Intellectual Property Recording Requirements set forth in Section 4.3 in the name of such Grantor as debtor; provided that the Collateral Agent shall endeavor to notify such Grantor of the filing of such recordation reasonably promptly thereafter; provided, however, that any failure to so notify will not result in any liability to the Collateral Agent or any other Secured Party;

(g) upon the occurrence and during the continuance of any Event of Default, to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its reasonable discretion, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand; and

(h) upon the occurrence and during the continuance of any Event of Default, generally to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Grantor’s cost and expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

E-1-33

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

8.2 No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except to the extent set forth in Section 10.05 of the Credit Agreement.

8.3 Appointment Pursuant to Credit Agreement. The Collateral Agent has been appointed as collateral agent pursuant to the Credit Agreement. The rights, duties, privileges, immunities and indemnities of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement.

SECTION 9. REMEDIES.

9.1 Generally

Subject to the provisions of the Credit Agreement:

(a) If any Event of Default shall have occurred and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i) require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

(ii) during reasonable business hours, enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

(iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate; and

(iv) without notice except as specified below or under the UCC, sell, assign, lease, license, sublicense (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.

(b) The Collateral Agent or any other Secured Party may be the purchaser of any or all of the Collateral (or, in the case of any Designated L/C Facility Counterparty, any or all of the Shared Collateral) at any public or private (to the extent the portion of the Collateral or Shared Collateral, as applicable, being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral

E-1-34

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

sold at any such sale made in accordance with the UCC, to use and apply (x) any of the Secured Obligations (other than Designated L/C Obligations) as a credit on account of the purchase price for any Collateral (other than Shared Collateral) payable by the Collateral Agent at such sale and (y) any of the Secured Obligations as a credit on account of the purchase price for any Shared Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least 10 days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If (i) the proceeds of any sale or other disposition of the Collateral (other than Shared Collateral) are insufficient to pay all the Secured Obligations (other than the Designated L/C Obligations) or (ii) the proceeds of any sale or other disposition of the Shared Collateral are insufficient to pay all Secured Obligations, the Grantors shall be liable for the deficiency and the reasonable fees of any attorneys employed by the Collateral Agent to collect any such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section 9.1 will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 9.1 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way limit the rights of the Collateral Agent hereunder.

(c) The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d) The Collateral Agent shall have no obligation to marshal any of the Collateral.

9.2 Application of Proceeds. Except as expressly provided elsewhere in this Agreement, the proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement or any other Loan Document, promptly by the Collateral Agent as provided in Section 8.02 of the Credit Agreement.

E-1-35

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

9.3 Sales on Credit. If Collateral Agent sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Collateral Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.

9.4 Investment Related Property. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property that constitutes Collateral conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property that constitutes Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property that constitutes Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Collateral Agent determines to exercise its right to sell any or all of the Investment Related Property that constitutes Collateral, upon written request, each Grantor shall and shall cause each issuer of any Pledged Stock that constitutes Collateral to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property that constitutes Collateral which may be sold by the Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

9.5 Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Section 9 at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent, an irrevocable (upon the occurrence and during the continuation of an Event of Default) non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of such Trademarks, to use or sublicense any of the Intellectual Property now owned or hereafter acquired, developed or created by such Grantor, wherever the same may be located. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

E-1-36

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

9.6 Intellectual Property. (a) Notwithstanding anything contained herein to the contrary, in addition to the other rights and remedies provided herein, upon the occurrence and during the continuation of an Event of Default:

(i) the Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Collateral Agent or otherwise, in the Collateral Agent’s sole discretion, to enforce any rights of such Grantor with respect to Intellectual Property constituting Collateral, in which event such Grantor shall, at the request of the Collateral Agent, do all lawful acts and execute all documents required by the Collateral Agent in aid of such enforcement, and such Grantor shall promptly, upon demand, reimburse and indemnify the Collateral Agent as provided in Section 12 in connection with the exercise of its rights under this Section 9.6, and, to the extent that the Collateral Agent shall elect not to bring suit to enforce any such rights as provided in this Section 9.6, each Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement, misappropriation, dilution or other violation of any of such Grantor’s rights in the Intellectual Property by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing, misappropriating, diluting or otherwise violating as shall be necessary to prevent such infringement, misappropriation, dilution or other violation;

(ii) upon written demand from the Collateral Agent, each Grantor shall grant, assign, convey or otherwise transfer to the Collateral Agent or such Collateral Agent’s designee all of such Grantor’s right, title and interest in and to any Intellectual Property constituting Collateral and shall execute and deliver to the Collateral Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement;

(iii) each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that the Collateral Agent (or any other Secured Party) receives cash proceeds in respect of the sale of, or other realization upon, any such Intellectual Property;

(iv) within five Business Days after written notice from the Collateral Agent, each Grantor shall make available to the Collateral Agent, to the extent within such Grantor’s power and authority, such personnel in such Grantor’s employ on the date of such Event of Default as the Collateral Agent may reasonably designate, by name, title or job responsibility, to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by such Grantor under or in connection with any Trademarks or Trademark Licenses, such persons to be available to perform their prior functions on the Collateral Agent’s behalf and to be compensated by the Collateral Agent at such Grantor’s expense on a per diem, pro-rata basis consistent with the salary and benefit structure applicable to each as of the date of such Event of Default;

(v) the Collateral Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of any Intellectual Property of such Grantor constituting Collateral, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the

E-1-37

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done;

(vi) all amounts and proceeds (including checks and other instruments) received by Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 9.7; and

(vii) such Grantor shall not adjust, settle or compromise the amount or payment of any amount received by such Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

(b) If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Collateral Agent of any rights, title and interests in and to any Intellectual Property of such Grantor constituting Collateral shall have been previously made and shall have become absolute and effective, and (iv) the Secured Obligations (other than Designated L/C Obligations) shall not have become immediately due and payable, then upon the written request of any Grantor, the Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided, after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided, further, the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Collateral Agent and the Secured Parties.

9.7 Cash Proceeds.

If any Event of Default shall have occurred and be continuing, in addition to the rights of the Collateral Agent specified in Section 6.4 with respect to payments of Receivables, all proceeds of any Collateral received by any Grantor consisting of cash, checks and other near-cash items (collectively, “Cash Proceeds”) shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required) and held by the Collateral Agent in the Collateral Account. Any Cash Proceeds received by the Collateral Agent (whether from a Grantor or otherwise) may, in the sole discretion of the Collateral Agent, (a) be held by the Collateral Agent for the ratable benefit of the Secured Parties (but, with respect to the Designated L/C Facility Counterparties, only to the extent of Cash Proceeds of Shared Collateral), as collateral security for the Secured Obligations (and in the case of the Designated L/C Facility Counterparties, the Designated L/C Obligations) (whether matured or unmatured) and/or (b) then or at any time thereafter may be applied by the Collateral Agent against the Secured Obligations including, to the extent applicable, the Designated L/C Facility Counterparties then due and owing.

E-1-38

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

SECTION 10. COLLATERAL AGENT.

The Collateral Agent has been appointed to act as Collateral Agent hereunder by the Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement; provided that the Collateral Agent shall, after payment in full of all Obligations under the Credit Agreement and the other Loan Documents (other than Secured Hedging Agreements), exercise, or refrain from exercising, any remedies provided for herein in accordance with the instructions of the holders (the “Majority Holders”) of a majority of the aggregate “settlement amount” as defined in the Secured Hedging Agreements (or, with respect to any Secured Hedging Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Secured Hedging Agreement) under all Secured Hedging Agreements. For purposes of the foregoing sentence, settlement amount for any Secured Hedging Agreement that has not been terminated shall be the settlement amount as of the last Business Day of the month preceding any date of determination and shall be calculated by the appropriate Lender Counterparties and reported to the Collateral Agent upon request; provided that any Secured Hedging Agreement with a settlement amount that is a negative number shall be disregarded for purposes of determining the Majority Holders. In furtherance of the foregoing provisions of this Section 10, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms of this Section 10 and with the terms of Article IX of the Credit Agreement The provisions of the Credit Agreement relating to the Collateral Agent including, without limitation, the provisions relating to resignation or removal of the Collateral Agent and the powers and duties and immunities of the Collateral Agent are incorporated herein by this reference, mutatis mutandis, as if fully set forth herein, and such incorporation shall survive any termination of the Credit Agreement.

SECTION 11. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the payment in full of all Secured Obligations, subject to the Borrower’s right pursuant to Section 9.08(d) of the Credit Agreement to request termination of the security interest upon payment in full of all of the Secured Obligations other than Designated L/C Facility Obligations, Obligations in respect of Secured Hedging Agreements or unasserted contingent indemnification and unasserted reimbursement obligations and the termination of all Commitments, be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person

E-1-39

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

shall thereupon become vested with all the benefits in respect thereof granted to the Lenders herein or otherwise. Upon the payment in full of all Secured Obligations other than Designated L/C Facility Obligations, Obligations in respect of Secured Hedging Agreements or unasserted contingent indemnification and unasserted reimbursement obligations, the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to the Grantors. Upon any such termination the Collateral Agent shall, at the Grantors’ cost and expense, execute and deliver to the Grantors or otherwise authorize the filing of such documents as the Grantors shall reasonably request, including financing statement amendments to evidence such termination. Upon any disposition of property permitted by the Credit Agreement, the Liens granted herein shall be deemed to be automatically released and such property shall automatically revert to the applicable Grantor with no further action on the part of any Person. The Collateral Agent shall, at the applicable Grantor’s expense, execute and deliver or otherwise authorize the filing of such documents as such Grantor shall reasonably request, in form and substance reasonably satisfactory to the Collateral Agent, including financing statement amendments to evidence such release.

SECTION 12. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees, agents or other Related Parties shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may (but shall not have any obligation to) itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by each Grantor under Section 11.05 of the Credit Agreement.

SECTION 13. SECURITY INTEREST ABSOLUTE.

(a) To the maximum extent permitted by applicable law and notwithstanding that the terms of the other Security Documents shall prevail in accordance with Section 2.1(e), the rights and remedies of the Collateral Agent hereunder, the Liens created hereby, and the obligations of the Grantors under this Agreement shall be absolute, irrevocable and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including: (i) the acceleration of the maturity of any of the Secured Obligations or any other change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any renewal, extension, amendment or modification of, or addition or supplement to or deletion from, any Loan Document or any other instrument or agreement referred to therein or related thereto, or any assignment or transfer of any thereof; (ii) any waiver of,

E-1-40

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

consent to or departure from, extension, indulgence or other action or inaction under or in respect of any of the Secured Obligations, this Agreement, any other Loan Document or other instrument or agreement relating thereto, or any exercise or non-exercise of any right, remedy, power or privilege under or in respect of the Secured Obligations, this Agreement, any other Loan Document or any such other instrument or agreement relating thereto; (iii) any furnishing of any additional security (including any assets, whether now owned or hereafter acquired, upon which a Lien is created or granted from time to time pursuant to the other Security Documents) to the Collateral Agent or any other Person or any acceptance thereof by the Collateral Agent or any other Person or any substitution, sale, exchange, release, surrender or realization of or upon any such security by the Collateral Agent or any other Person or the failure to create, preserve, validate, perfect or protect any other Lien granted to, or purported to be granted to, or in favor of, the Collateral Agent or any other Person; (iv) any invalidity, irregularity or unenforceability of any Loan Document or any other instrument or agreement referred to therein or related thereto or of all or any part of the Secured Obligations or of any security therefor; (v) any exchange, release or non-perfection of any other collateral or any release, amendment or waiver of, or consent to any departure from, any guaranty, for all or any of the Secured Obligations; (vi) any judicial or nonjudicial foreclosure or sale of, or other election of remedies with respect to, any interest in real property or other collateral serving as security for all or any part of the Secured Obligations, even though such foreclosure, sale or election of remedies may impair the subrogation rights of any Grantor or may preclude any Grantor from obtaining reimbursement, contribution, indemnification or other recovery and even though the Grantor may or may not, as a result of such foreclosure, sale or election of remedies, be liable for any deficiency; (vii) any act or omission of the Collateral Agent or any other Person (other than payment of the Secured Obligations) that directly or indirectly results in or aids the discharge or release of any Grantor or any part of the Secured Obligations or any security or guarantee (including any letter of credit) for all or any part of the Secured Obligations by operation of law or otherwise; (viii) the election by the Collateral Agent, in any bankruptcy proceeding of any Person, of the application or non-application of Section 1111(b)(2) of the U.S. Bankruptcy Code; (ix) any extension of credit or the grant of any Lien under Section 364 of the U.S. Bankruptcy Code; (x) any use of cash collateral under Section 363 of the U.S. Bankruptcy Code; (xi) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person; (xii) the avoidance of any Lien in favor of the Collateral Agent for any reason; (xiii) any insolvency or liquidation proceeding commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any part of the Secured Obligations (or any interest on all or any part of the Secured Obligations) in or as a result of any such proceeding; or (xiv) any other event or circumstance whatsoever which might otherwise constitute a defense available to, or a discharge of, any Grantor, except as otherwise provided herein.

(b) Each Grantor hereby expressly waives, to the maximum extent permitted by the laws applicable to such Grantor and notwithstanding that the terms of the other Security Documents shall prevail in accordance with Section 2.1(e), (i) promptness, diligence, presentment, demand for payment or performance and protest; (ii) filing of claims with any court; (iii) any proceeding to enforce any provision of the Loan Documents; (iv) notice of acceptance of and reliance on this Agreement by any Secured Party; (v) notice of the creation of any Secured Obligations, and (except with respect to any notice required by the applicable Loan Documents relating to the Secured Obligations) any other notice whatsoever; (vi) any requirement that the Collateral Agent exhausts any right, power or remedy, or proceed or take any other action against any Grantor under any Loan Document to which such Grantor is a party or any Lien on, or any claim of payment against, any property of any Grantor or any other

E-1-41

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

agreement or instrument referred to therein, or any other Person under any guarantee of, or Lien securing, or claim for payment of, any of the Secured Obligations; (vii) any right to require the Collateral Agent to marshal any Collateral or any other assets or to exhaust any right or take any action against any Grantor or any other Person or any collateral or otherwise, or any diligence in collection or protection for realization upon any Secured Obligations; (viii) any obligation hereunder or any collateral security for any of the foregoing; (ix) any claims of waiver, release, surrender, alteration or compromise; and (x) all other defenses, set-offs, counterclaims, recoupments, reductions, limitations, impairments or terminations, whether arising hereunder or otherwise. Each Grantor further waives (A) any requirement that any other Person be joined as a party to any proceeding for the enforcement by the Collateral Agent of any Secured Obligations and (B) the filing of claims by the Collateral Agent in the event of an insolvency or liquidation proceeding of any Grantor.

(c) Each Grantor hereby expressly waives, to the maximum extent permitted by applicable law and notwithstanding that the terms of the other Security Documents shall prevail in accordance with Section 2.1(e):

(i) any claim that, as to any part of the Collateral, a public sale, should the Collateral Agent elect so to proceed, is, in and of itself, not a commercially reasonable method of sale for the Collateral;

(ii) the right to assert in any action or proceeding between it and the Collateral Agent any offsets or counterclaims that it may have;

(iii) except as otherwise provided in this Agreement or as otherwise provided by applicable law, any notice as to the time, place and terms of sale or other disposition of any of the Collateral and any other requirements with respect to the enforcement of the Collateral Agent’s rights or remedies hereunder;

(iv) all rights of redemption, appraisement, valuation, stay and extension or moratorium;

(v) any and all rights it may have to a judicial hearing in advance of the Collateral Agent’s enforcement of its rights or remedies hereunder, including the rights upon the occurrence and during the continuation of an Event of Default to take immediate possession of the Collateral and to dispose thereof; and

(vi) all other rights the exercise of which would, directly or indirectly, prevent, delay or inhibit the enforcement of any of the rights or remedies of the Collateral Agent and the other Secured Parties under this Agreement or the absolute sale of the Collateral, now or hereafter in force under any applicable law, and each Grantor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws and rights (other than the defense of payment).

(d) Notwithstanding anything to the contrary set forth herein, the rights and remedies of the Collateral Agent hereunder, the Liens created hereby, and the obligations of the Grantors under this Agreement shall be subject to the provisions of Schedule 13(d).

E-1-42

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

SECTION 14. MISCELLANEOUS.

Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 11.01 of the Credit Agreement. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and the Grantors and their respective successors and permitted assigns. No Grantor shall, without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Grantors and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed signature page to this Agreement by facsimile transmission or in electronic (e.g., “pdf” or “tif”) format shall be as effective as delivery of a manually signed counterpart of this Agreement.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION, WHETHER SOUNDING IN CONTRACT LAW OR TORT LAW OR OTHERWISE, BASED UPON, ARISING OUT OF OR RELATING TO THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

E-1-43

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

THE PROVISIONS OF SECTIONS 11.11, 11.15 AND 11.22 OF THE CREDIT AGREEMENT ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS, AS IF FULLY SET FORTH HEREIN, AND SUCH INCORPORATION SHALL SURVIVE ANY TERMINATION OF THE CREDIT AGREEMENT.

[The remainder of this page lift intentionally blank]

E-1-44

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ALCATEL-LUCENT USA INC., as Grantor

By:
Name: Title:

ALCATEL-LUCENT HOLDINGS INC., as Grantor

By:
Name: Title:

ALCATEL LUCENT, as Grantor

By:
Name: Title:

[NAME OF OTHER GRANTORS], as Grantor

By:
Name: Title:

E-1-45

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

CREDIT SUISSE AG, as Collateral Agent

By:
Name: Title:

By:
Name: Title:

E-1-46

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

EXHIBIT E-2

TO CREDIT AND GUARANTY AGREEMENT

FORMS OF FRENCH PLEDGE AND SECURITY AGREEMENTS

[See Execution Versions]

[NOTE: These agreements were not attached as a form document and the executed agreements differ from each other. Accordingly, they have been omitted.]

E-2-1

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

EXHIBIT F-1

TO CREDIT AND GUARANTY AGREEMENT

FORM OF OPINION OF KIRKLAND & ELLIS LLP

[See Execution Version]

F-1-1

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

EXHIBIT F-2

TO CREDIT AND GUARANTY AGREEMENT

FORM OF LOCAL COUNSEL OPINION

[See Execution Versions]

F-2-1

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

EXHIBIT G

TO CREDIT AND GUARANTY AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate, dated as of [            ], 201[    ] (this “Compliance Certificate”), is delivered to you pursuant to Section 5.04(a)(iii) of the Credit and Guaranty Agreement, dated as of January 30, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Alcatel-Lucent USA Inc., a Delaware corporation (the “Borrower”), Alcatel-Lucent Holdings Inc., a Delaware corporation (“Holdings”), Alcatel Lucent, a société anonyme incorporated under the laws of France (“Parent”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, Credit Suisse AG, as Administrative Agent and Collateral Agent, and the other Agents party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned hereby certifies that he or she is the duly elected, qualified and acting [specify type of Financial Officer] of Parent, and certifies in such capacity, and not in his or her individual capacity, as follows:

1.	I have reviewed and am familiar with the contents of this Compliance Certificate.

2.	I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Parent and its Restricted Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or Event of Default[, except as set forth in a separate attachment to this Compliance Certificate, specifying the nature and extent thereof][1].

3.	[Attached hereto as Attachment 2 are the computations showing Parent’s calculation of “Excess Cash Flow.”][2]

The foregoing certifications, together with [the computations set forth in Attachment 2 hereto and made a part hereof and] the Financial Statements delivered with this Compliance Certificate in support hereof, are made and delivered on the date first set forth above.

[Signature Page Follows]

[1]	Insert only if applicable.
[2]	Insert only in connection with the delivery of annual financial statements pursuant to Section 5.01(a)(i) of the Credit Agreement, commencing with fiscal year ending December 31, 2013.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Executed and delivered as of the date first set forth above.

ALCATEL LUCENT

By:
Name:
Title: [Financial Officer]

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

ATTACHMENT 1

TO COMPLIANCE CERTIFICATE

Financial Statements

The information described herein is as of [            ], and pertains to the fiscal [quarter] [year] ended [            ].

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

ATTACHMENT 2

TO COMPLIANCE CERTIFICATE

Calculation of Excess Cash Flow

(a) the sum, without duplication, of:

(i) Consolidated Net Income of Parent for such period	$

Plus:

(ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted or excluded in arriving at such Consolidated Net Income;	$

Plus:

(iii)    decreases in Consolidated Working Capital of Parent for such period (other than any such decreases arising from acquisitions by Parent and its Restricted Subsidiaries completed during such period or the application of purchase accounting);

$

Plus:

(iv)     an amount equal to the aggregate net non-cash loss on Asset Sales by Parent and its Restricted Subsidiaries during such period (other than Asset Sales in the ordinary course of business) to the extent deducted or excluded in arriving at such Consolidated Net Income;

$

Total clause (a)	$

Minus:

(b) the sum, without duplication, of:

(i)       an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (e) of the definition of Consolidated Net Income;

$

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Plus:

(ii)      without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the amount of capital expenditures or acquisitions of intellectual property or other intangible assets, in each case, made in cash during such period by Parent and its Restricted Subsidiaries, to the extent that such capital expenditures or acquisitions were financed with internally generated cash flow of Parent or its Restricted Subsidiaries;

$

Plus:

(iii)    the aggregate amount of all principal payments of Indebtedness of Parent and its Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations of Parent and its Restricted Subsidiaries and (B) the amount of repayments of Loans pursuant to Section 2.12 and any mandatory prepayment of Term Loans pursuant to Section 2.13 to the extent required due to an Asset Sale that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other prepayments of Loans and (Y) all prepayments in respect of any revolving credit facility of Parent or any of its Restricted Subsidiaries, except to the extent there is an equivalent permanent reduction in commitments thereunder) made during such period, except to the extent financed with the proceeds of incurrence or issuance of other Indebtedness of Parent or its Restricted Subsidiaries or with the proceeds from the issuance of Capital Stock;

$

Plus:

(iv)     an amount equal to the aggregate net non-cash gain on Asset Sales by Parent and its Restricted Subsidiaries during such period (other than Asset Sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

$

Plus:

(v)      increases in Consolidated Working Capital of Parent for such period (other than any such increases arising from acquisitions by Parent and its Restricted Subsidiaries completed during such period or the application of purchase accounting);

$

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Plus:

(vi)    cash payments by Parent and its Restricted Subsidiaries during such period in respect of long-term liabilities of Parent and its Restricted Subsidiaries other than Indebtedness (including such Indebtedness specified in clause (b)(iii) above);

$

Plus:

(vii)   without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments and acquisitions made during such period by Parent and its Restricted Subsidiaries to the extent that such Investments and acquisitions were financed with internally generated cash flow of Parent and its Restricted Subsidiaries;

$

Plus:

(viii)  the amount of Restricted Payments of Parent and its Restricted Subsidiaries paid during such period pursuant to Sections 6.02(b)(iv), (v), (vii) and (viii) to the extent such Restricted Payments were financed with internally generated cash flow of Parent, the Borrower and its Restricted Subsidiaries;

$

Plus:

(ix)     the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Parent and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness;

$

Plus:

(x)      the aggregate amount of expenditures actually made by Parent and its Restricted Subsidiaries in cash from internally generated cash flow during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period;

$

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Plus:

(xi)     without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Parent or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to acquisitions, capital expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of Parent following the end of such period to the extent intended to be financed with internally generated cash flow of Parent and its Restricted Subsidiaries; provided that to the extent the aggregate amount utilized to finance such acquisitions, capital expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall, less the amount financed other than through internally generated cash flow of Parent and its Restricted Subsidiaries, shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters;

$

Plus:

(xii) the amount of Taxes (including interest and penalties) paid in cash during such period by Parent and its Restricted Subsidiaries;	$

Plus:

(xiii)   the amount of cash Taxes paid or tax reserves set aside or payable (without duplication) in such period by Parent and its Restricted Subsidiaries to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income of Parent and its Restricted Subsidiaries for such period.

$

Total clause (b)	$

Excess Cash Flow [Clause (a) – Clause (b) above]	$

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

EXHIBIT H

TO CREDIT AND GUARANTY AGREEMENT

FORM OF SOLVENCY CERTIFICATE

Dated as of January 30, 2013

Reference is made to the Credit and Guaranty Agreement, dated as of January 30, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Alcatel-Lucent USA Inc., a Delaware corporation (the “Borrower”), Alcatel-Lucent Holdings Inc., a Delaware corporation (“Holdings”), Alcatel Lucent, a société anonyme incorporated under the laws of France (“Parent”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, Credit Suisse AG, as Administrative Agent and Collateral Agent, and the other Agents party thereto. Capitalized terms used in this Solvency Certificate (this “Solvency Certificate”) and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. This Solvency Certificate is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof, including Article X thereof.

The undersigned Financial Officer of [the Borrower] [Parent] hereby certifies, on behalf of [the Borrower] [Parent] and not in such Financial Officer’s individual capacity, as follows:

1. The undersigned is the chief financial officer of [the Borrower] [Parent] and, as such, he or she is authorized to execute and deliver this Solvency Certificate on behalf of [the Borrower] [Parent].

2. The undersigned is generally familiar with the properties, businesses and assets of [the Borrower] [Parent] and has reviewed the Loan Documents and the contents of this Solvency Certificate and, in connection therewith, has reviewed such other documentation and information and in his opinion, has made or has caused to be made under his supervision, such investigations, examinations and inquiries as deemed necessary and prudent therefor.

3. As of the Closing Date, both before and after giving effect to the Transactions to occur on the Closing Date, [the Borrower] [Parent] is Solvent.

[Signature Page Follows]

H-1

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

IN WITNESS WHEREOF, the undersigned Financial Officer has executed and delivered this Solvency Certificate on behalf of [the Borrower] [Parent], and has made the certifications and warranties contained herein, as of the date first above written.

[ALCATEL-LUCENT USA INC.] [ALCATEL LUCENT]

By:
Name:
Title: Chief Financial Officer

H-2

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

EXHIBIT I

TO CREDIT AND GUARANTY AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Reference is made to the Credit and Guaranty Agreement, dated as of January 30, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Alcatel-Lucent USA Inc., a Delaware corporation (the “Borrower”), Alcatel-Lucent Holdings Inc., a Delaware corporation (“Holdings”), Alcatel Lucent, a société anonyme incorporated under the laws of France (“Parent”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, Credit Suisse AG, as Administrative Agent and Collateral Agent, and the other Agents party thereto. Capitalized terms used in this U.S. Tax Compliance Certificate (this “Certificate”) and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies that1:

(a) it is not a “bank” within the meaning of Section 881(c)(3)(A), of the Code;

(b) it is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code; and

(c) it is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate as of [            ], 201[    ].

[NAME OF LENDER]

By:
Name: Title:
[ADDRESS]

[1]	If the Lender is an intermediary, a foreign partnership or other flow-through entity, the following adjustments shall be made: (i) certifications (b) and (c) shall be provided as applied to the partners, members or beneficial owners claiming the portfolio interest exemption, (ii) certification (a) shall be provided as applied to the Lender as well as the partners, members or beneficial owners claiming the portfolio interest exemption, (iii) the Lender shall provide a U.S. Internal Revenue Service Form W-8IMY (with U.S. Internal Revenue Service Form W-8BENs/ W-9s from each of its partners/ members/beneficial owners), and (iv) appropriate adjustments shall be made in the case of tiered intermediaries or tiered partnerships/ flow-through entities.

I-1

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

EXHIBIT J

TO CREDIT AND GUARANTY AGREEMENT

MODIFIED DUTCH AUCTION PROCEDURES

This Outline is intended to summarize certain basic terms of the modified Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 10.04(k) of the Credit Agreement, of which this Exhibit J is a part (the “Auction Procedures”). It is not intended to be a definitive statement of all of the terms and conditions of a modified Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable auction procedures set for each Auction (the “Offer Documents”). None of the Administrative Agent, the Auction Manager, any other Agent, or any of their respective Affiliates or Related Parties, makes any recommendation pursuant to the Offer Documents as to whether or not any Lender should sell its Loans to the Borrower or any Affiliated Lender (as applicable, the “Purchaser”) pursuant to the Offer Documents, nor shall the decision by the Administrative Agent, the Auction Manager, any other Agent or any of their respective Affiliates or Related Parties, in its capacity as a Lender be deemed to constitute such a recommendation. Each Lender should make its own decision on whether to sell any of its Loans and, if it decides to do so, the principal amount of and price to be sought for such Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning this Auction and the Offer Documents. Capitalized terms not otherwise defined in this Exhibit have the meanings assigned to them in the Credit Agreement.

1. Summary. The Purchaser may conduct one or more modified Dutch auctions in order to purchase Loans (each, an “Auction”) pursuant to the procedures described herein.

2. Notice Procedures. In connection with each Auction, the Purchaser will provide notification to the Auction Manager (for distribution to the Lenders), substantially in the form of Annex A to this Exhibit J, of the Loans that will be the subject of the Auction (such notification, an “Auction Notice”). Each Auction Notice shall contain: (a) the maximum principal amount of Loans that the Purchaser is willing to purchase in the Auction (the “Auction Amount”), which shall be no less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof; (b) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 (in increments of $5), at which the Purchaser would be willing to purchase Loans in the Auction; and (c) the date on which the Auction will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m., New York City time, as such date and time may be extended (such time, the “Expiration Time”) for a period not exceeding three Business Days upon notice by the Purchaser to the Auction Manager received not less than 24 hours before the original Expiration Time; provided, however, that only one extension per offer shall be permitted (unless otherwise approved by the Auction Manager). An Auction shall be regarded as a “Failed Auction” in the event that either (i) the Purchaser withdraws such Auction in accordance with the terms hereof or (ii) the Expiration Time occurs with no Qualifying Bids having been received. In the event of a Failed Auction, the Purchaser shall not be permitted to deliver a new Auction Notice prior to the date occurring five Business Days after such withdrawal or Expiration Time, as the case may be.

3. Reply Procedures. In connection with any Auction, each Lender holding Loans wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation substantially in the form of Annex B to this Exhibit J (the “Return Bid”) which shall specify (a) a discount to par expressed as a price per $1,000 (in increments of $5) of Loans (the “Reply Price”) within the Discount Range and (b) the principal amount of Loans, in an amount not less than $1,000,000 or an integral multiple in excess thereof, that such Lender is willing to offer for sale at its Reply Price (the “Reply Amount”); provided that a Lender may submit a Reply Amount that is less than the minimum amount and/or incremental amount requirements described above only if the Reply Amount

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

comprises the entire amount of Loans held by such Lender. Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid (as defined below) and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held by the Auction Manager, an Affiliated Lender Assignment and Assumption. The Purchaser will not purchase any Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).

4. Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Purchaser, will calculate the lowest purchase price (the “Applicable Threshold Price”) for the Auction within the Discount Range for the Auction that will allow the Purchaser to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Loans for which the Purchaser has received Qualifying Bids (as defined below)). The Purchaser shall purchase Loans from each Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All Loans included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at the applicable Reply Price and shall not be subject to proration.

5. Proration Procedures. All Loans offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount of all Loans for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Loans to be purchased below the Applicable Threshold Price), the Purchaser shall purchase the Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount. No Return Bids (or any component thereof) will be accepted above the Applicable Threshold Price.

6. Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m., New York City time, on the same Business Day as the date the Return Bids were due. The Auction Manager will insert the principal amount of Loans to be assigned and the applicable settlement date into each applicable Affiliated Lender Assignment and Assumption received in connection with a Qualifying Bid. Upon request of the submitting Lender, the Auction Manager will promptly return any Affiliated Lender Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid (as defined below).

7. Additional Procedures. Once initiated by an Auction Notice, the Purchaser may withdraw an Auction only in the event that, as of such time, no Qualifying Bid has been received by the Auction Manager. Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Lender. However, an Auction may become void if the conditions to the purchase of Loans by the

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Purchaser required by the terms and conditions of Section 10.04(k) or 10.04(l) of the Credit Agreement are not met. The purchase price for each purchase of Loans shall be paid by the Purchaser directly to the respective assigning Lender on a settlement date as determined by the Auction Manager in consultation with the Purchaser (which shall be no later than 10 Business Days after the date Return Bids are due). The Purchaser shall execute each applicable Affiliated Lender Assignment and Assumption received in connection with a Qualifying Bid.

All questions as to the form of documents and validity and eligibility of Loans that are the subject of an Auction will be determined by the Auction Manager, in consultation with the Purchaser, which determination will be final and binding. The Auction Manager’s interpretation of the terms and conditions of the Offer Document, in consultation with the Purchaser, will be final and binding.

None of the Administrative Agent, the Auction Manager, any other Agent or any of their respective Affiliates or Related Parties assumes any responsibility for the accuracy or completeness of the information concerning the Purchaser, the Loan Parties, or any of their respective Affiliates (whether contained in the Offer Documents or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

This Exhibit J shall not require the Purchaser to initiate any Auction.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Annex A

to Modified Dutch Auction Procedures

AUCTION NOTICE

[Borrower/Affiliated Lender Letterhead]

[                    ], as Auction Manager

[Address of Auction Manager]

Attention: [            ]

Fax No.: [            ]

Email: [            ]

Re:         Loan Auction

Ladies and Gentlemen:

Reference is made to the Credit and Guaranty Agreement, dated as of January 30, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Alcatel-Lucent USA Inc., a Delaware corporation (the “Borrower”), Alcatel-Lucent Holdings Inc., a Delaware corporation (“Holdings”), Alcatel Lucent, a société anonyme incorporated under the laws of France (“Parent”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, Credit Suisse AG, as Administrative Agent and Collateral Agent, and the other Agents party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

[Borrower/Name of Affiliated Lender] (the “Purchaser”) hereby gives notice to the Lenders that it desires to conduct the following Auction:

•	Auction Amount: $[ ] in principal amount of Loans

•	Discount Range: Not less than $[ ] nor greater than $[ ] per $1,000 principal amount of Loans.

The Purchaser acknowledges that this Auction Notice may not be withdrawn other than in accordance with the Auction Procedures. The Auction shall be consummated in accordance with the Auction Procedures with all Return Bids due no later than 1:00 p.m., New York City time, on [            ].

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

The Purchaser hereby represents and warrants that (a) it may be aware of Material Non-Public Information that (i) has not been disclosed to the Auction Manager, the Administrative Agent and the non-Public Lenders prior to such date or (ii) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign Loans to the Purchaser, and (ii) no Default or Event of Default has occurred and is continuing or would result from such repurchase.

Very truly yours, [BORROWER/ AFFILIATED LENDER]

By:
Name: Title:

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Annex B to

to Modified Dutch Auction Procedures

RETURN BID

[                ], as Auction Manager

[Address of Auction Manager]

Attention: [            ]

Fax No.: [            ]

Email: [            ]

Ladies and Gentlemen:

Reference is made to the Credit and Guaranty Agreement, dated as of January 30, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Alcatel-Lucent USA Inc., a Delaware corporation (the “Borrower”), Alcatel-Lucent Holdings Inc., a Delaware corporation (“Holdings”), Alcatel Lucent, a société anonyme incorporated under the laws of France (“Parent”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, Credit Suisse AG, as Administrative Agent and Collateral Agent, and the other Agents party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned Lender hereby gives notice of its participation in the Auction by submitting the following Return Bid1:

Reply Price (price per $1,000)	Reply Amount (principal amount of Loans)
US$	US$
US$	US$
US$	US$

The undersigned Lender acknowledges that the submission of this Return Bid along with an executed Affiliate Assignment Agreement, to be held in escrow by the Auction Manager, obligates the Lender to sell the entirety or its pro rata portion of the Reply Amount in accordance with the Auction Procedures, as applicable.

Very truly yours, [Name of Lender]

By:
Name: Title:

[1]	Lender may submit up to three component bids but need not submit more than one. The sum of Lender’s bid(s) may not exceed the aggregate principal face amount of Loans held by it as lender of record on the date of submission of its Return Bid.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

ANNEX 1

to Modified Dutch Auction Procedures

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

[See Exhibit C to Credit Agreement]

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

EXHIBIT K-1

TO CREDIT AND GUARANTY AGREEMENT

FORM OF LENDER COUNTERPARTY JOINDER

This Lender Counterparty Joinder, dated as of             , 201_ (this “Joinder”), is being delivered by [            ] (the “Counterparty”), Alcatel-Lucent USA Inc., a Delaware corporation (the “Borrower”), and the other Loan Parties listed in the signature pages hereof, pursuant to the requirements of (a) the Credit and Guaranty Agreement, dated as January 30, 2013 (as it may be amended, amended and restated, supplemented, replaced, refinanced, renewed, extended or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, Alcatel-Lucent Holdings Inc., a Delaware corporation (“Holdings”), Alcatel Lucent, a société anonyme incorporated under the laws of France (“Parent”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, Credit Suisse AG, as administrative agent for the Lenders (in such capacity, including any successor thereto in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, including any successor thereto in such capacity, the “Collateral Agent”), and the other Agents party thereto, (b) the Pledge and Security Agreement, dated as of January 30, 2013 (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”), by and among the Borrower, Holdings, Parent, the Subsidiary Guarantors and the other Persons from time to time party thereto and the Collateral Agent, and (c) the other Security Documents. Capitalized terms used herein without definition shall have the meaning assigned thereto in the Credit Agreement.

RECITALS:

WHEREAS, the Borrower desires to designate the Hedging Agreement described in Schedule A attached hereto (the “New Hedging Agreement”) as a “Secured Hedging Agreement” under the Credit Agreement and under the Security Documents.

WHEREAS, the Credit Agreement and the Security Documents require that the Borrower and the Counterparty deliver this Joinder to the Administrative Agent and the Collateral Agent; and

WHEREAS, the Counterparty has agreed to execute and deliver this Joinder in order to become a Lender Counterparty and a Secured Party under the Credit Agreement and the Security Documents.

NOW, THEREFORE, it is agreed as follows:

1. Designation. The Borrower represents and warrants to the Counterparty, the Administrative Agent and the Collateral Agent that the New Hedging Agreement is not being entered into for speculative purposes. The Counterparty represents and warrants to the Borrower, the Administrative Agent and the Collateral Agent that the New Hedging Agreement satisfies all of the requirements under the Loan Documents of a “Secured Hedging Agreement”. The Borrower hereby designates the New Hedging Agreement to be an “Secured Hedging Agreement” and hereby represents and warrants to the Administrative Agent and the Collateral Agent that the New Hedging Agreement satisfies all the requirements under the Loan Documents to be so designated.

2. Agreement. By executing and delivering this Joinder, the Counterparty hereby (a) confirms that it has received a copy of the Credit Agreement, the Pledge and Security Agreement and the other Security Documents, and such other documents and information as it has deemed appropriate to

K-1-1

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

make its own decision to enter into this Joinder, and (b) agrees to become a party to the Pledge and Security Agreement and the other Security Documents as a Lender Counterparty and a Secured Party thereunder for all purposes thereof on the terms set forth therein, and to be bound by all of the terms, conditions and other provisions of the Credit Agreement, the Pledge and Security Agreement and the other Security Documents which are applicable to it as a Lender Counterparty and a Secured Party thereunder (including the provisions relating to the ranking of Liens and the order of application of proceeds from the enforcement of Liens) as if the undersigned had executed and delivered the Credit Agreement, the Pledge and Security Agreement and the other Security Documents as of the respective dates thereof, and further agrees to perform in accordance with the terms of the Credit Agreement, the Pledge and Security Agreement and the other Security Documents all of the obligations which by the terms of the Credit Agreement, the Pledge and Security Agreement and the other Security Documents are required to be performed by it as a Lender Counterparty or a Secured Party, as the case may be.

3. Lien Sharing and Priority Confirmation. The undersigned Counterparty hereby agrees, for the enforceable benefit of each existing and future Administrative Agent, each existing and future Collateral Agent and each existing and future Secured Party, and as a condition to the obligations owing to the Counterparty under the New Hedging Agreement being treated as Obligations under the Credit Agreement and as “Secured Obligations” under and as defined in the Security Documents (“Secured Obligations”), that all Obligations and Secured Obligations will be and are secured equally and ratably by all Liens granted to the Collateral Agent, for the benefit of the Secured Parties, which are at any time granted by any Loan Party or any Restricted Subsidiary that is a party to a Loan Document to secure any Obligations or Secured Obligations, as applicable, whether or not upon property otherwise constituting collateral for such New Hedging Agreement, and that all Liens granted pursuant to the Security Documents will be enforceable by the Collateral Agent for the benefit of all Secured Parties equally and ratably as contemplated by the Security Documents.

4. Appointment of Collateral Agent. The Counterparty hereby (a) irrevocably appoints Credit Suisse AG (or its applicable office, branch or affiliate) as Collateral Agent for purposes of the Credit Agreement, the Pledge and Security Agreement and the other Security Documents, and (b) irrevocably authorizes, consents to and directs the Collateral Agent to perform its obligations under the Credit Agreement, the Pledge and Security Agreement and the other Security Documents and to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent in the Credit Agreement, the Pledge and Security Agreement and the other Security Documents, together with such actions and powers as are reasonably incidental thereto, and authorizes the Collateral Agent to execute any and all Security Documents on behalf of the Counterparty and on behalf of all Secured Parties and to take such other actions to maintain and preserve the security interests granted pursuant to any and all Security Documents. The Counterparty and the Collateral Agent, on behalf of the existing Secured Parties, each hereby acknowledges and agrees that the Collateral Agent in its capacity as such shall be agent on behalf of the Counterparty and on behalf of all other Secured Parties.

5. Reaffirmation of Security Interest. By acknowledging and agreeing to this Joinder, each Loan Party hereby (a) confirms and reaffirms the security interests pledged and granted (or purported to be pledged and granted) pursuant to the Security Documents in favor of the Collateral Agent, for the benefit of the Secured Parties, in all of such Loan Party’s right, title and interest in the Collateral (as defined in the applicable Security Documents) (“Collateral”), whether now owned or hereafter acquired to secure the Obligations or the Secured Obligations, and agrees that such pledges and grants of security interests shall continue to be in full force and effect to the extent set forth in the Security Documents, (b)

K-1-2

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

authorizes the filing of any financing statements (or foreign equivalents) describing the Collateral in the same manner as described in the applicable Security Documents or in any other manner as the Collateral Agent may determine is necessary, advisable or prudent to ensure the perfection of the security interests in the Collateral granted to the Collateral Agent hereunder or under the other applicable Security Documents.

6. Counterparts. This Joinder may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract. Delivery of an executed signature page to this Joinder by facsimile transmission or in electronic (e.g., “pdf” or “tif”) format shall be as effective as delivery of a manually signed counterpart of this Joinder.

7. APPLICABLE LAW. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION, WHETHER SOUNDING IN CONTRACT LAW OR TORT LAW OR OTHERWISE, BASED UPON, ARISING OUT OF OR RELATING TO THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

8. Miscellaneous. The provisions of Sections 10.11, 10.15, 10.16, 10.19, 10.20 and 10.21 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis, and shall apply with like effect to this Joinder as if fully set forth herein.

[Signature Pages Follow]

K-1-3

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

IN WITNESS WHEREOF, each undersigned has caused this Joinder to be duly executed and delivered, and the certification and warranties contained herein to be made, as of the date first above written.

ALCATEL-LUCENT USA INC.

By:
Name:
Title:

ALCATEL-LUCENT HOLDINGS INC.

By:
Name:
Title:

ALCATEL LUCENT

By:
Name:
Title:

ALCATEL LUCENT PARTICIPATIONS

By:
Name:
Title:

[SUBSIDIARY GUARANTORS]

By:
Name:
Title:

K-1-4

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

[COUNTERPARTY]

By:
Name: Title:

Acknowledged and Agreed:

CREDIT SUISSE AG,

as Administrative Agent and Collateral Agent

By:
Name: Title:

By:
Name: Title:

K-1-5

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Schedule A

to Lender Counterparty Joinder

[Insert description of New Hedging Agreement]

K-1-6

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

EXHIBIT K-2

TO CREDIT AND GUARANTY AGREEMENT

FORM OF ADDITIONAL SECURED PARTY JOINDER

This Additional Secured Party Joinder, dated as of             , 201     (this “Joinder”), is being delivered by [            ] (the “Counterparty”), Alcatel-Lucent USA Inc., a Delaware corporation (the “Borrower”), and the other Loan Parties listed in the signature pages hereof, pursuant to the requirements of (a) the Credit and Guaranty Agreement, dated as January 30, 2013 (as it may be amended, amended and restated, supplemented, replaced, refinanced, renewed, extended or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, Alcatel-Lucent Holdings Inc., a Delaware corporation (“Holdings”), Alcatel Lucent, a société anonyme incorporated under the laws of France (“Parent”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, Credit Suisse AG, as administrative agent for the Lenders (in such capacity, including any successor thereto in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, including any successor thereto in such capacity, the “Collateral Agent”), and the other Agents party thereto, (b) the Pledge and Security Agreement, dated as of January 30, 2013 (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”), by and among the Borrower, Holdings, Parent, the Subsidiary Guarantors and the other Persons from time to time party thereto and the Collateral Agent, and (c) the other Security Documents. Capitalized terms used herein without definition shall have the meaning assigned thereto in the Credit Agreement.

RECITALS:

WHEREAS, in order for the Designated L/C Facility Obligations under the agreement described in clause ([    ]) of the definition thereof (the “L/C Facility Agreement”) to be treated as Obligations under the Credit Agreement and as “Secured Obligations” under and as defined in the Pledge and Security Agreement, in each case as and to the extent expressly set forth therein, the Borrower and the Counterparty are required to execute and deliver this Joinder to the Administrative Agent and the Collateral Agent; and

WHEREAS, the Counterparty has agreed to execute and deliver this Joinder in order to become a Secured Party under the Credit Agreement and the Pledge and Security Agreement, as and to the extent expressly set forth therein.

NOW, THEREFORE, it is agreed as follows:

1. Agreement. By executing and delivering this Joinder, the Counterparty hereby (a) confirms that it has received a copy of the Credit Agreement and the Pledge and Security Agreement, and such other documents and information as it has deemed appropriate to make its own decision to enter into this Joinder, and (b) agrees to become a party to the Pledge and Security Agreement as a Designated L/C Facility Counterparty and a Secured Party thereunder for all purposes thereof on the terms set forth therein, and to be bound by all of the terms, conditions and other provisions of the Credit Agreement and the Pledge and Security Agreement which are applicable to it as a Designated L/C Facility Counterparty and a Secured Party thereunder (including the provisions relating to the ranking of Liens and the order of application of proceeds from the enforcement of Liens) as if the undersigned had executed and delivered the Credit Agreement and the Pledge and Security Agreement as of the respective dates thereof, and further agrees to perform in accordance with the terms of the Credit Agreement and the Pledge and Security Agreement all of the obligations which by the terms of the Credit Agreement and the Pledge and Security Agreement are required to be performed by it as a Designated L/C Facility Counterparty or a Secured Party, as the case may be.

K-2-1

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

2. Lien Sharing and Priority Confirmation. The undersigned Counterparty hereby agrees, for the enforceable benefit of each existing and future Administrative Agent, each existing and future Collateral Agent and each existing and future Secured Party, and as a condition to the obligations owing to the Counterparty under the L/C Facility Agreement being treated as Obligations under the Credit Agreement and as “Secured Obligations” under and as defined in the Pledge and Security Agreement, in each case as and to the extent expressly set forth therein, that all Obligations and Secured Obligations will be and are secured equally and ratably by all Liens upon any Shared Collateral granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Pledge and Security Agreement which are at any time granted by any Loan Party or any Restricted Subsidiary party to a Loan Document to secure any Obligations or Secured Obligations, as applicable, and that all Liens upon any Shared Collateral granted pursuant to the Pledge and Security Agreement will be enforceable by the Collateral Agent for the benefit of all Secured Parties equally and ratably as contemplated by the Pledge and Security Agreement.

3. Appointment of Collateral Agent. The Counterparty hereby (a) irrevocably appoints Credit Suisse AG (or its applicable office, branch or affiliate) as Collateral Agent for purposes of the Credit Agreement and the Pledge and Security Agreement, and (b) irrevocably authorizes, consents to and directs the Collateral Agent to perform its obligations under the Credit Agreement and the Pledge and Security Agreement and to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent in the Credit Agreement and the Pledge and Security Agreement, together with such actions and powers as are reasonably incidental thereto, and authorizes the Collateral Agent to execute any and all other agreements, documents or agreements on behalf of the Counterparty and on behalf of all Secured Parties, and to take such other actions, to maintain and preserve the security interests granted in the Shared Collateral pursuant to the Pledge and Security Agreement. The Counterparty and the Collateral Agent, on behalf of the existing Secured Parties, each hereby acknowledges and agrees that the Collateral Agent in its capacity as such (with respect to the Shared Collateral only) shall be agent on behalf of the Counterparty and on behalf of all other Secured Parties.

4. Reaffirmation of Security Interest. By acknowledging and agreeing to this Joinder, each Loan Party hereby (a) confirms and reaffirms the security interests pledged and granted (or purported to be pledged and granted) upon the Shared Collateral pursuant to the Pledge and Security Agreement in favor of the Collateral Agent, for the benefit of the Secured Parties, in all of such Loan Party’s right, title and interest in the Shared Collateral, whether now owned or hereafter acquired to secure the Obligations or the Secured Obligations, and agrees that such pledges and grants of security interests shall continue to be in full force and effect to the extent set forth in the Pledge and Security Agreement, (b) authorizes the filing of any financing statements (or foreign equivalents) describing the Shared Collateral in the same manner as described in the Pledge and Security Agreement or in any other manner as the Collateral Agent may determine is necessary, advisable or prudent to ensure the perfection of the security interests in the Shared Collateral granted to the Collateral Agent hereunder or under the Pledge and Security Agreement.

5. Counterparts. This Joinder may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract. Delivery of an executed signature page to this Joinder by facsimile transmission or in electronic (e.g., “pdf” or “tif”) format shall be as effective as delivery of a manually signed counterpart of this Joinder.

K-2-2

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

6. APPLICABLE LAW. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION, WHETHER SOUNDING IN CONTRACT LAW OR TORT LAW OR OTHERWISE, BASED UPON, ARISING OUT OF OR RELATING TO THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

7. Miscellaneous. The provisions of Sections 10.11, 10.15, 10.16, 10.19, 10.20 and 10.21 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis, and shall apply with like effect to this Joinder as if fully set forth herein.

[Signature Pages Follow]

K-2-3

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

IN WITNESS WHEREOF, each undersigned has caused this Joinder to be duly executed and delivered, and the certification and warranties contained herein to be made, as of the date first above written.

ALCATEL-LUCENT USA INC.

By:
Name:
Title:

[APPLICABLE SUBSIDIARY GUARANTORS]

By:
Name:
Title:

K-2-4

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

[COUNTERPARTY]

By:
Name:
Title:

Acknowledged and Agreed:

CREDIT SUISSE AG, as Administrative Agent and Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

K-2-5

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

EXHIBIT L

TO CREDIT AND GUARANTY AGREEMENT

FORM OF SUBORDINATED INTERCOMPANY NOTE

Note Number: 1	Dated: January 30, 2013

FOR VALUE RECEIVED, Alcatel-Lucent USA Inc., a Delaware corporation (the “Borrower”), Alcatel-Lucent Holdings Inc., a Delaware corporation (“Holdings”), Alcatel Lucent, a société anonyme incorporated under the laws of France (“Parent”), and each of their respective Subsidiaries (such Subsidiaries, together with the Borrower, Holdings and Parent, collectively, the “Group Members” and each, a “Group Member”) which is a party to this subordinated intercompany note (this “Note”) promises to pay to the order of such other Group Member as makes loans to such Group Member (each Group Member which borrows money pursuant to this Note is referred to herein as a “Payor” and each Group Member that is a Loan Party which makes loans and advances pursuant to this Note is referred to herein as a “Payee”), in accordance with the terms as separately agreed, in Dollars, Euros or in any other applicable currency in immediately available funds and at the appropriate office of the applicable Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other Indebtedness now or hereafter owing by such Payor to such Payee as shown either on Schedule A attached hereto (and any continuation thereof) or in the books and records of such Payee. The failure to show any such Indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder. This subordinated intercompany note (this “Note”) is subject to the terms of the Credit and Guaranty Agreement, dated as of January 30, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Holdings, Parent, the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, Credit Suisse AG, as administrative agent for the Lenders (in such capacity, including any successor thereto in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, including any successor thereto in such capacity, the “Collateral Agent”), and the other Agents party thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The unpaid principal amount hereof from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon from time to time by the relevant Payor and Payee. Interest shall be due and payable at such times as may be agreed upon from time to time by the relevant Payor and Payee. Interest shall be paid in Dollars, Euros or in any other applicable currency and in immediately available funds. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 365 days.

Each Payor and any endorser of this Note hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Note has been pledged by each Payee to the Collateral Agent, for the benefit of the Secured Parties, as security for the Secured Obligations (as defined in the Pledge and Security Agreement) (the “Secured Obligations”). Each Payor acknowledges and agrees that, upon the occurrence and during the continuation of an Event of Default, the Collateral Agent and the other Secured Parties may exercise any and all of the rights of each Payee under this Note and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor.

Parent agrees that any and all claims of Parent against any Payor or any endorser of this Note, or against any of their respective properties or assets, shall be subordinate and junior in right of payment to the Secured Obligations until all Secured Obligations (other than Designated L/C Facility Obligations, Obligations in respect

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

of any Secured Hedging Agreement and any unasserted contingent indemnification and unasserted reimbursement obligations) have been paid in full and all Commitments have terminated or expired; provided that each Payor may make payments to Parent in respect of this Note so long as no Event of Default shall have occurred and be continuing and the Payor has received written notice from the Administrative Agent, in each case, subject to applicable law. Notwithstanding any right of Parent to ask, demand, sue for, take or receive any payment from any Payor, all rights, Liens and security interests of Parent, whether now or hereafter arising and howsoever existing, in any asset or property of any Payor (whether constituting part of the security or collateral given to the Collateral Agent or any Secured Party to secure payment of all or any part of the Secured Obligations or otherwise) shall be and hereby are subordinated to the rights of the Collateral Agent and the Secured Parties in such assets and properties. Except as expressly permitted by the Loan Documents, Parent shall have no right to possession of any such asset or property or to foreclose upon, or exercise any other remedy in respect of, any such asset or property, whether by judicial action or otherwise, unless and until all Secured Obligations (other than Designated L/C Facility Obligations, Obligations in respect of any Secured Hedging Agreement and any unasserted contingent indemnification and unasserted reimbursement obligations) have been paid in full and all Commitments have terminated or expired.

If all or any part of the assets or property of any Payor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of any Payor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any Payor is dissolved or if all or substantially all of the assets of any Payor are sold (in each case, except as expressly permitted by the Loan Documents), then, and in any such event, any payment or distribution of any kind or character, whether in cash, securities or other investment property, or otherwise, which shall be payable or deliverable upon or with respect to any indebtedness of such Payor to any Payee (“Payor Indebtedness”) shall be paid or delivered directly to the Collateral Agent for application to any of the Secured Obligations, due or to become due, until the date on which all Secured Obligations (other than Designated L/C Facility Obligations, Obligations in respect of any Secured Hedging Agreement and any unasserted contingent indemnification and unasserted reimbursement obligations) have been paid in full and all Commitments have terminated or expired. Each Payee irrevocably authorizes, empowers and appoints the Collateral Agent as such Payee’s attorney-in-fact (which appointment is coupled with an interest and is irrevocable) to, after the occurrence and during the continuance of an Event of Default, demand, sue for, collect and receive every such payment or distribution and give acquittance therefor and to make and present for and on behalf of such Payee such proofs of claim and take such other action, in the Collateral Agent’s own name or in the name of such Payee or otherwise, as the Collateral Agent may deem necessary or advisable for the enforcement of this Note. The Collateral Agent may vote such proofs of claim in any such proceeding (and the applicable Payee shall not be entitled to withdraw such vote), and, upon the occurrence and during the continuation of an Event of Default, receive and collect any and all dividends or other payments or disbursements made on Payor Indebtedness in whatever form the same may be paid or issued and apply the same on account of any of the Secured Obligations in accordance with the Security Agreement. Upon the occurrence and during the continuation of an Event of Default, should any payment, distribution, security or other investment property or instrument or any proceeds thereof be received by any Payee upon or with respect to Payor Indebtedness owing to such Payee prior to such time as all Secured Obligations (other than Designated L/C Facility Obligations, Obligations in respect of any Secured Hedging Agreement and any unasserted contingent indemnification and unasserted reimbursement obligations) have been paid in full and all Commitments have terminated or expired, such Payee shall receive and hold the same for the benefit of the Secured Parties, and shall forthwith deliver the same to the Collateral Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of such Payee where necessary or advisable in the Collateral Agent’s judgment), for application to any of the Secured Obligations in accordance with Section 8.02 of the Credit Agreement, due or not due, and, until so delivered, the same shall be segregated from the other assets of such Payee for the benefit of the Secured Parties. If such Payee fails to make any such endorsement or assignment to the Collateral Agent, the

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Collateral Agent or any of its officers, employees or representatives are hereby irrevocably authorized to make the same. Each Payee agrees that until all Secured Obligations (other than Designated L/C Facility Obligations, Obligations in respect of any Secured Hedging Agreement and any unasserted contingent indemnification and unasserted reimbursement obligations) have been paid in full and all Commitments have terminated or expired, such Payee will not (a) assign or transfer, or agree to assign or transfer, to any Person (other than in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Pledge and Security Agreement or otherwise) any claim such Payee has or may have against any Payor, or (b) amend, modify, supplement, waive or fail to enforce any provision of this Note in any way that adversely affects the validity, perfection or priority of the Collateral Agent’s security interest pursuant to the Pledge and Security Agreement, in each case, except as permitted under the Loan Documents.

The Collateral Agent and the Secured Parties shall be third party beneficiaries hereof and shall be entitled to enforce the subordination and other provisions hereof.

This Note shall be binding upon each Payor and Payee and their respective successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any other promissory note or other instrument, this Note (a) replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on or before the date hereof by any party hereto to any other party hereto or any of their respective subsidiaries, and (b) shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any party hereto to any other party hereto or any of their respective subsidiaries.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

The terms and provisions of this Note are severable, and if any term or provision shall be determined to be superseded, illegal, invalid or otherwise unenforceable in whole or in part pursuant to applicable law by a Governmental Authority having jurisdiction, such determination shall not in any manner impair or otherwise affect the validity, legality or enforceability of that term or provision in any other jurisdiction or any of the remaining terms and provisions of this Note in any jurisdiction.

From time to time after the date hereof, additional Persons may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Note (each such additional Person, an “Additional Party”). Upon execution and delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor and each Payee expressly agrees that its obligations arising hereunder shall not be affected, reduced or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor or Payee hereunder.

This Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Note by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Note.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

[Remainder of page intentionally left blank]

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

IN WITNESS WHEREOF, each Payor and Payee has caused this Note to be executed and delivered by its proper and duly authorized Responsible Officer as of the date set forth above.

[PAYORS/PAYEES], as a Payor and Payee

By:
Name:
Title:

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Schedule A

to Subordinated Intercompany Note

TRANSACTIONS

UNDER

SUBORDINATED INTERCOMPANY NOTE

Date	Name of Payor	Name of Payee	Amount of Advance This Date	Amount of Principal Paid This Date	Outstanding Principal Balance from Payor to Payee This Date	Notation Made By

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

ENDORSEMENT

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to                      all of its right, title and interest in and to the Subordinated Intercompany Note, dated as of January 30, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Note”), made by the Borrower, Holdings, Parent and each other Payor therunder and payable to the Payees thereunder. This endorsement is intended to be attached to the Note and, when so attached, shall constitute an endorsement thereof. Terms used in this endorsement, unless otherwise defined herein, have the meanings provided in the Note.

The initial undersigned shall be the Payees as of the date of the Note. From time to time after the date thereof, additional Persons shall become parties to the Note (each, an “Additional Party”) and signatories to this endorsement as Payees by executing a counterpart signature page to the Note and to this endorsement. Upon execution and delivery of such counterpart signature page to the Payors, notice of which is hereby waived by the other Payees, each Additional Party shall be a Payee, and shall be as fully a Payee under the Note and a signatory to this endorsement as if such Additional Party were an original Payee under the Note and an original signatory hereof. Each Payee expressly agrees that its obligations arising under the Note and hereunder shall not be affected or diminished by the addition or release of any other Payee under the Note or hereunder. This endorsement shall be fully effective as to any Payee that is or becomes a signatory hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payee under the Promissory Note or hereunder.

Dated:

[PAYEES]

By:
Name:
Title:

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

EXHIBIT M

TO CREDIT AND GUARANTY AGREEMENT

COUNTERPART AGREEMENT

This Counterpart Agreement, dated as of [            ], 201[    ] (this “Counterpart Agreement”) is delivered pursuant to the Credit and Guaranty Agreement, dated as of January 30, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Alcatel-Lucent USA Inc., a Delaware corporation (the “Borrower”), Alcatel-Lucent Holdings Inc., a Delaware corporation (“Holdings”), Alcatel Lucent, a société anonyme incorporated under the laws of France (“Parent”), the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, Credit Suisse AG, as Administrative Agent and Collateral Agent, and the other Agents party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Section 1. Pursuant to Section 5.09 of the Credit Agreement, the undersigned hereby:

(a) agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;

(b) represents and warrants that the representations and warranties set forth in Article III of the Credit Agreement and in each other Loan Document and applicable to the undersigned is true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or similar qualifier, in which case, it is true and correct in all respects) immediately after giving effect to this Counterpart Agreement with the same effect as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality”, “Material Adverse Effect” or similar qualifier, in which case, it was true and correct in all respects) as of such earlier date;

(c) agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) in accordance with and subject to Article VII of the Credit Agreement; and

(d) the undersigned hereby (i) agrees that this Counterpart Agreement may be attached to the Pledge and Security Agreement and each other applicable Security Document, (ii) agrees that the undersigned will comply with all the terms and conditions of the Pledge and Security Agreement and each other applicable Security Document as if it were an original signatory thereto, (iii) grants to Collateral Agent a security interest in all of the undersigned’s right, title and interest in and to all “Collateral” (as such term is defined in the Pledge and Security Agreement and each other applicable Security Document) of the undersigned granted or purported to be granted under the Pledge and Security Agreement and the other applicable Security Documents, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to Collateral Agent supplements to all schedules attached to the Pledge and Security Agreement

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

and each other applicable Security Document. All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the Pledge and Security Agreement and each other applicable Security Document. For the avoidance of doubt, the obligations of the undersigned in this clause (d) are in addition to any obligations provided for in the Pledge and Security Agreement and each other applicable Security Document.86

Section 2. The undersigned agrees from time to time, upon request of the Administrative Agent or the Collateral Agent, to take such additional actions and to execute and deliver such additional documents and instruments (including but not limited to any deed, legal mortgage, charge, transfer or assignment of property) as the Administrative Agent or the Collateral Agent may request to effect the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement. Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.01 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS COUNTERPART AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION, WHETHER SOUNDING IN CONTRACT LAW OR TORT LAW OR OTHERWISE, BASED UPON, ARISING OUT OF OR RELATING TO THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

[86]	To be modified as necessary for local law documentation requirements.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:
Name:
Title:

Address for Notices:

Attention: Telecopier

with a copy to:

Attention: Telecopier

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

ACKNOWLEDGED AND ACCEPTED,

as of the date above first written:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent and Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

NOTE: A request for confidential treatment has been made with respect to the portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.